Form 10-K405, Exhibit 13
CHEMUNG FINANCIAL CORP
filed 1995-03-30
CIK 763563

EXHIBIT A



                 TABLE OF QUARTERLY MARKET PRICE RANGES






             Market Prices of Chemung Financial Corporation Stock
                      During Past Three Years (dollars)
-----------------------------------------------------------------------------
                       1994                  1993                1992
-----------------------------------------------------------------------------
                      Hi -- Lo              Hi -- Lo              Hi -- Lo
1st Quarter        24 5/8 - 23          21 1/4 - 17 1/2       20      - 18

2nd Quarter        26     - 23 3/4      24 1/2 - 22           20      - 17 1/2

3rd Quarter        26 3/4 - 24 1/2      24 1/4 - 22           19      - 18

4th Quarter        26     - 24 3/4      25     - 23           18 7/10 - 17

                                  EXHIBIT B




                           TABLE OF DIVIDENDS PAID





             Dividends Paid Per Share by Chemung Financial Corporation
                            During Past Three Years
-----------------------------------------------------------------------------
                        1994                 1993                   1992
-----------------------------------------------------------------------------
January 1             $.2275               $.2100                 $.1900

April 1                .2275                .2100                  .2000

July 1                 .2275                .2100                  .2000

October 1              .2400                .2275                  .2100
-----------------------------------------------------------------------------
                      $.9225               $.8575                 $.8000



As of December 31, 1994 there were 815 registered holders of record of the Corporation's stock. Chemung Financial Corporation's common stock is inactively traded in the over-the-counter market. The quarterly market price ranges for the Corporation's stock for the past three (3) years are based upon actual transactions as reported by First Albany Corporation, a brokerage firm which maintains a market in the Corporation's stock, other brokerage firms, and other transactions known by the Corporation's management.

                                EXHIBIT C




                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS
              INCLUDING THE SELECTED FINANCIAL DATA EXHIBIT




The purpose of this discussion is to focus on information about the financial condition and results of operations of Chemung Financial Corporation which is not otherwise apparent from the consolidated financial statements included in this annual report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Description of Business

Chemung Financial Corporation (the "Corporation) is a one-bank holding company with its only subsidiary being Chemung Canal Trust Company (the "Bank"), a full service community bank with full Trust powers. Therefore, the financial condition should be examined in terms of the acquisition and employment of funds within its "market areas". Management defines the market areas of Chemung Canal Trust Company as those areas within a 25-mile radius of branches in these communities. These areas encompass Chemung, Steuben, Schuyler, and Tioga counties, together with the northern tier of Pennsylvania. The Bank's lending policy restricts substantially all lending efforts to these geographical regions.

Management of Credit Risk - Loan Portfolio

The Bank manages credit risk, while conforming to all state and Federal laws governing the making of loans, through written policies and procedures implemented to ensure loan repayment; loan review to identify loan problems at the earliest possible time; collection procedures (continued even after a loan is charged off); an adequate allowance for loan losses; and continuing education and training to ensure lending expertise. Diversification by loan product is maintained through offering commercial loans, 1-4 family mortgages, and a full range of consumer loans.

The Executive Committee of the Board is designated to receive required loan reports, oversee loan policy, and approve loans above the authorized individual and Senior Loan Committee lending limits. The Senior Loan Committee, consisting of the president, senior lending officer, commercial loan officer, mortgage officer, consumer loan officer, and chief financial officer, implements the Board-approved loan policy.

Supervision and Regulation

The Corporation, as a bank holding company, is regulated under the Bank Holding Company Act of 1956, as amended (the "Act"), and is subject to the supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Generally, the Act limits the business of bank holding companies to banking, or managing or controlling banks, performing certain servicing activities for subsidiaries, and engaging in such other activities as the Federal Reserve Board may determine to be closely related to banking and a proper incident thereto.

The Bank is chartered under the laws of New York State and is supervised by the New York State Banking Department.

On October 1, 1992 the FDIC issued its final Risk-Related Premium System Rule, which provides for "well capitalized" banks to be assessed at $0.23 per hundred dollars. Lesser capitalized banks will be assessed on a scale currently reaching to $0.31. In order to be considered well capitalized, the FDIC requires a bank's Total Risk Based Capital Ratio to be greater than or equal to 10% AND its Tier 1 Risk Based Capital Ratio to be greater than or equal to 6.00% AND its leverage ratio to be greater than or equal to 5.00%. In December 1992, the Bank received notification from the FDIC that it is considered well capitalized and that the FDIC insurance premium will remain at $0.23 per hundred dollars of deposit. This designation has been maintained and the Bank's FDIC insurance premiums for 1994 were $796 thousand and constitute its second largest non-interest expense behind salaries.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was passed in order to protect depositors and taxpayers from the excesses of the S&L problems of the 1980's. There are a number of provisions in this act that significantly increase the non-interest operating costs of the Bank. These rules specifically impact the cost of external audit, the mortgage loan product (through appraisal requirements), as well as all other loan products and contain the potential for the regulatory authorities to begin micro-managing banks of all sizes. Thus, regulatory burden has become a major impediment to banking profitability. It is anticipated that the Bank Insurance Funds will become fully capitalized during the current year, at which time a reduction in premium has been proposed by the Chair of the FDIC.

Competition

The Bank is subject to intense competition in the lending and deposit gathering aspects of its business from commercial banks, savings banks, savings and loan associations, credit unions; and other providers of financial services, such as money market funds, brokerage firms, investment companies, credit companies and insurance companies. The Bank also competes with nonfinancial institutions, including retail stores and certain utilities that maintain their own credit programs, as well as governmental agencies that make available loans to certain borrowers. The Bank faces significant competition in acquiring quality assets, due to such factors as increased activities by providers of credit cards, and the increased lending powers granted to and employed by thrift institutions and credit unions. The Bank also faces competition in attracting deposits at reasonable prices due to the activities of money market funds; increased activities of non-bank deposit takers, including brokerage firms; and the increased availability of demand deposit type accounts at thrift institutions and credit unions. Unlike the Corporation, many of these competitors, with the particular exception of thrift institutions, are not subject to regulation as extensive as that described under the "Supervision and Regulation" section and, as a result, they may have a competitive advantage over the Corporation in certain respects.

Competition for the Bank's fiduciary services comes primarily from brokerage firms and independent investment advisors. It is not considered particularly significant and Trust Assets Under Administration totaled $732 million at December 31, 1994, compared to $699 million a year earlier. The 1994 figure includes $28 million at book for Owego's Trust Department. Relative to the Bank's total assets, when compared with peer banks, the Trust Department is disproportionally large and favorable in terms of generating non-interest income.

Exhibit I

Selected Financial Data
--------------------------------------------------------------------------------------------------------------------
                                                                                                     Growth Rates

                                 1994       1993        1992       1991       1990       1989        1 yr      5 yrs
--------------------------------------------------------------------------------------------------------------------

Per Share Data
--------------------------------------------------------------------------------------------------------------------

Net Operating Income            $2.45      $2.87       $2.55      $1.90      $1.93      $2.14      -14.6%       2.9%
Net Income                       2.45       2.37        2.55       1.90       1.93       2.14        3.4%       2.9%
Dividends Declared              0.935      0.875        0.82       0.76       0.76       0.68        6.9%       7.5%
Book Value                      21.85      20.25       18.75      17.02      15.91      14.85        7.9%       9.4%
Market Price 12/31              25.50      23.00       18.50      18.25      24.00      28.00       10.9%      -1.8%
Average Shares O/S (thousands)  1,899      1,894       1,894      1,899      1,921      1,933        0.3%      -0.3%
====================================================================================================================


Earnings (in thousands)
--------------------------------------------------------------------------------------------------------------------

Net Interest Income            19,304     18,672      18,339     16,557     15,690     15,079        3.4%       5.6%
Loan Loss Provision               624        907         902        625        446        495      -31.2%       5.2%
Fiduciary Department Income     3,323      3,294       3,176      2,708      2,802      2,452        0.9%       7.1%
Securities Gains (Losses), net    140        821         105      (506)          7        281      -82.9%     -10.0%
Other Income                    2,223      2,003       1,691      1,620      1,342      1,290       11.0%      14.5%
Other Expense                  17,375     15,627      15,287     14,902     14,281     12,836       11.2%       7.1%
Income Taxes                    2,343      2,830       2,296      1,241      1,398      1,636      -17.2%       8.6%
Net Operating Income            4,648      5,427       4,826      3,612      3,715      4,134      -14.4%       2.5%
Effect of Accounting Change         0      (933)           0          0          0          0         N/A        N/A
Net Income                      4,648      4,494       4,826      3,612      3,715      4,134        3.4%       2.5%
====================================================================================================================


Average Balance Sheet  (in millions)
--------------------------------------------------------------------------------------------------------------------

Total Assets                    431.2      397.7       387.0      356.8      332.1      318.3        8.4%       7.1%
Earning Assets                  396.7      368.4       358.3      328.1      303.5      290.7        7.7%       7.3%
Loans (Net)                     221.4      224.1       221.0      218.6      205.2      188.6       -1.2%       3.5%
Investments                     175.3      144.3       137.3      108.9       98.4      102.1       21.5%      14.3%
Deposits                        374.6      347.0       338.5      319.4      299.0      287.0        8.0%       6.1%
Shareholder Equity               41.6       37.0        34.2       31.5       30.0       27.3       12.4%      10.5%
====================================================================================================================


Ending Balance Sheet (in millions)
--------------------------------------------------------------------------------------------------------------------
Total Assets                    494.3      398.1       385.8      381.7      335.8      322.8       24.2%      10.6%
Earning Assets                  448.5      369.4       356.4      350.1      304.7      292.2       21.4%      10.7%
Loans - Net                     232.9      218.8       214.9      224.2      206.6      193.2        6.4%       4.1%
Investments                     204.0      137.1       127.5      110.1       94.1       88.2       48.8%      26.3%
Deposits                        432.3      342.9       339.2      325.8      302.8      290.9       26.1%       9.7%
Shareholders' Equity             45.7       38.3        35.5       32.3       30.5       28.7       19.3%      11.8%
Allowance For Loan Losses        3.60       3.50        3.40       2.80       2.50       2.35        2.9%      10.6%
====================================================================================================================

During 1993, the Bank introduced a service designed to meet the needs of individuals and corporations that do not require their funds to be insured by the FDIC. This program, utilizing a broad universe of mutual funds to arrive at four investment model portfolios to match specific investment objectives, had customer balances in excess of $6 million at December 31, 1993. Originally, management believed that this product could be marketed through its system of commercial banking branches. The regulatory issues proved onerous and the project was terminated as of year-end 1994.

During 1994, however, the Fiduciary Division noted a marked increase in the competition for personal and corporate investment management services in our market areas. The reasons were 1) aggressive pricing and marketing by competitors; and 2) while our long-term investment performance remained strong, short-term results during the 1992 and 1993 calendar years prompted many present and potential clients to question the validity of a consistent and inflexible approach to investing in equities. The temporal proximity of these two developments challenged us to reflect upon the traditional manner in which investment services have been brought to our markets. We concluded that our proprietary products alone would fall short of providing the level of flexibility that many of our customers will demand.

Thus, in an effort to position the Fiduciary Division for future growth, we have begun to compliment our more traditional investment alternatives with additional products made available through strategic alliances with various mutual fund and insurance companies.
the most mature program to date is the EB ACCESS Program in the employee benefits administration area which currently utilizes mutual funds from Fidelity Investors Corp. The Fiduciary Division is also in the process of developing a similar program which will allow our personal customers to invest in mutual funds. In addition, annuity contracts will be added to our product menu early in 1995.

Acquisitions

During 1994, the Bank purchased deposits totaling $45,628,085 from the Resolution Trust Company and paid a premium of $5,965,793. This deposit base intangible asset is being amortized on a straight-line basis over 15 years. The total accumulated amortization at December 31, 1994 was $232,003. In acquiring these deposits management believes that its customer base has been substantially increased in the areas of Bath, Painted Post and Watkins Glen -- all in New York State and in communities contiguous to our previous market.

Additionally, on December 29, 1994, the managements of the Corporation and the Owego National Financial Corporation ("Owego") signed the documents required to consummate the previously announced acquisition of Owego. Owego commenced business as a branch of the Bank on January 3, 1995. The total purchase price was $5,709,031, consisting of $1,164,883 in cash and 193,368 shares of the Corporation's common stock with a fair value of $4,544,148. The acquisition was accounted for under the purchase method of accounting for business combinations, and accordingly, all assets and liabilities acquired were adjusted to and recorded at their fair values at the date of acquisition and the results of operations of Owego will be included in the consolidated financial statements beginning January 1, 1995. For taxation purposes, the acquisition was accounted for as a tax-free reorganization. Goodwill of $2,843,750 created as a result of this acquisition is being amortized on a straight-line after tax basis over a period of 15 years. At December 29, 1994, Owego's deposits were $36.5 million.

Employees

The Corporation and its Banking subsidiary had 271 full-time equivalent employees (FTE's) on December 31, 1994. The employment trend is relatively stable.

Performance Summary

The Corporation's net profits before dividends for 1994 were $4.648 million or $2.45 per share. This compares with $2.37 per share in 1993 when net profit before dividends were reduced $933 thousand ($0.50 per share) by the change in accounting for postretirement medical benefits to $4.494 million ($2.37 per share). This compared with $4.8 million or $2.55 per share in 1992. Quarterly dividends declared totaled $0.935 per share vs 1993's $0.875 and $0.82 in 1992.

Effective January 1, 1993, the Corporation adopted the provisions of SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences caused by the differences between the financial reporting basis and the tax basis of the Corporation's assets and liabilities at enacted tax rates expected to be in effect when such amounts are to be recovered or settled. At December 31, 1994, the Corporation has a net deferred tax asset of $2.01 million vs $1.93 million at December 31, 1993, which in each year was attributable primarily to the tax effect of differences between the financial and tax bases of the Bank's allowance for loan losses and its accrual for postretirement benefits other than pensions.

Net operating income for 1994 was impacted somewhat negatively by a sudden and sustained increase in interest rates. This compares with 1993 when net operating income was favorably impacted by an environment of declining interest rates, with interest expense declining at a significantly more rapid rate than interest income through the first three quarters. The net interest spread stopped expanding during the fourth quarter of 1993 and began the most rapid increase in recent history. Non-interest income totaled $5.685 million compared to $6.119 million in 1993 and $4.971 million in 1992. Trust Department income, at $3.3 million is the largest segment of non-interest income. The decline in non-interest income when compared to 1993 results from the fact that during 1993, $821 thousand in capital gains were realized. $545 thousand of 1993's gains resulted from the sale of a defaulted bond for $790 thousand which had been written down to $245 thousand from $1 million during 1991.

Net interest income for 1994 was $19.3 million, an improvement of 3.4%. The net interest rate margin (net interest income divided by average earning assets) for 1994 was 4.89% compared to 5.07% in 1993 and 5.12% in 1992. The net interest spread between interest earned on average earning assets and interest paid on average interest-bearing liabilities, however, declined also to 4.26% from the year earlier 4.42%. Average earning assets for 1994 grew by $28.3 million or 7.7% to $396.7 million, compared to $368.4 million in 1993 and $358.3 million in 1992. Commercial and home equity loan balances grew 7.9% and 8.9%, respectively, while the mortgage portfolio declined $3.4 million (4.8%). The decline in mortgage balances was due to a combination of 1) continued prepayments caused by historically low interest rates, and 2) a very slow real estate market.


Non-performing loans at year end declined 37.3% to $1.178 million and represented 0.49% of total outstanding loan balances compared to 0.85% a year earlier. Loans charged off net of recoveries were $623.8 thousand compared to $806.7 thousand in 1993 and $301.8 thousand in 1992. Management viewed the net chargeoffs in 1993 as consistent with the final stages of the soft business environment which was somewhat reversed in 1994. The loan loss reserve, at 305.5% of non-performing loans versus 186% a year ago and 178% in 1992, is felt by management to be adequate.


Exhibit II

Selected Ratios
--------------------------------------------------------------------------------------------------------------------

                                                1994           1993           1992           1991           1990
--------------------------------------------------------------------------------------------------------------------
Return on average assets                       1.08%          1.13%          1.25%          1.01%          1.11%
Return on average equity                      11.18%         12.15%         14.12%         11.45%         12.39%
Dividend yield 12/31                           3.76%          3.96%          4.54%          4.16%          3.16%
Dividend payout                               38.22%         36.86%         32.17%         39.97%         39.30%
====================================================================================================================


Equity to assets                               9.25%          9.63%          9.20%          8.46%          9.05%
Primary capital to assets                      9.98%         10.51%         10.08%          9.20%          9.80%
Tier I capital to risk adjusted assets        13.71%         15.66%         14.80%         13.02%         13.67%
Total capital to risk adjusted assets         15.03%         17.09%         16.22%         14.15%         14.79%
====================================================================================================================


Loans to deposits                             54.71%         64.83%         64.38%         69.70%         69.22%
Loan reserve to outstanding loans              1.52%          1.57%          1.55%          1.23%          1.19%
Loan reserve to non-performing loans         305.63%        186.27%        178.10%         92.47%         77.76%
Non-performing loans to  outstanding loans     0.49%          0.85%          0.87%          1.33%          1.53%
====================================================================================================================


Net interest rate spread                       4.26%          4.42%          4.35%          3.99%          3.93%
Net interest margin                            4.89%          5.07%          5.12%          5.05%          5.17%
====================================================================================================================

The implementation of FASB 115, effective January 1, 1994 dramatically increased the available for sale classification of investment securities and effected the reported balance sheet by 1) increasing or decreasing the aggregate reported value of the securities to reflect fair value as of the reporting date; and 2) increasing or decreasing the corporation's capital account in a like manner, net of deferred income taxes.

Average total loan balances were $221.4 million versus $224.1 million during 1993 and $221.0 million during 1992. The enhanced business environment caused commercial loans to increase $5.5 million (7.9%). Mortgage loan balances
dropped $3.4 million (4.8%) to $67.9 million.   The acquisition of the Columbia
branches from RTC and the purchase of Owego at year-end had no material impact upon the average loan balances.

Relatively strong continued demand for home equity loans, which advanced $3.4 million (8.9%) to $41.9 million vs $38.5 million at year end, together with generally strong performance for installment and credit card business, enabled total consumer loan balances to advance 14.8%.

The following table demonstrates the impact on net interest income of the changes in the volume of earning assets and interest-bearing liabilities and changes in rates earned and paid by the Bank. For purposes of constructing this table, earning asset averages include non-performing loans. Therefore, the impact of lower levels of non-performing loans is reflected in the change due to rate, but does not affect changes due to volume.


Exhibit III

Changes Due to Volume and Rate

                                          1994 vs 1993                                 1993 vs 1992
                                          ---------------------------------------------------------
                                           Increase                                     Increase
                                          (Decrease)                                   (Decrease)
--------------------------------------------------------------------------------------------------------------------
                                Total         Due to         Due to          Total         Due to         Due to
                               Change         Volume           Rate         Change         Volume           Rate
--------------------------------------------------------------------------------------------------------------------
Interest Income (thousands)
--------------------------------------------------------------------------------------------------------------------
Loans                        $  (735)        $ (249)       $  (486)       $(1,617)       $   313        $(1,930)

Taxable investment
   securities                  1,674          1,603             71           (351)           473           (824)

Tax-exempt investment
   securities                     78            125            (47)          (257)          (101)          (156)

Interest-bearing deposits         70             39             31             73             73              0

Federal funds sold                36            (78)           114            (95)           (40)           (55)
--------------------------------------------------------------------------------------------------------------------
Total Interest Income        $ 1,123         $1,440        $  (317)      $ (2,247)      $    718        $(2 965)
====================================================================================================================


Interest Expense (thousands)
--------------------------------------------------------------------------------------------------------------------
Demand deposits              $  (138)      $     21        $  (159)     $    (369)      $     43       $   (412)

Savings deposits                 (28)           251           (279)        (1,019)           185         (1,204)

Time deposits                    558            498             60         (1,060)           (96)          (964)

Federal Funds purchased
   and securities sold
   under agreement to
   repurchase                     99              8             91           (132)           (55)           (77)
--------------------------------------------------------------------------------------------------------------------
Total Interest Expense      $    491         $  778       $   (287)      $ (2,580)      $     77        $  2,657
====================================================================================================================

Net Interest Income         $    632         $  662       $     30      $     333       $    641      $    (308)
====================================================================================================================

Non-interest income was $5.69 million in 1994 versus $6.12 million in 1993, a decline of $430 thousand for the year. This change is mostly due to net pretax securities gains of $821.5 thousand taken in 1993, the largest portion of which was a $545 thousand gain realized on a previously written down bond. Trust Department fees totaled $3.32 million in 1994 versus $3.29 million in 1993 and $3.18 million for 1992.

The board-approved investment portfolio policy requires that except for local municipal obligations which are sometimes unrated or carry ratings above "Baa" but below "A" by Moody's or Standard & Poors, debt securities purchased for the bond portfolio must carry a minimum rating of "A". The policy also states that, except for short term U.S. Treasury Bills and/or U.S. Government Agency discount notes, purchases are to be made with the intent of holding to maturity.
Treasury Bills and U. S. Government Agency discount securities are reflected on our balance sheet as "available for sale".

Non-interest expenses for 1994 were $17.4 million vs $15.6 million in 1993, up $1.8 million or 11.5%. Salaries and wages were $6.85 million, an increase of $671 thousand (10.86%). This increase resulted primarily from the acquisition of the three branches from the RTC. Pension and other employee benefit expense decreased $159 thousand (8.0%) to $1.82 million.

Total assets at December 31, 1994, were $494.3 million compared with $398.1 million at year-end 1993 and $385.8 million at year-end 1992. Deposits grew by 26.1% to $432 million compared to $343 million at the end of 1993 and $339 million at end of 1992.

Capital Resources and Dividends

The Corporation continues to maintain a strong capital position. Shareholders' equity at December 31, 1994, was $45.7 million or 9.25% of total assets compared to $38.3 million or 9.63% of total assets at the end of 1993 and $35.5 million or 9.20% at the end of 1992.
Effective December 31, 1992, the Federal Reserve required banks and bank holding companies to maintain a minimum Tier I risk adjusted capital ratio of 4.00% and a minimum total risk adjusted capital ratio of capital to assets of 8.00%. Tier I (core) capital is essentially shareholders' equity, adjusted for goodwill purchased after 1988, net of Treasury stock. Tier 2 (supplementary) capital may include preferred stock, subordinated debt with an original maturity of 5 years or more, and the allowance for loan losses.

As of December 31, 1994, the Corporation's total Risk Weighted Adjusted Capital Ratio was 15.03% compared with 17.09% at the prior year's end.

Under Federal Reserve regulations (see Note 15 to the consolidated financial statements), the Bank is limited to the amount it may loan to the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1994, the maximum amount available for transfer from the Bank to the Corporation in the form of loans was $1,660,655. The Bank is subject to legal limitations on the amount of dividends that can be paid to the Corporation. Dividends are limited to retained net profits, as defined by regulations, for the current year and the two preceding years. At December 31, 1994, $7,629,531 was available for the declaration of dividends.

Cash dividends declared amounted to $1.777 million in 1994 compared to $1.657 million in 1993 and $1.553 million in the prior year. Dividends declared amounted to 38.2% of net earnings compared to 36.8% and 32.2% of 1993 and 1992 net earnings, respectively. It is management's objective to continue generating sufficient capital internally, while retaining an adequate dividend payout ratio.

Treasury Shares

When shares of the Corporation come on the market, we will bid only after careful review of our capital position. During 1994, 7,500 shares were sold at a price of $23.00 per share to fund profit sharing requirements. During 1993, 2,869 common shares were purchased at a total cost of $65,638 ($22.878 average cost per share). Additionally, 2,000 common shares were sold at $48,008 ($24.004 per share). In 1992, 5,288 shares were acquired at a total cost of $89,896 ($17.000 average cost per share).

Liquidity and Sensitivity

Liquidity management involves the ability to meet the cash flow requirements of deposit customers, borrowers, and the operating, investing, and financing activities of the Corporation. Management of interest rate sensitivity seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

As intermediaries between borrowers and savers, commercial banks incur interest rate risk. The Bank's Asset/Liability Committee (ALCO) has the strategic responsibility for setting the policy guidelines on acceptable exposure. The ALCO is made up of the President, Chief Lending Officer, Chief Marketing Officer, Chief Financial Officer, and others representing key functions.

Interest rate risk is portrayed below using the "contractual" gap. Contractual gap measures the stated repricing and maturity of assets and liabilities. At December 31, 1994, the cumulative one-year contractual gap for the Bank was a negative $111.4 million versus a negative $75.2 million a year earlier and a negative $108.8 at the end of 1992. This means that $111.4 million of earning assets will reprice after the source of funds reprice.


December 31, 1994                                                 Rate Sensitive
--------------------------------------------------------------------------------------------------------------------
Contractual Amounts                          1 to 90      91 to 365         1 to 5         Over 5

(Thousands)                                    days          days            years          years
--------------------------------------------------------------------------------------------------------------------
Earning assets:

Loans                                     $   94,585    $     3,149     $   71,482     $   57,309

Securities                                    30,275         49,518        107,732         10,067

Federal Funds                                  8,000

Equities                                       4,902
--------------------------------------------------------------------------------------------------------------------
Total earning assets                         137,762         62,667        179,214         67,376
====================================================================================================================

Net Sources:

NOW accounts                                  44,071

Insured Money Market                          59,027

Time certificates
   under $100 thousand                        17,489         66,148         45,217

Time certificates
   over $100 thousand                          8,643          3,983          4,543

Savings                                      102,287

Repurchase agreements                         10,204
--------------------------------------------------------------------------------------------------------------------
   Total sources                             241,721         70,131         49,760              0
====================================================================================================================

Incremental Gap                             -103,959         -7,464        129,454         67,376

Percent of earning assets                      -0.75          -0.12           0.72           1.00

Cumulative gap                              -103,959       -111,423         18,031         85,407

Percent of total assets                        -0.21          -0.23           0.04           0.17
====================================================================================================================

A written Asset/Liability Management Policy has been established with a goal of minimizing the changes in net income which result from interest rate movement. The Bank's cumulative one-year gap ratio is -23% vs -19% a year earlier and -28% at the end of 1992. It is well within the written ALCO policy one-year target of minus 50% or better.

During 1993, the Bank became a member of the Federal Home Loan Bank of New York ("FHLB"). The primary reasons for joining the FHLB were to enhance management's ability to satisfy future liquidity needs and to have an additional alternate for investing excess reserves. Having invested $1.193 million in FHLB common stock, the Bank enjoyed a credit line of $22,233,600 at December 31, 1994.

In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114 (SFAS 114), Accounting by Creditors for Impairment of a Loan as amended by SFAS No. 118 Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure which is effective for the Corporation on January 1, 1995. These statements require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. For purposes of these statements, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all contractual interest and principal payments according to the terms of the agreement.

SFAS 114 does not apply to large groups of small balance, homogeneous loans that are collectively evaluated for impairment. This issuance requires the Corporation to account for a troubled debt restructuring involving a modification of terms at fair value as of the date of the restructuring. Management intends to adopt SFAS 114 as of January 1, 1995, and has determined that the adoption of SFAS 114 will not have a material effect on the Corporation's financial condition or results of operations.


                                                            "signature"


                                                          Jan P. Updegraff
                                                    Vice President & Treasurer

                                 EXHIBIT D




                   CONSOLIDATED FINANCIAL STATEMENTS AND
                      REPORT OF INDEPENDENT AUDITORS




INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Chemung Financial Corporation and Subsidiary:

We have audited the accompanying consolidated balance sheets of Chemung Financial Corporation and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chemung Financial Corporation and subsidiary at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, effective January 1, 1994, the Company changed its method of accounting for securities to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Also as discussed in note 1, at January 1, 1993 the Company changed its method of accounting for postretirement benefits to adopt the provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.


/s/ KPMG Peat Marwick LLP

Syracuse, New York
January 27, 1995

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS


Assets                December 31                                              1994                  1993
------------------------------------------------------------------------------------------------------------
                      Cash and due from banks                          $   24,380,592            20,217,871
                      Federal funds sold                                    8,000,000             9,900,000

                      Securities available for sale                       188,828,284            44,813,897

                      Securities held to maturity, fair value of
                         $15,012,570 in 1994 and $99,120,749 in 1993       15,168,682            92,272,034

                      Loans                                               236,497,448           222,261,132

                      Allowance for loan losses                            (3,599,968)           (3,500,000)
              ---------------------------------------------------------------------------------------------
                      Loans, net                                          232,897,480           218,761,132

                      Premises and equipment, net                           8,527,302             7,222,482

                      Accrued interest receivable and other assets          7,952,438             4,936,253

                      Goodwill and deposit base intangible,
                         net of accumulated amortization                    8,577,540                  -
              ---------------------------------------------------------------------------------------------
                      Total assets                                      $ 494,332,318           398,123,669
              =============================================================================================

Liabilities and Shareholders' Equity
-----------------------------------------------------------------------------------------------------------
                      Deposits:
                         Noninterest-bearing                               81,135,334            66,022,189

                         Interest-bearing                                 351,135,386           276,829,126
              ---------------------------------------------------------------------------------------------
                      Total deposits                                      432,270,720           342,851,315


                      Securities sold under agreements to repurchase       10,203,785            12,545,569

                      Accrued interest payable                                894,396               611,139

                      Dividends payable                                       456,027               430,569

                      Accrued expenses and other liabilities                4,768,644             3,358,705
              ---------------------------------------------------------------------------------------------
                      Total liabilities                                   448,593,572           359,797,297
              ---------------------------------------------------------------------------------------------
              Commitments and contingencies (note 14)

                      Shareholders' equity:
                      Common stock, $5.00 par value per share;
                         authorized 3,000,000 shares, issued: 2,150,067
                         shares in 1994; 1,956,699 shares in 1993          10,750,335             9,783,495

                      Surplus                                              10,068,563             6,488,330

                      Retained earnings                                    26,374,590            23,503,671

                      Treasury stock, at cost (1994 - 56,586 shares;
                         1993 - 64,086 shares)                             (1,279,549)           (1,449,124)

                      Net unrealized loss on securities available for sale,
                         net of tax effect                                   (175,193)                 -
              ---------------------------------------------------------------------------------------------
                      Total shareholders' equity                           45,738,746            38,326,372
              ---------------------------------------------------------------------------------------------
                      Total liabilities and shareholders' equity        $ 494,332,318           398,123,669
              =============================================================================================
             See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME


   Years ended December 31                                              1994           1993           1992
-----------------------------------------------------------------------------------------------------------
         Interest Income:
            Loans                                             $   20,006,304    20,740,622      22,358,116
            Securities                                             9,023,516     7,272,439       7,879,653
            Federal funds sold                                       407,259       370,926         466,052
            Interest-bearing deposits                                142,882        72,931               -
-----------------------------------------------------------------------------------------------------------
         Total interest income                                    29,579,961    28,456,918      30,703,821
-----------------------------------------------------------------------------------------------------------
         Interest expense:
            Deposits                                               9,895,852     9,503,976      11,951,505
            Borrowed funds                                             8,366           108             506
            Securities sold under agreements to repurchase           372,133       281,096         413,118
-----------------------------------------------------------------------------------------------------------
         Total interest expense                                   10,276,351     9,785,180      12,365,129
-----------------------------------------------------------------------------------------------------------
         Net interest income                                      19,303,610    18,671,738      18,338,692


         Provision for loan losses                                   623,772       906,739         901,834
-----------------------------------------------------------------------------------------------------------
         Net interest income after provision for loan losses      18,679,838    17,764,999      17,436,858


         Other operating income:
            Trust department income                                3,322,643     3,294,388       3,176,223
            Service charges on deposit accounts                    1,318,448     1,273,640       1,122,459
            Net gain on sales of securities                          140,001       821,467         104,552
            Other                                                    904,102       729,371         568,755
-----------------------------------------------------------------------------------------------------------
                                                                   5,685,194     6,118,866       4,971,989
-----------------------------------------------------------------------------------------------------------
         Other operating expenses:
            Salaries and wages                                     6,848,952     6,177,966       6,215,118
            Pension and other employee benefits                    1,824,114     1,983,641       1,783,349
            Net occupancy expenses                                 1,440,755     1,281,754       1,236,409
            Furniture and equipment expenses                       1,270,385     1,203,610       1,353,412
            Other                                                  5,990,536     4,979,616       4,699,095
-----------------------------------------------------------------------------------------------------------
                                                                  17,374,742    15,626,587      15,287,383
-----------------------------------------------------------------------------------------------------------
        Income before income taxes and cumulative effect
            of change in accounting principle                      6,990,290     8,257,278       7,121,464
        Income taxes                                               2,342,765     2,830,032       2,295,525
-----------------------------------------------------------------------------------------------------------
        Income before cumulative effect of change in
            accounting principle                                   4,647,525     5,427,246       4,825,939
        Cumulative effect, at January 1, 1993, of change in
            accounting for postretirement benefits other than
            pensions, net of income tax expense of $643,939            -          (933,183)          -
-----------------------------------------------------------------------------------------------------------
        Net income                                            $    4,647,525     4,494,063       4,825,939
===========================================================================================================


        Weighted average number of common shares
           outstanding                                             1,899,488     1,893,618       1,893,923
        Per common share:
           Income before cumulative effect of change in
              accounting principle                            $         2.45          2.87            2.55
           Cumulative effect of change in accounting
              principle                                       $          -            (.50)           -
           Net income                                         $         2.45          2.37            2.55

        See accompanying notes to consolidated financial statements.

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                           Net
                                                                                    Unrealized Gain
                                  Common                  Retained       Treasury      (Loss) On
                                   Stock       Surplus    Earnings         Stock       Securities        Total
--------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1991 $  9,783,495    6,485,522   17,392,852     (1,338,790)          -        32,323,079


Net Income                           -            -        4,825,939           -              -         4,825,939

Cash dividends declared
   ($.82 per share)                  -            -       (1,552,655)          -        (1,552,655)          -

Purchase of 5,288 shares of
   treasury stock                    -            -             -           (89,896)          -           (89,896)

--------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1992    9,783,495    6,485,522   20,666,136     (1,428,686)          -        35,506,467

Net income                           -            -        4,494,063           -              -         4,494,063

Cash dividends declared
   ($.875 per share)                 -            -       (1,656,528)          -              -        (1,656,528)

Purchase of 2,869 shares of
   treasury stock                    -            -             -           (65,638)          -           (65,638)

Sales of 2,000 shares
   of treasury stock                 -            2,808         -            45,200           -            48,008
--------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1993    9,783,495    6,488,330   23,503,671     (1,449,124)          -        38,326,372

Cumulative effect at
   January 1, 1994 of the
   adoption of SFAS 115, net
   of tax effect of $1,910,980       -            -             -              -         2,786,610      2,786,610

Issuance of 193,368 shares
   in acquisition                  966,840    3,577,308         -              -              -         4,544,148

Net income                           -            -        4,647,525           -              -         4,647,525

Cash dividends declared
   ($.935 per share)                 -            -       (1,776,606)          -              -        (1,776,606)

Sale of 7,500 shares
   of treasury stock                 -            2,925         -           169,575           -           172,500

Change in net unrealized gain
   (loss) on securities
   available for sale, net of
   tax effect of $2,031,106          -            -             -              -        (2,961,803)    (2,961,803)
--------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994 $ 10,750,335   10,068,563   26,374,590     (1,279,549)      (175,193)    45,738,746
====================================================================================================================


See accompanying notes to consolidated financial statements.

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS


         Years ended December 31                                        1994               1993               1992
       -----------------------------------------------------------------------------------------------------------
         Cash flows from operating activities:
            Net income                                        $   4,647,525          4,494,063          4,825,939

            Adjustments to reconcile net income to net cash
              provided by operating activities:

              Amortization of deposit base intangible               232,003               -                  -
              Deferred income tax benefit                            98,614           (110,044)          (402,853)
              Provision for loan losses                             623,772            906,739            901,834
              Depreciation and amortization                         986,183            971,073            905,997
              Amortization of discount on securities, net        (1,077,616)          (709,539)          (777,676)
              Gain on sales of securities, net                     (140,001)          (821,467)          (104,552)
              (Increase) decrease in accrued interest
                receivable and other assets                      (1,968,603)          (715,341)           173,468
              Increase (decrease) in accrued interest payable       215,747           (110,944)          (334,166)
              Increase (decrease) in accrued taxes and other
                liabilities                                        (201,391)           677,656             60,800
              Accrued postretirement benefits                          -             1,577,122               -
         -----------------------------------------------------------------------------------------------------------
                    Net cash provided by operating activities     3,416,233          6,159,318          5,248,791
         -----------------------------------------------------------------------------------------------------------
         Cash flows from investing activities:
            Proceeds from sales of securities held to maturity         -             6,013,130         39,025,106
            Proceeds from sales of securities available
              for sale                                           19,955,253         14,934,718               -
            Proceeds from maturities of securities held to
              maturity                                            5,651,201        114,291,595         68,447,774
            Proceeds from maturities of securities
              available for sale                                 69,972,928               -                  -
            Purchases of securities available for sale         (156,905,963)              -                  -
            Purchases of securities held to maturity            (11,841,859)              -                  -
            Purchases of securities                                    -          (108,319,159)      (134,004,711)
            Cash of acquired bank, net of cash paid               2,894,434               -                  -
            Purchases of premises and equipment, net             (1,999,522)          (533,821)          (920,471)
            Loan originations, net of repayments and
              other reductions                                   (9,324,698)        (7,289,548)         6,792,359
            Proceeds from sales of student loans                  2,507,848          2,572,308          1,602,199
            Deposit acquisition premium                          (5,965,793)              -                  -
       -----------------------------------------------------------------------------------------------------------
                    Net cash provided (used) by
                      investing activities                    $ (85,056,171)        21,669,223        (19,057,744)
       -----------------------------------------------------------------------------------------------------------


                                                                                    (Continued)

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


         Years ended December 31                                        1994               1993               1992
       -----------------------------------------------------------------------------------------------------------
         Cash flows from financing activities:
            Net increase in demand deposits, NOW accounts,
              savings accounts, and insured money market
              accounts                                       $      328,981          4,889,843         17,637,093
          Net increase (decrease) in certificates of deposit
              and individual retirement account                   6,928,120         (1,195,261)        (4,237,695)
              Net increase (decrease) in short-term borrowings   (2,341,784)         3,693,745        (12,170,676)
              Purchases of treasury stock                             -                (65,638)           (89,896)
              Sale of treasury stock                                172,500             48,008              -
              Cash dividends paid                                (1,751,148)        (1,623,590)        (1,515,790)
              Deposits of acquired branches                      45,628,085              -                  -
       -----------------------------------------------------------------------------------------------------------
              Net cash provided (used) by financing
                activities                                       48,964,754          5,747,107           (376,964)
       -----------------------------------------------------------------------------------------------------------
              Net increase (decrease) in cash and cash
                equivalents                                     (32,675,184)        33,575,648        (14,185,917)

         Cash and cash equivalents, beginning of year            65,055,776         31,480,128         45,666,045
       -----------------------------------------------------------------------------------------------------------
         Cash and cash equivalents, end of year             $    32,380,592         65,055,776         31,480,128
       ===========================================================================================================

         Supplemental disclosure of cash flow information:
            Transfer of securities held to maturity to securities
               available for sale                           $    94,727,116              -             14,924,017
            Cash paid during the year for:
               Income Taxes                                       2,464,816          3,427,195          2,814,026
               Interest                                     $    10,052,237          9,896,016         12,699,294
       ===========================================================================================================

On December 29, 1994, the Corporation acquired the stock of a commercial bank.  In conjunction with this acquisition, liabilities were assumed as follows:

         Fair value of net assets acquired                   $   42,381,450
         Cash paid and fair value of
             common stock issued                                  5,780,938
                                                              --------------

                    Liabilities assumed                      $   36,600,512
                                                              ==============


See accompanying notes to consolidated financial statements.

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994 AND 1993

(1)    STATEMENT OF ACCOUNTING POLICIES

ORGANIZATION

Chemung Financial Corporation (the Corporation), through its wholly owned subsidiary, Chemung Canal Trust Company (the Bank), provides commercial banking services to its local market area. The Corporation is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory agencies. As discussed in note 2, at the end of 1994 the Corporation acquired Owego National Financial Corporation (Owego), a commercial bank.

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts of the Corporation and the Bank. All significant intercompany balances and transactions eliminated in consolidation.

SECURITIES

The Corporation adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities, at January 1, 1994. SFAS 115 requires classification of securities into three categories: held to maturity, available for sale and trading. In conjunction with the adoption of SFAS 115, the Corporation transferred securities with a cost basis of $94,727,116 to the available for sale portfolio. There were $4,697,590 of net unrealized gains associated with these securities.

Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Corporation has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at historical cost, adjusted for the amortization or accretion of premiums or discounts. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Unrealized holding gains and losses, net of the related tax effects, on securities classified as available for sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Securities classified as available for sale prior to January 1, 1994, are reported at the lower of aggregate cost or fair value. Realized gains and losses are determined using the specific identification method.

Transfers of securities between categories are recorded at fair value at the date of transfer. The unrealized holding gains or losses included in the separate component of shareholders' equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

A decline in the market value of any available for sale or held to maturity security below amortized cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment of yield using the interest method. Dividend and interest income are recognized when earned.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level considered adequate to provide for loan losses. The allowance is increased by provisions charged to earnings and recoveries of loans previously charged off, and reduced by loan charge-offs. Charge-offs include the excess of a loan's carrying value over estimated fair value of real estate received and transferred to other real estate. The level of the allowance is based on management's evaluation of potential losses in the loan portfolio, prevailing and anticipated economic conditions, past loss experience, and other factors pertinent to estimating potential losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in New York State. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information as available to them at the time of their examination.

Statement of Financial Accounting Standards No. 114 (SFAS 114), Accounting by Creditors for Impairment of a Loan as amended by SFAS No. 118 Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure is effective for the Corporation on January 1, 1995. These statements require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. For purposes of these statements, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all contractual interest and principal payments according to the terms of the loan agreement.

These statements will be adopted on January 1, 1995 on a prospective basis. Management has determined that the adoption of SFAS 114 will not have a material effect on the Corporation's financial condition, results of operation, cash flow or liquidity.

LOANS

Loans are stated at the amount of unpaid principal balance less unearned discounts and net deferred fees.

Interest on loans is accrued and credited to operations on the level yield method. The accrual of interest is discontinued and previously accrued interest is reversed when commercial and real estate mortgage loans become 120 days delinquent. Consumer loans which are not guaranteed by government agencies are generally charged off upon becoming 180 days delinquent. Loan origination fees and certain loan origination costs are deferred and amortized over the life of the loan using the interest method.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged to current operations under accelerated and straight-line methods over the estimated useful lives of the assets, which range from 15 to 50 years for buildings and from 3 to 10 years for equipment and furniture. Amortization of leasehold improvements and leased equipment is recognized on the straight-line method over the shorter of the lease term or the estimated life of the assets.

OTHER REAL ESTATE

Real estate acquired through foreclosure or deed in lieu of foreclosure, including loans considered in-substance foreclosures, is recorded at the lower of the carrying value of the loan or estimated fair value of the property at the time of acquisition. Write downs from cost to estimated fair value which are required at the time of foreclosure are charged to the allowance for loan losses. Subsequent adjustments to the carrying values of such properties resulting from declines in fair value are charged to operations in the period in which the declines occur.

INCOME TAXES

The Corporation files a consolidated return on the accrual method. Effective January 1, 1993, the Corporation adopted the provisions of SFAS No. 109, Accounting for Income Taxes, and has included the cumulative effect of that change in the 1993 consolidated statement of income. Because the effect of the change is not material, it has been included in the 1993 tax provision. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

TRUST DEPARTMENT INCOME

Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Corporation. Trust department income is recognized on the accrual method based on contractual rates applied to the balances of individual trust accounts.

PENSION PLAN

Pension cost is computed using the projected unit credit actuarial cost method. The Bank's funding policy is to contribute amounts to the plan sufficient to meet minimum regulatory funding requirements, plus such additional amounts as the Bank may determine to be appropriate from time to time.

POSTRETIREMENT BENEFITS

In addition to pension benefits, the Bank provides health care and life insurance benefits for retired employees. Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 106 (SFAS
106), Employers' Accounting for Postretirement Benefits Other Than Pensions, which establishes a new accounting principle for the cost of retiree health care and other postretirement benefits. Immediate recognition of the transition obligation was elected. Prior to 1993, the Corporation recognized these benefits on the pay-as-you-go method. The cumulative effect of the change in method of accounting for postretirement benefits other than pensions is reported in the 1993 consolidated statement of income.

GOODWILL AND DEPOSIT BASE INTANGIBLE

Goodwill, which represents the excess of purchase price over the fair value of identifiable assets acquired, is being amortized over 15 years on the straight-line method. Deposit base intangible, resulting from the Bank's purchase of deposits from the Resolution Trust Company in 1994, is being amortized over the expected useful life of 15 years on a straight-line basis. Amortization periods are monitored to determine if events and circumstances require such periods to be reduced.

PER SHARE INFORMATION

Per share data was computed on the basis of the weighted average number of common shares outstanding, retroactively adjusted for stock splits and dividends.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and amounts due from banks, federal funds sold, and U.S. Treasury securities with original terms to maturity of 90 days or less.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Corporation enters into sales of U.S. Treasury securities under agreements to repurchase (reverse repurchase agreements). These reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as liabilities in the consolidated statement of financial condition. The amount of the securities underlying the agreements remains in the asset account. The Corporation has agreed to repurchase securities identical to those sold.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Corporation does not engage in the use of derivative financial instruments and the Corporation's only financial instruments with off-balance sheet risk are disclosed in note 14.

RECLASSIFICATIONS

Amounts in the prior year's consolidated financial statements are reclassified whenever necessary to conform with the current year's presentation.

(2)    ACQUISITIONS

On December 29, 1994, management of the Corporation and of Owego signed the documents required to consummate the previously announced acquisition of Owego. Owego commenced business as a branch of the Bank on January 3, 1995. The total purchase price was $5,709,031, consisting of $1,164,883 in cash and 193,368 shares of the Corporation's common stock with a fair value of $4,544,148 at the date of acquisition. The acquisition was accounted for under the purchase method, accordingly, all assets and liabilities acquired were recorded at their fair values at the date of acquisition and the results of operations of Owego will be included in the consolidated financial statements beginning January 1, 1995. For taxation purposes the acquisition was accounted for as a tax free reorganization. The excess of the cost over the fair value of the net assets acquired (goodwill) of $2,843,750 is being amortized on the straight-line method over a period of 15 years.

During 1994, the Bank acquired deposits totaling $45,628,085 from the Resolution Trust Company at a premium of $5,965,793. This deposit base intangible asset is being amortized on the straight-line method over 15 years. The total accumulated amortization at December 31, 1994 was $232,003.

The Corporation's unaudited proforma condensed consolidated results of operations for the years ended December 31, 1994 and 1993 are presented below. This proforma information has been prepared assuming that the acquisition of Owego had been effective January 1, 1994 and 1993, respectively. Such proforma condensed financial information includes various estimates and is not necessarily indicative of the consolidated results of operations as they might have been had the acquisition been effective as of January 1, 1994 or 1993.


                                               Year ended                       Year ended
                                             December 31, 1994              December 31, 1993
--------------------------------------------------------------------------------------------------------------------
                                               Proforma                        Proforma
--------------------------------------------------------------------------------------------------------------------
(in thousands except per share amounts)
Net interest income                         $   20,773                  $     20,265

Net income                                  $    4,291                  $      4,651

Weighted average common shares outstanding       2,092                         2,087

Net income per share                        $     2.05                  $       2.23


3)     RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period beginning December 22,1994 was $6,561,000, of which $1,007,000 was required to be on deposit with the Federal Reserve Bank; the remainder, $5,554,000, was represented by cash on hand.

(4)    SECURITIES

Amortized cost and fair values of securities available for sale at December 31, 1994 and 1993 are as follows:


                                                    1994                                        1993
--------------------------------------------------------------------------------------------------------------------
                                   Amortized                Fair                Amortized                Fair
                                      Cost                  Value                  Cost                  Value
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities        $  135,086,502            132,211,021            44,813,897             44,813,897
Obligations of other U.S.
   Government agencies              31,806,859             31,027,012                 -                      -
Obligations of states and
   political subdivisions           14,888,600             14,903,869                 -                      -
Other bonds and notes                5,192,796              5,193,756                 -                      -
Corporate stocks                     2,148,876              5,492,626                 -                      -
--------------------------------------------------------------------------------------------------------------------
                                $  189,123,633            188,828,284            44,813,897             44,813,897
====================================================================================================================

Amortized cost and fair values of securities held to maturity at December 31, 1994 and 1993 are as follows:


                                                  1994                                           1993
--------------------------------------------------------------------------------------------------------------------
                                  Amortized                Fair                Amortized                Fair
                                    Cost                   Value                 Cost                   Value
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities        $            -                      -            47,368,551             48,153,328
Obligations of other U.S.
   Government agencies                       -                      -            12,033,435             12,923,610
Obligations of states and
   political subdivisions           13,181,247             13,025,161            21,997,433             22,763,185
Other bonds and notes                1,987,435              1,987,409             8,870,740              9,293,202
Corporate stocks                             -                      -             2,001,875              5,987,424
--------------------------------------------------------------------------------------------------------------------
                                $   15,168,682             15,012,570            92,272,034             99,120,749
====================================================================================================================

Included in corporate stocks at December 31, 1994 and 1993 is the Bank's required investment in the stock of the Federal Home Loan Bank with a cost of $1,193,200 and $1,152,900, respectively. This investment allows the Bank to maintain a $22,233,600 line of credit with the Federal Home Loan Bank. Gross unrealized gains and gross unrealized losses on securities available for sale at December 31, 1994 were as follows:

                                                           Unrealized            Unrealized
                                                              Gains                Losses
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                  $      3,753            2,879,234
Obligations of other U.S.
   Government agencies                                          89,733              869,580
Obligations of states and
   political subdivisions                                      191,870              176,600
Other bonds and notes                                           38,976               38,017
Corporate stocks                                             3,356,773               13,023
--------------------------------------------------------------------------------------------------------------------
                                                          $  3,681,105            3,976,454
====================================================================================================================

Gross unrealized gains and gross unrealized losses on securities held to maturity at December 31, 1994 and 1993 were as follows:


                                                  1994                                         1993
                                    Unrealized             Unrealized            Unrealized             Unrealized
                                       Gains                 Losses                 Gains                 Losses
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities            $    -                      -                   837,857                 53,080
Obligations of other U.S.
   Government agencies                   -                      -                   890,175                    -
Obligations of states and
   political subdivisions                  976                157,062               778,518                 12,768
Other bonds and notes                    4,677                  4,703               424,929                  2,467
Corporate stocks                         -                      -                 3,989,751                  4,200
--------------------------------------------------------------------------------------------------------------------
                                    $    5,653                161,765             6,921,230                 72,515
====================================================================================================================

Gross realized gains on sales of securities were $140,001, $821,467, and $104,552 for the years ended December 31, 1994, 1993 and 1992, respectively.

Included in gross realized gains on sales of securities for the year ended December 31, 1993 is $545,000 relating to the sale of a $1,000,000 security which was deemed permanently impaired and written down by $755,000 in 1991. The security was sold in 1993 for $790,000.

Interest and dividends on securities for the years ended December 31, 1994, 1993 and 1992 were as follows:


                                                              1994                  1993                   1992
--------------------------------------------------------------------------------------------------------------------
Taxable
       U.S. Treasury securities                         $   5,152,024             3,443,000              3,120,115
       Obligations of other U.S.
          Government agencies                               1,739,701             1,548,043              2,124,613
       Other bonds and notes                                  614,390               849,532              1,031,747
       Corporate stocks                                       255,723               247,543                161,700
       Exempt from federal taxation -
          obligations of states and
          political subdivisions                            1,261,678              1,184,321             1,441,478
--------------------------------------------------------------------------------------------------------------------
                                                        $   9,023,516             7,272,439              7,879,653

The amortized cost and fair value by years to maturity as of December 31, 1994 for securities available for sale are as follows (excluding corporate stocks):



                                                                        Maturing
--------------------------------------------------------------------------------------------------------------------
                                                                                            After One, But
                                               Within One Year                             Within Five Years
--------------------------------------------------------------------------------------------------------------------
                                     Amortized                  Fair             Amortized                   Fair
                                          Cost                 Value                  Cost                  Value
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities        $   63,718,556             63,286,628            71,367,946             68,924,393
Obligations of other U.S.
   Government agencies               3,503,488              3,521,413            20,429,608             19,992,788
Obligations of states and
   political subdivisions            3,793,533              3,823,429             9,240,177              9,319,692
Other bonds and notes                2,499,564              2,501,875             2,693,232              2,691,881
--------------------------------------------------------------------------------------------------------------------
       Total                    $   73,515,141             73,133,345           103,730,963            100,928,754
====================================================================================================================


                                                                     Maturing
--------------------------------------------------------------------------------------------------------------------
                                               After Five, But
                                              Within Ten Years                             After Ten Years
--------------------------------------------------------------------------------------------------------------------
                                     Amortized                 Fair               Amortized                Fair
                                        Cost                  Value                  Cost                 Value
--------------------------------------------------------------------------------------------------------------------
Obligations U.S.
   Government agencies          $    7,873,763              7,512,811                 -                      -
Obligations of states and
   political subdivisions            1,554,890              1,502,215               300,000                258,533
Other bonds and notes                    -                      -                     -
--------------------------------------------------------------------------------------------------------------------
       Total                    $    9,428,653              9,015,026               300,000                258,533
====================================================================================================================
The amortized cost and fair value by years to maturity as of December 31, 1994 for securities held to maturity are as follows:

                                                                     Maturing
--------------------------------------------------------------------------------------------------------------------
                                                                                             After One, But
                                              Within One Year                              Within Five Years
--------------------------------------------------------------------------------------------------------------------
                                     Amortized                  Fair             Amortized                   Fair
                                          Cost                 Value                  Cost                  Value
--------------------------------------------------------------------------------------------------------------------
Obligations of states and
   political subdivisions        $   4,920,882              4,920,882             6,059,429              5,953,800
Other bonds and notes                  750,243                754,920             1,237,192              1,232,489
--------------------------------------------------------------------------------------------------------------------
       Total                     $   5,671,125              5,675,802             7,296,621              7,186,289
====================================================================================================================


                                                                     Maturing
--------------------------------------------------------------------------------------------------------------------
                                              After Five, But
                                              Within Ten Years                            After Ten Years
--------------------------------------------------------------------------------------------------------------------
                                     Amortized                 Fair               Amortized                Fair
                                        Cost                   Value                 Cost                  Value
--------------------------------------------------------------------------------------------------------------------
Obligations of states and
   political subdivisions         $  1,659,270              1,608,813               541,666                541,666
====================================================================================================================

The fair value of securities pledged to secure public funds on deposit or for other purposes as required by law was $96,791,741 at December 31, 1994 and $62,886,134 at December 31, 1993. U.S. Treasury securities totaling $19,277,150 and $14,897,000 (fair value of $18,776,577 and $14,976,843) were pledged to secure repurchase agreements at December 31, 1994 and 1993, respectively, see note 8.

There are no securities of a single issuer (other than securities of the U.S. Government and its agencies) that exceed 10% of shareholders' equity at December 31, 1994 or 1993.

(5)    LOANS AND ALLOWANCE FOR LOAN LOSSES

The composition of the loan portfolio is summarized as follows:

December 31,                                                 1994                  1993
--------------------------------------------------------------------------------------------------------------------
Residential mortgages                                $    54,717,992            56,894,106
Commercial mortgages                                      13,194,116            14,451,711
Commercial, financial and agricultural                    75,006,015            69,483,923
Consumer loans                                            94,180,896            82,028,441
Net deferred fees and unearned income                       (601,571)             (597,049)
--------------------------------------------------------------------------------------------------------------------
                                                     $   236,497,448           222,261,132
====================================================================================================================

During 1994, 1993 and 1992, the Corporation sold $2,507,848, $2,572,308 and
$1,602,199, respectively, of education loans at par to the Student Loan Marketing Association.

The Corporation's market area encompasses the New York State counties of Chemung, Steuben, Schuyler and Tioga. Substantially all of the Corporation's outstanding loans are with borrowers living or doing business within 25 miles of the branches in these counties. The Corporation's concentrations of credit risk are reflected in the preceding schedule. The concentrations of credit risk with standby letters of credit, committed lines of credit and commitments to originate new loans, generally follow the loan classifications in the schedule. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

The principal balances of loans not accruing interest totaled $1,200,547 and $1,605,341 at December 31, 1994 and 1993, respectively. There were no loans with modified payment terms because of the borrowers' financial difficulties at December 31, 1994 and 1993. The effect of nonaccrual loans on interest income for the years ended December 31, 1994, 1993 and 1992 was not material. The Bank is not committed to advance additional funds to these borrowers. Other real estate owned at December 31, 1994 consisted of $171,000 involving four properties. There was no other real estate owned at December 31, 1993.

Transactions in the allowance for loan losses for the years ended December 31, 1994, 1993 and 1992 were as follows:


                                                               1994                  1993                   1992
--------------------------------------------------------------------------------------------------------------------
Balances at January 1                                   $  3,500,000             3,400,000              2,800,000
Provision charged to operations                              623,772               906,739                901,834
Loans charged off                                           (717,511)             (896,100)              (443,183)
Recoveries                                                    93,739                89,361                141,349
Allowance of Owego
  at time of acquisition                                      99,968                  -                      -
--------------------------------------------------------------------------------------------------------------------
                                                        $  3,599,968             3,500,000              3,400,000
====================================================================================================================

(6)    PREMISES AND EQUIPMENT

Premises and equipment at December 31, 1994 and 1993 are as follows:


                                                               1994                  1993
--------------------------------------------------------------------------------------------------------------------
Land                                                    $   2,066,408             1,860,448
Buildings                                                   9,009,746             8,311,568
Equipment and furniture                                     9,502,219             8,309,348
Leasehold improvements                                        317,624               255,258
--------------------------------------------------------------------------------------------------------------------
                                                           20,895,997            18,736,622
Less accumulated depreciation                              12,368,695            11,514,140
--------------------------------------------------------------------------------------------------------------------
                                                        $   8,527,302             7,222,482
====================================================================================================================

(7)    DEPOSITS

Interest-bearing deposits include certificates of deposit in denominations of $100,000 or more aggregating $17,169,048 and $13,423,389 at December 31, 1994 and 1993, respectively. Interest expense on such certificates was $559,034, $654,522 and $833,963 for 1994, 1993 and 1992, respectively.

(8)    SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The agreements have maturities from 4 to 97 days at December 31, 1994 and 3 to 137 days at December 31, 1993, and a weighted average interest rate of 5.30% at December 31, 1994 and 2.86% at December 31, 1993. The maximum amounts outstanding at any one month-end and average amount under these agreements during 1994 were $15,158,469 and $9,809,991, respectively. The maximum amounts outstanding at any one month-end and average amount under these agreements during 1993 were $15,553,985 and $9,714,451, respectively. The securities underlying the agreements were under the Trust Department's control as custodian. See note 4 for a description of the securities underlying these borrowings.

(9)    INCOME TAXES

As discussed in note 1, the Corporation adopted SFAS 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes is included as an increase in income taxes in the consolidated statement of income for the year ended December 31, 1993 because the effect of the change is not material.

Total income taxes for the years ended December 31, 1994, 1993 and 1992 were allocated as follows:

                                                               1994                  1993                   1992
--------------------------------------------------------------------------------------------------------------------
Income before income taxes
   and cumulative effect of
   accounting change                                   $   2,342,765              2,830,032              2,295,525
Cumulative effect, at January 1,
   1993, of adoption of SFAS 109                                -                   643,939                  -
Shareholders' equity for change in
   unrealized loss on securities                            (120,156)                 -                      -
--------------------------------------------------------------------------------------------------------------------
                                                       $   2,222,609              3,473,971              2,295,525
====================================================================================================================

For the years ended December 31, 1994, 1993 and 1992, income tax expense attributable to income from operations before cumulative effect of change in accounting principle consists of:

                                                               1994                  1993                   1992
--------------------------------------------------------------------------------------------------------------------
Current:
   State                                              $      499,305               709,967                689,864
   Federal                                                 1,744,846             2,230,109              2,008,514

                                                           2,244,151             2,940,076              2,698,378
   Deferred                                                   98,614              (110,044)              (402,853)
--------------------------------------------------------------------------------------------------------------------
                                                      $    2,342,765             2,830,032              2,295,525
====================================================================================================================

Income tax expense differed from the amounts computed by applying the U.S.
Federal statutory income tax rate to income before cumulative effect of change in accounting principle as follows:

                                                               1994                  1993                   1992
--------------------------------------------------------------------------------------------------------------------
Tax computed at statutory rate                         $   2,376,699             2,804,386              2,421,298
Tax exempt interest                                         (435,678)             (402,658)              (490,103)
Dividend exclusion                                           (32,362)              (31,829)               (32,395)
State taxes, net of federal benefit                          345,813               479,566                454,939
Nondeductible interest expense                                41,829                33,751                 45,230
Other items, net                                              46,464               (53,184)              (103,444)
--------------------------------------------------------------------------------------------------------------------
       Actual tax expense                             $    2,342,765             2,830,032              2,295,525
====================================================================================================================

Deferred income benefit resulting from timing differences between items of income and expense reported for financial reporting purposes and those reported for federal income tax purposes for the year ended December 31, 1992 are as follows:

       Provision for loan losses                         $  (266,100)
       Other                                                (136,753)
-------------------------------------------------------------------------------------------------
                                                         $  (402,853)
=================================================================================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below:

                                                               1994                  1993
--------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
       Allowance for loan losses                       $    1,066,814             1,046,201
       Accrual for postretirement benefits
          other than pensions                                 699,494               733,036
       Deferred loan fees                                     185,896               240,865
       Deferred compensation and directors fees               322,897               309,300
       Net unrealized losses on securities                    120,156                 -
       Other                                                  138,535                32,103
--------------------------------------------------------------------------------------------------------------------
           Total gross deferred tax assets                  2,533,792             2,361,505
--------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
       Bond discount                                          101,715                49,760
       Depreciation                                           389,469               333,569
       Other                                                   37,002                48,191
--------------------------------------------------------------------------------------------------------------------
           Total gross deferred tax liabilities               528,186               431,520
--------------------------------------------------------------------------------------------------------------------
           Net deferred tax asset                       $   2,005,606             1,929,985
====================================================================================================================

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary.

(10) PENSION PLAN

The Bank has a noncontributory defined benefit pension plan covering substantially all employees. The plan's defined benefit formula generally bases payments to retired employees upon their length of service multiplied by a percentage of the average monthly pay over the last five years of employment.

The following table sets forth the plan's funded status and amounts recognized in the Corporation's consolidated balance sheets at December 31, 1994 and 1993:



                                                              1994                  1993
--------------------------------------------------------------------------------------------------------------------
Actuarial present value of accumulated benefit
   obligation, including vested benefits of
   $9,009,876 and $8,469,892 in 1994 and
   1993 respectively                                    $ (9,314,611)           (8,733,282)
--------------------------------------------------------------------------------------------------------------------
Projected benefit obligation for service
   rendered to date                                      (11,573,174)          (11,068,821)
Plan assets at fair value                                 11,833,298            12,235,923
--------------------------------------------------------------------------------------------------------------------
Excess of plan assets over the projected
   benefit obligation                                        260,124             1,167,102
Unrecognized net obligation                                  909,342               979,230
Unrecognized net gain                                     (1,207,086)           (2,067,707)
--------------------------------------------------------------------------------------------------------------------
       (Accrued) prepared pension cost                  $    (37,620)               78,625
====================================================================================================================


Net periodic pension cost included the following components:

                                                                            Years ended December 31,
                                                               1994                  1993                   1992
--------------------------------------------------------------------------------------------------------------------
Service cost - benefits earned
   during the year                                       $   271,218               265,992                257,268
Interest cost on projected
   benefit obligation                                        757,327               762,002                718,767
Actual return on plan assets                                (131,585)             (245,983)              (599,277)
Net amortization and deferral                               (780,715)             (599,153)              (157,633)
--------------------------------------------------------------------------------------------------------------------
       Net periodic pension cost                         $   116,245               182,858                219,125
====================================================================================================================

Assumptions used in determining pension amounts are as follows:

                                                                 1994                  1993
--------------------------------------------------------------------------------------------------------------------
Discount rate for benefit obligations                            7.0%                  7.0%
Rate of increase in compensation levels                          5.0                   5.0
Expected long-term rate of return of assets                      8.5                   8.5


The plan's assets at December 31, 1994 and 1993 are invested in common and preferred stocks, U.S. Government securities, and corporate bonds and notes.

The Bank also sponsors a defined contribution profit sharing, savings and investment plan which covers all employees with a minimum of 1,000 hours of annual service. The Bank matches at the rate of 50% of the first 6% of an eligible employee's current earnings. Expense under the plan totaled $423,161, $406,798 and $450,241 for the years ended December 31, 1994, 1993 and 1992, respectively.

(11) OTHER POSTRETIREMENT BENEFIT PLANS

The Bank sponsors a defined benefit health care plan that provides postretirement medical, dental and prescription drug benefits to full-time employees who meet minimum age and service requirements. Postretirement life insurance benefits are also provided to certain employees who retired prior to July 1981. The plan is contributory, with retiree contributions adjusted annually, and contains other cost sharing features such as deductibles and coinsurance. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with the Bank's expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year. The Bank's policy is to fund the cost of medical benefits in amounts determined at the discretion of management.

As discussed in note 1, the Corporation adopted Statement of Financial Accounting Standards No. 106 (SFAS 106), Employers' Accounting for Postretirement Benefits Other Than Pensions, as of January 1, 1993. The effect of adopting SFAS 106 on net income and the net periodic postretirement cost for the year ended December 31, 1993, was a decrease of $933,183 and an increase of $108,173, respectively.

The following table presents the plan's funded status reconciled with amounts recognized in the Corporation's consolidated balance sheet at December 31, 1994 and 1993:



                                                               1994                  1993
--------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit
   obligation:
       Retirees                                        $    (909,058)             (712,811)
       Fully eligible active plan participants              (140,404)             (289,929)
       Other active plan participants                       (624,166)             (797,068)
--------------------------------------------------------------------------------------------------------------------
                                                          (1,673,628)           (1,799,808)
Unrecognized net (gain)loss                                  (44,910)              113,613
--------------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost
   included in other liabilities                       $  (1,718,538)           (1,686,195)
====================================================================================================================

Net periodic postretirement benefit cost for 1994 and 1993 includes the following components:

                                                               1994                  1993
--------------------------------------------------------------------------------------------------------------------
Service cost                                               $   44,407                99,889
Interest cost                                                 114,642               118,284
--------------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                   $  159,049               218,173
====================================================================================================================

For measurement purposes, a 13.5% and 11.5% annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) for non medicare and medicare, respectively, was assumed for 1994; the rate was assumed to decrease gradually to 5.5% by the year 2005 and remains at that level thereafter. A 1% increase in the trend rate for all future years does not have a material effect on the obligation. The weighted-average discount rate used in determining the accumulated postretirement benefit obligations was 7% at December 31, 1994 and 1993.

(12) RELATED PARTY TRANSACTIONS

Members of the Board of Directors, certain Bank officers, and their immediate families directly, or indirectly through entities in which they are principal owners (more than a 10% interest), were customers of, and had loans and other transactions with, the Bank in the ordinary course of business.

All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans and commitments, which did not involve more than normal risk of collectibility or present other unfavorable features, are summarized as follows for the years ended December 31, 1994 and 1993:


                                                               1994                  1993
--------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                           $   9,892,451             8,960,569
Additions                                                 26,807,438            34,701,638
Amounts collected                                        (29,525,783)          (33,769,756)
--------------------------------------------------------------------------------------------------------------------
Balance at end of year                                 $   7,174,106             9,892,451
====================================================================================================================

(13) EXPENSES

The following expenses, which exceeded 1% of total revenues (total interest income plus other operating income) in at least one of the years presented, are included in other operating expenses:


Years ended December 31,
--------------------------------------------------------------------------------------------------------------------
                                                             1994                  1993                   1992
--------------------------------------------------------------------------------------------------------------------
Stationery and supplies                                   $   445,691               384,124                359,840
Credit card computer costs                                    475,238               431,421                393,375
Data processing service                                       624,556               631,531                611,393
FDIC insurance premiums                                       795,913               768,891                740,407
Advertising                                                   395,425               305,940                340,375


(14) COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. Commitments to outside parties under standby letters of credit, unused portions of lines of credit, and commitments to fund new loans totaled $1,904,607, $75,940,053 and $572,338, respectively, at December 31, 1994. The Corporation does not anticipate losses as a result of these transactions.

The Bank has employment contracts with certain of its senior officers, which expire at various dates through 1998 and may be extended on a year-to-year basis.

(15) SHAREHOLDERS' EQUITY

Under Federal Reserve regulations, the Bank is limited to the amount it may loan to the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1994, the maximum amount available for transfer from the Bank to the Corporation in the form of loans was $1,660,655. The Bank is subject to legal limitations on the amount of dividends that can be paid to the Corporation. Dividends are limited to retained net profits, as defined by regulations, for the current year and the two preceding years. At December 31, 1994, $7,629,531 was available for the declaration of dividends.


(16) PARENT COMPANY FINANCIAL INFORMATION

Condensed parent company only financial statement information of Chemung Financial Corporation is as follows:


Balance Sheets
--------------------------------------------------------------------------------------------------------------------
December 31                                                    1994                  1993
--------------------------------------------------------------------------------------------------------------------
Assets:
       Cash on deposit with subsidiary bank             $     273,358               235,860
       Investment in subsidiary bank                       44,880,039            37,689,131
       Dividend receivable                                  1,656,027               430,569
       Securities available for sale                          590,619               401,381
       Other assets                                                 3                 -
--------------------------------------------------------------------------------------------------------------------
           Total assets                                 $  47,400,046            38,756,941
====================================================================================================================


Liabilities and shareholders' equity:
       Dividend payable                                       456,027               430,569
       Deferred tax liability                                  40,390                  -
       Payable to Owego shareholders                        1,164,883                  -
--------------------------------------------------------------------------------------------------------------------
           Total liabilities                                1,661,300               430,569
--------------------------------------------------------------------------------------------------------------------
Shareholders' equity:
       Common stock                                        10,750,335             9,783,495
       Surplus                                             10,068,563             6,488,330
       Retained earnings                                   26,374,590            23,503,671
       Treasury stock, at cost                             (1,279,549)           (1,449,124)
       Net unrealized loss on securities available
           for sale                                          (175,193)                 -
--------------------------------------------------------------------------------------------------------------------
           Total shareholders' equity                      45,738,746            38,326,372
--------------------------------------------------------------------------------------------------------------------
           Total liabilities and shareholders' equity    $ 47,400,046            38,756,941
====================================================================================================================

Statements of Income
--------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                       1994                  1993                   1992
--------------------------------------------------------------------------------------------------------------------
Income:
       Interest and dividends                           $      23,768                22,806                 20,898
       Gain on sale of securities                             140,001                     3                  7,506
       Dividends from subsidiary bank                       2,976,606             1,656,528              1,552,656
--------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed
   earnings of subsidiary bank                              3,140,375             1,679,337              1,581,060
Equity in undistributed earnings of
   subsidiary bank                                          1,569,926             2,814,726              3,244,879
--------------------------------------------------------------------------------------------------------------------
       Income before income taxes                           4,710,301             4,494,063              4,825,939
          Income taxes                                         62,776                 -                      -
--------------------------------------------------------------------------------------------------------------------
Net Income                                              $   4,647,525             4,494,063              4,825,939
====================================================================================================================


Statements of Cash Flows
--------------------------------------------------------------------------------------------------------------------
December 31,                                                   1994                  1993                   1992
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
       Net income                                       $  4,647,525             4,494,063              4,825,939
       Adjustments to reconcile net income
          to net cash provided by operating
          activities:
             Equity in undistributed net
                income of subsidiary                      (1,569,926)           (2,814,726)            (3,244,879)
             Increase in dividend
                receivable                                (1,225,458)              (32,938)               (36,865)
             Gain on sale of securities, net                (140,001)                   (3)                  -
--------------------------------------------------------------------------------------------------------------------
             Net cash provided by
             operating activities                          1,712,140             1,646,396              1,544,195
--------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
       Proceeds from sales of common
          stock, other                                       271,234                    31                210,009
       Purchases of common stock, other                     (221,193)             (116,200)                  -
       Payment to subsidiary for prior
          year's taxes                                      (146,035)                 -                      -
--------------------------------------------------------------------------------------------------------------------
          Net cash provided (used)
             by investing activities                         (95,994)             (116,169)               210,009
--------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
       Cash dividends paid                                (1,751,148)           (1,623,590)            (1,515,790)
       Purchases of treasury stock                              -                  (65,638)               (89,896)
       Sale of treasury stock                                172,500                 48,008                  -
--------------------------------------------------------------------------------------------------------------------
         Net cash used by financing
             activities                                   (1,578,648)           (1,641,220)            (1,605,686)
--------------------------------------------------------------------------------------------------------------------
         Increase (decrease) in cash
             and cash equivalents                             37,498              (110,993)               148,518

Cash and cash equivalents at
   beginning of year                                         235,860                346,853               198,335
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at
   end of year                                          $    273,358                235,860               346,853
====================================================================================================================

(17) FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate thefair value of each class of financial instruments:

CASH AND CASH EQUIVALENTS

For those short-term instruments that generally mature in ninety days or less, the carrying value approximates fair value.

SECURITIES

Fair values for securities are based on either 1) quoted market prices,2) dealer quotes, 3) correspondent bank pricing system, or 4) discounted cash flow to maturity.

LOANS RECEIVABLE

For variable-rate loans that reprice frequently, fair values are based on carrying values. The fair values for other loans are estimated through discounted cash flow analyses using interest rates currentlybeing offered for loans with similar terms and credit quality.

DEPOSITS

The fair values disclosed for demand deposits, savings accounts andmoney market accounts are, by definition, equal to the amounts payable on demand at the reporting date (i.e., their carrying values).

The fair value of fixed maturity certificates of deposits is estimated using a discounted cash flow approach that applies interest rates currently being offered on certificates to a schedule of weighted average expected monthly maturities on time deposits.

BORROWINGS

These instruments bear variable rates and therefore the carrying value approximates fair value.

COMMITMENTS TO EXTEND CREDIT

The fair value to commitments to extend credit are equal to the contract value of the commitments as the contractual rates and fees approximate those currently charged to originate similar commitments.

The estimated fair value of the Corporation's financial instruments as of December 31, 1994 and 1993 are as follows (dollars in thousands):


                                                  1994                                           1993
                                      Carrying                 Fair                Carrying                 Fair
                                       Amount               Value (1)               Amount               Value (1)
--------------------------------------------------------------------------------------------------------------------
Financial assets:

       Cash and cash equivalents   $    24,381                 24,381                20,218                 20,218
       Securities                      203,997                203,841               137,086                143,934

Loans receivable:
       Commercial loans                 75,006                 75,083                69,484                 72,245
       Adjustable rate mortgages         4,462                  4,718                 3,014                  3,029
       Fixed rate mortgages             63,450                 61,734                68,332                 72,236
       Home equity loans                41,893                 41,908                38,466                 38,499
       Consumer loans                   44,574                 44,824                35,771                 36,823
       Credit card loans                 7,714                  7,790                 7,791                  7,788
--------------------------------------------------------------------------------------------------------------------
           Total loans                 237,099                236,057               222,858                230,620

Less:
       Allowance for loan losses         3,600                  3,600                 3,500                  3,500
       Unearned income                     602                    602                   597                    597
--------------------------------------------------------------------------------------------------------------------
       Net loans                       232,897                231,843               218,761                226,523

       Federal funds sold                8,000                  8,000                 9,900                  9,900
       Fixed assets                      8,527                  8,527                 7,222                  7,222
       Accrued interest and other       16,530                 16,530                 4,936                  4,936
--------------------------------------------------------------------------------------------------------------------
           Total assets            $   494,332                493,134               398,123                412,733
====================================================================================================================

                                                   1994                                         1993
                                      Carrying                 Fair                Carrying                 Fair
                                       Amount               Value (1)               Amount               Value (1)
--------------------------------------------------------------------------------------------------------------------
Financial liabilities:

       Deposits:
          Demand, savings,
             NOW and money
             market accounts       $   286,232                286,232               237,152                237,152
          Time certificates            146,039                145,392               105,699                110,135
--------------------------------------------------------------------------------------------------------------------
             Total deposits            432,271                431,624               342,851                347,287

       Borrowings:
          Repurchase agreements         10,204                 10,204                12,546                 12,546
          Accrued interest payable,
             dividends payable and
             other liabilities           6,118                  6,118                 4,400                  4,400
--------------------------------------------------------------------------------------------------------------------
             Total liabilities         448,593                447,946               359,797                364,233

       Equity                           45,739                 45,188                38,326                 48,500
--------------------------------------------------------------------------------------------------------------------
             Total liabilities and
                equity             $   494,332                493,134               398,123                412,733
====================================================================================================================

       Standby letters of credit   $     1,904                  1,904                 1,160                  1,160

       Unused portions of lines of
          credit                   $    75,940                 75,940                65,381                 65,381

       Commitments to fund new
          loans                    $       572                    572                   512                    512


(1) Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(18) REGULATORY CAPITAL REQUIREMENT

The Bank is subject to the capital adequacy requirements of the Federal Deposit Insurance Corporation. Under the "prompt corrective action" provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, (the FDIC Act), federal regulators are required to take prompt corrective action to solve the problems of crititically undercapitalized institutions. The FDIC Act established capital levels for which insured institutions will be categorized as (in declining order) well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, or critically undercapitalized.

Under the FDIC Act, a "well capitalized" institution must have a risk based capital ratio of 10 percent, a core capital ratio of 5 percent and a Tier 1 risk-based capital ratio of 6 percent. (The "Tier 1 risk-based capital" ratio is the ratio of core capital to risk-weighted assets.) The Bank is a well capitalized institution under the definitions.