Form 10-K, Exhibit 13
period 1995-03-31
CHEMUNG FINANCIAL CORP
filed 1996-03-29
CIK 763563

EXHIBIT A












                   TABLE OF QUARTERLY MARKET PRICE RANGES


           Market Prices of Chemung Financial Corporation Stock
                     During Past Three Years (dollars)
-----------------------------------------------------------------------------

                        1995                 1994                1993
-----------------------------------------------------------------------------
                      Hi -- Lo              Hi -- Lo            Hi -- Lo

1st Quarter          26 1/4 - 25           24   - 23           21 1/4 - 17 1/2

2nd Quarter          26 1/4 - 25           26   - 23           24 1/2 - 22

3rd Quarter          25     - 24 1/4       26   - 24 1/2       24 1/4 - 22

4th Quarter          27     - 25           26   - 24           25     - 23


                                 EXHIBIT B













                           TABLE OF DIVIDENDS PAID


         Dividends Paid Per Share by Chemung Financial Corporation
                          During Past Three Years
-----------------------------------------------------------------------------

                              1995                1994                1993
-----------------------------------------------------------------------------

January 3                   $.2400              $.2275              $.2100

April 3                      .2400               .2275               .2100

July 3                       .2400               .2275               .2100

October 2                    .2500               .2400               .2275
-----------------------------------------------------------------------------

                            $.9700              $.9225              $.8575


As of December 31, 1995 there were 834 registered holders of record of the Corporation's stock. Chemung Financial Corporation's common stock is inactively traded in the over-the-counter market. The quarterly market price ranges for the Corporation's stock for the past three (3) years are based upon actual transactions as reported by brokerage firms which maintain a market or conduct trades in the Corporation's stock and other transactions known by the
Corporation's management.



                                 EXHIBIT C












                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS
               INCLUDING THE SELECTED FINANCIAL DATA EXHIBIT

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                         AND RESULTS OF OPERATIONS

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

Description of Business

Chemung Financial Corporation (the "Corporation") is a one-bank holding company with its only subsidiary being Chemung Canal Trust Company (the "Bank"), a full-service community bank with full Trust powers. Therefore, the financial condition should be examined in terms of the acquisition and employment of funds within its "market areas". Management defines the market areas of Chemung Canal Trust Company as those areas within a 25-mile radius of branches in these communities. These areas encompass Chemung, Steuben, Schuyler, and Tioga counties, together with the northern tier of Pennsylvania. The Bank's lending policy restricts substantially all lending efforts to these geographical regions.

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

Supervision and Regulation

The Corporation, as a bank holding company, is regulated under the Bank Holding Company Act of 1956, as amended (the "Act"), and is subject to the supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Generally, the Act limits the business of bank holding companies to banking, or managing or controlling banks, performing certain servicing activities for subsidiaries, and engaging in such other activities as the Federal Reserve Board may determine to be closely related to banking and a proper incident thereto.
   The Bank is chartered under the laws of New York State and is supervised by the New York State Banking Department.
   On October 1, 1992 the FDIC issued its final Risk-Related Premium System Rule, which provides for "well capitalized" banks to be assessed at $0.23 per $100. Lesser capitalized banks were assessed on a scale currently reaching to $0.31. During the third quarter, the FDIC's Bank Insurance Fund ("BIF") became fully capitalized at the required 1.25% of insured deposits. This resulted in an 82% decline in the annualized premium to $0.04 per $100 insured deposit. In subsequent developments, the BIF fund was recognized as over capitalized with respect to statute law and the 1996 premium for well capitalized banks reduced to the statutory limit of $2,000 in total. In order to be considered well capitalized, the FDIC requires a bank's Total Risk Based Capital Ratio to be greater than or equal to 10% AND its Tier 1 Risk Based Capital Ratio to be greater than or equal to 6.00% AND its leverage ratio to be greater than or equal to 5.00%. This designation has been maintained and the Bank's FDIC insurance premiums for 1995 were $538 thousand vs $796 thousand in 1994 and $769 thousand in 1993. In 1995, FDIC premiums constituted the Corporation's fourth largest non-interest expense behind salaries, credit card data processing, and general data processing. In December 1995, the Bank received notification from the FDIC that it remains well capitalized and, due to that the 1996 FDIC insurance premium will be reduced to $2 thousand for BIF insured deposits.
    There will, however, be a one-time charge to banks having deposits insured by the Savings Association Insurance Fund ("SAIF") in order to recapitalize that fund to the same level as the BIF fund. The two funds will then be merged. $36 million of the Bank's deposits will be subjected to the assessment which will be expensed during the year that the enabling legislation is signed into law by the President. The timing of this event is rendered uncertain by the debate over federal budget reconciliation legislation to which it was originally attached.
   The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA 91") was passed in order to protect depositors and taxpayers from the excesses of the S&L problems of the 1980's. There are a number of provisions in this act that significantly increase the non-interest operating costs of the Bank. These rules specifically impact the cost of external audit, the mortgage loan product (through appraisal requirements), as well as all other loan products and contain the potential for the regulatory authorities to begin micro-managing banks of all sizes. Thus, regulatory burden continues to be a major impediment to banking profitability.

Competition

The Bank is subject to intense competition in the lending and deposit gathering aspects of its business from commercial banks, savings banks, savings and loan associations, credit unions; and other providers of financial services, such as money market funds, brokerage firms, investment companies, credit companies and insurance companies. The Bank also competes with nonfinancial institutions, including retail stores and certain utilities that maintain their own credit programs, as well as governmental agencies that make available loans to certain borrowers. The Bank faces significant competition in acquiring quality assets, due to such factors as increased activities by providers of credit cards, and the increased lending powers granted to and employed by thrift institutions and credit unions. The Bank also faces competition in attracting deposits at reasonable prices due to the activities of money market funds; increased activities of non-bank deposit takers, including brokerage firms; and the increased availability of demand deposit type accounts at thrift institutions and credit unions. Unlike the Corporation, many of these competitors, with the particular exception of thrift institutions, are not subject to regulation as extensive as that described under the "Supervision and Regulation" section and, as a result, they may have a competitive advantage over the Corporation in certain respects.
   Competition for the Bank's fiduciary services comes primarily from brokerage firms and independent investment advisors. It is not considered particularly significant and Trust Assets Under Administration totaled $771 million at book ($993 million at fair value) December 31, 1995, compared to $732 million a year
earlier.   Relative to the Bank's total assets, when compared with peer banks, the Trust Department is disproportionally large and favorable in terms of generating non-interest income.

Exhibit I
Selected Financial Data

------------------------------------------------------------------------------

                                                                              Growth Rates

                                 1995    1994   1993    1992   1991    1990   1 yr   5 yrs
---------------------------------------------------------------------------------------------------------------------
Per Share Data
---------------------------------------------------------------------------------------------------------------------

Net Operating Income           $ 2.68   $2.45  $2.87   $2.55  $1.90   $1.93   9.4%    7.8%
Net Income                       2.68    2.45   2.37    2.55   1.90    1.93   9.4%    7.8%
Dividends Declared               0.98   0.935  0.875    0.82   0.76    0.76   4.8%    5.8%
Tangible Book Value             21.57   17.75  20.25   18.75  17.02   15.91  21.5%    7.1%
Market Price 12/31              27.75   25.50  23.00   18.50  18.25   24.00   8.8%    3.1%
Average Shares O/S (thousands)  2,088  1,899   1,894  1,894   1,899  1,921   10.0%      1.7%
=====================================================================================================================

Earnings (in thousands)
---------------------------------------------------------------------------------------------------------------------

Net Interest Income            21,849  19,304 18,672  18,339 16,557  15,690  13.2%    7.9%
Loan Loss Provision               564     624    907     902    625     446  -9.6%    5.3%
Net Income after Loan Loss
  Provision                    21,285  18,680 17,765  17,437 15,932  15,244  14.0%    7.9%
Fiduciary Department Income     3,678   3,323  3,294   3,176  2,708   2,802  10.7%    6.3%
Securities Gains (Losses), net    531    140     821     105   (506)      7 279.3%    N/A
Other Income                    2,527   2,223  2,003   1,691  1,620   1,342  13.7%   17.7%
Total Non-Interest Income       6,736  5,686   6,118   4,972  3,822   4,151  18.5%   12.5%
Non Interest Expense           19,560  17,375 15,626  15,287 14,901  14,282  12.6%    7.4%
Pretax Income                   8,461   6,991  8,257   7,122  4,853   5,113  21.0%   13.1%
Income Taxes                    2,859   2,343  2,830   2,296  1,241   1,398  22.0%   20.9%
Net Operating Income            5,602   4,648  5,427   4,826  3,612   3,715  20.5%   10.2%
Effect of Accounting Change         0       0   (933)      0      0       0     N/A   N/A
Net Income                      5,602   4,648  4,494   4,826  3,612   3,715  20.5%   10.2%
=====================================================================================================================

Average Balance Sheet  (in millions)
---------------------------------------------------------------------------------------------------------------------

Total Assets                    495.2   431.2  397.7   387.0  356.8   332.1  14.8%    9.8%
Earning Assets                  450.8   396.7  368.4   358.3  328.1   303.5  13.6%    9.7%
Loans - Net                     249.1   221.4  224.1   221.0  218.6   205.2  12.5%    4.3%
Securities                      187.0   161.6  144.3   137.3  108.9    98.4  15.7%   18.0%
Deposits                        424.4   374.6  347.0   338.5  319.4   299.0  13.3%    8.4%
Tangible Equity                  41.7    38.7   37.0    34.2   31.5    30.0   7.8%    7.8%
=====================================================================================================================

Ending Balance Sheet  (in millions)
---------------------------------------------------------------------------------------------------------------------

Total Assets                    501.9   494.3  398.1   385.8  381.7   335.8   1.5%    9.9%
Earning Assets                  452.5   448.6  369.4   356.4  350.1   304.7   0.9%    9.7%
Loans - Net                     259.1   232.9  218.8   214.9  224.2   206.6  11.2%    5.1%
Securities                      179.5   204.0  137.1   127.5  110.1    94.1 -12.0%   18.2%
Deposits                        426.9   432.3  342.9   339.2  325.8   302.8  -1.2%    8.2%
Tangible Equity                  44.9    37.2   38.3    35.5   32.3    30.5  20.7%    9.4%
Allowance For Loan Losses        3.90   3.60    3.50   3.40    2.80   2.50    8.3%   11.2%
=====================================================================================================================

     During 1995, as well as 1994, the Fiduciary Division noted a continued increase in the competition for personal and corporate investment management services in our market areas. The reasons were 1) aggressive pricing and marketing by competitors; and 2) while our long-term investment performance remained strong, short-term results during the 1992 and 1993 calendar years prompted many present and potential clients to question the validity of a consistent and inflexible approach to investing in equities. The temporal proximity of these two developments challenged us to reflect upon the traditional manner in which investment services have been brought to our markets. We concluded that our proprietary products alone would fall short of providing the level of flexibility that many of our customers will demand.
   Thus, in an effort to position the Fiduciary Division for future growth, we now compliment our more traditional investment alternatives with additional products made available through strategic alliances with various mutual fund and insurance companies.

Employees

The Corporation and its Banking subsidiary had 281 full-time equivalent employees (FTE's) on December 31, 1995. The employment trend is relatively stable.

Performance Summary

Net income for 1995 was impacted by 1) higher loan volumes, 2) widely fluctuating interest rates, 3) higher levels of non-interest income, and 4) important changes in non-interest expenses. This compares with 1994 when net income was negatively impacted by an environment of a sustained rise in interest rates.
   During the third quarter, the Federal Deposit Insurance Corporation's Bank Insurance Fund ("BIF") became fully capitalized at the required 1.25% of insured deposits. This resulted in an 82% decline in the annualized premium to $0.04 per $100 insured deposit and resulted in an estimated $437 thousand reduction from the budgeted full year's accrual of $975 thousand. A rebate during the third quarter amounted to $253 thousand, of which $108 thousand served to reduce the third quarter FDIC expense.
    During the second and third quarter, the data processing function was brought in-house from a remote-job-entry system through Mellon Datacenter. Estimated non-recurring expenses associated with the project amounted to $370 thousand. This investment is viewed by management as a technological requirement for delivering appropriate service to our market at the most efficient cost. The annualized reduction in data processing expense is estimated at $200 thousand.
     Due to the sustained increase in loan demand, management decided to increase the provision for loan losses to $200 thousand per quarter during the first three quarters. This level was in anticipation of significant loan growth due to the expansion of the Bank's service area, introduction of new products, and positive economic conditions favoring increased lending activity. Average loan balances were up 12.5% which was slightly below the business plan. Due in part to very favorable prevailing economic conditions, however, the Bank's loan loss experience was significantly below management's original expectations of the inherent risk levels of the portfolio. There were no provisions added to the allowance during November and December and $102 thousand of the allowance for loan losses was returned to pretax income.
     Non-performing loans at year end increased to $1.800 million versus $1.178 million at the end of 1994, and represented 0.68% of total outstandings compared to 0.49% on December 31, 1994 and 0.85% on December 31, 1993. Net loan losses, however, were only $264 thousand or 0.11% of average outstandings, compared to $623.8 thousand in 1994 and $806.7 thousand in 1993. The allowance for loan losses at December 31, 1995 was 1.48% of outstandings and, at 217% of non-performing loans versus 306% a year ago and 186% in 1993, is felt by management to be adequate.

Exhibit II
Selected Ratios

                                            1995      1994      1993      1992      1991
---------------------------------------------------------------------------------------------------------------------
Return on average assets                    1.13%     1.08%     1.13%     1.25%     1.01%
Return on average tangible equity          13.43%    12.01%    12.15%    14.12%    11.45%
Dividend yield 12/31                        3.60%     3.76%     3.96%     4.54%     4.16%
Dividend payout                            36.52%    38.22%    36.86%    32.17%    39.97%
Leverage ratio                              8.34%     7.69%     9.63%     9.20%     8.46%
=======================================================================================================================

Tier I capital to risk adjusted assets     13.84%    13.71%    15.66%    14.80%    13.02%
Total capital to risk adjusted assets      15.15%    15.03%    17.09%    16.22%    14.15%
Loans to deposits                          61.61%    54.71%    64.83%    64.38%    69.70%
Loan reserve to outstanding loans           1.48%     1.52%     1.57%     1.55%     1.23%
Loan reserve to non-performing loans         217%      306%      186%      178%       92%
Non-performing loans to outstanding loans   0.68%     0.49%     0.85%     0.87%     1.33%
=====================================================================================================================

Net interest rate spread                    4.12%     4.26%     4.42%     4.35%     3.99%
Net interest margin                         4.89%     4.89%     5.07%     5.12%     5.05%
=====================================================================================================================

     Chemung Financial's net profits before dividends for 1995 were $5.602 million versus $4.648 million for 1994, up $954 thousand (20.5%) or $2.68 versus $2.45 per share (9.4%) on 189 thousand average additional shares outstanding. During 1993 the Corporation earned $2.37 when net profits before dividends were reduced $933 thousand ($0.50 per share) by the change in accounting for postretirement medical benefits to $4.494 million. Quarterly dividends declared totaled $0.98 per share versus 1994's $0.935 and $0.875 in 1993.
     While the average interest rate on earning assets was 8.07% during 1995 versus 7.49% in 1994, the interest expense on the Bank's liabilities also increased to 3.95% in 1995 versus 3.23% in 1994 and delivered a net interest spread of 4.12% versus 4.26% a year earlier. Due to higher levels of non-interest bearing demand deposits, the net interest margin was maintained at 4.89%. Non-interest income totaled $6.736 million versus $5.685 million in 1994 and $6.119 million in 1993. Trust department income, at $3.678 million in 1995 versus $3.323 million in 1994 and $3.294 million in 1993 is the largest segment on non-interest income. During 1995, $531 thousand in net securities gains were realized as management moved from a strategy with emphasis upon liquidity to an investment approach with higher yield potential. Securities sold or matured were mostly U.S. Treasury securities with the proceeds reinvested primarily in U.S. Government agency notes and U.S. Government agency guaranteed mortgage-backed securities.
     The decline in non-interest income during 1994 when compared to 1993 occurred because during 1993, $821 thousand in capital gains were realized.
$545 thousand of 1993's gains resulted from the sale of a defaulted bond at $790 thousand which had been written down to $245 thousand from $1 million during 1991.
     During 1995, non-recurring expenses associated with the acquisition of Owego were approximately $124 thousand. Management believes that future cost efficiencies, together with future steady and sustainable growth in the Owego market will recapture the goodwill associated with the acquisition.
     Average earning assets for 1995 grew by $54.1 million or 13.6% to $450.8 million, compared to $396.7 million in 1994 and $368.4 million in 1993. Commercial and consumer loan balances grew 19.7% and 8.0%, respectively, while the mortgage portfolio increased $3.9 million (5.8%). Average total loan balances were $249.1 million versus $221.4 million during 1994 (up 12.5%) and $224.1 million during 1993. The 1994 acquisition of the Columbia branches from RTC and the purchase of Owego at year-end 1994 had only minor impact upon the average loan balances in 1995. Management expects significant progress in these areas during 1996.
     The following table demonstrates the impact on net interest income of the changes in the volume of earning assets and interest-bearing liabilities and changes in rates earned and paid by the Bank. For purposes of constructing this table, earning asset averages include non-performing loans.


Exhibit III
Changes Due to Volume and Rate


                                       1995 vs 1994                                  1994 vs 1993
                                            ---------------------------------------------------------
                                       Increase                                        Increase
                                       (Decrease)                                     (Decrease)
--------------------------------------------------------------------------------------------------------------------
                                Total     Due to     Due to     Total    Due to    Due to
                                Change    Volume      Rate     Change    Volume     Rate
--------------------------------------------------------------------------------------------------------------------
                                                  C>
Interest Income (thousands)
--------------------------------------------------------------------------------------------------------------------
Loans                         $  3,862  $  2,607  $  1,255  $   (735) $   (249) $   (486)
Taxable investment
   securities                    2,198     1,273       925     1,674     1,603        71
Tax-exempt investment
   securities                      144       150        (6)       78       125       (47)
Federal funds sold                  79       (81)      160        36       (78)      114
Interest-bearing deposits          215       145        70        70        39        31
--------------------------------------------------------------------------------------------------------------------
Total Interest Income         $  6,498  $  4,094  $  2,404  $  1,123  $  1,440  $   (317)
====================================================================================================================

Interest Expense (thousands)
--------------------------------------------------------------------------------------------------------------------
Demand deposits               $     58  $     (1) $     59  $   (138) $     21  $   (159)
Savings deposits                   618       176       442       (28)      251      (279)
Time deposits                    2,862     1,580     1,282       558       498        60
Federal funds purchased
   and securities sold
   under agreement to
   repurchase                      413       179       234        99         8        91
--------------------------------------------------------------------------------------------------------------------
Total Interest Expense        $  3,951  $  1,934  $  2,017  $    491  $    778  $   (287)
====================================================================================================================

Net Interest Income           $  2,547  $  2,160  $    387  $    632  $    662  $     30
====================================================================================================================


   The board-approved investment portfolio policy requires that except for local municipal obligations which are sometimes unrated or carry ratings above "Baa" but below "A" by Moody's or Standard & Poors, debt securities purchased for the bond portfolio must carry a minimum rating of "A". The policy also states that, except for short term U.S. Treasury Bills and/or U.S. Government Agency discount notes, purchases are to be made with the intent of holding to maturity. During 1995, the regulatory authorities finalized their rules for examining institutions relative to their exposure to interest rate risk with respect to the fair value of an organization's net worth. They concluded that the fair value of all securities would be considered irrespective of whether holdings were categorized as held to maturity. In November 1995, the Financial Accounting Standards Board published A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. Concurrent with the initial adoption of the Guide, but no later than December 31, 1995, the Corporation was permitted to reassess the appropriateness of the classifications of all securities held at that time and implement reclassification without calling into question the intent of the Corporation to hold other debt securities to maturity in the future. Effective December 1, 1995, the Corporation transferred securities with amortized costs of $10,505,646 from the held to maturity portfolio to the available for sale portfolio. The net unrealized gain was $154,557. The transferred securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity net of related taxes.
     The Available for Sale segment of the securities portfolio at December 31, 1995 was $171.9 million compared to $188.8 million at the beginning of the year. Interest rates continued to trend lower during the year. This, together with an exceptional appreciation in the common stock portfolio of the Corporation's banking subsidiary caused the Allowance valuation to increase to $6.3 million at December 31, 1995, compared to a negative $295 thousand at December 31, 1994. The components of the appreciation are set forth in the following table:

                              Amortized               Fair        Appreciation
                                 Cost                 Value      (Depreciation)
--------------------------------------------------------------------------------------------------------------------
(in thousands)

U.S. Treasury Securities     $  77,579           $  78,516          $      937
Obligations of other U.S.
   Government Agencies          29,692              30,258                 566
U.S. Government Agency
   Mortgage-backed pools        30,647              30,573                 (74)
Obligations of states and
   political subdivisions       22,301              22,703                 402
Other bonds and notes            2,941               3,014                  73
Corporate stocks                 2,468               6,818               4,350
--------------------------------------------------------------------------------------------------------------------

          Totals             $ 165,628           $ 171,882          $    6,254
====================================================================================================================

   Included in Corporate stocks is 17,995 shares of Student Loan Marketing Association ("SALLIE MAE") at a cost basis of $5,762 and fair value of $1,187,670. These shares were acquired as preferred shares (a permitted exception to the Government regulation banning bank ownership of equity securities) in the original capitalization of the U.S. Government Agency.
Later, the shares were converted to common stock as SALLIE MAE recapitalized. Additionally, at December 31, 1995, the banking subsidiary's portfolio held marketable investments in equities totalling $94,995 at cost with a total market value of $3,194,389. These shares were acquired prior to the enactment of the Banking Act of 1933. Other equities included in the bank portfolio are 9,964 shares of Federal Reserve Bank and 14,813 shares of the Federal Home Loan Bank of New York. They are valued at $498,200 and $1,481,300, respectively. Management has no current plans for selling these securities.

Capital Resources and Dividends

The Corporation continues to maintain a strong capital position. Tangible shareholders' equity at December 31, 1995, was $44.9 million or 8.95% of total assets compared to $37.2 million or 7.52% of total assets at the end of 1994 and $38.3 million or 9.63% of assets at the end of 1993.
    The Federal Reserve requires banks and bank holding companies to maintain a minimum Tier I risk adjusted capital ratio of 4.00% and a minimum total risk adjusted capital ratio of capital to assets of 8.00%. Tier I (core) capital is essentially shareholders' equity, adjusted for goodwill purchased after 1988, net of Treasury stock. Tier 2 (supplementary) capital may include preferred stock, subordinated debt with an original maturity of 5 years or more, and the allowance for loan losses.
   The Corporation continues to maintain a strong capital position. As of December 31, 1995, the Corporation's total Weighted Risk Adjusted Capital Ratio was 15.15% compared with 15.03% at December 31, 1994 and 17.09% at the end of 1993. The leverage ratio (Average Tier I Capital/Average Assets) was 8.34% at year end versus 7.69% in 1994 and 9.63% in 1993. Management's strategy for leveraging the Corporation's capital is to maintain the leverage ratio between 7.50% and 8.50%.
   Under Federal Reserve regulations (see Note 15 to the consolidated financial statements), the Bank is limited to the amount it may loan to the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1995, the maximum amount available for transfer from the Bank to the Corporation in the form of loans was $1,660,655. The Bank is subject to legal limitations on the amount of dividends that can be paid to the Corporation. Dividends are limited to retained net profits, as defined by regulations, for the current year and the two preceding years. At December 31, 1995, $7,857,299 was available for the declaration of dividends.
   Cash dividends declared amounted to $2.046 million in 1995 versus $1.777 million in 1994 and $1.657 million in 1993. Dividends declared amounted to 36.5% of net earnings compared to 38.2% and 36.8% of 1994 and 1993 net earnings, respectively. It is management's objective to continue generating sufficient capital internally, while retaining an adequate dividend payout ratio.
   The core deposit intangible and goodwill in the amounts of $5.34 million and $2.65 million, respectively, at December 31, 1995, which account for the premium paid in connection with the acquisition of three branches from the Resolution Trust Corporation ("RTC") and the Owego National Financial Corporation during 1994, is being amortized over 15 years for both book and tax purposes. Amortization periods are monitored to determine if events and circumstances require such periods to be reduced. With respect to each of the branches acquired from the RTC, management has determined that our purchase of these deposits constituted entrance into major new market areas and provides a basis for concluding that the core deposit intangible benefits will exist beyond a short-term period.

Treasury Shares

When shares of the Corporation come on the market, we will bid only after careful review of our capital position. During 1995, 11,632 shares were purchased at a total cost of $299,749 or an average price of $25.77 per share. In 1994, 7,500 of the treasury shares were sold at a price of $23.00 per share to fund profit sharing requirements. During 1993, 2,869 common shares were purchased at a total cost of $65,638 ($22.878 average cost per share).

Cash Flow

Proceeds from maturities and sales of securities and student loans available for sale trailed purchases of securities and loan originations, net of repayments and net purchases of premises and equipment, by $356 thousand during 1995. Net purchases of premises and equipment were $3.013 million, including $540 thousand for real estate. In 1994, net cash used by investing activities was $85.1 million. Additionally, in June 1994, the bank acquired $45.6 million in deposits from the RTC. This event resulted in unusually high levels of securities purchases.
     Net cash provided by financing activities amounted to a negative $4.495 million during 1995 compared to $49.0 million a year earlier, when the purchase of deposits of acquired branches accounted for $45.6 million of the increase. Core deposits (Demand, NOW, Savings and Insured Money Market Accounts) decreased $14.3 million while certificates of deposit and individual retirement accounts increased $8.9 million.

Liquidity and Sensitivity

The term "liquidity" refers primarily to the expected cash flows from assets held for investment and secondarily to borrowings secured by assets held for investments. These two sources of liquidity have in the past been sufficient to fund the operations of the Bank, and the Board of Directors anticipates that they will suffice in the future. For this reason, the term "liquidity" in the Bank's policies does not refer to proceeds from the sale of assets, although the sale of assets held as available for sale is a source of liquidity available to management.
   Liquidity management involves the ability to meet the cash flow requirements of deposit customers, borrowers, and the operating, investing, and financing activities of the Corporation. Management of interest rate sensitivity seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.
   As intermediaries between borrowers and savers, commercial banks incur interest rate risk. The Bank's Asset/Liability Committee (ALCO) has the strategic responsibility for setting the policy guidelines on acceptable exposure. The ALCO is made up of the President, Senior Lending Officer, Senior Marketing Officer, Chief Financial Officer, and others representing key functions.
   During 1993, the Bank became a member of the Federal Home Loan Bank of New York ("FHLB"). The primary reasons for joining the FHLB were to enhance management's ability to satisfy future liquidity needs and to have an additional alternate for investing excess reserves. Having invested $1.481 million in FHLB common stock, the Bank maintained a credit line of $52,389,800 at December 31, 1995.
    Interest-rate risk is the risk that net interest income will fluctuate as a result of a change in interest rates. It is the assumption of interest rate risk, along with credit risk, that drives the net interest margin of a financial institution.
    A related component of interest rate risk is the expectation that the market value of our capital account will fluctuate with changes in interest rates.
This component is a direct corollary to the earnings-impact component: an institution exposed to earnings erosion is also exposed to shrinkage in market value.
   Interest rate risk is portrayed below using the "contractual" gap. Contractual gap measures the stated repricing and maturity of assets and liabilities. At December 31, 1995, the cumulative one-year contractual gap for the Bank was a negative $121.5 million versus a negative $111.4 million a year earlier and a negative $75.2 at the end of 1993. This indicates that $121.5 million of earning assets could reprice after the source of funds reprice.
    In recent years, however, core deposits (NOW accounts, Insured Money Market Accounts and Savings accounts) have not been repriced with movements of interest rates in the negotiable securities markets. Rather, the interest paid upon such funding sources during 1995, 1994 and 1993 has been very stable, even with movements in excess of 200 basis points. Short-term and intermediate-term interest rates on U.S. Treasury Securities reached their lowest levels at the beginning of 1994; peaked over 250 basis points higher at the beginning of 1995 and had declined more than 200 basis points by the end of the year.



December 31, 1995                                  Rate Sensitive
--------------------------------------------------------------------------------------------------------------------

Contractual Amounts             1 to 90   91 to 365     1 to 5      Over 5
(Thousands)                      days        days        years      years
--------------------------------------------------------------------------------------------------------------------
Earning assets:
Loans                         $  99,667   $  24,573   $  72,425   $  66,291
Securities                        6,684      43,993      85,648      35,538
Federal funds                    10,000
Other (Equities)                  6,818
--------------------------------------------------------------------------------------------------------------------
Total earning assets            123,169      68,566     158,073     101,829
====================================================================================================================

Net sources:
NOW accounts                     43,958
Insured Money Market             47,520
Time certificates
   under $100 thousand           23,835      67,980      41,507          38
Time certificates
   over $100 thousand            13,618       5,803       2,041
Savings                          97,184
Repurchase agreements            13,382
--------------------------------------------------------------------------------------------------------------------
    Total sources               239,497      73,783      43,548          38
====================================================================================================================

Incremental gap                -116,328      -5,217     114,525     101,791
Percent of earning assets         -94.4        -7.6        72.4         100

Cumulative gap                 -116,328    -121,545      -7,020      94,771
Percent of total assets           -25.8       -26.9        -1.6        21.0
================================================================================

   The asset/liability management function of the Bank falls under the authority of the Board of Directors, which has charged the ALCO with responsibility for implementing its funds management policies. The ALCO is responsible for supervising the preparation and annual revisions of the financial segments of the Bank Plan, which is built upon the committee's economic and interest-rate assumptions and the Annual Budget. It is the responsibility of the ALCO to modify prudently any and all asset/liability strategies in order to achieve profit goals.
   On January 1, 1995, the Corporation adopted the provisions of Standards No. 114 (SFAS 114), Accounting by Creditors for Impairment of a Loan as amended by SFAS No. 118 Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure. These statements require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. For purposes of these statements, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all contractual interest and principal payments according to the terms of the agreement.
   SFAS 114 does not apply to large groups of small balance, homogeneous loans that are collectively evaluated for impairment. This issuance requires the Corporation to account for a troubled debt restructuring involving a modification of terms at fair value as of the date of the restructuring.
   The Corporation defines smaller balance, homogeneous loans as consumer loans, residential mortgages, home equity and credit card outstandings. Significant factors impacting management's judgment in determining when a loan is impaired include an evaluation of compliance with repayment program, condition of collateral, deterioration in financial strength of borrower or any case when the expected future cash payments may be less than the recorded amount. Commercial loans are placed upon non-accrual status when delinquency reaches 90 days unless collateral is deemed adequate, while consumer, mortgage and home equity loans are considered for non-accrual at 120 days. This is due to management's evaluation of commercial loans as carrying a greater level of inherent risk.

New Accounting Standards

In June of 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122 ("SFAS No. 122") Accounting for Certain Mortgage Banking Activities, an Amendment of FASB Statement No. 65. This statement amends certain provisions of Statement 65 to eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. The Corporation presently recognizes servicing rights acquired only through loan underwriting transactions and these are not material.
Adoption of SFAS No. 122 in 1996 will have no material impact upon its financial statements based upon historical levels of sales where servicing is retained.
   In October of 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") Accounting for Stock-Based Compensation which encourages, but does not require, companies to use a fair value based method of determining compensation cost for grants of stock options under stock-based employee compensation plans. Companies electing to continue accounting for these plans under the provisions of Opinion 25 will be required to present pro forma disclosures of net income and net income per share, as if a fair value based method had been applied. The Corporation is required to implement SFAS No. 123 on January 1, 1996. Management does not believe the adoption of SFAS No. 123 will have a material impact on the Corporation's consolidated financial statements as it does not currently have a stock-based compensation plan.

                                  /s/ "signature"

                                  Jan P. Updegraff
                                  Vice President & Treasurer

                                 EXHIBIT D













                   CONSOLIDATED FINANCIAL STATEMENTS AND
                       REPORT OF INDEPENDENT AUDITORS

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Chemung Financial Corporation and Subsidiary:

  We have audited the accompanying consolidated balance sheets of Chemung Financial Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chemung Financial Corporation and subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

   As discussed in note 1 to the consolidated financial statements, effective January 1, 1995, the Company changed its method of accounting for impairment of loans to adopt the provisions of Statement of Financial Accounting Standards
(SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. Also as discussed in note 1, at January 1, 1994, the Company changed its method of accounting for securities to adopt the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and at January 1, 1993 the Company changed its method of accounting for postretirement benefits to adopt the provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.

/s/ KPMG Peat Marwick LLP

Syracuse, New York
January 26, 1996

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET


Assets              December 31                                            1995      1994
----------------------------------------------------------------------------------------------------------------

                    Cash and due from banks                         $   27,293,592       24,266,349

                    Interest-bearing deposits with other                    90,206          114,243
                      financial institutions

                    Federal funds sold                                  10,000,000        8,000,000

                    Securities available for sale, at fair value       171,882,062      188,828,284

                    Securities held to maturity, fair value of           7,582,044       15,168,682
                       $7,581,519 in 1995 and $15,012,570 in 1994

                    Loans                                              263,001,304      236,497,448
                    Allowance for loan losses                           (3,900,000)      (3,599,968)
                    ----------------------------------------------------------------------------------
                    Loans, net                                         259,101,304      232,897,480

                    Premises and equipment, net                         10,290,702        8,527,302

                    Other assets                                         7,662,639        7,952,438

                    Goodwill and deposit base intangible,                7,990,237        8,577,540
                       net of accumulated amortization
                    ----------------------------------------------------------------------------------

                    Total assets                                    $  501,892,786    $ 494,332,318
                    ==================================================================================

Liabilities and Shareholders' Equity
----------------------------------------------------------------------------------------------------------------

                    Deposits:
                       Noninterest-bearing                              83,591,381       81,135,334
                       Interest-bearing                                343,287,511      351,135,386
                    ----------------------------------------------------------------------------------

                    Total deposits                                     426,878,892      432,270,720


                    Securities sold under agreements to repurchase      13,381,581       10,203,785

                    Accrued interest payable                             1,059,102          894,396

                    Dividends payable                                      520,462          456,027

                    Other liabilities                                    7,153,851        4,768,644
                    ----------------------------------------------------------------------------------

                    Total liabilities                                  448,993,888      448,593,572
                    ----------------------------------------------------------------------------------
                    Commitments and contingencies (note 14)

                    Shareholders' equity:

                    Common stock, $5.00 par value per share;            10,750,335       10,750,335
                       authorized 3,000,000 shares, issued: 2,150,067

                    Surplus                                             10,068,563       10,068,563

                    Retained earnings                                   29,930,969       26,374,590

                    Treasury stock, at cost (1995 -  68,218 shares;     (1,579,298)      (1,279,549)
                       1994 - 56,586 shares)


                    Net unrealized gain (loss) on securities             3,728,329         (175,193)
                       available for sale, net of taxes
                    ----------------------------------------------------------------------------------

                    Total shareholders' equity                          52,898,898       45,738,746
                    ----------------------------------------------------------------------------------

                    Total liabilities and shareholders' equity      $  501,892,786    $ 494,332,318
                    ==================================================================================

                    See accompanying notes to consolidated financial statements.

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME


   Years ended December 31                                          1995           1994           1993
   ------------------------------------------------------------------------------------------------------------
   Interest income:
     Loans                                                   $   23,867,713     20,006,304     20,740,622
     Securities                                                  11,365,927      9,023,516      7,272,439
     Federal funds sold                                             485,979        407,259        370,926
     Interest-bearing deposits                                      357,090        142,882         72,931
   ------------------------------------------------------------------------------------------------------------
    Total interest income                                        36,076,709     29,579,961     28,456,918
   ------------------------------------------------------------------------------------------------------------

   Interest expense:
     Deposits                                                    13,446,125      9,895,852      9,503,976
     Borrowed funds                                                   7,538          8,366            108
     Securities sold under agreements to repurchase                 773,264        372,133        281,096
   ------------------------------------------------------------------------------------------------------------
     Total interest expense                                      14,226,927     10,276,351      9,785,180
   ------------------------------------------------------------------------------------------------------------

   Net interest income                                           21,849,782     19,303,610     18,671,738

   Provision for loan losses                                        564,380        623,772        906,739
   ------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses           21,285,402     18,679,838     17,764,999

   Other operating income:
     Trust department income                                      3,677,622      3,322,643      3,294,388
     Service charges on deposit accounts                          1,502,971      1,318,448      1,273,640
     Net gain on sales of securities                                530,953        140,001        821,467
     Credit card merchant earnings                                  494,821        436,246        377,628
     Other                                                          529,413        467,856        351,743
   -----------------------------------------------------------------------------------------------------------
                                                                  6,735,780      5,685,194      6,118,866
   ------------------------------------------------------------------------------------------------------------
Other operating expenses:
     Salaries and wages                                           7,658,865      6,848,952      6,177,966
     Pension and other employee benefits                          2,214,273      1,824,114      1,983,641
     Net occupancy expenses                                       1,586,077      1,440,755      1,281,754
     Furniture and equipment expenses                             1,475,543      1,270,385      1,203,610
     Other                                                        6,625,056      5,990,536      4,979,616
   ------------------------------------------------------------------------------------------------------------
                                                                 19,559,814     17,374,742     15,626,587
   ------------------------------------------------------------------------------------------------------------
   Income before income taxes and cumulative effect               8,461,368      6,990,290      8,257,278
     of change in accounting principle
   Income taxes                                                   2,859,476      2,342,765      2,830,032
   ------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of change in                   5,601,892      4,647,525      5,427,246
     accounting principle
   Cumulative effect, at January 1, 1993, of change in                    -              -       (933,183)
     accounting for postretirement benefits other than
     pensions, net of income tax expense of  $643,939
   ------------------------------------------------------------------------------------------------------------
   Net income                                                $    5,601,892      4,647,525      4,494,063
   ============================================================================================================

   Weighted average number of common shares outstanding           2,087,751      1,899,488      1,893,618
   ============================================================================================================
   Per common share:
     Income before cumulative effect of change in            $         2.68           2.45           2.87
      accounting principle
     Cumulative effect of change in accounting               $            -              -           (.50)
        principle
   ------------------------------------------------------------------------------------------------------------

    Net income                                               $         2.68           2.45           2.37
    ============================================================================================================
   See accompanying notes to consolidated financial statements.

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                Unrealized Gain
                                                                    (Loss) On
                                                                    Securities
                        Common                    Retained   Treasury Available
                         Stock   Surplus          Earnings    Stock   For Sale        Total
----------------------------------------------------------------------------------------------------------------

Balances at December 31, 1992    $  9,783,495         6,485,522         20,666,136     (1,428,686)            -    35,506,467

Net income                                  -                 -          4,494,063              -             -     4,494,063
Cash dividends declared                     -                 -         (1,656,528)             -             -    (1,656,528)
   ($.875 per share)
Purchase of 2,869 shares of                 -                 -                  -        (65,638)            -       (65,638)
   treasury stock
Sale of 2,000 shares                        -             2,808                  -         45,200             -        48,008
   of treasury stock
----------------------------------------------------------------------------------------------------------------

Balances at December 31, 1993       9,783,495         6,488,330         23,503,671     (1,449,124)            -    38,326,372

Net unrealized gain on                      -                 -                  -              -     2,786,610     2,786,610
   securities available for sale,
   net of taxesof $1,910,980
Issuance of 193,368 shares            966,840         3,577,308                  -              -             -     4,544,148
   in acquisition
Net income                                  -                 -          4,647,525              -             -     4,647,525
Cash dividends declared                     -                 -         (1,776,606)             -             -    (1,776,606)
   ($.935 per share)
Sale of 7,500 shares                        -             2,925                  -        169,575             -       172,500
   of treasury stock
Change in net unrealized gain               -                 -                  -              -    (2,961,803)   (2,961,803)
(loss) on securities
available for sale, net of
taxes of $2,031,136
----------------------------------------------------------------------------------------------------------------

Balances at December 31, 1994      10,750,335        10,068,563         26,374,590     (1,279,549)     (175,193)   45,738,746

Net income                                  -                 -          5,601,892              -             -     5,601,892
Cash dividends declared                     -                 -         (2,045,513)             -             -    (2,045,513)
   ($.98 per share)
Purchases of 11,632 shares of               -                 -                  -       (299,749)            -      (299,749)
   treasury stock
Change in net unrealized gain               -                 -                  -              -     3,903,522     3,903,522
   (loss) on securities
   available for sale, net of
   taxes of $2,645,891
----------------------------------------------------------------------------------------------------------------

Balances at December 31, 1995    $ 10,750,335        10,068,563         29,930,969     (1,579,298)    3,728,329    52,898,898
================================================================================================================

See accompanying notes to consolidated financial statements

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS


     Years ended December 31                                    1995              1994            1993
     ---------------------------------------------------------------------------------------------------------

     Cash flows from operating activities:
        Net income                                         $  5,601,892        4,647,525       4,494,063
     Adjustments to reconcile net income to net cash
           provided by operating activities:
          Amortization of goodwill and deposit                  587,303          232,003               -
             base intangible
          Deferred income taxes                                (168,577)          98,614        (110,044)
          Provision for loan losses                             564,380          623,772         906,739
          Depreciation and amortization                       1,250,236          986,183         971,073
          Amortization and discount on securities, net         (458,579)      (1,077,616)       (709,539)
          Gain on sales of securities, net                     (530,953)        (140,001)       (821,467)
          (Increase) decrease in  other assets                  289,799       (1,968,603)       (715,341)
          Increase (decrease) in accrued interest payable       164,706          215,747        (110,944)
          Increase (decrease) in other liabilities            2,553,784         (201,391)        677,656
          Accrued postretirement benefits                             -                -       1,577,122
     ---------------------------------------------------------------------------------------------------------

             Net cash provided by operating activities        9,853,991        3,416,233       6,159,318
     ---------------------------------------------------------------------------------------------------------

     Cash flows from investing activities:
        Proceeds from sales of securities held to maturity            -                -       6,013,130
        Proceeds from sales of securities available          15,958,448       19,955,253      14,934,718
          for sale
        Proceeds from maturities of and principal             7,261,930        5,651,201     114,291,595
          collected on securities held to maturity
        Proceeds from maturities of and principal            94,781,598       69,972,928               -
          collected on securities available for sale
        Purchases of securities available for sale          (78,373,282)    (156,905,963)              -
        Purchases of securities held to maturity            (10,202,780)     (11,841,859)              -
        Purchases of securities                                       -                -    (108,319,159)
        Cash of acquired bank, net of cash paid                       -        2,894,434               -
        Purchases of premises and equipment, net             (3,013,636)      (1,999,522)       (533,821)
        Loan originations, net of repayments and            (29,563,052)      (9,324,698)     (7,289,548)
          other reductions
        Proceeds from sales of student loans                  2,794,848        2,507,848       2,572,308
        Deposit acquisition premium                                   -       (5,965,793)              -
     ---------------------------------------------------------------------------------------------------------
             Net cash provided (used) by                   $   (355,926)     (85,056,171)     21,669,223
                investing activities
                                                                                      (Continued)

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


     Years ended December 31                                    1995              1994            1993
     ---------------------------------------------------------------------------------------------------------

     Cash flows from financing activities:
        Net increase (decrease) in demand deposits,       $ (14,320,289)         328,981       4,889,843
        NOW accounts, savings accounts, and insured
        money market accounts
        Net increase (decrease) in certificates of            8,928,461        6,928,120      (1,195,261)
           deposit and individual retirement account
        Net increase (decrease) in securities sold            3,177,796       (2,341,784)      3,693,745
           under agreements to repurchase
        Purchases of treasury stock                            (299,749)               -         (65,638)
        Sale of treasury stock                                        -          172,500          48,008
        Cash dividends paid                                  (1,981,078)      (1,751,148)     (1,623,590)
        Deposits of acquired branches                                 -       45,628,085               -
     ---------------------------------------------------------------------------------------------------------

        Net cash provided (used) by financing                (4,494,859)      48,964,754       5,747,107
           activities
     ---------------------------------------------------------------------------------------------------------

        Net increase (decrease) in cash and cash              5,003,206      (32,675,184)     33,575,648
           equivalents

     Cash and cash equivalents, beginning of year            32,380,592       65,055,776      31,480,128
     ---------------------------------------------------------------------------------------------------------

     Cash and cash equivalents, end of year               $  37,383,798       32,380,592      65,055,776
     =========================================================================================================

     Supplemental disclosure of cash flow information:
        Transfer of securities held to maturity           $  10,505,646       94,727,116               -
           to securities available for sale
        Cash paid during the year for:
          Income Taxes                                        2,937,581        2,464,816       3,427,195
          Interest                                        $  14,062,221       10,052,237       9,896,016
     =========================================================================================================

On December 29, 1994, the Corporation acquired the stock of a commercial bank. In conjunction with this acquisition, liabilities were assumed as follows:


          Fair value of net assets acquired            $ 42,381,450

          Cash paid and fair value of common              5,780,938
              stock issued                              ------------

                  Liabilities assumed                  $ 36,600,512


See accompanying notes to consolidated financial statements.

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994

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

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts of the Corporation and the Bank. All significant intercompany balances and transactions eliminated in consolidation.
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Securities

The Corporation adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities, at January 1, 1994. SFAS 115 requires classification of securities into three categories: held to maturity, available for sale and trading. In conjunction with the adoption of SFAS 115, the Corporation transferred securities with a cost basis of $94,727,116 to the available for sale portfolio. There were $4,697,590 of net unrealized gains associated with these securities.
   Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Corporation has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at historical cost, adjusted for the amortization or accretion of premiums or discounts. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Unrealized holding gains and losses, net of the related tax effects, on securities classified as available for sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Realized gains and losses are determined using the specific identification method.
   Transfers of securities between categories are recorded at fair value at the date of transfer. The unrealized holding gains or losses included in the separate component of shareholders' equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.
   A decline in the fair value of any available for sale or held to maturity security below amortized cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment of yield using the interest method. Dividend and interest income are recognized when earned.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to provide for loan losses. The allowance is increased by provisions charged to earnings and recoveries of loans previously charged off, and reduced by loan charge-offs. Charge-offs include the excess of a loan's carrying value over estimated fair value of real estate received and transferred to other real estate. The level of the allowance is based on management's evaluation of potential losses in the loan portfolio, prevailing and anticipated economic conditions, past loss experience, and other factors pertinent to estimating potential losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in New York State. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information as available to them at the time of their examination.
   The Corporation adopted the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended SFAS 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures on January 1, 1995. Management, considering current information and events regarding the borrower's ability to repay their obligations, considers a loan to be impaired when it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. In general, interest income on impaired loans is recorded on a cash basis when collection in full is reasonably expected. If full collection is uncertain, cash receipts are applied first to principal then to interest income. Adoption of these statements did not have a material impact on the Corporation's 1995 consolidated financial statements.

Loans

Loans are stated at the amount of unpaid principal balance less unearned discounts and net deferred fees. The corporation has the ability and intent to hold its loans until maturity except for educational loans which are sold to a third party from time to time upon reaching repayment status.
   Interest on loans is accrued and credited to operations on the level yield method. The accrual of interest is discounted and previously accrued interest is reversed when commercial loans become 90 days delinquent and, when consumer, mortgage and home equity loans, which are not guaranteed by government agencies, become 120 days delinquent. Loan origination fees and certain loan origination costs are deferred and amortized over the life of the loan using the interest method.

Premises and Equipment

Land is carried at cost, while buildings and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged to current operations under accelerated and straight-line methods over the estimated useful lives of the assets, which range from 15 to 50 years for buildings and from 3 to 10 years for equipment and furniture. Amortization of leasehold improvements and leased equipment is recognized on the straight-line method over the shorter of the lease term or the estimated life of the assets.


Other Real Estate

Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of the carrying value of the loan or estimated fair value of the property at the time of acquisition. Write downs from cost to estimated fair value which are required at the time of foreclosure are charged to the allowance for loan losses. Subsequent to acquisition, other real estate is carried at the lower of the carrying amount or fair value less estimated costs to dispose. Subsequent adjustments to the carrying values of such properties resulting from declines in fair value are charged to operations in the period in which the declines occur.

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

Postretirement Benefits

In addition to pension benefits, the Bank provides health care and life insurance benefits for retired employees. Effective January 1, 1993, the Corporation adopted the provisions of SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, which established a new accounting principle for the cost of retiree health care and other postretirement benefits. Immediate recognition of the transition obligation was elected. The cumulative effect of the change in method of accounting for postretirement benefits other than pensions is reported in the 1993 consolidated statement of income.

Goodwill and Deposit Base Intangible

Goodwill, which represents the excess of purchase price over the fair value of identifiable assets acquired, is being amortized over 15 years on the straight-line method. Deposit base intangible, resulting from the Bank's purchase of deposits from the Resolution Trust Company in 1994, is being amortized over the expected useful life of 15 years on a straight-line basis. Amortization periods are monitored to determine if events and circumstances require such periods to be reduced. Periodically, the Corporation reviews its goodwill and deposit base intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets are not recoverable.

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

Securities Sold Under Agreements to Repurchase

The Corporation enters into sales of U.S. Treasury securities under agreements to repurchase. These agreements are treated as financings, and the obligations to repurchase securities sold are reflected as liabilities in the consolidated statement of financial condition. The amount of the securities underlying the agreements remains in the asset account. The Corporation has agreed to repurchase securities identical to those sold.

Financial Instruments With Off-Balance Sheet Risk

The Corporation does not engage in the use of derivative financial instruments and the Corporation's only financial instruments with off-balance sheet risk are commitments under standby letters of credit, unused portions of lines of credit and commitments to fund new loans.

Reclassifications

Amounts in the prior year's consolidated financial statements are reclassified whenever necessary to conform with the current year's presentation.


(2)  Acquisitions

On December 29, 1994, management of the Corporation and of Owego signed the documents required to consummate the previously announced acquisition of Owego. Owego commenced business as a branch of the Bank on January 3, 1995. The total purchase price was $5,780,938, consisting of $1,236,790 in cash and 193,368 shares of the Corporation's common stock with a fair value of $4,544,148 at the date of acquisition. The acquisition was accounted for under the purchase method, accordingly, all assets and liabilities acquired were recorded at their fair values at the date of acquisition and the results of operations of Owego are included in the consolidated financial statements beginning January 1, 1995. For taxation purposes the acquisition was accounted for as a tax free reorganization. The excess of the cost over the fair value of the net assets acquired (goodwill) of $2,843,750 is being amortized on the straight-line method over a period of 15 years.
   During 1994, the Bank acquired deposits totaling $45,628,085 from the Resolution Trust Company at a premium of $5,965,793. This deposit base intangible asset is being amortized on the straight-line method over 15 years.

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


                                              Year ended              Year ended
                                          December 31, 1994        December 31, 1993
----------------------------------------------------------------------------------------------------------------
                                               Proforma                 Proforma
----------------------------------------------------------------------------------------------------------------
(in thousands except per share amounts)


Net interest income                            $ 20,773                 $ 20,265
Net Income                                     $  4,291                 $  4,651
Weighted average common                        $  2,092                 $  2,087
    shares outstanding
Net income per share                           $   2.05                 $   2.23



3) Restrictions on Cash and Due from Bank Accounts

The Bank is required to maintain average reserve balances with the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period beginning December 21, 1995 was $6,954,000, of which $923,000 was required to be on deposit with the Federal Reserve Bank; the remainder, $6,031,000, was represented by cash on hand.

(4) Securities

Amortized cost and fair value of securities available for sale at December 31, 1995 and 1994 are as follows:


                                               1995                           1994
----------------------------------------------------------------------------------------------------------------
                                      Amortized        Fair         Amortized        Fair
                                        Cost           Value          Cost           Value
----------------------------------------------------------------------------------------------------------------

U.S. Treasury securities            $  77,579,182     78,516,356    135,086,502    132,211,021
Obligations of other U.S.
   Government agencies                 29,692,008     30,258,315     31,806,859     31,027,012
Obligations of states and
   political subdivisions              22,300,655     22,702,964     14,888,600     14,903,869
Other bonds and notes                  33,587,684     33,586,921      5,192,796      5,193,756
Corporate stocks                        2,468,469      6,817,506      2,148,876      5,492,626
----------------------------------------------------------------------------------------------------------------

                                    $ 165,627,998    171,882,062    189,123,633    188,828,284
================================================================================================================


Amortized cost and fair value of securities held to maturity at December 31, 1995 and 1994 are as follows:


                                                  1995                         1994
----------------------------------------------------------------------------------------------------------------
                                        Amortized         Fair        Amortized        Fair
                                          Cost            Value         Cost           Value
----------------------------------------------------------------------------------------------------------------
Obligations of states and
   political subdivisions             $ 7,572,044      7,572,044     13,181,247     13,025,161
Other bonds and notes                      10,000          9,475      1,987,435      1,987,409
----------------------------------------------------------------------------------------------------------------
                                      $ 7,582,044      7,581,519     15,168,682     15,012,570
================================================================================================================

   Included in corporate stocks at December 31, 1995 and 1994 is the Bank's required investment in the stock of the Federal Home Loan Bank with a cost of $1,481,300 and $1,193,200, respectively. This investment allows the Bank to maintain a $52,389,800 line of credit with the Federal Home Loan Bank.
   Gross unrealized gains and gross unrealized losses on securities available for sale at December 31, 1995 and 1994 were as follows:


                                                1995                           1994
----------------------------------------------------------------------------------------------------------------
                                       Unrealized     Unrealized     Unrealized     Unrealized
                                          Gains         Losses          Gains         Losses
----------------------------------------------------------------------------------------------------------------

U.S. Treasury securities              $   945,697          8,523          3,753      2,879,234
Obligations of other U.S.
   Government agencies                    571,096          4,789         89,733        869,580
Obligations of states and
   political subdivisions                 421,180         18,871        191,870        176,600
Other bonds and notes                      95,297         96,060         38,976         38,017
Corporate stocks                        4,349,037              -      3,356,773         13,023
----------------------------------------------------------------------------------------------------------------

                                      $ 6,382,307        128,243      3,681,105      3,976,454
================================================================================================================


Gross unrealized gains and gross unrealized losses on securities held to maturity at December 31, 1995 and 1994 were as follows:


                                                 1995                          1994
----------------------------------------------------------------------------------------------------------------
                                       Unrealized     Unrealized     Unrealized     Unrealized
                                          Gains         Losses          Gains         Losses
----------------------------------------------------------------------------------------------------------------

Obligations of states and
   political subdivisions              $     -              -            976        157,062
Other bonds and notes                        -            525          4,677          4,703
----------------------------------------------------------------------------------------------------------------

                                       $     -            525          5,653        161,765
================================================================================================================


Gross realized gains on sales of securities were $530,953, $140,001, and $821,467 for the years ended December 31, 1995, 1994 and 1993, respectively.
   Included in gross realized gains on sales of securities for the year ended December 31, 1993 is $545,000 relating to the sale of a $1,000,000 security which was deemed permanently impaired and written down by $755,000 in 1991. The security was sold in 1993 for $790,000.
    Interest and dividends on securities for the years ended December 31, 1995, 1994 and 1993 were as follows:


                                          1995           1994           1993
----------------------------------------------------------------------------------------------------------------
Taxable
   U.S. Treasury securities          $  6,087,187      5,152,024      3,443,000
   Obligations of other U.S.
      Government agencies               2,918,058      1,739,701      1,548,043
   Other bonds and notes                  673,373        614,390        849,532
   Corporate stocks                       281,145        255,723        247,543
   Exempt from federal taxation -
   obligations of states and
   political subdivisions               1,406,164      1,261,678      1,184,321
----------------------------------------------------------------------------------------------------------------

                                     $ 11,365,927      9,023,516      7,272,439
================================================================================================================


   The amortized cost and fair value by years to maturity as of December 31, 1995 for securities available for sale are as follows (excluding corporate stocks):


                                                            Maturing
----------------------------------------------------------------------------------------------------------------
                                                                          After One, But
                                           Within One Year               Within Five Years
----------------------------------------------------------------------------------------------------------------
                                      Amortized         Fair        Amortized        Fair
                                         Cost           Value          Cost          Value
----------------------------------------------------------------------------------------------------------------


U.S. Treasury Securities             $ 32,047,390     32,214,981     45,531,792     46,301,375
Obligations of other U.S.
   Government agencies                  6,494,823      6,528,615     21,197,185     21,698,140
Obligations of states and
   political subdivisions               5,551,101      5,593,265     14,272,410     14,593,722
Other bonds and notes                   1,496,762      1,517,605      1,443,893      1,495,940
----------------------------------------------------------------------------------------------------------------

       Total                         $ 45,590,076     45,854,466     82,445,280     84,089,177
================================================================================================================







                                                          Maturing
----------------------------------------------------------------------------------------------------------------
                                          After Five, But
                                          Within Ten Years               After Ten Years
----------------------------------------------------------------------------------------------------------------
                                    Amortized         Fair        Amortized         Fair
                                       Cost           Value          Cost           Value
----------------------------------------------------------------------------------------------------------------

Obligations U.S.
  Government agencies              $ 2,000,000      2,031,560              -              -
Obligations of states and
   political subdivisions            2,252,144      2,298,696        225,000        217,281
Other bonds and notes                5,021,051      5,031,379     25,625,978     25,541,997
----------------------------------------------------------------------------------------------------------------
       Total                       $ 9,273,195      9,361,635     25,850,978     25,759,278
======================================================================================

   The amortized cost and fair value by years to maturity as of December 31, 1995 for securities held to maturity are as follows:


                                                            Maturing
----------------------------------------------------------------------------------------------------------------
                                                                           After One, But
                                           Within One Year                Within Five Years
----------------------------------------------------------------------------------------------------------------
                                       Amortized         Fair        Amortized         Fair
                                         Cost           Value          Cost           Value
----------------------------------------------------------------------------------------------------------------

Obligations of states and
   political subdivisions             $ 4,817,894      4,817,894      1,777,670      1,777,670
Other bonds and notes                       5,000          4,875          5,000          4,600
----------------------------------------------------------------------------------------------------------------

       Total                          $ 4,822,894      4,822,769      1,782,670      1,782,270
================================================================================================================





                                                            Maturing
----------------------------------------------------------------------------------------------------------------
                                             After Five, But
                                            Within Ten Years                 After Ten Years
----------------------------------------------------------------------------------------------------------------
                                         Amortized         Fair        Amortized         Fair
                                            Cost           Value          Cost           Value
----------------------------------------------------------------------------------------------------------------

Obligations of states and
   political subdivisions             $   976,480        976,480              -               -
================================================================================================================


    The fair value of securities pledged to secure public funds on deposit or for other purposes as required by law was $95,913,200 at December 31, 1995 and $96,791,741 at December 31, 1994. U.S. Treasury securities totaling $18,380,000 and $19,277,150 (fair value of $18,616,689 and $ $18,776,577) were pledged to secure repurchase agreements at December 31, 1995 and 1994, respectively, see note 8.
    There are no securities of a single issuer (other than securities of the U.S. Government and its agencies) that exceed 10% of shareholders' equity at December 31, 1995 or 1994. In November, 1995 the Financial Accounting Standards Board published A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities (Guide). Concurrent with the initial adoption of the Guide, but no later than December 31, 1995, the Corporation was permitted to reassess the appropriateness of the classifications of all securities held at that time and implement reclassifications without calling into question the intent of the Corporation to hold other debt securities to maturity in the future. Effective December 1, 1995 the Corporation transferred securities with amortized costs of $10,505,646 from the held to maturity portfolio to the available for sale portfolio. The net unrealized gain was $154,557. The transferred securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of related taxes.

(5) Loans and Allowance for Loan Losses

The composition of the loan portfolio is summarized as follows:


December 31,                              1995           1994
----------------------------------------------------------------------------------------------------------------

Residential mortgages                   $  61,070,320     54,717,992
Commercial mortgages                       10,799,467     13,194,116
Commercial, financial and agricultura     l89,785,341     75,006,015
Consumer loans                            101,687,175     94,180,896
Net deferred fees and unearned income        (340,999)      (601,571)
----------------------------------------------------------------------------------------------------------------
                                        $ 263,001,304    236,497,448
================================================================================================================

   During 1995, 1994 and 1993, the Corporation sold $2,794,848, $2,507,848 and
$2,572,308, respectively, of education loans at par to the Student Loan Marketing Association.
    The Corporation's market area encompasses the New York State counties of Chemung, Steuben, Schuyler and Tioga. Substantially all of the Corporation's outstanding loans are with borrowers living or doing business within 25 miles of the branches in these counties. The Corporation's concentrations of credit risk are reflected in the preceding schedule. The concentrations of credit risk with standby letters of credit, committed lines of credit and commitments to originate new loans, generally follow the loan classifications in the schedule. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.
    The principal balances of loans not accruing interest totaled $1,119,671 and $1,200,547 at December 31, 1995 and 1994, respectively. There were no loans with modified payment terms because of the borrowers' financial difficulties at December 31, 1995 and 1994. The effect of nonaccrual loans on interest income for the years ended December 31, 1995, 1994 and 1993 was not material. The Bank is not committed to advance additional funds to these borrowers. Other real estate owned at December 31, 1995 amounted to $175,922 involving one property and at December 31, 1994, amounted to $171,000 involving four properties. There was no other real estate owned at December 31, 1993.
    Transactions in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 were as follows:


                                          1995           1994           1993
----------------------------------------------------------------------------------------------------------------

Balances at January 1                $ 3,599,968      3,500,000      3,400,000
Provision charged to operations          564,380        623,772        906,739
Loans charged off                       (373,261)      (717,511)      (896,100)
Recoveries                               108,913         93,739         89,361
Allowance of Owego                             -         99,968              -
  at time of acquisition
----------------------------------------------------------------------------------------------------------------

                                     $ 3,900,000      3,599,968      3,500,000
================================================================================================================


As discussed note 1, the Corporation changed its method of accounting for impairment of loans on January 1, 1995 to adopt the provisions SFAS No. 114, Accounting for Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of Loan - Income Recognition and Disclosures. At December 31, 1995, the recorded investment in loans that are considered to be impaired totaled $879,539. Included in this amount was $530,811 of impaired loans for which the related allowance for loan losses is $198,618, and $348,728 of impaired loans with no related allowance for loan losses. The average recorded investment in impaired loans during 1995 was $722,055. The effect on interest income for impaired loans was not material to the consolidated financial statements in 1995.

(6) Premises and Equipment

Premises and equipment at December 31, 1995 and 1994 are as follows:


                                          1995           1994
----------------------------------------------------------------------------------------------------------------
Land                                 $  2,106,408      2,066,408
Buildings                               9,883,468      9,009,746
Equipment and furniture                11,463,538      9,502,219
Leasehold improvements                    396,478        317,624
----------------------------------------------------------------------------------------------------------------
                                       23,849,892     20,895,997
Less accumulated depreciation          13,559,190     12,368,695
----------------------------------------------------------------------------------------------------------------

                                     $ 10,290,702      8,527,302
================================================================================================================


(7)  Deposits

Interest-bearing deposits include certificates of deposit in denominations of $100,000 or more aggregating $21,462,087 and $17,169,048 at December 31, 1995 and 1994, respectively. Interest expense on such certificates was $1,057,353, $559,034, and $654,522 for 1995, 1994 and 1993, respectively.



(8)  Securities Sold Under Agreements to Repurchase

The agreements have maturities from 4 to 34 days at December 31, 1995 and 4 to 97 days at December 31, 1994, and a weighted average interest rate of 5.33% at December 31, 1995 and 5.30% at December 31, 1994. The maximum amounts outstanding at any one month-end and average amount under these agreements during 1995 were $19,677,060 and $13,726,251, respectively. The maximum amounts outstanding at any one month-end and average amount under these agreements during 1994 were $15,158,469 and $9,809,991, respectively. The securities underlying the agreements were under the Trust Department's control as custodian.

(9)  Income Taxes

    Total income taxes for the years ended December 31, 1995, 1994 and 1993 were allocated as follows:


                                          1995           1994           1993
----------------------------------------------------------------------------------------------------------------


Income before income taxes
   and cumulative effect of
   accounting change                 $ 2,859,476      2,342,765      2,830,032
   Cumulative effect, at January 1,
   1993, of adoption of SFAS 106               -              -        643,939
Shareholders' equity for change in
   unrealized loss on securities       2,645,891       (120,156)             -
----------------------------------------------------------------------------------------------------------------

                                     $ 5,505,367      2,222,609      3,473,971
================================================================================================================


    For the years ended December 31, 1995, 1994 and 1993, income tax expense attributable to income from operations before cumulative effect of change in accounting principle consists of:

                                          1995           1994           1993
----------------------------------------------------------------------------------------------------------------

Current:
State                                $   646,080        499,305        709,967
Federal                                2,381,973      1,744,846      2,230,109
----------------------------------------------------------------------------------------------------------------
                                       3,028,053      2,244,151      2,940,076
Deferred                                (168,577)        98,614       (110,044)
----------------------------------------------------------------------------------------------------------------

                                     $ 2,859,476      2,342,765      2,830,032
================================================================================================================



    Income tax expense differed from the amounts computed by applying the U.S. Federal statutory income tax rate to income before cumulative effect of change in accounting principle as follows:


                                          1995           1994           1993
----------------------------------------------------------------------------------------------------------------

Tax computed at statutory rate       $ 2,876,865      2,376,699      2,804,386
Tax exempt interest                     (486,208)      (435,678)      (402,658)
Dividend exclusion                       (33,594)       (32,362)       (31,829)
State taxes, net of federal benefit      408,610        345,813        479,566
Nondeductible interest expense            55,582         41,829         33,751
Other items, net                          38,221         46,464        (53,184)
----------------------------------------------------------------------------------------------------------------
          Actual tax expense         $ 2,859,476      2,342,765      2,830,032
================================================================================================================

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below:


                                                  1995           1994
----------------------------------------------------------------------------------------------------------------

Deferred tax assets:
   Allowance for loan losses                 $ 1,180,197      1,066,814
   Accrual for postretirement benefits
      other than pensions                        732,372        699,494
   Deferred loan fees                            113,647        185,896
   Deferred compensation and directors fees      369,611        322,897
   Net unrealized losses on securities                 -        120,156
   Other                                         180,729        138,535
----------------------------------------------------------------------------------------------------------------


       Total gross deferred tax assets       $ 2,576,556      2,533,792
----------------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
   Bond discount                                  53,750        101,715
   Depreciation                                  410,007        389,469
   Net unrealized gains on securities          2,525,735              -
   Other                                          58,772         37,002
----------------------------------------------------------------------------------------------------------------
       Total gross deferred tax liabilities    3,048,264        528,186
----------------------------------------------------------------------------------------------------------------

       Net deferred tax asset (liability)    $  (471,708)     2,005,606
================================================================================================================

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

    The following table sets forth the plan's funded status and amounts recognized in the Corporation's consolidated balance sheets at December 31, 1995 and 1994:

                                                           1995           1994
----------------------------------------------------------------------------------------------------------------

Actuarial present value of accumulated benefit
   obligation, including vested benefits of
   $9,488,826 and $9,009,876 in 1995
   and 1994 respectively                                $ (9,956,932)    (9,314,611)

Projected benefit obligation for service
   rendered to date                                      (12,211,661)   (11,573,174)
Plan assets at fair value                                 14,042,435     11,833,298

Excess of plan assets over the projected
   benefit obligation                                      1,830,774        260,124
Unrecognized net obligation                                  839,454        909,342
Unrecognized net gain                                     (3,241,671)    (1,207,086)
Unrecognized prior service cost                              598,945              -
----------------------------------------------------------------------------------------------------------------

          Prepaid (accrued) pension cost                $     27,502        (37,620)
================================================================================================================

    Net periodic pension cost included the following components:

                                                Years ended December 31,
                                          1995           1994           1993
----------------------------------------------------------------------------------------------------------------

Service cost - benefits earned
   during the year                  $    293,048        271,218        265,992
Interest cost on projected
   benefit obligation                    798,518        757,327        762,002
Actual return on plan assets          (2,436,581)      (131,585)      (245,983)
Net amortization and deferral           1,542,093      (780,715)      (599,153)
----------------------------------------------------------------------------------------------------------------

          Net periodic pension cost $    197,078        116,245        182,858
================================================================================================================

   Assumptions used in determining pension amounts are as follows:

                                            1995         1994
----------------------------------------------------------------------------------------------------------------

Discount rate for benefit obligations        7.0%           7.0%
Rate of increase in compensation levels      5.0            5.0
Expected long-term rate of return on assets  8.5            8.5


   The plan's assets at December 31, 1995 and 1994 are invested in common and preferred stocks, U.S. Government securities, and corporate bonds and notes. Effective January 1, 1995, retirees' benefits were increased. This amendment generated prior service cost of $622,106.
   The Bank also sponsors a defined contribution profit sharing, savings and investment plan which covers all employees with a minimum of 1,000 hours of annual service. The Bank matches at the rate of 50% of the first 6% of an eligible employee's current earnings. Expense under the plan totaled $499,343, $423,161 and $406,798 for the years ended December 31, 1995, 1994 and 1993, respectively.


(11)  Other Postretirement Benefit Plans

The Bank sponsors a defined benefit health care plan that provides postretirement medical, dental and prescription drug benefits to full-time employees who meet minimum age and service requirements. Postretirement life insurance benefits are also provided to certain employees who retired prior to July 1981. The plan is contributory, with retiree contributions adjusted annually, and contains other cost sharing features such as deductibles and coinsurance. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with the Bank's expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year. The Bank's policy is to fund the cost of medical
benefits in amounts determined at the discretion of management.      As
discussed in note 1, the Corporation adopted the provisions of SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, as of January 1, 1993. The effect of adopting SFAS 106 on net income and the net periodic postretirement cost for the year ended December 31, 1993, was a decrease of $933,183 and an increase of $108,173, respectively.
   The following table presents the plan's funded status reconciled with amounts recognized in the Corporation's consolidated balance sheet at December 31, 1995 and 1994:

                                                               1995           1994
----------------------------------------------------------------------------------------------------------------

Accumulated postretirement benefit
   obligation:
      Retirees                                           $  (807,185)      (909,058)
      Fully eligible active plan participants               (114,090)      (140,404)
      Other active plan participants                      (1,061,074)      (624,166)
----------------------------------------------------------------------------------------------------------------

                                                          (1,982,349)    (1,673,628)
Unrecognized net (gain) loss                                 168,896        (44,910)
----------------------------------------------------------------------------------------------------------------

Accrued postretirement benefit cost
   included in other liabilities                         $(1,813,453)    (1,718,538)
================================================================================================================

Net periodic postretirement benefit cost for 1995 and 1994 included the following components:


Years ended December 31                         1995           1994           1993
----------------------------------------------------------------------------------------------------------------

Service cost                                $  75,728         44,407          9,889
Interest cost                                 127,308        114,642        118,284
----------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost    $ 203,036        159,049        218,173
================================================================================================================

   For measurement purposes, a 12.5% and 10.5% annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) for non medicare and medicare, respectively, was assumed for 1995; the rate was assumed to decrease gradually to 5.5% by the year 2005 and remains at that level thereafter. A 1% increase in the trend rate for all future years does not have a material effect on the obligation. The weighted-average discount rate used in determining the accumulated postretirement benefit obligations was 7% at December 31, 1995 and 1994.


(12)  Related Party Transactions

Members of the Board of Directors, certain Bank officers, and their immediate families directly, or indirectly through entities in which they are principal owners (more than a 10% interest), were customers of, and had loans and other transactions with, the Bank in the ordinary course of business.
  All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans and commitments, which did not involve more than normal risk of collectibility or present other unfavorable features, are summarized as follows for the years ended December 31, 1995 and 1994:


                                          1995           1994
----------------------------------------------------------------------------------------------------------------

Balance at beginning of year        $  7,174,106      9,892,451
Additions                             26,333,212     26,807,438
Amounts collected                    (25,079,714)   (29,525,783)
----------------------------------------------------------------------------------------------------------------

Balance at end of year              $  8,427,604      7,174,106
================================================================================================================

(13)  Expenses

The following expenses, which exceeded 1% of total revenues (total interest income plus other operating income) in at least one of the years presented, are included in other operating expenses:


                                                Years ended December 31,
----------------------------------------------------------------------------------------------------------------
                                           1995           1994           1993
----------------------------------------------------------------------------------------------------------------

Stationery and supplies                $  437,253        445,691        384,124
Credit card computer costs                554,676        475,238        431,421
Data processing service                   690,980        624,556        631,531
FDIC insurance premiums                   538,279        795,913        768,891
Advertising                               444,637        395,425        305,940
Amortization of goodwill and deposit
   base intangible                        587,303        232,003              -


(14) Commitments and Contingencies

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. Commitments to outside parties under standby letters of credit, unused portions of lines of credit, and commitments to fund new loans totaled $2,237,793, $85,928,406 and $1,151,988, respectively, at December 31, 1995. The Corporation does not anticipate losses as a result of these transactions.
   The Bank has employment contracts with certain of its senior officers, which expire at various dates through 1999 and may be extended on a year-to-year basis.
   Under pending federal legislation is the proposed one-time special assesment to recapitalize the SAIF insurance fund. If enacted in its current form, the assessment is estimated to be between 75 to 80 basis points of SAIF insured deposits held as of March 31, 1995. Based upon these rates, the Corporation's pre-tax expense would be approximately $275,000 to $320,000. There is no assurance that this pending legislation will be enacted into law, therefore, the FASB has stated that the charge to earnings must be recorded in the period it is enacted. Accordingly, the Corporation has made no accrual for this potential obligation.



(15)  Shareholders' Equity

Under Federal Reserve regulations, the Bank is limited to the amount it may loan to the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1995, the maximum amount available for transfer from the Bank to the Corporation in the form of loans was $1,660,655. The Bank is subject to legal limitations on the amount of dividends that can be paid to the Corporation. Dividends are limited to retained net profits, as defined by regulations, for the current year and the two preceding years. At December 31,1995, $7,857,299 was available for the declaration of dividends.

(16)  Parent Company Financial Information

Condensed parent company only financial statement information of Chemung Financial Corporation is as follows:

Balance Sheets
----------------------------------------------------------------------------------------------------------------
December 31                                               1995           1994
----------------------------------------------------------------------------------------------------------------
Assets:
     Cash on deposit with subsidiary bank         $     195,586        273,358
     Investment in subsidiary bank                   52,274,720     44,880,039
     Dividend receivable                                520,462      1,656,027
     Securities available for sale                      455,947        590,619
     Other assets                                             -              3
----------------------------------------------------------------------------------------------------------------

       Total assets                               $  53,446,715     47,400,046
================================================================================================================

Liabilities and shareholders' equity:
     Dividend payable                                   520,462        456,027
     Deferred tax liability                              27,355         40,390
     Payable to Owego shareholders                            -      1,164,883
----------------------------------------------------------------------------------------------------------------

       Total liabilities                                547,817      1,661,300
----------------------------------------------------------------------------------------------------------------

Shareholders' equity:
     Common stock                                    10,750,335     10,750,335
     Surplus                                         10,068,563     10,068,563
     Retained earnings                               29,930,969     26,374,590
     Treasury stock, at cost                         (1,579,298)    (1,279,549)
     Net unrealized gain (loss) on securities
        available for sale                            3,728,329       (175,193)
----------------------------------------------------------------------------------------------------------------

       Total shareholders' equity                    52,898,898     45,738,746
----------------------------------------------------------------------------------------------------------------

       Total liabilities and shareholders' equity $  53,446,715     47,400,046
================================================================================================================

Statements of Income
----------------------------------------------------------------------------------------------------------------

Years Ended December 31,                        1995           1994           1993
----------------------------------------------------------------------------------------------------------------
Income:
     Interest and dividends                $    23,031         23,768         22,806
     Gain on sale of securities                112,500        140,001              3
     Dividends from subsidiary bank          2,045,513      2,976,606      1,656,528


Income before equity in undistributed
     earnings of subsidiary bank             2,181,044      3,140,375      1,679,337
Equity in undistributed earnings of
     subsidiary bank                         3,472,647      1,569,926      2,814,726
----------------------------------------------------------------------------------------------------------------

Income before income taxes                   5,653,691      4,710,301      4,494,063
Income taxes                                    51,799         62,776              -
----------------------------------------------------------------------------------------------------------------

Net Income                                 $ 5,601,892      4,647,525      4,494,063
================================================================================================================

Statements of Cash Flows
----------------------------------------------------------------------------------------------------------------

December 31,                                   1995           1994           1993
----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                           $ 5,601,892      4,647,525      4,494,063
     Adjustments to reconcile net income
       to net cash provided by operating
       activities:
          Equity in undistributed net
            income of subsidiary           (3,472,647)    (1,569,926)    (2,814,726)
          (Increase) decrease in dividend
            receivable                      1,135,565     (1,225,458)       (32,938)
          Gain on sale of securities, net    (112,500)      (140,001)       (3)
          Decrease in payable to
            Owego shareholders             (1,164,883)             -              -
----------------------------------------------------------------------------------------------------------------
               Net cash provided by
                 operating activities       1,987,427      1,712,140      1,646,396
----------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
     Proceeds from sales of securities
       available for sale                     215,628        271,234             31
     Purchases of securities available for
       sale                                         -       (221,193)       116,200
     Payment to subsidiary for prior
       year's taxes                                 -       (146,035)             -
----------------------------------------------------------------------------------------------------------------
          Net cash provided (used)
            by investing activities           215,628        (95,994)      (116,169)
----------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
     Cash dividends paid                   (1,981,078)    (1,751,148)    (1,623,590)
     Purchases of treasury stock             (299,749)             -        (65,638)
     Sale of treasury stock                         -        172,500    48,008
----------------------------------------------------------------------------------------------------------------

          Net cash used by financing
            activities                     (2,280,827)    (1,578,648)    (1,641,220)
----------------------------------------------------------------------------------------------------------------

          Increase (decrease) in cash
            and cash equivalents              (77,772)        37,498       (110,993)
Cash and cash equivalents at
   beginning of year                          273,358        235,860        346,853
----------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at
   end of year                          $     195,586        273,358         235,860
================================================================================================================

(17)  Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents

For those short-term instruments that generally mature in ninety days or less, the carrying value approximates fair value.

Securities

Fair values for securities are based on either 1) quoted market prices,
2) dealer quotes, 3) correspondent bank pricing system, or 4) discounted cash flow to maturity.

Loans Receivable

For variable-rate loans that reprice frequently, fair values are based on carrying values. The fair values for other loans are estimated through discounted cash flow analyses using interest rates currentlybeing offered for loans with similar terms and credit quality.

Deposits

The fair values disclosed for demand deposits, savings accounts and money market accounts are, by definition, equal to the amounts payable on demand at the reporting date (i.e., their carrying values).
    The fair value of fixed maturity certificates of deposits is estimated using a discounted cash flow approach that applies interest rates currently being offered on certificates to a schedule of weighted average expected monthly maturities on time deposits.

Borrowings

These instruments bear variable rates and therefore the carrying value approximates fair value.

Commitments to Extend Credit

The fair value to commitments to extend credit are equal to the contract value of the commitments as the contractual rates and fees approximate those currently charged to originate similar commitments.
    The estimated fair value of the Corporation's financial instruments as of December 31, 1995 and 1994 are as follows (dollars in thousands):


                                               1995                        1994
                                      Carrying        Fair          Carrying        Fair
                                       Amount       Value (1)        Amount       Value (1)
----------------------------------------------------------------------------------------------------------------
Financial assets:

     Cash and cash equivalents        $  27,294         27,294         24,267         24,267
     Securities                         179,464        179,464        203,997        203,841
     Net loans                          259,101        259,310        232,897        231,855
     Federal Home Loan Bank                  90             90            114            114
     Federal funds sold                  10,000         10,000          8,000          8,000
----------------------------------------------------------------------------------------------------------------

        Total Earning Assets            448,655        448,864        445,008        443,810
----------------------------------------------------------------------------------------------------------------

Fixed assets                             10,291         10,291          8,527          8,527

Other assets                             15,653         15,653         16,530         16,530
----------------------------------------------------------------------------------------------------------------

        Total assets                  $ 501,893        502,102        494,332        493,134
================================================================================================================


Financial liabilities:

     Deposits:
       Demand, savings,
       NOW and money
       market accounts                $ 272,057        272,057        286,232        286,232
     Time certificates                  154,822        156,268        146,039        145,392
----------------------------------------------------------------------------------------------------------------

          Total deposits                426,879        428,325        432,271        431,624

     Borrowings:
       Repurchase agreements             13,382         13,382         10,204         10,204
       Other liabilities                  8,733          8,733          6,118          6,118
----------------------------------------------------------------------------------------------------------------

          Total liabilities             448,994        450,440        448,593        447,946

     Equity                              52,899         51,662         45,739         45,188
----------------------------------------------------------------------------------------------------------------

          Total liabilities and
            equity                    $ 501,893        502,102        494,332        493,134
================================================================================================================

     Standby letters of credit        $   2,238          2,238          1,904                    1,904
     Unused portions of lines
       of credit                      $  85,928         85,928         75,940         75,940

     Commitments to fund new
       loans                          $   1,152          1,152            572            572

<F1>
(1) Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(18)   Regulatory Capital Requirement

The Bank is subject to the capital adequacy requirements of the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation Improvement Act of 1991, (the FDIC Act), established capital levels for which insured institutions will be categorized as (in declining order) well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, or critically undercapitalized.
   Under the FDIC Act, a "well capitalized" institution must have a risk based capital ratio of 10 percent, a core capital ratio of 5 percent and a Tier 1 risk-based capital ratio of 6 percent. (The "Tier 1 risk-based capital" ratio is the ratio of core capital to risk-weighted assets.) The Bank is a well capitalized institution under the definitions.