Form 10-K, Exhibit 13
period 1996-12-31
CHEMUNG FINANCIAL CORP
filed 1997-03-20
CIK 763563

EXHIBIT A












             TABLE OF QUARTERLY MARKET PRICE RANGES





      Market Prices of Chemung Financial Corporation Stock
                During Past Three Years (dollars)
     ------------------------------------------------------------
-----

           1996               1995          1994
------------------------------------------------------------------
     Hi      --   Lo     Hi      --   Lo     Hi    --   Lo
1st Quarter    28 3/4    - 27 26 1/4    - 25 24 5/8    - 23

2nd Quarter    31 1/2    - 30 26 1/4    - 25 26   - 23 3/4

3rd Quarter    33 1/4    - 30 3/8  25 3/4    - 25 1/4  26 3/4    - 24 1/2

4th Quarter    35 3/4    - 33 27 3/4    - 25 26   - 24 3/4




                            EXHIBIT B













                     TABLE OF DIVIDENDS PAID



           Dividends Paid by Chemung Financial Corporation
                     During Past Three Years
----------------------------------------------------------------------

     1996 1995 1994
----------------------------------------------------------------------
January   $ .2500   $.2400    $.2275

April 1   .2500     .2400     .2275

July 1    .2500     .2400     .2275

October 1 .2800     .2500     .2400
---------------------------------------------------------------------------
-

     $1.0300   $.9700    $.9225


As of December 31, 1996 there were 833 registered holders of record of the Corporation's stock. Chemung Financial Corporation's common stock is inactively traded in the over-the-counter market. The quarterly market price ranges for the Corporation's stock for the past three (3) years are based upon actual transactions as reported by brokerage firms which maintain a market or conduct trades in the Corporation's stock and other transactions known by the Corporation's management.

                                 EXHIBIT C












                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                     INCLUDING FINANCIAL DATA EXHIBITS

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

Description of Business

Chemung Financial Corporation (the OCorporationO) is a one-bank holding company with its only subsidiary being Chemung Canal Trust Company (the OBankO), a full-service community bank with full Trust powers. Therefore, the financial condition should be examined in terms of the acquisition and employment of funds within its Omarket areasO. Management defines the market areas of Chemung Canal Trust Company as those areas within a 25-mile radius of branches in these communities. These areas encompass Chemung, Steuben, Schuyler, and Tioga counties, together with the northern tier of Pennsylvania. The BankOs lending policy restricts substantially all lending efforts to these geographical regions.

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

The Executive Committee of the Board is designated to receive required loan reports, oversee loan policy, and approve loans above the authorized individual and Senior Loan Committee lending limits. The Senior Loan Committee, consisting of the chairman of the board, president, senior lending officer, commercial loan officer, mortgage officer, consumer loan officer, and financial officer, implements the Board-approved loan policy.

Supervision and Regulation

The Corporation, as a bank holding company, is regulated under the Bank Holding Company Act of 1956, as amended (the OActO), and is subject to the supervision of the Board of Governors of the Federal Reserve System (the OFederal Reserve BoardO). Generally, the Act limits the business of bank holding companies to banking, or managing or controlling banks, performing certain servicing activities for subsidiaries, and engaging in such other activities as the Federal Reserve Board may determine to be closely related to banking and a proper incident thereto.

The Bank is chartered under the laws of New York State and is supervised by the New York State Banking Department.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (OFDICIAO) was passed in order to protect depositors and taxpayers from the excesses of the S&L problems of the 1980Os. There are a number of provisions in this act that significantly increase the non-interest operating costs of the Bank. These rules specifically impact the cost of external audit, the mortgage loan product (through appraisal requirements), as well as all other loan products and contain the potential for the regulatory authorities to begin micro-managing banks of all sizes. Thus, regulatory burden continues to be a major impediment to banking profitability.

Competition

The Bank is subject to intense competition in the lending and deposit gathering aspects of its business from commercial banks, savings banks, savings and loan associations, credit unions; and other providers of financial services, such as money market funds, brokerage firms, investment companies, credit companies and insurance companies. The Bank also competes with nonfinancial institutions, including retail stores and certain utilities that maintain their own credit programs, as well as governmental agencies that make available loans to certain borrowers. The Bank faces significant competition in acquiring quality assets, due to such factors as increased activities by providers of credit cards, and the increased lending powers granted to and employed by thrift institutions and credit unions. The Bank also faces competition in attracting deposits at reasonable prices due to the activities of money market funds; increased activities of non-bank deposit takers, including brokerage firms; and the increased availability of demand deposit type accounts at thrift institutions and credit unions. Unlike the Bank, many of these competitors are not subject to regulation as extensive as that described under the OSupervision and RegulationO section and, as a result, they may have a competitive advantage over the Corporation in certain respects. This is particularly true of credit unions, as their pricing is not encumbered by income taxes.

Competition for the BankOs fiduciary services comes primarily from brokerage firms and independent investment advisors. This is considered very significant competition, as these firms devote much of their considerable resources toward gaining larger positions in this market. Trust Assets Under Administration, however, totaled $1,054 million at market December 31, 1996, compared to $993 million a year earlier. Relative to the BankOs total assets, when compared with peer commercial banks, the Trust Department is unusually large and favorable in terms of generating non-interest income.

During 1996, as well as 1995 and 1994, the Investment Services Division noted a continued increase in the competition for personal and corporate investment management services in our market areas. Thus, in an effort to position the Fiduciary Division for future growth, we now compliment our more traditional investment alternatives with additional products made available through strategic alliances with various mutual fund and insurance companies. Marketing efforts introduced in 1996 included sales and referral incentives designed to maximize results from the Bank's branch system.

Employees

The Corporation and its Banking subsidiary had 289 full-time equivalent employees (FTEOs) on December 31, 1996 versus 281 at the beginning of the year. The employment trend is relatively stable.

Balance Sheet Comments

Average earning assets for 1996 grew by $22.4 million or 5.0% to $469.5 million, compared to $447.1 million in 1995 and $394.7 million in 1994. Commercial and consumer loan balances grew $14.1 million and 7.36%, respectively, while the mortgage portfolio increased $6.5 million (9.1%). Average total loan balances were $273.9 million versus $249.1 million during 1995 (up 9.9%) and $221.4 million during 1994. The 1994 acquisition of the Columbia branches from the RTC and the purchase of Owego at year-end 1994, had only minor impact upon the average loan balances in 1995, but began to show improved results in 1996, particularly in home equity loan services.
During the fourth quarter of 1996, management elected to borrow $10 million maturing in two years from the Federal Home Loan Bank for the purpose of funding an equal amount of U.S. Government Agency notes. This leveraging strategy provided an annualized net interest spread of 135 basis points.

Non-performing loans at year end decreased to $1.720 million vs $1.800 million at the end of 1995, and represented 0.61% of total outstandings compared to 0.68% on 12/31/95 and 0.66% on 12/31/94. Net loan losses were $667 thousand or 0.24% of average outstandings, compared to $264 thousand in 1995 and $624 thousand in 1994. The loan loss reserve at 12/31/96 was 1.40% of outstandings and, at 231% of non-performing loans versus 217% a year ago and 232% in 1994, is felt by management to be adequate.
Exhibit I
Balance Sheet Comparisons

Average Balance Sheet                                   Growth Rates
 (in millions) 1996 1995 1994 1993 1992 1991 1 yr 5 yrs
Total Asset    $ 518.5   $ 495.2   $ 431.2   $ 397.7   $ 387.0   $ 357.4   4.7% 7.8%
Earning Assets 469.5     447.1     394.7     368.4     358.3     328.0     5.0%
7.4%
Loans     273.9     249.1     221.4     224.1     221.0     219.1     10.0%
4.6%
Investments    195.6     198.0     173.3     144.3     137.3     108.9     -1.2%
12.4%
Deposits  440.9     424.4     374.6     347.0     338.5     319.4     3.9% 6.7%
Tangible Equity     46.4 41.7 38.2 37.0 34.2 31.5 11.3%     8.1%

Ending Balance Sheet
 (in millions)

Total Assets   $ 532.2   $ 501.9   $ 494.3   $ 398.1   $ 385.8   $ 381.7   6.0%
6.9%
Earning Assets 474.6     446.3     448.9     369.2     356.4     350.7     6.3%
6.2%
Loans - Net    279.7     259.1     232.9     218.8     214.9     224.8     8.0%
4.5%
Investments    196.3     189.6     212.1     147.1     138.0     123.1     3.5%
9.8%
Deposits  439.6     426.9     432.3     342.9     339.2     325.8     3.0% 6.2%
Tangible Equity     48.7 44.9 37.2 38.3 35.5 32.3 8.5% 8.6%
Allowance For Loan Losses      3.98     3.90 3.60 3.50 3.40 2.80 2.1% 7.3%

Securities

The board-approved Funds Management Policy includes an investment portfolio policy which requires that except for local municipal obligations which are sometimes unrated or carry ratings above "Baa" but below "A" by Moody's or Standard & Poors, debt securities purchased for the bond portfolio must carry a minimum rating of "A". The policy also states that, except for short term U.S. Treasury Bills and/or U.S. Government Agency discount notes, purchases are to be made with the ability to hold to maturity. Marketable securities are classified as Available for Sale while local direct investment in municipal obligations are classified as Held to Maturity. The Available for Sale segment of the securities portfolio at December 31, 1996, was $185.4 million compared to $171.9 million a year earlier and $188.8 million at the end of 1994. The components of the net appreciation are set forth in the following table:

          Amortized Fair Appreciation
          Cost Value     (Depreciation)
(in thousands)
U.S. Treasury Securities $   52,721     $    52,764    $       43
Obligations of other U.S.
     Government Agencies 51,832    51,803    (29)
U.S. Government Agency
     Mortgage-backed pools    50,193    50,109    (84)
Obligations of states and
     political subdivisions   20,257    20,500    243
Other bonds and notes    1,179     1,193     14
Corporate stocks    3,662     8,996     5,334

          Totals    $  179,844     $   185,365    $    5,521

Included in the above table are 16,621 shares of Student Loan marketing Association ("SALLIE MAE") at a cost basis of $5,321 and fair value of $1,547,830. These shares were acquired as preferred shares (a permitted exception to the Government regulation banning bank ownership of equity securities) in the original capitalization of the U.S. Government Agency. Later, the shares were converted to common stock as SALLIE MAE recapitalized. Additionally, at 12/31/96, the banking subsidiary's portfolio held marketable equities totalling $89,540 at cost with a total fair value of $3,854,835 The shares, other than SALLIE MAE, were acquired prior to the enactment of the Banking Act of 1933. Other equities included in the bank portfolio are 9,964 shares of Federal Reserve Bank and 17,972 shares of the Federal Home Loan Bank of New York. They are valued at $498,200 and $1,797,200, respectively. Management has no current plans for selling these investments.

Capital Resources and Dividends

The Corporation continues to maintain a strong capital position. Tangible shareholdersO equity at December 31, 1996, was $48.7 million or 9.15% of total assets compared to $44.9 million or 8.95% of total assets at the end of 1995 and $37.2 million or 7.52% of assets at the end of 1994. As of December 31, 1996, the Corporation's total Weighted Risk Adjusted Capital Ratio was 16.87% compared with 16.46% at 12/31/95 and 15.03% at the end of 1994. The leverage ratio (Average Tier I Capital/Average Assets) was 8.97% at year end versus 8.52% in 1995 and 7.69% in 1994. Management's strategy for leveraging the Corporation's capital is to maintain the leverage ratio between 7.50% and 8.50%.

Performance Summary

Net income for 1996 was impacted by 1) higher loan volumes 2) lower average interest rates 3) higher levels of non-interest income, and 4) lower non-interest expenses.

Chemung Financial's net profits before dividends for 1996 were $6.158 million versus $5.602 million, up $556 thousand (9.9%) or $2.96 versus $2.68 per share (10.5%) on 8.4 thousand fewer average shares outstanding. During 1994 the Corporation earned $2.45, up 3.4% from 1993. Quarterly dividends declared totaled $1.06 per share vs 1995's $0.98 and $0.935 in 1994.

Under FDIC Risk-Related Premium System Rules, in order to be considered WELL CAPITALIZED, the FDIC requires a bank's Total Risk Based Capital Ratio to be greater than or equal to 10% AND its Tier 1 Risk Based Capital Ratio to be greater than or equal to 6.00% AND its leverage ratio to be greater than or equal to 5.00%. This designation has been maintained and the Bank's FDIC insurance premiums for 1996 were $253 thousand vs $538 thousand in 1995 and $796 thousand in 1994.

Included in 1996 FDIC charges was a one-time charge to banks having deposits insured by the Savings Association Insurance Fund ("SAIF") in order to recapitalize that fund to the same level as the BIF fund. The two funds are now merged. $29 million of the Bank's deposits were subjected to the $191 thousand assessment in the fourth quarter of 1996. In December, the Bank received notification from the FDIC that it remains well capitalized. The 1997 FDIC insurance premium will be accrued at an annual rate of $80 thousand for total insured deposits.

During 1996, the Bank's loan loss provision totaled $742 thousand, up $178 thousand from $564 thousand in 1995 and $624 thousand in 1994. The increase is a reflection of management's ongoing evaluation of the risk inherent in the portfolio. During 1995, management determined that based upon its review of the inherent risk, no provisions should be added to the reserve during November and December of that year, and $102 thousand of the loan loss reserve was returned to pretax income. This was a reflection of the very strong business environment and consistently favorable loan experience of that year.

The average interest rate on earning assets was 7.99% during 1996 versus 8.07% in 1995 and 7.49% in 1994. The interest expense on the Bank's liabilities also increased to 4.00% in 1996 versus 3.95% in 1995 and 3.23% in 1994. This delivered a net interest spread of 3.99% versus 4.12% a year earlier and 4.26% in 1994. The net interest margin declined 10 basis points to 4.79%. Noninterest income totaled $7.105 million versus $6.736 million in 1995 and $5.685 million in 1994. Trust department income, at $3.718 million in 1996 versus $3.678 million in 1995 and $3.323 million in 1994 is the largest segment of non-interest income. $610 thousand in net securities gains were realized during 1996 as management continued to move more proactively from a strategy with emphasis upon liquidity to an investment approach with higher yield potential. Investments sold or matured were mostly U.S. Treasury securities with the proceeds reinvested primarily in U.S. Government agency notes and U.S. Government agency guaranteed mortgage backed securities.
Exhibit II

                                   Growth Rates

Earnings (in thousands)  1996 1995 1994 1993 1992 1991 1 yr  5 yrs
Net Interest Income $  22,468 $  21,849 $  19,304 $  18,672 $  18,339 $  16,557 2.8% 6.3%
Loan Loss Provision       742 564  624  907  902  625  31.6%     3.5%
Net Interest Income after Loan
  Loss Provision    21,726    21,285    18,680    17,765    17,437    15,932    2.1% 6.4%
Trust Department Income  3,719     3,678     3,323     3,294     3,176     2,708     1.1%
6.5%
Securities Gains (Losses), net     610  531  140  821  105  (506)     14.9%     -2.0%
Other Income       2,777 2,527     2,222     2,004     1,691     1,621     9.9% 11.4%
Total Non-Interest Income     7,106     6,736     5,685     6,119     4,972     3,823
5.5% 13.2%
Non Interest Expense        19,408 19,560    17,375    15,627    15,287    14,902    -0.8%
5.4%
Pretax Income  9,424     8,461     6,990     8,257     7,122     4,853     11.4%     14.2%
Income Taxes       3,266 2,859     2,342     2,830     2,296     1,241     14.3%     21.4%
Net Operating Income     6,158     5,602     4,648     5,427     4,826     3,612     9.9%
11.3%
Effect of Accounting Change           0 0    0    (933)     0    0    N/A  N/A
Net Income         6,158 5,602     4,648     4,494     4,826     3,612     9.9% 11.3%



Exhibit III

Selected Financial Data                                       Growth Rates
Per Share Data 1996 1995 1994 1993 1992 1991 1 yr  5 yrs
Net Operating Income     $   2.96  $   2.68  $   2.45  $   2.87  $   2.55  $   1.90  10.4%
9.3%
Net Income     2.96 2.68 2.45 2.37 2.55 1.90 10.4%     9.3%
Dividends Declared  1.06 0.98 0.935     0.875     0.82 0.76 8.2% 6.9%
Tangible Book Value 23.51     21.57     17.75     20.25     18.75     17.02     9.0% 6.7%
Market Price 12/31  34.00     27.75     25.50     23.00     18.50     18.25     22.5%
13.3%
Average Shares O/S (thousands)     2,079     2,088     1,899     1,894     1,894     1,899
-0.4%     1.8%

Exhibit IV

Selected Ratios               1996 1995 1994 1993 1992
Return on average assets           1.19%     1.13%     1.08%     1.13%     1.25%
Return on average tangible equity       13.27%    13.43%    12.17%    12.15%
14.11%
Dividend yield 12/31               3.29%     3.60%     3.76%     3.96%     4.54%
Dividend payout               35.78%    36.52%    38.22%    36.86%    32.17%
Leverage ratio           8.97%     8.52%     7.69%     9.63%     9.20%

Tier I capital to risk adjusted assets  15.61%    15.21%    13.71%    15.66%
14.80%
Total capital to risk adjusted assets   16.87%    16.46%    15.03%    17.09%
16.22%

Loans to deposits             64.53%    61.61%    54.71%    64.83%    64.38%
Loan reserve to outstanding loans       1.40%     1.48%     1.52%     1.57%
1.56%
Loan reserve to
  non-performing loans             231% 217% 232% 186% 178%
Non-performing loans to
  outstanding loans           0.61%     0.68%     0.66%     0.85%     0.87%

Net interest rate spread           3.99%     4.12%     4.26%     4.42%     4.35%
Net interest margin           4.79%     4.89%     4.89%     5.07%     5.12%

Exhibit V
Changes Due To Volume and Rate

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

                    1996 vs 1995                          1995 vs 1994
                    Increase                           Increase
                     (Decrease)                            (Decrease)
     Total     Due to    Due to    Total     Due to    Due to
     Change    Volume    Rate Change    Volume      Rate

Interest Income (thousands)
Loans     $  1,446  $  2,310  $  (864)  $   3,862      $  2,607  $ 1,255
Taxable investment
   securities  332  74   258  2,198     1,273     925
Tax-exempt investment
   securities  (46) 41   (87) 144  150  (6)
Federal funds sold  (136)     (104)     (32) 79   (81) 160
Interest-bearing deposits     (162)     (129)     (33) 215  145  70
Total Interest Income    $  1,434  $  2,192  $  (758)  $  6,498  $  4,094  $
2,404

Interest Expense (thousands)
Demand deposits     $   (12)  $     16  $   (28)  $     58  $    (1)  $    59
Savings deposits    (466)     (289)     (177)     630  180  450
Time deposits  1,318     1,307     11   2,862     1,580     1,282
Federal funds purchased
   and securities sold
   under agreement to
   repurchase  (24) 73   (97) 401  179  222
Total Interest Expense   $    816  $  1,107  $  (291)  $  3,951  $  1,938  $
2,013

Net Interest Income $    618  $  1,085  $  (467)  $  2,547  $  2,156  $   391

Under Federal Reserve regulations (see Note 16 to the consolidated financial statements), the Bank is limited to the amount it may loan to the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1996, the maximum amount available for transfer from the Bank to the Corporation in the form of loans was $1,660,655. The Bank is subject to legal limitations on the amount of dividends that can be paid to the Corporation. Dividends are limited to retained net profits, as defined by regulations, for the current year and the two preceding years. At December 31, 1996, $7,964,762 was available for the declaration of dividends.

Cash dividends declared amounted to $2.203 million in 1996 versus $2.045 million in 1995 and $1.777 million in 1994. Dividends declared amounted to 35.8% of net earnings compared to 36.5% and 38.2% of 1995 and 1994 net earnings, respectively. It is management's objective to continue generating sufficient capital internally, while retaining an adequate dividend payout ratio.

The core deposit intangible and goodwill in the amount of $4.94 million and $2.46 million, respectively, at December 31, 1996, which accounts for the premium paid in connection with the acquisition of three branches from the Resolution Trust Corporation ("RTC") and the Owego National Financial Corporation during 1994, is being amortized over 15 years for both book and tax purposes.

Amortization periods are monitored to determine if events and circumstances require such periods to be reduced. With respect to each of the branches acquired from the RTC, management has determined that our purchase of these deposits constituted entrance into major new market areas and provides a basis for concluding that the purchased goodwill benefits will exist beyond a short-term period.

Treasury Shares

When shares of the Corporation come on the market, we will bid only after careful review of our capital position. During 1996, 16,915 shares were purchased at a total cost of $514,599 or an average price of $30.42 per share. Early in 1996, 7,280 shares of treasury stock were sold at a price of $27.75 per share to fund profit sharing requirements. During 1995, 11,632 shares were purchased at a total cost of $299,749 or an average price of $25.77 per share. In 1994, 7,500 of the treasury shares were sold at a price of $23.00 per share to fund profit sharing requirements.

Cash Flow

Proceeds from maturities and sales of securities and student loans available for sale trailed purchases of securities and loan originations, net of repayments and net purchases of premises and equipment, by $38.616 million in 1996. Net purchases of equipment were $862.7 thousand. During 1995, proceeds from maturities and sales of securities and student loans were less than purchases of securities and loan originations net of repayments and net purchases of premises and equipment by $356 thousand. Net purchases of premises and equipment during 1995 were $3.013 million, including $540 thousand for real estate. In 1994, net cash used by investing activities was $85.1 million. The 1994 figure, however, was distorted by the 1/1/94 adoption of FASB #115 (Mark to market) and the management's decision to assign most marketable securities to the AFS category. Additionally, in June 1994, the bank acquired $45.6 million in deposits from the RTC. This event resulted in unusually high levels of securities purchases.

Net cash provided by financing activities amounted to $21.3 million in 1996, compared to a negative $4.495 million during 1995 and a positive $49.0 million a year earlier, when the purchase of deposits of acquired branches accounted for $45.6 million of the increase. Core deposits (Demand, NOW, Savings and Insured Money Market Accounts) decreased $7.4 million in 1996, compared to $14.3 million in 1995, while certificates of deposit and individual retirement accounts increased $20.1 million compared to $8.9 million in 1995. Additionally, long-term borrowings increased $10 million when the bank borrowed $10 million from the Federal Home Loan Bank. The Loan has a two year maturity and was part of a matched funding leveraging strategy.

Liquidity and Sensitivity

The term OliquidityO refers primarily to the expected cash flows from assets held for investment and secondarily to borrowings secured by assets held for investments. These two sources of liquidity have in the past been sufficient to fund the operations of the Bank, and the Board of Directors anticipates that they will suffice in the future. For this reason, the term OliquidityO in the BankOs policies does not refer to proceeds from the sale of assets, although the sale of assets held as available for sale is a source of liquidity available to management.

Liquidity management involves the ability to meet the cash flow requirements of deposit customers, borrowers, and the operating, investing, and financing activities of the Corporation. Management of interest rate sensitivity seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

As intermediaries between borrowers and savers, commercial banks incur interest rate risk. The BankOs Asset/Liability Committee (ALCO) has the strategic responsibility for setting the policy guidelines on acceptable exposure. The ALCO is made up of the chairman of the board, president, senior lending officer, senior marketing officer, financial officer, and others representing key functions.

During 1993, the Bank became a member of the Federal Home Loan Bank of New York (OFHLBO). The primary reasons for joining the FHLB were to enhance managementOs ability to satisfy future liquidity needs and to have an additional alternate for investing excess reserves. Having invested $1.797 million in FHLB common stock, the Bank maintained a credit line of $52,496,600 at December 31, 1996.

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

Interest rate risk is portrayed below using the OcontractualO gap. Contractual gap measures the stated repricing and maturity of assets and liabilities. At December 31, 1996, the cumulative one-year contractual gap for the Bank was a negative $160.9 million versus a negative $121.5 million a year earlier and a negative $111.4 at the end of 1994. This indicates that $160.9 million of earning assets could reprice after the source of funds reprice. It is highly unlikely that this would happen, however, and there is no historical precedent for it.

In recent years, however, core deposits (NOW accounts, Insured Money Market Accounts and Savings accounts) have not been repriced with movements of interest rates in the negotiable securities markets. Rather, the interest paid upon such funding sources during 1996, 1995 and 1994 has been very stable, even with movements in excess of 200 basis points. Short-term and intermediate-term interest rates on U.S. Treasury Securities reached their lowest levels at the beginning of 1994, peaked over 250 basis points higher at the beginning of 1995 and had declined more than 200 basis points by the end of the year. Short term rates (6 month U.S. Treasury Bills) ranged between 4.90% - 5.35% during 1996.


December 31, 1996                                            Rate Sensitive

Contractual Amounts 1 to 90   91 to 365 1 to 5    Over 5
(Thousands)    days days years     years
Earning assets:
Loans     $  100,736     $  22,055 $  90,818 $  69,426
Securities     6,726     16,334    86,728    76,271
Federal funds  500
Other (Equities)    7,698
Total earning assets     $  115,660     $  38,389 $ 177,546 $ 145,697

Net sources:
NOW accounts   $   45,812
Insured Money Market     43,516
Time certificates
   under $100 thousand   36,092    52,886    49,221    38
Time certificates
   over $100 thousand    26,369    6,647     3,754
Savings   89,296
Long term borrowing           10,000
Repurchase agreements    14,371
    Total sources   $  255,456     $  59,533 $  62,975 $     38

Incremental gap     -139,796  -21,144   114,571   145,659
Percent of earning assets     -120.9    -55.1     64.5 100

Cumulative gap -139,796  -160,940  -46,369   99,290
Percent of total assets  -29.3     -33.7     -9.7 20.8

The asset/liability management function of the Bank falls under the authority of the Board of Directors, which has charged the ALCO with responsibility for implementing its funds management policies.

The ALCO is responsible for supervising the preparation and annual revisions of the financial segments of the Bank Plan, which is built upon the committeeOs economic and interest-rate assumptions and the Annual Budget. It is the responsibility of the ALCO to modify prudently any and all asset/liability.

SFAS 114 does not apply to large groups of small balance, homogeneous loans that are collectively evaluated for impairment. This issuance requires the Corporation to account for a troubled debt restructuring involving a modification of terms at fair value as of the date of the restructuring.

The Corporation defines smaller balance, homogeneous loans as consumer loans, residential mortgages, home equity and credit card outstandings. Significant factors impacting managementOs judgment in determining when a loan is impaired include an evaluation of compliance with repayment program, condition of collateral, deterioration in financial strength of borrower or any case when the expected future cash payments may be less than the recorded amount. Commercial loans are placed upon non-accrual status when delinquency reaches 90 days unless collateral is deemed adequate; while consumer, mortgage and home equity loans are considered for non-accrual at 120 days. This is due to managementOs evaluation of commercial loans as carrying a greater level of inherent risk.


                                        /S/ Jan P. Updegraff

                                        Jan P. Updegraff
                                        President and
                                        Chief Operating Officer









                                 EXHIBIT D













                   CONSOLIDATED FINANCIAL STATEMENTS AND
                       INDEPENDENT AUDITORS' REPORT


Independent Auditors' Report

The Board of Directors and Shareholders
Chemung Financial Corporation and Subsidiary:



We have audited the accompanying consolidated balance sheets of Chemung Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholdersO equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the CompanyOs management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chemung Financial Corporation and subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Syracuse, New York
January 24, 1997
CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET

Assets    December 31
          1996 1995
     Cash and due from banks  $   31,103,374      27,293,592

     Interest-bearing deposits with other
       financial institutions 151,920        90,206

     Federal funds sold  500,000   10,000,000

     Securities available for sale, at fair value 185,365,478    171,882,062

     Securities held to maturity, fair value of
       $10,351,440 in 1996 and $7,581,519 in 1995 10,351,840     7,582,062

     Loans, net of unearned income and deferred fees   283,720,981    263,001,304
     Allowance for loan losses     (3,975,000)    (3,900,000)

     Loans, net     279,745,981    259,101,304

     Premises and equipment, net   9,712,633      10,290,702

     Other assets   7,878,811      7,662,639

       Intangible  assets,  net  of  accumulated  amortization      7,402,934
7,990,237


     Total assets   $  532,212,971      $  501,892,786




Liabilities and Shareholders' Equity

     Deposits:
       Noninterest-bearing    86,049,289     83,591,381
       Interest-bearing  353,600,054    343,287,511

     Total deposits 439,649,343    426,878,892


       Securities   sold   under  agreements  to   repurchase      14,371,140
13,381,581

     Long term borrowing 10,000,000     -

     Accrued interest payable 1,152,791      1,059,102

     Dividends payable   580,220   520,462

     Other liabilities   10,339,278     7,153,851


     Total liabilities   476,092,772    448,993,888
     Commitments and contingencies (note 15)

     Shareholders' equity:

     Common stock, $5.00 par value per share;
          authorized   3,000,000   shares,   issued:   2,150,067   10,750,335
10,750,335

     Surplus   10,101,804     10,068,563

     Retained earnings   33,885,269     29,930,969

       Treasury   stock,  at  cost  (1996  -  77,853  shares;     (1,925,118)
(1,579,298)
        1995 - 68,218 shares)

     Net unrealized gain on securities
        available for sale, net of taxes     3,307,909      3,728,329


     Total shareholders' equity    56,120,199     52,898,898


      Total  liabilities  and shareholders' equity     $   532,212,971      $
501,892,786


     See accompanying notes to consolidated financial statements.



CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME


     Years ended December 31  1996 1995 1994
Interest income:
     Loans     $   25,313,778      23,867,713     20,006,304
     Securities     11,651,818     11,365,927     9,023,516
     Federal funds sold  350,005   485,979   407,259
     Interest-bearing deposits     195,181   357,090   142,882
     Total interest income    37,510,782     36,076,709     29,579,961


Interest expense:
     Deposits  14,286,189     13,446,125     9,895,852
     Borrowed funds 176,126   7,538     8,366
      Securities  sold  under agreements to repurchase     580,354    773,264
372,133
     Total interest expense   15,042,669     14,226,927     10,276,351


Net interest income 22,468,113     21,849,782     19,303,610


Provision for loan losses     741,662   564,380   623,772
Net   interest   income  after  provision  for  loan   losses      21,726,451
21,285,402     18,679,838


Other operating income:
     Trust department income  3,718,851      3,677,622      3,322,643
       Service  charges  on  deposit  accounts      1,611,409       1,502,971
1,318,448
     Net gain on sales of securities    609,596   530,953   140,001
     Credit card merchant earnings 519,039   494,821   436,246
     Other     646,603   529,413   467,856
          7,105,498      6,735,780      5,685,194
Other operating expenses:
     Salaries and wages  7,926,874      7,658,865      6,848,952
       Pension  and  other  employee  benefits      1,976,814       2,214,273
1,824,114
     Net occupancy expenses   1,629,539      1,586,077      1,440,755
        Furniture   and   equipment   expenses     1,592,873        1,475,543
1,270,385
     Other     6,281,664      6,625,056      5,990,536
          19,407,764     19,559,814     17,374,742

Income before income taxes    9,424,185      8,461,368      6,990,290
Income taxes   3,266,662      2,859,476      2,342,765


Net income`    $    6,157,523      5,601,892      4,647,525


       Weighted   average  shares  outstanding      2,079,312       2,087,751
1,899,488


Net income per common share:  $             2.96  2.68      2.45

     See accompanying notes to consolidated financial statements.
CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                         Unrealized Gain
                         (Loss) On
                         Securities
     Common         Retained  Treasury  Available
     Stock     Surplus   Earnings  Stock     For Sale  Total
Balances   at   December   31,   1993   $  9,783,495      6,488,330        23,503,671
(1,449,124)    -    38,326,372

Net unrealized gain on   -    -    -    -    2,786,610      2,786,610
securities available for sale,
net of taxes of $1,910,980
Issuance of 193,368 shares    966,840   3,577,308      -    -    -    4,544,148
in acquisition
Net income          -    4,647,525      -         4,647,525
Cash dividends declared  -    -    (1,776,606)    -    -    (1,776,606)
($.935 per share)
Sale of 7,500 shares     -    2,925     -         169,575   -    172,500
of treasury stock
Change   in   net   unrealized  gain  -     -     -           -           (2,961,803)
(2,961,803)
(loss) on securities
available for sale, net of
taxes of $2,031,136



Balances    at   December   31,   1994   $10,750,335      10,068,563       26,374,590
(1,279,549)    (175,193) 45,738,746

Net income     -    -    5,601,892      -         -         5,601,892
Cash dividends declared  -    -    (2,045,513)    -         -         (2,045,513)
($.98 per share)
Purchases of 11,632 shares of -    -    -         (299,749) -         (299,749)
treasury stock
Change   in   net  unrealized  gain       -     -     -          -          3,903,522
3,903,522
(loss) on securities
available for sale, net of
taxes of $2,645,891



Balances    at   December   31,   1995   $10,750,335      10,068,563       29,930,969
(1,579,298)    3,728,329 52,898,898

Net income     -    -    6,157,523 -    -    6,157,523
Cash dividends declared  -    -    (2,203,223)    -    -    (2,203,223)
($1.06 per share)
Purchase of 16,915 shares of  -    -    -    (514,599) -    (514,599)
treasury stock
Sale of 7,280 shares of treasury stock  -    33,241    -    168,779   -    202,020
Change in net unrealized gain (loss)    -    -    -    -    (420,420) (420,420)
on securities available for sale, net of
taxes of $312,318



Balances    a   December   31,   1996    $10,750,335      10,101,804       33,885,269
(1,925,118)    3,307,909 56,120,199


See accompanying notes to consolidated financial statements


CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS


Years ended December 31  1996      1995      1994

     Cash flows from operating activities
     Net income     $  6,157,523   5,601,892 4,647,525
     Adjustments to reconcile net income to net cash
        provided by operating activities:
     Amortization of intangible assets  587,303   587,303   232,003
     Deferred income taxes    (387,248) (168,577) 98,614
     Provision for loan losses     741,662   564,380   623,772
     Depreciation and amortization 1,440,752      1,250,236      986,183
     Amortization and discount on securities, net 303,365   (458,579) (1,077,616)
     Gain on sales of securities, net   (609,596) (530,953) (140,001)
     (Increase) decrease in  other assets    (216,172) 289,799   (1,968,603)
     Increase (decrease) in accrued interest payable   93,689    164,706   215,747
       Increase   (decrease)  in  other  liabilities       3,572,676        2,553,784
(201,391)



       Net   cash   provided  by  operating  activities     11,683,954      9,853,991
3,416,233

     Cash flows from investing activities:
       Proceeds   from  sales  of  securities  available   57,617,458      15,958,448
19,955,253
       for sale
       Proceeds   from  maturities  of  and  principal     6,035,978        7,261,930
5,651,201
       collected on securities held to maturity
       Proceeds   from  maturities  of  and  principal     52,023,153      94,781,598
69,972,928
       collected on securities available for sale
      Purchases  of  securities  available  for  sale    (123,238,318)   (78,373,282)
(156,905,963)
      Purchases  of  securities  held  to  maturity      (8,805,672)     (10,202,780)
(11,841,859)
     Cash of acquired bank, net of cash paid -    -    2,894,434
       Purchases   of   premises   and  equipment,  net       (862,683)   (3,013,636)
(1,999,522)
      Loan  originations,  net  of  repayments  and      (24,578,050)    (29,563,052)
(9,324,698)
       other reductions
     Proceeds from sales of student loans    3,191,711      2,794,848      2,507,848
     Deposit acquisition premium   -    -    (5,965,793)


       Net   cash  used  by  investing  activities    $     (38,616,423)    (355,926)
(85,056,171)
(Continued)

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


Years ended December 31  1996      1995      1994

     Cash flows from financing activities:
      Net  increase  (decrease)  in  demand deposits,   $  (7,366,182)   (14,320,289)
328,981
       NOW accounts, savings accounts, and insured
       money market accounts
       Net   increase  (decrease)  in  certificates  of    20,136,632       8,928,461
6,928,120
       deposit and individual retirement account
       Net   increase   (decrease)   in   securities   sold     989,559     3,177,796
(2,341,784)
       under agreements to repurchase
     Net increase (decrease) in long term borrowings   10,000,000     -    -
     Purchases of treasury stock   (514,599) (299,749) -
     Sale of treasury stock   202,020   -    172,500
     Cash dividends paid (2,143,465)    (1,981,078)    (1,751,148)
     Deposits of acquired branches -    -    45,628,085


     Net cash provided (used) by financing   21,303,965     (4,494,859)    48,964,754
        activities


       Net   increase  (decrease)  in  cash  and  cash      (5,628,504)     5,003,206
(32,675,184)
       equivalents

       Cash  and  cash  equivalents,  beginning  of  year  37,383,798      32,380,592
65,055,776


      Cash  and  cash  equivalents,  end  of  year   $   31,755,294        37,383,798
32,380,592



     Supplemental disclosure of cash flow information:
      Transfer  of securities held to maturity      $           -  10,505,646
94,727,116
        to securities available for sale
     Cash paid during the year for:

     Income Taxes   3,832,329      2,937,581      2,464,816
     Interest  $  14,948,980       14,062,221     10,052,237

On  December  29,  1994, the Corporation acquired the stock of  a  commercial
bank.   In  conjunction with this acquisition, liabilities  were  assumed  as follows:

     Fair value of net assets acquired  $ 42,381,450

     Cash paid and fair value of common (5,780,938) stock issued

              Liabilities assumed  $ 36,600,512

See accompanying notes to consolidated financial statements.

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996 AND 1995




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

Securities

Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Corporation has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Unrealized holding gains and losses, net of the related tax effects, on securities classified as available for sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Realized gains and losses are determined using the specific identification method. Transfers of securities between categories are recorded at fair value at the date of transfer.

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

Interest on loans is accrued and credited to operations on the level yield method. The accrual of interest is discounted and previously accrued interest is reversed when commercial loans become 90 days delinquent and, when consumer, mortgage and home equity loans, which are not guaranteed by government agencies, become 120 days delinquent. Loans may also be placed in non-accrual if management believes such classification is warranted for other purposes. Loan origination fees and certain loan origination costs are deferred and amortized over the life of the loan using the interest method.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to provide for loan losses. The allowance is increased by provisions charged to earnings and recoveries of loans previously charged off, and reduced by loan charge-offs. The level of the allowance is based on managementOs evaluation of potential losses in the loan portfolio, prevailing and anticipated economic conditions, past loss experience, and other factors pertinent to estimating potential losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in New York State. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the BankOs allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Management, considering current information and events regarding the borrower's ability to repay their obligations, considers a loan to be impaired when it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Residential mortgage loans and consumer loans are evaluated collectively since they are homogeneous and generally carry smaller balances. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. In general, interest income on impaired loans is recorded on a cash basis when collection in full is reasonably expected. If full collection is uncertain, cash receipts are applied first to principal then to interest income.

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

Pension Plan

The BankOs funding policy is to contribute amounts to the plan sufficient to meet minimum regulatory funding requirements, plus such additional amounts as the Bank may determine to be appropriate from time to time.

Postretirement Benefits

In addition to pension benefits, the Bank provides health care and life insurance benefits for retired employees. The estimated costs of providing benefits are accrued over the years the employees render services necessary to earn those benefits.

Intangible Assets

Goodwill, which represents the excess of purchase price over the fair value of identifiable assets acquired, is being amortized over 15 years on the straight-line method. Deposit base intangible, resulting from the Bank's purchase of deposits from the Resolution Trust Company in 1994, is being amortized over the expected useful life of 15 years on a straight-line basis. Amortization periods are monitored to determine if events and circumstances require such periods to be reduced. Periodically, the Corporation reviews its goodwill and deposit base intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets are impaired.



Per Share Information

Per share data was computed on the basis of the weighted average number of common shares outstanding, retroactively adjusted for stock splits and dividends.


Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from banks, interest-bearing deposits with other financial institutions, federal funds sold, and U.S. Treasury securities with original terms to maturity of 90 days or less.

Securities Sold Under Agreements to Repurchase

The Corporation enters into sales of U.S. Treasury securities under agreements to repurchase. These agreements are treated as financings, and the obligations to repurchase securities sold are reflected as liabilities in the consolidated balance sheets. The amount of the securities underlying the agreements remains in the asset account. The Corporation has agreed to repurchase securities identical to those sold.

Financial Instruments With Off-Balance Sheet Risk

The Corporation does not engage in the use of derivative financial instruments and the CorporationOs only financial instruments with off-balance sheet risk are commitments under standby letters of credit, unused portions of lines of credit and commitments to fund new loans.

Reclassifications

Amounts in the prior yearOs consolidated financial statements are reclassified whenever necessary to conform with the current yearOs presentation.


(2)  Acquisitions

On December 29, 1994, management of the Corporation and of Owego signed the documents required to consummate the previously announced acquisition of Owego. Owego commenced business as a branch of the Bank on January 3, 1995. The total purchase price was $5,780,938, consisting of $1,236,790 in cash and 193,368 shares of the CorporationOs common stock with a fair value of $4,544,148 at the date of acquisition. The acquisition was accounted for under the purchase method, accordingly, all assets and liabilities acquired were recorded at their fair values at the date of acquisition and the results of operations of Owego are included in the consolidated financial statements beginning January 1, 1995. For taxation purposes the acquisition was accounted for as a tax free reorganization. The excess of the cost over the fair value of the net assets acquired (goodwill) of $2,843,750 is being amortized on the straight-line method over a period of 15 years.

During 1994, the Bank acquired deposits totaling $45,628,085 from the Resolution Trust Company at a premium of $5,965,793. This deposit base intangible asset is being amortized on the straight-line method over 15 years.

The CorporationOs unaudited proforma condensed consolidated results of operations for the year ended December 31, 1994 is presented below. This proforma information has been prepared assuming that the acquisition of Owego had been effective January 1, 1994. Such proforma condensed financial information includes various estimates and is not necessarily indicative of the consolidated results of operations as they might have been had the acquisition been effective as of January 1, 1994.



                                                 Year ended
                                             December 31, 1994
                                                  Proforma
 (in thousands except per share amounts)
Net interest income                               $    20,773
Net income                                        $     4,291
Weighted average common shares outstanding        $     2,092
Net income per share                              $      2.05

(3)  Restrictions on Cash and Due from Bank Accounts

The Bank is required to maintain average reserve balances with the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period beginning December 21, 1996 was $7,901,000, of which $2,404,000 was required to be on deposit with the Federal Reserve Bank; the remainder, $5,497,000, was represented by cash on hand.


(4) Securities

Amortized  cost and fair value of securities available for sale  at  December
31, 1996 and 1995 are as follows:


     1996      1995

     Amortized      Fair      Amortized      Fair
     Cost      Value     Cost      Value

U.S.   Treasury   securities   $     52,721,091   52,763,618       77,579,182
78,516,356
Obligations of other U.S.
      Government   agencies     51,831,740       51,803,452        29,692,008
30,258,315
Mortgage   backed  securities     50,193,422      50,109,133       30,647,029
30,573,376
Obligations of states and
     political   subdivisions      20,257,203      20,499,918      22,300,655
22,702,964
Other bonds and notes    1,178,422 1,192,889 2,940,655 3,013,545
Corporate stocks    3,662,274 8,996,468 2,468,469 6,817,506

     $ 179,844,152  185,365,478    165,627,998    171,882,062

Amortized cost and fair value of securities held to maturity at December 31, 1996 and 1995 are as follows:


     1996      1995

     Amortized      Fair      Amortized      Fair
     Cost      Value     Cost      Value
Obligations of states and
     political  subdivisions      $  10,275,184    10,275,184       7,572,044
7,572,044
Other bonds and notes    76,656    76,256    10,000    9,475

     $ 10,351,840   10,351,440     7,582,044 7,581,519


Included in corporate stocks at December 31, 1996 and 1995 is the Bank's required investment in the stock of the Federal Home Loan Bank with a cost of $1,797,200 and $1,481,300, respectively. This investment allows the Bank to maintain a $52,496,600 line of credit with the Federal Home Loan Bank.


Gross unrealized gains and gross unrealized losses on securities available for sale at December 31, 1996 and 1995 were as follows:


     1996      1995

     Unrealized     Unrealized     Unrealized     Unrealized
     Gains     Losses    Gains     Losses

U.S. Treasury securities $   276,003    233,476   945,697   8,523
Obligations of other U.S.
   Government agencies   338,193   366,481   571,096   4,789
Mortgage backed securities    135,219   219,508   22,393    96,046
Obligations of states and
   political subdivisions     260,656   17,941    421,180   18,871
Other bonds and notes    14,467    -    72,903    14
Corporate stocks    5,334,194 -    4,349,037 -

     $ 6,358,732    837,406   6,382,307 128,243

Gross unrealized gains and gross unrealized losses on securities held to maturity at December 31, 1996 and 1995 were as follows:

     1996                     1995

     Unrealized     Unrealized     Unrealized     Unrealized
     Gains     Losses    Gains     Losses

Other bonds and notes    -    400  -    525

Gross realized gains on sales of securities were $613,190, $530,953, and $140,001 for the years ended December 31, 1996, 1995 and 1994, respectively. Gross realized losses on sales of securities were $3,594 for the year ended December 31, 1996. There were no realized losses on sales of securities for the years ended December 31, 1995 and 1994.

Interest and dividends on securities for the years ended December 31, 1996, 1995 and 1994 were as follows:


     1996      1995      1994
Taxbable
    U.S. Treasury securities  $  4,002,636   6,087,187 5,152,024
    Obligations of other U.S.
      Government agencies     3,252,513 2,918,058 1,739,701
    Mortgage backed securities     2,590,587 240,143   -
    Other bonds and notes     174,419   433,230   614,390
    Corporate stocks     271,614   281,145   255,723
Exempt from federal taxation -
    obligations of states and
    political subdivisions    1,360,049 1,406,164 1,261,678

     $ 11,651,818   11,365,927     9,023,516

The amortized cost and fair value by years to maturity as of December 31, 1996 for debt securities available for sale are as follows (excluding corporate stocks):

               Maturing

          After One, But
          Within One Year          Within Five Years
     Amortized Fair      Amortized Fair
     Cost      Value     Cost      Value
U.S. Treasury Securities $  8,514,687   8,522,205 44,206,404     44,241,413
Obligations of other U.S.
   Government agencies   2,497,447 2,497,345 26,854,651     26,922,807
Obligations of states and
   political subdivisions     3,397,868 3,432,663 13,463,194     13,681,452
Other bonds and notes    999,760   1,011,875 178,662   181,014

Total     $ 15,409,762   15,464,088     84,702,911     85,026,686


               Maturing
          After Five, But
          Within Ten Years              After Ten Years
     Amortized Fair      Amortized Fair
     Cost      Value     Cost      Value
Obligations U.S.
  Government agencies    $ 22,479,642   22,383,300     -    -
Mortgage backed securities    4,340,958 4,317,857 45,852,464     45,791,276
Obligations of states and
   political subdivisions     2,763,781 2,758,218 632,360   627,585

Total     $ 29,584,381   29,459,375     46,484,824     46,418,861

The amortized cost and fair value by years to maturity as of December 31, 1996 for securities held to maturity are as follows:

               Maturing
                    After One, But
          Within One Year               Within Five Years
     Amortized Fair      Amortized Fair
     Cost      Value     Cost      Value
Obligations of states and
   political subdivisions     $ 7,595,888    7,595,888 1,917,000 1,917,000
Other bonds and notes    -    -    5,000     4,600

       Total   $ 7,595,888    7,595,888 1,922,000 1,921,600


               Maturing

          After Five, But
          Within Ten Years         After Ten Years
     Amortized Fair      Amortized Fair
     Cost      Value     Cost      Value
Obligations of states and
   political subdivisions     $   762,296    762,296   -    -
Other bonds and notes    71,656    71,656    -    -

       Total   $   833,952    833,952   -    -

The fair value of securities pledged to secure public funds on deposit or for other purposes as required by law was $107,381,997 at December 31, 1996 and $95,913,200 at December 31, 1995. U.S. Treasury securities totaling $13,000,000 and $18,380,000 (fair value of $12,951,250 and
$18,616,689),GNMA's totaling $10,844,688 (fair value of $11,283,339), SLMA totaling $2,000,000 (fair value of $1,970,000) were pledged to secure Master repurchase agreements at December 31, 1996 and 1995, respectively, see note 8.

There are no securities of a single issuer (other than securities of the U.S. Government and its agencies) that exceed 10% of shareholdersO equity at December 31, 1996 or 1995. In November, 1995 the Financial Accounting Standards Board published A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities (Guide). Concurrent with the initial adoption of the Guide, but no later than December 31, 1995, the Corporation was permitted to reassess the appropriateness of the classifications of all securities held at that time and implement reclassifications without calling into question the intent of the Corporation to hold other debt securities to maturity in the future. Effective December 1, 1995 the Corporation transferred securities with amortized costs of $10,505,646 from the held to maturity portfolio to the available for sale portfolio. The net unrealized gain was $154,557. The transferred securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of related taxes.

(5) Loans and Allowance for Loan Losses

The composition of the loan portfolio is summarized as follows:

December 31,   1996      1995
Residential mortgages    $  69,440,000       61,070,320
Commercial mortgages     8,959,555      10,799,467
Commercial, financial and agricultural  92,467,486     89,785,341
Leases    89,758    -
Consumer loans 113,003,980    101,687,175
Net deferred fees and unearned income   (239,798) (340,999)
     $ 283,720,981       263,001,304

During  1996, 1995 and 1994, the Corporation sold $3,191,711, $2,794,848 and $2,507,848, respectively, of education loans at par to the Student Loan Marketing Association.

The CorporationOs market area encompasses the New York State counties of Chemung, Steuben, Schuyler and Tioga. Substantially all of the CorporationOs outstanding loans are with borrowers living or doing business within 25 miles of the branches in these counties. The CorporationOs concentrations of credit risk are reflected in the preceding table. The concentrations of credit risk with standby letters of credit, committed lines of credit and commitments to originate new loans, generally follow the loan classifications in the schedule. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

The principal balances of loans not accruing interest totaled $1,493,607 and $1,119,671 at December 31, 1996 and 1995, respectively. There were no loans with modified payment terms because of the borrowersO financial difficulties at December 31, 1996 and 1995. The effect of nonaccrual loans on interest income for the years ended December 31, 1996, 1995 and 1994 was not material. The Bank is not committed to advance additional funds to these borrowers. Other real estate owned at December 31, 1996 amounted to $271,331 and at December 31, 1995, amounted to $175,922.

Transactions in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 were as follows:

     1996      1995      1994
Balances at January 1    $ 3,900,000    3,599,968      3,500,000
Provision charged to operations    741,662   564,380   623,772
Loans charged off   (754,360) (373,261) (717,511)
Recoveries     87,698    108,913   93,739
Allowance of Owego
  at time of acquisition -    -    99,968

     $ 3,975,000    3,900,000      3,599,968

[CAPTION]

At December 31, 1996 and 1995, the recorded investment in loans that are considered to be impaired totaled $1,700,600 and $879,539 respectively. Included in the 1996 amount are impaired loans of $798,702 for which the related allowance for loan losses is $340,949 and $901,898 of impaired loans with no related allowance for loan losses. The 1995 amount includes $530,811 in impaired loans with a related allowance for loan losses of $198,618 and $348,728 with no related allowance. The average recorded investment in impaired loans during 1996 and 1995 were $1,620,774 and $722,055 respectively. The effect on interest income for impaired loans was not material to the consolidated financial statements in 1996 or 1995.


(6) Premises and Equipment

Premises and equipment at December 31, 1996 and 1995 are as follows:

     1996      1995
Land $  2,106,408   2,106,408
Buildings 10,166,115     9,883,468
Equipment and furniture  12,003,849     11,463,538
Leasehold improvements   399,534   396,478
     24,675,906     23,849,892
Less accumulated depreciation 14,963,273     13,559,190

     $  9,712,633   10,290,702


(7)  Deposits


Interest-bearing deposits include certificates of deposit in denominations of $100,000 or more aggregating $36,770,362 and $21,462,087 at December 31, 1996 and 1995, respectively. Interest expense on such certificates was $2,215,271, $1,057,353, and $559,034 for 1996, 1995 and 1994, respectively.


(8)  Securities Sold Under Agreements to Repurchase


The agreements have maturities of 2 days at December 31, 1996 and 4 to 34 days at December 31, 1995, and a weighted average interest rate of 6.04% at December 31, 1996 and 5.33% at December 31, 1995. The maximum amounts outstanding at any one month-end and average amount under these agreements during 1996 were $15,953,161 and $12,270,169, respectively. The maximum amounts outstanding at any one month-end and average amount under these agreements during 1995 were $19,677,060 and $13,726,251, respectively. The securities underlying the agreements were under the Trust Department's control as custodian.


(9)    Long Term Borrowing


    Long term borrowing at December 31, 1996, consisted of a $10,000,000, 6.18%, Federal Home Loan Bank advance with a maturity date of October 16, 1998.


(10)  Income Taxes


Total income taxes for the years ended December 31, 1996, 1995 and 1994 were allocated as follows:

     1996      1995      1994
Income before income taxes
   and cumulative effect of
   accounting change     $ 3,266,662    2,859,476      2,342,765
Shareholders' equity for change in
   unrealized gain (loss) on securities (312,318) 2,645,891      (120,156)

     $ 2,954,344    5,505,367      2,222,609


For the years ended December 31, 1996, 1995 and 1994, income tax expense attributable to income from operations consists of:


     1996      1995      1994
Current:
State     $   792,674    646,080   499,305
Federal   2,861,236      2,381,973      1,744,846
     3,653,910      3,028,053      2,244,151
Deferred  (387,248) (168,577) 98,614

     $ 3,266,662    2,859,476      2,342,765

Income tax expense differed from the amounts computed by applying the U.S. Federal statutory income tax rate to income before cumulative effect of change in accounting principle as follows:


     1996      1995      1994
Tax computed at statutory rate     $ 3,204,223    2,876,865      2,376,699
Tax exempt interest (465,955) (486,208) (435,678)
Dividend exclusion  (34,151)  (33,594)  (32,362)
State taxes, net of federal benefit      476,584       408,610   345,813
Nondeductible interest expense     52,262    55,582    41,829
Other items, net    33,699    38,221    46,464

Actual tax expense  $ 3,266,662    2,859,476      2,342,765

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

Deferred tax assets:     1996      1995
   Allowance for loan losses-book  1,593,518      1,558,903
   Accrual for postretirement benefits
      other than pensions     767,119   732,372
   Deferred loan fees    84,760    113,647
   Deferred compensation and directors fees  500,728   369,611
   Pensions    126,499   56,494
   Other  135,360   124,235

Total gross deferred tax assets    $ 3,207,984    2,955,262

Deferred tax liabilities:
   Bond discount    22,409    53,750
   Depreciation     421,097   410,007
   Allowance for loan losses-tax   300,738   378,706
   Net unrealized gains on securities   2,213,417      2,525,735
   Other  22,465    58,772

          Total gross deferred tax liabilities    2,980,126      3,426,970

Net deferred tax asset (liability) $   227,858    (471,708)

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


(11)  Pension Plan


The Bank has a noncontributory defined benefit pension plan covering substantially all employees. The plan's defined benefit formula generally bases payments to retired employees upon their length of service multiplied by a percentage of the average monthly pay over the last five years of employment.


The following table sets forth the plan's funded status and amounts recognized in the Corporation's consolidated balance sheets at December 31, 1996 and 1995:

<CAPTION

     1996      1995
Actuarial present value of accumulated benefit
   obligation, including vested benefits of
   $9,493,865 and $9,488,826 in 1996
   and 1995 respectively $ (9,666,905)  (9,956,932)

Projected benefit obligation for service
   rendered to date (11,881,414)   (12,211,661)
Plan assets at fair value     15,036,423     14,042,435

Excess of plan assets over the projected
   benefit obligation    3,155,009      1,830,774
Unrecognized net obligation   769,566   839,454
Unrecognized net gain    (4,623,648)    (3,241,671)
Unrecognized prior service cost    556,163   598,945

             Prepaid    (accrued)    pension   cost       $      (142,910)     27,502


Net periodic pension cost included the following components:


          Years ended December 31,
     1996      1995      1994
Service cost - benefits earned
   during the year  $    346,403   293,048   271,218
Interest cost on projected
   benefit obligation    825,891   798,518   757,327
Actual return on plan assets  (1,459,973)    (2,436,581)    (131,585)
Net amortization and deferral 458,091   1,542,093      (780,715)

          Net periodic pension cost     $    170,412   197,078   116,245

Assumptions used in determining pension amounts are as follows:


     1996 1995
Discount rate for benefit obligations   7.5% 7.0%
Rate of increase in compensation levels 5.0       5.0
Expected long-term rate of return on assets  8.5       8.5

The planOs assets at December 31, 1996 and 1995 are invested in common and preferred stocks, U.S. Government securities, and corporate bonds and notes. The Bank also sponsors a defined contribution profit sharing, savings and investment plan which covers all employees with a minimum of 1,000 hours of annual service. The Bank matches at the rate of 50% of the first 6% of an eligible employeeOs current earnings. Expense under the plan totaled $550,854, $499,343, and $423,161 for the years ended December 31, 1996, 1995 and 1994, respectively.


(12)  Other Postretirement Benefit Plans


The Bank sponsors a defined benefit health care plan that provides postretirement medical, dental and prescription drug benefits to full-time employees who meet minimum age and service requirements. Postretirement life insurance benefits are also provided to certain employees who retired prior to July 1981. The plan is contributory, with retiree contributions adjusted annually, and contains other cost sharing features such as deductibles and coinsurance. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with the BankOs expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year. The BankOs policy is to fund the cost of medical benefits in amounts determined at the discretion of management.
The following table presents the planOs funded status reconciled with amounts recognized in the CorporationOs consolidated balance sheet at December 31, 1996 and 1995:

     1996      1995
Accumulated postretirement benefit
   obligation:
      Retirees $  (965,000)   (807,185)
      Fully eligible active plan participants     (86,000)  (114,090)
      Other active plan participants    (577,000) (1,061,074)

     (1,628,000)    (1,982,349)
Unrecognized net (gain) loss  (264,822) 168,896

Accrued postretirement benefit cost
   included in other liabilities   $(1,892,822)   (1,813,453)

Net   periodic  postretirement  benefit  cost  included  the   following
components:


Years ended December 31  1996      1995      1994
Service cost   $  42,000 75,728    44,407
Interest cost  112,000   127,308   114,642

Net periodic postretirement benefit cost     $ 154,000 203,036   159,049

For measurement purposes, a 11.5% and 9.5% annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) for non medicare and medicare, respectively, was assumed for 1996; the rate was assumed to decrease gradually to 5.5% by the year 2005 and remains at that level thereafter. A 1% increase in the trend rate for all future years does not have a material effect on the obligation. The weighted-average discount rate used in determining the accumulated postretirement benefit obligations was 7.5% at December 31, 1996 and 7% at December 31, 1995.


(13)  Related Party Transactions


Members of the Board of Directors, certain Bank officers, and their immediate families directly, or indirectly through entities in which they are principal owners (more than a 10% interest), were customers of, and had loans and other transactions with, the Bank in the ordinary course of business.

All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans and commitments, which did not involve more than normal risk of collectibility or present other unfavorable features, are summarized as follows for the years ended December 31, 1996 and 1995:


     1996      1995
Balance at beginning of year  $  8,427,604   7,174,106
Additions 20,889,397     26,333,212
Amounts collected   (20,890,464)   (25,079,714)

Balance at end of year   $  8,426,537   8,427,604



(14)  Expenses


The following expenses, which exceeded 1% of total revenues (total interest income plus other operating income) in at least one of the years presented, are included in other operating expenses:

          Years ended December 31,

     1996      1995      1994
Stationery and supplies  $  469,008     437,253   445,691
Credit card computer costs    601,571   554,676   475,238
Data processing service  554,005   690,980   624,556
FDIC insurance premiums  253,220   538,279   795,913
Advertising    448,640   444,637   395,425
Amortization of intangible assets  587,303   587,303   232,003


(15)  Commitments and Contingencies


In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. Commitments to outside parties under standby letters of credit, unused portions of lines of credit, and commitments to fund new loans totaled $2,751,992, $87,280,030 and $4,684,956, respectively, at December 31, 1996.
Commitments to outside parties under standby letters of credit, unused portions of lines of credit, and commitments to fund new loans totaled $2,237,793, $85,928,406 and $1,151,988, respectively, at December 31, 1995.
The Corporation does not anticipate losses as a result of these transactions.

The Bank has employment contracts with certain of its senior officers, which expire at various dates through the year 2000 and may be extended on a year-to-year basis.


(16)  ShareholdersO Equity


Under Federal Reserve regulations, the Bank is limited to the amount it may loan to the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1996, the maximum amount available for transfer from the Bank to the Corporation in the form of loans was $1,660,655. The Bank is subject to legal limitations on the amount of dividends that can be paid to the Corporation. Dividends are limited to retained net profits, as defined by regulations, for the current year and the two preceding years. At December 31,1996, $7,964,762 was available for the declaration of dividends.







(17)  Parent Company Financial Information


Condensed parent company only financial statement information of Chemung Financial Corporation is as follows:

Balance Sheets

December 31    1996      1995

Assets:
Cash on deposit with subsidiary bank    $        31,318     195,586
Investment in subsidiary bank 54,801,058     52,274,720
Dividend receivable 580,220   520,462
Securities available for sale 1,298,403      455,947

  Total assets $  56,710,999         53,446,715



Liabilities and shareholders' equity:
Dividend payable    580,220   520,462
Deferred tax liability   10,580    27,355

  Total liabilities 590,800   547,817



Shareholders' equity:
Common stock   10,750,335     10,750,335
Surplus   10,101,804     10,068,563
Retained earnings   33,885,269     29,930,969
Treasury stock, at cost  (1,925,118)    (1,579,298)
Net unrealized gain (loss) on securities
  available for sale     3,307,909      3,728,329

  Total shareholders' equity  56,120,199     52,898,898


  Total liabilities and shareholders' equity $  56,710,999       53,446,715


Statements of Income


Years Ended December 31, 1996      1995      1994

Income:
Interest and dividends   $      14,378  23,031    23,768
Gain on sale of securities    35,538    112,500   140,001
Dividends from subsidiary bank     3,203,223 2,045,513 2,976,606


Income before equity in undistributed
earnings of subsidiary bank   3,253,139 2,181,044 3,140,375
Equity in undistributed earnings of
  subsidiary bank   2,922,189 3,472,647 1,569,926


Income before income taxes    6,175,328 5,653,691 4,710,301
Income taxes   17,805    51,799    62,776


Net Income     $   6,157,523  5,601,892 4,647,525


Statements of Cash Flows

December 31,   1996      1995      1994

Cash flows from operating activities:
Net income     $   6,157,523       5,601,892      4,647,525
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
     Equity in undistributed net
       income of subsidiary   (2,922,189)    (3,472,647)    (1,569,926)
     (Increase) decrease in dividend
       receivable   (59,738)  (1,135,565)    (1,225,458)
     Gain on sale of securities, net    (35,538)  (112,500) (140,001)
     Decrease in payable to
       Owego shareholders     -    (1,164,883)    -
          Net cash provided by
            operating activities   3,140,038      1,987,427      1,712,140


Cash flows from investing activities:
Proceeds from sales of securities
  available for sale     151,738   215,628   271,234
Purchases of securities available for
  sale    (1,000,000)    -    (221,193)
Payment to subsidiary for prior
  year's taxes -    -    (146,035)

     Net cash provided (used)
       by investing activities     (848,262) 215,628   (95,994)


Cash flows from financing activities:
Cash dividends paid (2,143,465)    (1,981,078)    (1,751,148)
Purchases of treasury stock   (514,599) (299,749) -
Sale of treasury stock   202,020   -    172,500

     Net cash used by financing
       activities   (2,456,044)    (2,280,827)    (1,578,648)

     Increase (decrease) in cash
       and cash equivalents   (164,268) (77,772)  37,498

Cash and cash equivalents at
   beginning of year     195,586   273,358   235,860

Cash and cash equivalents at
   end of year $     31,318   195,586   273,358

(18)  Fair Values of Financial Instruments


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


Loans Receivable

For variable-rate loans that reprice frequently, fair values are based on carrying values. The fair values for other loans are estimated through discounted cash flow analyses using interest rates currently being offered for loans with similar terms and credit quality.


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

Repurchase Agreements

These instruments bear variable rates and therefore the carrying value approximates fair value.

Long Term Borrowing

These instruments bear a stated rate of interest to maturity and therefore the fair value is based on a discounted cash flow to maturity.

Commitments to Extend Credit

The fair value of commitments to extend credit are based on fees currently charged to enter into similar agreements, the counter party's credit standing and discounted cash flow analysis. The fair value of these commitments to extend credit approximates the recorded amounts of the related fees and is not material at December 31, 1996 and 1995.

The estimated fair value of the CorporationOs financial instruments as of December 31, 1996 and 1995 are as follows (dollars in thousands):


     1996      1995
     Carrying  Fair Carrying  Fair
     Amount    Value(1)  Amount    Value(1)
Financial assets:
Cash and cash equivalents     $  31,103 31,103    27,294    27,294
Federal Home Loan Bank   152  152  90   90
Federal funds sold  500  500  10,000    10,000
Securities     195,717   195,717   179,464   179,464
Net loans 279,746   281,965   259,101   259,310

   Total Earning Assets  507,218   509,437   475,949   476,158

Fixed assets   9,713     9,713     10,291    10,291

Other assets   15,282    15,282    15,653    15,653

   Total assets     $ 532,213 534,432   501,893   502,102




     1996      1995
     Carrying  Fair Carrying  Fair
     Amount    Value(1)  Amount    Value(1)

Financial liabilities:
Deposits:
  Demand, savings,
  NOW and money
  market accounts   $ 264,641 264,641   272,057   272,057
Time certificates   175,008   175,293   154,822   156,268

     Total deposits 439,649   439,934   426,879   428,325


  Repurchase agreements  14,371    14,371    13,382    13,382
  Long term borrowing    10,000    10,034    -    -
  Other liabilities 12,073    12,073    8,733     8,733

     Total liabilities   476,093   476,412   448,994   450,440
     Equity    56,120    58,020    52,899    51,662

     Total liabilities and
       equity  $ 532,213 534,432   501,893   502,102

<FN1>
(1) Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(19)   Regulatory Capital Requirement



The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
    Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

The actual capital amounts and ratios of the Corporation and the Bank are also presented in the following table:

                              To Be Well
                              Capitalized Under
                         For Capital    Prompt Corrective
          Actual         Adequacy Purposes        Action Provisions

          Amount         Ratio     Amount    Ratio         Amount           Ratio
As of December 31, 1996
Total Capital (to risk weighted assets):
     Consolidated   $ 49,048,781   16.87%     $ 23,265,476   8.00%    N/A  N/A
     Subsidiary     $ 47,729,551   16.49%     $ 23,162,443   8.00%     $ 28,953,054
10.00%

Tier 1 Capital (to risk weighted assets):
     Consolidated   $ 45,409,356   15.61%     $ 11,632,738   4.00%    N/A  N/A
     Subsidiary     $ 44,106,026   15.23%     $ 11,581,222   4.00%     $ 17,371,832
6.00%

Tier 1 Capital (to average assets):
     Consolidated   $ 45,409,356   8.97%      $ 15,186,375   3.00%    N/A  N/A
     Subsidiary     $ 44,106,026   8.72%      $ 15,173,735   3.00%     $ 25,289,558
5.00%

As of December 31, 1995

Total Capital (to risk weighted assets):
     Consolidated   $ 44,571,233   16.46%     $ 21,661,035   8.00%    N/A  N/A
     Subsidiary     $ 43,982,583   16.27%     $ 21,629,590   8.00%     $ 27,036,988
10.00%

Tier 1 Capital (to risk weighted assets):
     Consolidated   $ 41,180,332   15.21%     $ 10,830,518   4.00%    N/A  N/A
     Subsidiary     $ 40,596,535   15.02%     $ 10,814,795   4.00%     $ 16,222,193
6.00%

Tier 1 Capital (to average assets):
     Consolidated   $ 41,180,332   8.52%      $ 14,498,509   3.00%    N/A  N/A
     Subsidiary     $ 40,596,535   8.41%      $ 14,486,089   3.00%     $ 24,143,482
5.00%