Form 10-K, Exhibit 13
period 1997-12-31
CHEMUNG FINANCIAL CORP
filed 1998-03-26
CIK 763563

82








                                    EXHIBIT A












                     TABLE OF QUARTERLY MARKET PRICE RANGES









              Market Prices of Chemung Financial Corporation Stock
                        During Past Three Years (dollars)
-----------------------------------------------------------------------------

                  1997               1996               1995
-----------------------------------------------------------------------------
               Hi  --  Lo         Hi  --  Lo         Hi  --  Lo
1st Quarter  36      - 33 5/8   28 3/4  - 27       26 1/4  - 25

2nd Quarter  35 1/4  - 33 1/2   31 1/2  - 28       26 1/4  - 25

3rd Quarter  37 1/2  - 33 5/8    33 1/4  - 30 3/8  25 3/4  - 25 1/4

4th Quarter  47 1/2  - 38 1/4   35 3/4  - 33       27 3/4  - 25




                                    EXHIBIT B













                             TABLE OF DIVIDENDS PAID




                 Dividends Paid by Chemung Financial Corporation
                             During Past Three Years
-----------------------------------------------------------------------------

                         1997                1996                1995
-----------------------------------------------------------------------------
January 2              $.2800              $.2500              $.2400

April 1                 .2800               .2500               .2400

July 1                  .3100               .2500               .2400

October 1               .3100               .2800               .2500
-----------------------------------------------------------------------------

                      $1.1800             $1.0300              $.9700


As of December 31, 1997 there were 824 registered holders of record of the Corporation's stock. Chemung Financial Corporation's common stock is inactively traded in the over-the-counter market. The quarterly market price ranges for the Corporation's stock for the past three (3) years are based upon actual transactions as reported by brokerage firms which maintain a market or conduct trades in the Corporation's stock and other transactions known by the Corporation's management.




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

During 1997, the Corporation joined six other bank holding companies in forming a Small Business Investment Comapny ("SBIC") as a limited partner. The SBIC is authorized under The Small Business Equity Investment Act of 1992 and is registered under the CEPHAS Capital Partners, L.P.. The
Corporation's capital commitment to the partnership is $2.475 million of which $804,375 had been paid as of December 31, 1997. The objective of the partnership is to achieve a superior rate of return over a five to ten year life through the realization and distribution of portfolio capital gains, operating income and other transaction/advisory fee income.


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

The Loan Committee of the Board is designated to receive required loan reports, oversee loan policy, and approve loans above the authorized individual and Senior Loan Committee lending limits. The Senior Loan Committee, consisting of the chairman of the board, president, senior lending officer, commercial loan officer, mortgage officer, consumer loan officer, and financial officer, implements the Board-approved loan policy.



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

Competition for the BankOs fiduciary services comes primarily from brokerage firms and independent investment advisors. This is considered very significant competition, as these firms devote much of their considerable resources toward gaining larger positions in this market. Trust Assets Under Administration, however, totaled over $1.217 billion at market December 31, 1997, compared to $1.074 billion a year earlier. Relative to the BankOs total assets, when compared with peer commercial banks, the Trust Department is unusually large and favorable in terms of generating non-interest income.

During 1997, as well as 1996 and 1995, the Investment Services Division noted a continued increase in the competition for personal and corporate investment management services in our market areas. Thus, in an effort to position the Fiduciary Division for future growth, we now compliment our more traditional investment alternatives with additional products made available through strategic alliances with various mutual fund and insurance companies. Marketing efforts introduced in 1996 and continued in 1997 included sales and referral incentives designed to maximize results from the Bank's branch system. Additionally, during 1997, an office was opened in Binghamton, New York specifically for the purpose of providing Trust and Investment Services. This office is located in the Marine Midland Plaza.


SIGNIFICANT ISSUE - YEAR 2000

During 1997, management advised its Board of Directors of the many issues surrounding the approach of January 1, 2000. Nearly all computer hardware and software developed during the current century, have been programmed with two digit reference to each year. Such hardware and software, if not upgraded by January 1, 2000 may become useless. Management is undergoing a five phase project to respond to this issue, with major emphasis upon identifiying all applications and data bases supporting the Bank's mission critical applications. The five phases are awareness, assessment, renovation, validation and implementation, and will seek to neutralize not only the Bank's vulnerability but to determine the financial capacity of its vendors, determine alternate vendors, and evaluate the capacity of its customers to respond to this challenge. As of December 31, 1997 the
awareness  phase  was  complete  and the assessment  phase  underway.   The
implications of this issue are considered to be very significant to the financial services industry in particular. The financial implications to the Corporation will be determined upon completion of the assessment phase of the project.


Employees

The Corporation and its Banking subsidiary had 281 full-time equivalent employees (FTEOs) on December 31, 1997 versus 289 at the beginning of the year. The employment trend is relatively stable.


Balance Sheet Comments

Average earning assets for 1997 grew by $21.6 million or 4.6% to $491.1 million, compared to $469.5 million in 1996 and $447.1 million in 1995. Commercial and consumer loan balances grew $11.9 million (5.76%), while the mortgage portfolio increased $1.4 million (1.73%). Average total loan balances were $291.3 million versus $273.9 million during 1996 (up 6.4%) and $249.1 million during 1995. The 1994 acquisition of the Columbia branches from the Resolution Trust Corporation and the purchase of Owego at year-end 1994, had only minor impact upon the average loan balances in 1995, but began to show improved results in 1996, particularly in home equity loan services.



During the fourth quarter of 1996, management elected to borrow $10 million maturing in two years from the Federal Home Loan Bank for the purpose of funding the purchase of an equal amount of U.S. Government Agency notes. This leveraging strategy provided an annualized net interest spread of 135 basis points.

Non-performing loans at year end decreased to $1.617 million versus $1.720 million at the end of 1996, and represented 0.54% of total outstandings compared to 0.61% on December 31, 1996 and 0.68% on December 31, 1995. Net loan losses were $680 thousand or 0.23% of average outstandings, compared to $667 thousand in 1996 and $264 thousand in 1995. The allowance for loan losses at December 31, 1997 was 1.40% of outstandings and, at 257% of non-performing loans versus 231% a year ago and 217% in 1995, is felt by management to be adequate.

Exhibit I


Balance Sheet Comparisons

Average Balance Sheet                                           Change
(in millions)        1997   1996    1995   1994    1993    19921 yr.  5 yrs
Total assets        542.4  518.5   495.2  431.2   397.7   387.0 4.6%   7.0%
Earning assets      491.1  469.5   447.1  394.7   368.4   358.3 4.6%   6.5%
Loans               291.3  273.9   249.1  221.4   224.1   221.0 6.4%   5.7%
*Investments        199.8  195.6   198.0  173.3   144.3   137.3 2.1%   7.8%
Deposits            450.2  440.9   424.4  374.6   347.0   338.5 2.1%   5.9%
Tangible Equity      51.6   46.4    41.7   38.2    37.0    34.211.2%   8.6%

*Average balances for investments are based on amortized cost.

Ending Balance Sheet
(in millions)        1997   1996    1995   1994    1993    1992 Change
Total assets        548.9  532.2   501.9  494.3   398.1   385.8 3.1%   7.3%
Earning assets      486.1  474.6   446.3  448.9   369.2   356.4 2.4%   6.4%
Loans - net         292.8  279.7   259.1  232.9   218.8   214.9 4.7%   6.4%
Investments         196.8  196.3   189.6  212.1   147.1   138.0  .3%   7.4%
Deposits            451.0  439.6   426.9  432.3   342.9   339.2 2.6%   5.9%
Tangible Equity      54.8   48.7    44.9   37.2    38.3    35.512.5%   9.1%
Allowance for
 Loans               4.15   3.98    3.90   3.60    3.50    3.40 4.3%   4.1%


Securities

The board-approved Funds Management Policy includes an investment portfolio policy which requires that, except for local municipal obligations which are sometimes not rated or carry ratings above "Baa" but below "A" by Moody's or Standard & Poors, debt securities purchased for the bond portfolio must carry a minimum rating of "A". Marketable securities are classified as Available for Sale while local direct investment in municipal obligations are classified as Held to Maturity. The Available for Sale segment of the securities portfolio at December 31, 1997, was $185.3 million compared to $185.4 million a year earlier and $171.9 million at the end of 1995.


The components of the net appreciation are set forth in the following table:

                          Amortized                Fair
                               Cost               Value        Appreciation
(in thousands)
U.S. Treasury Securities $   37,188         $    37,294       $       106
Obligations of other U.S.
  Government Agencies        56,565              56,677               112
U.S. Government Agency
  Mortgage-backed pools      55,021              55,603               582
Obligations of states and
  political subdivisions     25,361              25,800               439
Other bonds and notes            80                  80                 0
Corporate stocks              3,459               9,849             6,390

          Totals         $  177,674         $   185,303        $    7,629

Included in the above table are 15,350 shares of SLM Holding Corporation at a cost basis of $4,915 and fair value of $2,135,569. These shares were acquired as preferred shares of Student Loan Marketing Agency ("Sallie Mae") a permitted exception to the Government regulation banning bank ownership of equity securities in the original capitalization of the U.S. Government Agency. Later, the shares were converted to common stock as SALLIE MAE recapitalized. Additionally, at December 31, 1997, the banking subsidiary's portfolio held marketable equities totalling $89,540 at cost with a total fair value of $4,323,514 The shares, other than SLM Holding Corp., were acquired prior to the enactment of the Banking Act of 1933. Other equities included in the bank portfolio are 9,964 shares of Federal Reserve Bank and 17,972 shares of the Federal Home Loan Bank of New York. They are valued at $498,200 and $1,797,200, respectively. Management has no current plans for selling these investments.


Capital Resources and Dividends

The Corporation continues to maintain a strong capital position. Tangible shareholdersO equity at December 31, 1997, was $54.8 million or 9.98% of total assets compared to $48.7 million or 9.15% of total assets at the end of 1996 and $44.9 million or 8.95% of assets at the end of 1995. As of December 31, 1997, the Corporation's total Risk Weighted Adjusted Capital Ratio was 17.44% compared with 16.87% at December 31, 1996 and 16.46% at the end of 1995. The leverage ratio (Average Tier I Capital/Average Assets) was 9.49% at year end versus 8.97% in 1996 and 8.52% in 1995. Management's strategy for leveraging the Corporation's capital is to maintain the leverage ratio between 7.50% and 8.50%. As opportunities for matching suitable investments with appropriate funding sources are presented in the market place, this strategy will be implemented. During 1997, the relatively flat yield curve was not attractive for this approach. Under Federal Reserve regulations (see Note 15 to the consolidated financial statements), the Bank is limited to the amount it may loan to the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1997, the maximum amount available for transfer from the Bank to the Corporation in the form of loans was $1,660,655. The Bank is subject to legal limitations on the amount of dividends that can be paid to the Corporation. Dividends are limited to retained net profits, as defined by regulations, for the current year and the two preceding years. At December 31, 1997, $8,143,853 was available for the declaration of dividends.

Cash dividends declared amounted to $2.506 million in 1997 versus $2.203 million in 1996 and $2.046 million in 1995. Dividends declared amounted to 36.6% of net earnings compared to 35.8% and 36.5% of 1996 and 1995 net earnings, respectively. It is management's objective to continue generating sufficient capital internally, while retaining an adequate dividend payout ratio.


Performance Summary

Net income for 1997 was impacted by 1) higher loan volumes 2) lower average interest rates 3) higher levels of non-interest income, and 4) lower non-interest expenses.

Consolidated net income for 1997 was $6.857 million versus $6.158 million, up $699 thousand (11.4%) or $3.31 versus $2.96 per share (11.8%) on 7.8 thousand fewer average shares outstanding. During 1995 the Corporation earned $2.68, up 9.4% from 1994. Quarterly dividends declared totaled $1.21 per share versus 1996's $1.06 and $0.98 in 1995.

Under FDIC Risk-Related Premium System Rules, in order to be considered WELL CAPITALIZED, the FDIC requires a bank's Total Risk Based Capital Ratio to be greater than or equal to 10% AND its Tier 1 Risk Based Capital Ratio to be greater than or equal to 6.00% AND its leverage ratio to be greater than or equal to 5.00%. This designation has been maintained and the Bank's FDIC insurance premiums for 1997 were $71 thousand versus $253 thousand in 1996 and $538 thousand in 1995.

Included in 1996 FDIC charges was a one-time charge to banks having deposits insured by the Savings Association Insurance Fund ("SAIF") in order to recapitalize that fund to the same level as the Bank Insurance Fund. The two funds are now merged. There were $29 million of the Bank's deposits subjected to a $191 thousand assessment in the fourth quarter of 1996. In December 1997, the Bank received notification from the FDIC that it remains well capitalized. The 1998 FDIC insurance premium will be accrued at an annual rate of $73 thousand for total insured deposits.

During 1997, the Bank's provision for loan losses totaled $850 thousand, up $108 thousand from $742 thousand in 1996 and $564 thousand in 1995. The increase is a reflection of management's ongoing evaluation of the risk inherent in the portfolio. During 1995, management determined that based upon its review of the inherent risk, no provisions should be added to the reserve during November and December of that year, and $102 thousand of the loan loss reserve was returned to pretax income. This was a reflection of the very strong business environment and consistently favorable loan experience of that year.

The average interest rate on earning assets was 8.02% during 1997 versus 7.99% in 1996 and 8.07% in 1995. The interest expense on the Bank's liabilities also increased to 4.13% in 1997 versus 4.00% in 1996 and 3.95% in 1995. This resulted in a net interest spread of 3.89% versus 3.99% a year earlier and 4.12% in 1995. The net interest margin declined 5 basis points to 4.74%. Noninterest income totaled $7.468 million versus $7.106 million in 1996 and $6.736 million in 1995. Trust department income, at $4.079 million in 1997 versus $3.719 million in 1996 and $3.678 million in 1995 is the largest segment of non-interest income. There were $324 thousand  in  net  securities  gains realized  during  1997  as  management continued to move more proactively from a strategy with emphasis upon liquidity to an investment approach with higher yield potential. Investments sold or matured were primarily U.S. Treasury securities with the proceeds reinvested primarily in U.S. Government agency notes and U.S. Government agency guaranteed mortgage backed securities.


Exhibit II

                                                                Change
Earnings             1997    1996   1995   1994  1993   1992   1 yr.  5 yrs
(in thousands)

Net Int. Inc      $23,274  22,468 21,849 19,30418,672  18,339   3.6%   4.9%
Loan Loss Prov.       850     742    564    624 907      902   14.6%  -1.2%
Net Int. Inc After Loan
 Loss Provision    22,424  21,726 21,285 18,68017,765  17,437   3.2%   5.2%
Trust Income        4,079   3,719  3,678  3,3233,294   3,176    9.7%   5.1%
Securities Gains
 (losses),net         324     610    531    140 821      105  -46.9%  25.3%
Other Income        3,065   2,777  2,527  2,2222,004   1,691   10.4%  12.6%
Total Non
 Interest Income    7,468   7,106  6,736  5,6856,119   4,972    5.1%   8.5%
Non Int. Expense   19,368  19,408 19,560 17,37515,627  15,287  -0.2%   4.8%
Pretax Income      10,524   9,424  8,461  6,9908,257   7,122   11.7%   8.1%
Income Taxes        3,667   3,266  2,859  2,3422,830   2,296   12.3%   9.8%
Net Oper Income     6,857   6,158  5,602  4,6485,427   4,826   11.4%   7.3%
Effect of Acct
 Change                 0       0      0      0 (933)      0       N/A  N/A
Net Income          6,857   6,158  5,602  4,6484,494   4,826   11.4%   7.3%

Exhibit III

Selected Financial Data                                         Change
Per Share Data       1997    1996   1995   1994  1993   1992   1 yr.  5 yrs

Net Oper Income     $3.31   $2.96  $2.68  $2.45 $2.87  $2.55   11.8%   5.4%
Net Income           3.31    2.96   2.68   2.45  2.37   2.55   11.8%   5.4%
Dividends Declared   1.21    1.06   0.98  0.935 0.875   0.82   14.2%   8.1%
Tangible Book Value 26.49   23.51  21.57  17.75 20.25  18.75   12.7%   7.2%
Market Pr 12/31     42.00   34.00  27.75  25.50 23.00  18.50   23.5%  17.8%
Average Shs O/S     2,072   2,079  2,088  1,899 1,894  1,894   -0.3%   1.8%
  (thousands)

Exhibit IV

Selected Ratios                1997      1996      1995      1994      1993
Return on average assets      1.26%     1.19%     1.13%     1.08%     1.13%
Ret on avg. Tier 1 Equity    14.29%    14.08%    14.26%    12.49%    12.15%
Dividend yield 12/31          2.95%     3.29%     3.60%     3.76%     3.96%
Dividend payout              36.55%    35.78%    36.52%    38.22%    36.86%
Leverage Ratio                9.39%     8.97%     8.52%     7.69%     9.63%

Tier I capital
 to risk adjusted assets     16.19%    15.61%    15.21%    13.71%    15.66%
Total capital
 to risk adjusted assets     17.44%    16.87%    16.46%    15.03%    17.09%

Loans to deposits            65.84%    64.53%    61.61%    54.71%    64.83%
Loan reserve to
 outstanding loans            1.40%     1.40%     1.48%     1.52%     1.57%
Loan reserve to
 non-performing loans          257%      231%      217%      232%      186%
Non-performing loans to
 outstanding loans            0.54%     0.61%     0.68%     0.66%     0.85%

Net interest rate spread      3.89%     3.99%     4.12%     4.26%     4.42%
Net interest margin           4.74%     4.79%     4.89%     4.89%     5.07%

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

                              1997 vs. 1996            1996 vs. 1995
                                 Increase                 Increase
                              (Decrease)               (Decrease)
                         Total Due to  Due to    Total  Due to Due to
                        Change Volume  Rate      Change Volume  Rate

Interest Income(thousands)
Loans                 $1,366  $1,591   $(225) $ 1,446  $2,310   $(864)
Taxable investment
 securities              337     82      255      332     74     258
Tax-exempt investment
 Securities               82    105      (23)      (46)   41      (87)
Federal funds sold        (50)   (57)      7      (136)  (104)    (32)
Interest-bearing dep.    126     90       36      (162)  (129)    (33)
Total Interest Income $1,861  $1,811  $   50  $ 1,434  $2,192   $(758)

Interest Expense (thousands)
Demand deposits         $ (44)$   12  $  (56)   $  (12)$   16   $ (28)
Savings deposits          (48)  (117)     69      (466)  (289)   (177)
Time deposits            562    446      116    1,318  1,307      11
Federal Funds Purchased
 and securities sold
 under agreement to
 repurchase              585    491       94       (24)   73      (97)
Total Interest Expense$1,055  $  832  $  223   $  816  $1,107   $(291)

Net Interest Income   $  806  $  979   $(173)  $  618  $1,085   $(467)

The core deposit intangible and goodwill in the amount of $4.54 million and $2.28 million, respectively, at December 31, 1997, which accounts for the premium paid in connection with the acquisition of three branches from the Resolution Trust Corporation ("RTC") and the acquisition of Owego National Financial Corporation during 1994, is being amortized over 15 years for both book and tax purposes. Amortization periods are monitored to determine if events and circumstances require such periods to be reduced. With respect to each of the branches acquired from the RTC, management has determined that our purchase of these deposits constituted entrance into major new market areas and provides a basis for concluding that the purchased goodwill benefits will exist beyond a short-term period.


Treasury Shares

When shares of the Corporation come on the market, we will bid only after careful review of our capital position. During 1997, 2,685 shares were purchased at a total cost of $107,768 or an average price of $40.14 per share. Early in 1996, 7,280 shares of treasury stock were sold at a price of $27.75 per share to fund profit sharing requirements. During 1996, 16,915 shares were purchased at a total cost of $514,599 or an average price of $30.42 per share. In 1995, 11,632 of the treasury shares were purchased at a total cost of $299,749 or an average price of $25.77 per share.


Cash Flow

Proceeds from maturities and sales of securities and student loans available for sale trailed purchases of securities and loan originations, net of repayments and net purchases of premises and equipment, by $12.551 million in 1997. Net purchases of equipment were $1.990 million. During 1996, proceeds from maturities and sales of securities and student loans were less than purchases of securities and loan originations net of repayments and net purchases of premises and equipment by $38.304 million. Net purchases of premises and equipment during 1996 were $862.7 thousand, In 1995, net cash provided by investing activities was $2.290 million

Net cash provided by financing activities amounted to $10.219 million in 1997, compared to $21.304 million during 1996 and net cash used by financing activities of $4.495 million in 1995. Core deposits (Demand, NOW, Savings and Insured Money Market Accounts) increased $11.6 million in 1997, compared to a decrease of $7.4 million in 1996, while certificates of deposit and individual retirement accounts decreased $208.6 thousand compared to an increase of $20.1 million in 1996.

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

During 1993, the Bank became a member of the Federal Home Loan Bank of New York (OFHLBO). The primary reasons for joining the FHLB were to enhance managementOs ability to satisfy future liquidity needs and to have an additional alternative for investing excess reserves. The Bank's $1.797 million investment in FHLB stock, allowed it to maintain a line of credit of $46,976,500 at December 31, 1997.

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

Interest rate risk is portrayed below using the OcontractualO gap. Contractual gap measures the stated repricing and maturity of assets and liabilities. At December 31, 1997, the cumulative one-year contractual gap for the Bank was a negative $176.0 million versus a negative $160.9 million a year earlier and a negative $121.5 at the end of 1995. This indicates that $176.0 million of earning assets could reprice after the source of funds reprice. It is highly unlikely that this would happen, however, and there is no historical precedent for it.

In recent years, however, core deposits (NOW accounts, Insured Money Market Accounts and Savings accounts) have not been repriced with movements of interest rates in the negotiable securities markets. Rather, the interest paid upon such funding sources during 1997, 1996 and 1995 has been very stable, even with movements in excess of 200 basis points. Short term rates (6 month U.S. Treasury Bills) ranged between 5.03% - 5.45% during 1997.

December 31, 1997                                               Rate Sensitive

Contractual Amounts                           1 to 90        1 to 365 1 to 5
Over 5
(Thousands)                    days      days     years     years

Earning assets:
Loans                     $  98,089 $  21,650$  100,467 $  76,458
Securities                   11,629    18,086    66,300    88,122
Federal funds                     0
Other (Equities)              8,755
Total earning assets     $  118,473 $  39,736 $ 166,767 $ 164,580

Net sources:
NOW accounts             $   46,417
Insured Money Market         49,048
Time certificates
   under $100 thousand       35,325    61,503    47,008        10
Time certificates
   over $100 thousand        19,264     8,972     2,779
Savings                      87,945
Federal Home Loan Bank Advances6,300   10,000
Repurchase agreements         5,248     4,200
    Total sources        $  249,547 $  84,675 $  49,787  $     10

Incremental gap            -131,074   -44,939   116,980   164,570
Percent of earning assets    -110.6    -113.1      70.1       100

Cumulative gap             -131,074  -176,013   -59,033   105,537
Percent of total assets       -24.0     -32.2     -10.8      19.3

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

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued SFAS No.130 Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The impact of adopting SFAS No. 130, which is effective for the Company in 1998, has not been determined.


In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-
producing segments of the entity for which such information is available and is utilized by the chief operation decision maker. Specific information to be reported for individual segments includes profits or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. SFAS No. 131 is effective for the Company in 1998 and the impact of adoption has not been determined.

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



                                    EXHIBIT D













                      CONSOLIDATED FINANCIAL STATEMENTS AND
                         REPORT OF INDEPENDENT AUDITORS


Independent Auditors' Report

The Board of Directors and Shareholders
Chemung Financial Corporation and Subsidiary:



We have audited the accompanying consolidated balance sheets of Chemung Financial Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholdersO equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the CompanyOs management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chemung Financial Corporation and subsidiary at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Syracuse, New York
January 22, 1998
CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET

Assets              December 31                       1997      1996
                    Cash and due from banks   $   32,997,157  31,103,374

                    Interest-bearing deposits with other
                      financial institutions       1,421,298   151,920

                    Federal funds sold                     0   500,000

                     Securities  available for sale, at fair value185,302,745
185,365,478

                    Securities held to maturity, fair value of
                       $9,224,028  in  1997 and $10,351,440 in  19969,224,028
10,351,840

                     Loans,  net  of  unearned income and deferred  fees296,9
76,769              283,720,981
                    Allowance for loan losses      (4,145,422)(3,975,000)

                    Loans, net                   292,831,347  279,745,981

                    Premises and equipment, net   10,219,043  9,712,633

                    Other assets                  10,123,203  7,878,811

                     Intangible  assets,  net  of accumulated  amortization6,
815,631             7,402,934


                    Total assets              $  548,934,452  532,212,971

Liabilities and Shareholders' Equity

                    Deposits:
                      Noninterest-bearing     $   94,656,560  86,049,289
                      Interest-bearing           356,387,782  353,600,054

                    Total deposits               451,044,342  439,649,343

                     Securities sold under agreements to repurchase 9,447,856
14,371,140

                    Federal Home Loan Bank advances16,300,000  10,000,000

                    Accrued interest payable       1,191,409  1,152,791

                    Dividends payable                641,611   580,220

                    Other liabilities              8,672,057  10,339,278


                    Total liabilities            487,297,275  476,092,772
                    Commitments and contingencies (note 14)

                    Shareholders' equity:

                    Common stock, $5.00 par value per share;
                        authorized  3,000,000  shares,  issued:  2,150,06710,
750,335             10,750,335

                    Surplus                       10,101,804  10,101,804

                    Retained earnings             38,236,025  33,885,269

                    Treasury stock, at cost (1997 - 80,538 shares;(2,032,886)
(1,925,118)
                       1996 - 77,853 shares)

                    Net unrealized gain on securities
                       available for sale, net of taxes4,581,899  3,307,909


                    Total shareholders' equity    61,637,177  56,120,199


                    Total liabilities and shareholders' equity $  548,934,452
532,212,971

                      See   accompanying  notes  to  consolidated   financial
statements.




CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

<CAPTION






  Years ended December 31                  1997      1996      1995

  Interest income:
     Loans                          $   26,679,426 25,313,778 23,867,713
     Securities                         12,070,919 11,651,818 11,365,927
     Federal funds sold                    300,359   350,005   485,979
     Interest-bearing deposits             321,265   195,181   357,090
     Total interest income              39,371,969 37,510,782 36,076,709


  Interest expense:
     Deposits                           14,756,046 14,286,189 13,446,125
     Borrowed funds                        659,753   176,126     7,538
      Securities  sold  under  agreements to  repurchase   682,065    580,354
773,264
     Total interest expense             16,097,864 15,042,669 14,226,927


  Net interest income                   23,274,105 22,468,113 21,849,782


  Provision for loan losses                850,100   741,662   564,380
   Net  interest income after provision for loan losses22,424,005  21,726,451
21,285,402


  Other operating income:
     Trust department income             4,078,880 3,718,851 3,677,622
     Service charges on deposit accounts 1,906,931 1,611,409 1,502,971
     Net gain on sales of securities       323,989   609,596   530,953
     Credit card merchant earnings         536,735   519,039   494,821
     Other                                 621,273   646,603   529,413
                                         7,467,808 7,105,498 6,735,780
     Other operating expenses:
     Salaries and wages                  8,041,859 7,926,874 7,658,865
     Pension and other employee benefits 2,033,962 1,976,814 2,214,273
     Net occupancy expenses              1,562,568 1,629,539 1,586,077
     Furniture and equipment expenses    1,651,675 1,592,873 1,475,543
     Other                               6,077,630 6,281,664 6,625,056
                                        19,367,694 19,407,764 19,559,814

  Income before income taxes            10,524,119 9,424,185 8,461,368
  Income taxes                           3,666,899 3,266,662 2,859,476


  Net income                        $    6,857,220 6,157,523 5,601,892


  Weighted average shares outstanding    2,071,544 2,079,312 2,087,751


  Net income per common share:      $         3.31      2.96      2.68



  See accompanying notes to consolidated financial statements.








CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                        Unrealized Gain
                                                        (Loss) On
                                                        Securities
                   Common            Retained  Treasury Available
                    Stock   Surplus  Earnings   Stock   For Sale   Total
Balances  at  December 31, 1994$10,750,335 10,068,563 26,374,590  (1,279,549)
(175,193)       45,738,746

Net income             -       -     5,601,892    -         -     5,601,892
Cash dividends declared-       -     (2,045,513)  -         -     (2,045,513)
($.98 per share)
Purchase of 11,632 shares -    -        -      (299,749)    -     (299,749)
of treasury stock
Change  in  net unrealized gain   -       -         -         -     3,903,522
3,903,522
(loss) on securities
available for sale, net of
taxes of $2,645,891



Balances  at  December 31, 199510,750,335 10,068,563 29,930,969  (1,579,298)3
,728,329        52,898,898

Net income             -       -     6,157,523    -         -     6,157,523
Cash dividends declared-       -     (2,203,223)  -         -     (2,203,223)
($1.06 per share)
Purchases  of  16,915 shares of    -        -          -       (514,599)    -
(514,599)
treasury stock
Sale  of  7,280  shares of treasury stock    -         33,241     -      168,799
-                  202,020
Change  in  net unrealized gain   -       -         -         -     (420,420)
(420,420)
(loss) on securities
available for sale, net of
taxes of $312,318



Balances  at December 31, 1996$ 10,750,335 10,101,804 33,885,269  (1,925,118)
3,307,909       56,120,199

Net income             -       -     6,857,220    -         -     6,857,220
Cash dividends declared-       -     (2,506,464)  -         -     (2,506,464)
($1.21 per share)
Purchase of 2,685 shares of-    -       -      (107,768)    -     (107,768)
treasury stock
Change  in  net unrealized gain (loss)-    -        -         -     1,273,990
1,273,990
on securities available for sale, net of
taxes of $833,553



Balances  a  December 31, 1997$ 10,750,335 10,101,804 38,236,025  (2,032,886)
4,581,899       61,637,177








See accompanying notes to consolidated financial statements


CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS





     Years ended December 31              1997        1996         1995

     Cash flows from operating activities:
       Net income                  $   6,857,220   6,157,523    5,601,892
       Adjustments to reconcile net income to net cash
          provided by operating activities:
          Amortization of intangible assets587,303   587,303      585,303
          Deferred income taxes          (260,933)   (387,248)   (168,577)
          Provision for loan losses      850,100     741,662      564,380
          Depreciation and amortization1,483,178   1,440,752    1,250,236
           Amortization  and  discount on securities, net248,288      303,365
(458,579)
          Gain on sales of securities, net(323,989)  (609,596)    (530,953)
          (Increase) decrease in  other assets(2,244,392)(216,172) 289,799
           Increase  (decrease)  in accrued interest payable38,618     93,689
164,706
           Increase  (decrease)  in other liabilities(2,239,841)    3,260,358
(92,107)



        Net  cash provided by operating activities4,995,552  11,371,636  7,20
8,100


     Cash flows from investing activities:
        Proceeds  from  sales of securities available24,071,461    57,617,458
15,958,448
          for sale
        Proceeds from maturities of and principal 12,226,947  6,035,978   7,2
61,930
          collected on securities held to maturity
        Proceeds from maturities of and principal30,683,353  52,023,153   94,
781,598     collected on securities available for sale
        Purchases  of securities available for sale(52,508,840)(122,926,000)(
75,727,391)
        Purchases  of securities held to maturity(11,099,132)(8,805,672)(10,2
02,780)
        Purchases  of premises and equipment, net(1,989,588)(862,683)(3,013,6
36)
        Loan  net of repayments and other reductions(17,235,072) (24,578,050)
(29,563,052)
       Proceeds from sales of student loans3,299,607  3,191,711  2,794,848


        Net  cash provided (used) by investing activities$   (12,551,264)(38,
304,105)  2,289,965






(Continued)




CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)




     Years ended December 31              1997         1996        1995

     Cash flows from financing activities:
        Net increase (decrease) in demand deposits,$  11,603,559  (7,366,182)
(14,320,289)
       NOW accounts, savings accounts, and insured
       money market accounts
        Net  increase (decrease) in certificates of(208,560) 20,136,632  8,92
8,461
          deposit and individual retirement account
        Net  increase  (decrease) in securities sold (4,923,284       989,559
3,177,796
          under agreements to repurchase
        Net  increase  Federal Home Loan Bank advances6,300,000    10,000,000
-
       Purchases of treasury stock       (107,768)   (514,599)   (299,749)
       Sale of treasury stock                  -     202,020            -
       Cash dividends paid             (2,445,074) (2,143,465)  (1,981,078)


        Net  cash provided (used) by financing10,218,873  21,303,965  (4,494,
859)
          activities


        Net  increase (decrease) in cash and cash2,663,161  (5,628,504) 5,003
,206
          equivalents

      Cash and cash equivalents, beginning of year31,755,294  37,383,798   32
,380,592


      Cash and cash equivalents, end of year $  34,418,455  31,755,294   37,3
83,798



     Supplemental disclosure of cash flow information:
        Transfer of securities held to maturity  $             -            -
10,505,646
          to securities available for sale
       Cash paid during the year for:
          Income Taxes                 3,748,867   3,832,329    2,937,581
          Interest                 $  16,059,256  14,948,980   14,062,221






See accompanying notes to consolidated financial statements.

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996


(1)  Statement of Accounting Policies

Organization

Chemung Financial Corporation (the Corporation), through its wholly owned subsidiary, Chemung Canal Trust Company (the Bank), provides commercial banking services to its local market area. The Corporation is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory agencies.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts of the Corporation and the Bank. All significant intercompany balances and transactions are eliminated in consolidation.

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

Intangible Assets

Goodwill, which represents the excess of purchase price over the fair value of identifiable assets acquired in 1995, is being amortized over 15 years on the straight-line method. Deposit base intangible, resulting from the Bank's purchase of deposits from the Resolution Trust Company in 1994, is being amortized over the expected useful life of 15 years on a straight-line basis. Amortization periods are monitored to determine if events and circumstances require such periods to be reduced. Periodically, the Corporation reviews its goodwill and deposit base intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets are impaired.

Per Share Information

Per share data was computed on the basis of the weighted average number of common shares outstanding, retroactively adjusted for stock splits and dividends. On December 31, 1997, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share. Adoption of this statement had no effect on the Corporation as it has no potentially dilutive securities.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from banks, interest-bearing deposits with other financial institutions, federal funds sold, and U.S. Treasury securities with original terms to maturity of 90 days or less.

Securities Sold Under Agreements to Repurchase

The Corporation enters into sales of U.S. Treasury securities under agreements to repurchase. These agreements are treated as financings, and the obligations to repurchase securities sold are reflected as liabilities in the consolidated balance sheets. The amount of the securities underlying the agreements remains in the asset account. The Corporation has agreed to repurchase securities identical to those sold. The securities underlying the agreements were under the bank's control.

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

(2)  Restrictions on Cash and Due from Bank Accounts

The Bank is required to maintain average reserve balances with the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period beginning December 18, 1997 was $8,506,000, of which $2,439,000 was required to be on deposit with the Federal Reserve Bank; the remainder, $6,067,000, was represented by cash on hand.


(3) Securities

Amortized cost and fair value of securities available for sale at December 31, 1997 and 1996 are as follows:

                              1997                          1996

                    Amortized        Fair         Amortized        Fair
                      Cost           Value          Cost           Value

U.S. Treasury securities$  37,188,03537,293,793   52,721,091     52,763,618
Obligations of other U.S.
   Government agencies56,565,434   56,676,787     51,831,740     51,803,452
Mortgage backed securities55,020,82955,602,615    50,193,422     50,109,133
Obligations of states and
   political subdivisions25,361,08025,800,408     20,257,203     20,499,918
Other bonds and notes   79,671         79,963      1,178,422      1,192,889
Corporate stocks     3,458,827      9,849,179      3,662,274      8,996,468

                 $ 177,673,876    185,302,745    179,844,152    185,365,478


Amortized cost and fair value of securities held to maturity at December 31, 1997 and 1996 are as follows:

<CAPTION

                              1997                          1996

                    Amortized         Fair        Amortized        Fair
                      Cost            Value         Cost           Value
Obligations of states and
   political subdivisions$  9,154,5389,154,538    10,275,184     10,275,184
Other bonds and notes   69,490         69,490         76,656         76,256

                  $  9,224,028      9,224,028     10,351,840     10,351,440


Included in corporate stocks at December 31, 1997 and 1996 is the Bank's required investment in the stock of the Federal Home Loan Bank with a cost of $1,797,200. This investment allows the Bank to maintain a $46,976,500 line of credit with the Federal Home Loan Bank.

Gross unrealized gains and gross unrealized losses on securities available for sale at December 31, 1997 and 1996 were as follows:

                              1997                          1996

                    Unrealized     Unrealized     Unrealized     Unrealized
                       Gains         Losses          Gains         Losses

U.S. Treasury securities$   126,876    21,118        276,003        233,476
Obligations of other U.S.
   Government agencies 242,668        131,315        338,193        366,481
Mortgage backed securities626,925      45,139        135,219        219,508
Obligations of states and
   political subdivisions439,540          212        260,656         17,941
Other bonds and notes      292              -         14,467              -
Corporate stocks     6,390,352              -      5,334,194              -

                   $ 7,826,653        197,784      6,358,732        837,406


Gross unrealized gains and gross unrealized losses on securities held to maturity at December 31, 1997 and 1996 were as follows:

                              1997                          1996

                    Unrealized     Unrealized     Unrealized     Unrealized
                       Gains         Losses          Gains         Losses

Other bonds and notes        -              -              -            400

Gross realized gains on sales of securities were $323,989, $613,190, and $530,953 for the years ended December 31, 1997, 1996 and 1995, respectively. Gross realized losses on sales of securities were $3,594 for the year ended December 31, 1996. There were no realized losses on sales of securities for the years ended December 31, 1997 and 1995.


Interest and dividends on securities for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                      1997           1996           1995
Taxable
  U.S. Treasury securities       $  2,821,733      4,002,636      6,087,187
  Obligations of other U.S.
    Government agencies             3,670,414      3,252,513      2,918,058
  Mortgage backed securities        3,727,722      2,590,587        240,143
  Other bonds and notes                48,984        174,419        433,230
  Corporate stocks                    360,184        271,614        281,145
Exempt from federal taxation -
   Obligations of states and
   political subdivisions           1,441,882      1,360,049      1,406,164

                                 $ 12,070,919     11,651,818     11,365,927

The amortized cost and fair value by years to maturity as of December 31, 1997 for debt securities available for sale are as follows (excluding corporate stocks):

                                             Maturing

                                                            After One, But
                              Within One Year               Within Five Years
                     Amortized         Fair        Amortized        Fair
                       Cost            Value         Cost           Value
U.S. Treasury securities$  6,098,2536,115,743     31,089,782     31,178,050
Obligations of other U.S.
   Government agencies6,941,474     6,979,380     19,010,324     19,041,783
Mortgage backed securities   -              -      3,654,393      3,660,165
Obligations of states and
   political subdivisions 5,602,194 5,633,418     10,591,851     10,767,699
Other bonds and notes        -              -         79,671         79,963

Total             $ 18,641,921     18,728,541     64,426,021     64,727,660

                                             Maturing

                              After Five, But
                              Within Ten Years              After Ten Years
                     Amortized         Fair        Amortized         Fair
                       Cost            Value         Cost            Value
Obligations U.S.
  Government agencies$ 30,613,636  30,655,624              -              -
Mortgage backed securities   -              -     51,366,436     51,942,450
Obligations of states and
   political subdivisions8,454,996  8,669,239        712,039        730,052

Total             $ 39,068,632     39,324,863     52,078,475     52,672,502

The amortized cost and fair value by years to maturity as of December 31, 1997 for securities held to maturity are as follows:


                                             Maturing

                                                            After One, But
                              Within One Year               Within Five Years
                     Amortized         Fair        Amortized         Fair
                       Cost            Value         Cost            Value
Obligations of states and
   political subdivisions $ 6,265,5676,265,567     1,721,792      1,721,792
Other bonds and notes    5,000          5,000              -              -

       Total       $ 6,270,567      6,270,567      1,721,792      1,721,792


                                             Maturing

                              After Five, But
                              Within Ten Years              After Ten Years
                     Amortized         Fair        Amortized         Fair
                       Cost            Value         Cost            Value
Obligations of states and
   political subdivisions$ 1,167,1791,167,179              -              -
Other bonds and notes   64,490         64,490              -              -

       Total       $ 1,231,669      1,231,669              -              -


The fair value of securities pledged to secure public funds on deposit or for other purposes as required by law was $103,131,459 at December 31, 1997 and $107,381,997 at December 31, 1996. U.S. Treasury securities totaling $13,000,000 (fair value of $13,044,720 and $12,951,250,GNMA's totaling
$12,185,770  and  $10,844,688 (fair value of $12,625,864 and  $11,283,339),
SLMA  totaling  $2,000,000 (fair value of $1,992,500 and  $1,970,000)  were pledged to secure repurchase agreements and other borrowings at December 31, 1997 and 1996, respectively, see note 7.

There are no securities of a single issuer (other than securities of the U.S. Government and its agencies) that exceed 10% of shareholdersO equity at December 31, 1997 or 1996. In November, 1995 the Financial Accounting Standards Board published A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities (Guide). Concurrent with the initial adoption of the Guide, but no later than December 31, 1995, the Corporation was permitted to reassess the appropriateness of the classifications of all securities held at that time and implement reclassifications without calling into question the intent of the Corporation to hold other debt securities to maturity in the future. Effective December 1, 1995 the Corporation transferred securities with amortized costs of $10,505,646 from the held to maturity portfolio to the available for sale portfolio. The net unrealized gain was $154,557. The transferred securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of related taxes.

During  1997,  the  Bank  declared  a  special  dividend  payable  to   the
Corporation for the purpose of funding equity investments in Southern  Tier
Business  Development, LLC and Cephas Capital Partners,  LP.   These  small
investment companies ("SBIC's") were established for the purpose of providing financing to small businesses in areas served, including minority-owned small businesses and those that will create jobs for the low to moderate income levels in the targeted areas. These investments, totaling $844,875, are included in other assets under the equity method of accounting.

(4) Loans and Allowance for Loan Losses

The composition of the loan portfolio is summarized as follows:


December 31,                          1997           1996
Residential mortgages         $  73,756,609     69,440,000
Commercial mortgages              5,996,380      8,959,555
Commercial, financial and agricultural102,402,506  92,467,486
Leases                              413,487         89,758
Consumer loans                  114,592,615    113,003,980
Net deferred fees and unearned income(184,828)     (239,798)

                              $ 296,976,769    283,720,981

During 1997, 1996 and 1995, the Corporation sold $3,299,607, $3,191,711 and
$2,794,848, respectively, of education loans at par to the Student Loan Marketing Association.

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

The principal balances of loans not accruing interest totaled $929,697 and $1,493,607 at December 31, 1997 and 1996, respectively. There were no loans with modified payment terms because of the borrowersO financial difficulties at December 31, 1997 and 1996. The effect of nonaccrual loans on interest income for the years ended December 31, 1997, 1996 and 1995 was not material. The Bank is not committed to advance additional funds to these borrowers. Other real estate owned at December 31, 1997 amounted to $595,127 and at December 31, 1996, amounted to $271,331.

Transactions in the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                      1997           1996           1995
Balances at January 1           $ 3,975,000      3,900,000      3,599,968
Provision charged to operations     850,100        741,662        564,380
Loans charged off                   (770,389)      (754,360)      (373,261)
Recoveries                           90,711         87,698        108,913

                                $ 4,145,422      3,975,000      3,900,000


At December 31, 1997 and 1996, the recorded investment in loans that are considered to be impaired totaled $951,007 and $1,700,600 respectively. Included in the 1997 amount are impaired loans of $707,404 for which the related allowance for loan losses is $238,934 and $243,603 of impaired loans with no related allowance for loan losses. The 1996 amount includes $798,702 in impaired loans with a related allowance for loan losses of $340,949 and $901,898 with no related allowance. The average recorded investment in impaired loans during 1997, 1996 and 1995 was $1,201,217, $1,620,774 and $722,055 respectively. The effect on interest income for impaired loans was not material to the consolidated financial statements in 1997, 1996 or 1995.



(5) Premises and Equipment

Premises and equipment at December 31, 1997 and 1996 are as follows:

                                      1997           1996
Land                             $  2,106,408      2,106,408
Buildings                          11,250,664     10,166,115
Equipment and furniture            12,843,138     12,003,849
Leasehold improvements                399,534        399,534
                                   26,599,744     24,675,906
Less accumulated depreciation      16,380,701     14,963,273

                                 $ 10,219,043      9,712,633

(6)  Deposits


Interest-bearing deposits include certificates of deposit in denominations of $100,000 or more aggregating $31,014,878 and $36,770,362 at December 31, 1997 and 1996, respectively. Interest expense on such certificates was $2,279,576, $2,215,271, and $1,057,353 for 1997, 1996 and 1995, respectively.

Scheduled maturities of certificates of deposit at December 31,1997  are
summarized                                                            as
follows:

                            Time Certificates of Deposit
                         1998                   $119,945,280
                         1999                     29,605,998
                         2000                     17,189,754
                         2001                      3,528,508
                         2002                      3,521,852
                          2003 and thereafter         10,000
                                                $173,801,392

(7)  Securities Sold Under Agreements to Repurchase


The agreements have maturities of 2 to 350 days at December 31, 1997 and 2 days at December 31, 1996, and a weighted average interest rate of 5.17% at December 31, 1997 and 6.04% at December 31, 1996. The maximum amounts outstanding at any one month-end and average amount under these agreements during 1997 were $16,482,934 and $13,502,272, respectively. The maximum amounts outstanding at any one month-end and average amount under these agreements during 1996 were $15,953,161 and $12,270,169, respectively.


(8)  Federal Home Loan Bank Advances


Federal Home Loan Bank advances at December 31, 1997, consisted of a $10,000,000, 6.18%, two year advance with a maturity date of October 16, 1998 and a $6,300,000, 6.125%, two day advance with a maturity date of January 2, 1998.


(9)  Income Taxes

Total income taxes for the years ended December 31, 1997, 1996 and 1995 were allocated as follows:

                                      1997           1996            1995
Income before income taxes      $ 3,666,899      3,266,662        2,859,476
Shareholders' equity for change in
   unrealized gain (loss) on securities833,553     (312,318)      2,645,891

                                $ 4,500,452      2,954,344        5,505,367

For the years ended December 31, 1997, 1996 and 1995, income tax expense attributable to income from operations consists of:

                                      1997           1996           1995
Current:
State                           $   871,137        792,674        646,080
Federal                           3,056,695      2,861,236      2,381,973
                                  3,927,832      3,653,910      3,028,053
Deferred                            (260,933)      (387,248)     (168,577)

                                $ 3,666,899      3,266,662      2,859,476

Income tax expense differed from the amounts computed by applying the U.S. Federal statutory income tax rate to income before income taxes as follows:

                                      1997           1996           1995
Tax computed at statutory rate  $ 3,578,200      3,204,223      2,876,865
Tax exempt interest                 (499,677)      (465,955)      (486,208)
Dividend exclusion                   (50,369)       (34,151)       (33,594)
State taxes, net of federal benefit 549,418        476,584        408,610
Nondeductible interest expense       66,403         52,262         55,582
Other items, net                     22,924         33,699         38,221

Actual tax expense              $ 3,666,899      3,266,662      2,859,476

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                      1997           1996
Deferred tax assets:
   Allowance for loan losses-book$ 1,655,682     1,593,518
   Accrual for postretirement benefits
      other than pensions           780,350        767,119
   Deferred loan fees                68,714         84,760
   Deferred compensation and directors fees584,019  500,728
   Pensions                         176,320        126,499
   Other                            114,608        135,360

Total gross deferred tax assets $ 3,379,693      3,207,984

Deferred tax liabilities:
   Bond discount                     72,508         22,409
   Depreciation                     349,554        421,097
   Allowance for loan losses-tax    233,040        300,738
   Net unrealized gains on securities3,046,970   2,213,417
   Other                             22,383         22,465

          Total gross deferred tax liabilities   3,724,455      2,980,126

Net deferred tax asset (liability)$  (344,762)     277,858

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


The following table sets forth the plan's funded status and amounts recognized in the Corporation's consolidated balance sheets at December 31, 1997 and 1996:

                                      1997           1996
Actuarial present value of accumulated benefit
   obligation, including vested benefits of
   $10,458,070 and $9,493,865 in 1997
   and 1996 respectively       $ (10,676,065)    (9,666,905)

Projected benefit obligation for service
   rendered to date              (13,370,944)   (11,881,414)
Plan assets at fair value        16,777,650     15,036,423

Excess of plan assets over the projected
   benefit obligation             3,406,706      3,155,009
Unrecognized net obligation         699,678        769,566
Unrecognized net gain             (4,867,446)    (4,623,648)
Unrecognized prior service cost     513,381        556,163


          Prepaid (accrued) pension cost$   (247,681)(142,910)

Net periodic pension cost included the following components:

                                                    Years ended December 31,
                                      1997           1996           1995
Service cost - benefits earned
   during the year             $    324,126        346,403        293,048
Interest cost on projected
   benefit obligation               872,423        825,891        798,518
Actual return on plan assets      (2,346,488)    (1,459,973)    (2,436,581)
Net amortization and deferral     1,254,710        458,091      1,542,093

          Net periodic pension cost$    104,771    170,412        197,078

Assumptions used in determining pension amounts are as follows:

                                         1997           1996
Discount rate for benefit obligations    7.0%           7.5%
Rate of increase in compensation levels 5.0            5.0
Expected long-term rate of return on assets8.5         8.5

The planOs assets at December 31, 1997 and 1996 are invested in common and preferred stocks, U.S. Government securities, and corporate bonds and notes, and mutual funds. The Bank also sponsors a defined contribution profit sharing, savings and investment plan which covers all employees with a minimum of 1,000 hours of annual service. The Bank matches at the rate of 50% of the first 6% of an eligible employeeOs current earnings. Expense under the plan totaled $591,669, $550,854, and $499,343 for the years ended December 31, 1997, 1996 and 1995, respectively.
(11)  Other Postretirement Benefit Plans

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

The following table presents the planOs funded status reconciled with amounts recognized in the CorporationOs consolidated balance sheet at December 31, 1997 and 1996:

                                      1997           1996
Accumulated postretirement benefit
   obligation:
      Retirees                   $(1,062,000)      (965,000)
      Fully eligible active plan participants      (156,000)       (86,000)
      Other active plan participants(630,000)      (577,000)
                                  (1,848,000)    (1,628,000)
Unrecognized net (gain)             (173,673)      (264,822)

Accrued postretirement benefit cost
   included in other liabilities $(2,021,673)    (1,892,822)

Net periodic postretirement benefit cost included the following components:


Years ended December 31               1997            1996           1995
Service cost                      $  40,000           42,000         75,728
Interest cost                       117,000          112,000        127,308
Net amortization and deferral         (7,000)              -              -

Net periodic postretirement benefit cost$ 150,000    154,000        203,036

For measurement purposes, a 10.5% and 8.5% annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) for non medicare and medicare, respectively, was assumed for 1997; the rate was assumed to decrease gradually to 5.5% by the year 2005 and remains at that level thereafter. A 1% increase in the trend rate for all future years does not have a material effect on the obligation. The weighted-average discount rate used in determining the accumulated postretirement benefit obligations was 7.0% at December 31, 1997 and 7.5% at December 31, 1996.


(12)  Related Party Transactions

Members of the Board of Directors, certain Bank officers, and their immediate families directly, or indirectly through entities in which they are principal owners (more than a 10% interest), were customers of, and had loans and other transactions with, the Bank in the ordinary course of business.

All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans and commitments, which did not involve more than normal risk of collectibility or present other unfavorable features, are summarized as follows for the years ended December 31, 1997 and 1996:


                                      1997           1996
Balance at beginning of year   $  8,426,537      8,427,604
Additions                        27,755,844     20,889,397
Amounts collected                (27,103,467)   (20,890,464)

Balance at end of year         $  9,078,914      8,426,537

(13)  Expenses

The following expenses, which exceeded 1% of total revenues (total interest income plus other operating income) in at least one of the years presented, are included in other operating expenses:

                                                    Years ended December 31,

                                       1997           1996           1995
Stationery and supplies           $   389,139        469,008        437,253
Data processing service             1,358,882      1,155,576      1,245,656
FDIC insurance premiums                70,538        253,220        538,279
Advertising                           364,914        448,640        444,637
Amortization of intangible assets     587,303        587,303        587,303


(14)  Commitments and Contingencies

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. Commitments to outside parties under standby letters of credit, unused portions of lines of credit, and commitments to fund new loans totaled $3,180,233, $88,607,434 and $2,429,427, respectively, at December 31, 1997.
Commitments to outside parties under standby letters of credit, unused portions of lines of credit, and commitments to fund new loans totaled $2,751,992, $87,280,030 and $4,684,956, respectively, at December 31, 1996.
Because many commitments and almost all letters of credit expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows. Loan commitments have off balance sheet credit risk because only origination fees are recognized in the balance sheet until commitments are fulfilled or expire. The credit risk amounts are equal to the contractual amounts, assuming the amounts are fully advanced and collateral or other security is of no value. The Corporation does not anticipate losses as a result of these transactions.
At December 31, 1997, the Corporation had outstanding commitments totaling $1,832,625 to fund equity investments in Small Business Investment Companies.

The Bank has employment contracts with certain of its senior officers, which expire at various dates through the year 2001 and may be extended on a year-to-year basis.


(15)  ShareholdersO Equity

Under Federal Reserve regulations, the Bank is limited to the amount it may loan to the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1997, the maximum amount available for transfer from the Bank to the Corporation in the form of loans was $1,660,655. The Bank is subject to legal limitations on the amount of dividends that can be paid to the Corporation. Dividends are limited to retained net profits, as defined by regulations, for the current year and the two preceding years. At December 31,1997, $8,143,853 was available for the declaration of dividends.


(16)  Parent Company Financial Information

Condensed parent company only financial statement information of Chemung Financial Corporation is as follows:

Balance Sheets

December 31                           1997           1996
Assets:
     Cash on deposit with subsidiary bank$     1,883,455  31,318
     Investment in subsidiary bank57,824,425    54,801,058
     Dividend receivable            641,611        580,220
     Securities available for sale1,094,697      1,298,403
     Investments in SBIC's          844,875              0

       Total assets           $  62,289,063     56,710,999



Liabilities and shareholders' equity:
     Dividend payable               641,611        580,220
     Deferred tax liability          10,275         10,580

       Total liabilities            651,886        590,800



Shareholders' equity:
     Common stock                10,750,335     10,750,335
     Surplus                     10,101,804     10,101,804
     Retained earnings           38,236,025     33,885,269
     Treasury stock, at cost      (2,032,886)    (1,925,118)
     Net unrealized gain on securities
        available for sale        4,581,899      3,307,909

       Total shareholders' equity61,637,177     56,120,199


       Total liabilities and shareholders' equity$  62,289,063  56,710,999

Statements of Income


Years Ended December 31,               1997           1996           1995

Income:
     Interest and dividends     $     111,341         14,378         23,031
     Gain on sale of securities        28,981         35,538        112,500
     Dividends from subsidiary bank 5,006,464      3,203,223      2,045,513


Income before equity in undistributed
     earnings of subsidiary bank    5,146,786      3,253,139      2,181,044
Equity in undistributed earnings of
     subsidiary bank                1,749,017      2,922,189      3,472,647


Income before income taxes          6,895,803      6,175,328      5,653,691
Income taxes                           38,583         17,805         51,799


Net Income                      $   6,857,220      6,157,523      5,601,892

Statements of Cash Flows

December 31,                          1997           1996           1995


Cash flows from operating activities:
     Net income               $   6,857,220      6,157,523      5,601,892
     Adjustments to reconcile net income
       to net cash provided by operating
       activities:
          Equity in undistributed net
            income of subsidiary  (1,749,017)    (2,922,189)    (3,472,647)
          (Increase) decrease in dividend
            receivable               (61,391)       (59,738)    1,135,565
          Gain on sale of securities, net(28,981)   (35,538)      (112,500)
          Decrease in payable to
            Owego shareholders              -            -      (1,164,883)
               Net cash provided by
                 operating activities5,017,831   3,140,038      1,987,427


Cash flows from investing activities:
     Proceeds from sales of securities
       available for sale           232,023        151,738        215,628
     Investments in SBIC's          (844,875)            -              -
     Purchases of securities available for
       sale                               -      (1,000,000)            -

          Net cash provided (used)
            by investing activities (612,852)      (848,262)      215,628


Cash flows from financing activities:
     Cash dividends paid          (2,445,074)    (2,143,465)    (1,981,078)
     Purchases of treasury stock    (107,768)      (514,599)      (299,749)
     Sale of treasury stock               -        202,020              -

          Net cash used by financing
            activities            (2,552,842)    (2,456,044)    (2,280,827)

          Increase (decrease) in cash
            and cash equivalents  1,852,137        (164,268)       (77,772)

Cash and cash equivalents at
   beginning of year                 31,318        195,586        273,358

Cash and cash equivalents at
   end of year                $   1,883,455         31,318        195,586

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


Repurchase Agreements

These instruments bear both variable and stated rates of interest. Therefore, the carrying value approximates fair value for the variable rate instruments and stated rate instruments are based on a discounted cash flow to maturity.


Federal Home Loan Bank Advances

These instruments bear a stated rate of interest to maturity and therefore the fair value is based on a discounted cash flow to maturity.



Commitments to Extend Credit

The fair value of commitments to extend credit are based on fees currently charged to enter into similar agreements, the counter party's credit standing and discounted cash flow analysis. The fair value of these commitments to extend credit approximates the recorded amounts of the related fees and is not material at December 31, 1997 and 1996.


Interest Receivable and Payable

For these short term instruments the carrying value approximates fair value.


The estimated fair value of the CorporationOs financial instruments as of December 31, 1997 and 1996 are as follows (dollars in thousands):

                              1997                          1996
                      Carrying      Fair            Carrying      Fair
                      Amount        Value (1)       Amount        Value (1)


Financial assets:
      Cash  and cash equivalents      $  32,997         32,997         31,103
31,103
      Interest bearing deposits          1,421          1,421             152
152
     Federal funds sold      -              -            500            500
     Securities        194,527        194,527        195,717        195,717
     Interest receivable 3,911          3,911          3,905          3,905
     Net loans         292,831        294,877        279,746        281,965


Financial liabilities:

     Deposits:
       Demand, savings,
       NOW and money
       market accounts$ 277,243       277,243        264,641        264,641
       Time certificates173,801       174,394        175,008        175,293
     Interest payable    1,191          1,191          1,153          1,153
     Repurchase agreements9,448         9,475         14,371         14,371
      Federal Home Loan Bank advances   16,300         16,345          10,000
10,034

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the Federal Reserve Bank of New York categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk based, Tier 1 leverage ratios set forth in the table. There are not conditions or events since that notification that management believes have changed the bank's category.

The  actual capital amounts and ratios of the Corporation and the Bank  are
also         presented        in        the        following         table:


                                                                  To Be Well
                                                                 Capitalized
Under
                                                   For Capital        Prompt
Corrective
                                   Actual            Adequacy Purposes
Action Provisions
                              Amount         Ratio        Amount Ratio
Amount     Ratio
As of December 31, 1997
Total Capital (to risk weighted assets):
  Consolidated          $ 54,121,84217.44% $ 24,824,997 8.00%    N/A    N/A
  Subsidiary            $ 50,300,61716.31% $ 24,669,976 8.00% $ 30,837,470
10.00%

Tier 1 Capital (to risk weighted assets):
  Consolidated          $ 50,239,64616.19% $ 12,412,499 4.00%    N/A    N/A
  Subsidiary            $ 46,442,34415.06% $ 12,334,988 4.00% $ 18,502,482
6.00%

Tier 1 Capital (to average assets):
  Consolidated          $ 50,239,646 9.49% $ 15,875,493 3.00%    N/A    N/A
  Subsidiary            $ 46,442,344 8.80% $ 15,837,213 3.00% $ 26,395,355
5.00%

As of December 31, 1996
Total Capital (to risk weighted assets):
  Consolidated          $ 49,048,78116.87% $ 23,265,476 8.00%    N/A    N/A
  Subsidiary            $ 47,729,55116.49% $ 23,162,443 8.00% $ 28,953,054
10.00%

Tier 1 Capital (to risk weighted assets):
  Consolidated          $ 45,409,35615.61% $ 11,632,738 4.00%    N/A    N/A
  Subsidiary            $ 44,106,02615.23% $ 11,581,222 4.00% $ 17,371,832
6.00%

Tier 1 Capital (to average assets):
  Consolidated          $ 45,409,356 8.97% $ 15,186,375 3.00%    N/A    N/A
  Subsidiary            $ 44,106,026 8.72% $ 15,173,735 3.00% $ 25,289,558
5.00%