Form 10-K, Exhibit 13
period 1998-12-31
CHEMUNG FINANCIAL CORP
filed 1999-03-29
CIK 763563

EXHIBIT A












TABLE OF QUARTERLY MARKET PRICE RANGES










Market Prices of Chemung Financial Corporation Stock
During Past Three Years (dollars)
-----------------------------------------------------------------------------

                 	1998                    	1997            	1996
-----------------------------------------------------------------------------
                    	Hi  --  Lo           Hi  --  Lo        	   Hi  --  Lo
1st Quarter      	25 1/2  - 21 1/2    	18     - 16 13/16    	14 3/8  - 13  1/2

2nd Quarter      	30      - 25 3/4    	17 5/8 - 16  3/4    	 15 3/4  - 14

3rd Quarter	      30      - 26 1/4    	18 3/4 - 16 13/16    	16 5/8  - 15  3/16

4th Quarter      	28      - 22 3/4    	23 3/4 - 19  1/8     	17 7/8 -  16  1/2








EXHIBIT B



TABLE OF DIVIDENDS PAID








Dividends Paid by Chemung Financial Corporation
During Past Three Years
-----------------------------------------------------------------------------

                              	1998            	1997               	1996
-----------------------------------------------------------------------------
January 2                   	$.1550           	$.1400               	$.1250

April 1                      	.1550            	.1400                	.1250

July 1                       	.1700            	.1550                	.1250

October 1                    	.1700	            .1550                	.1400
-----------------------------------------------------------------------------

                            $0.6500          	$0.5900	              $0.5150


As of December 31, 1998 there were 756 registered holders of record of the Corporation's stock. Chemung Financial Corporation's common stock is inactively traded in the over-the-counter market. The quarterly market price ranges for the Corporation's stock for the past three (3) years are based upon actual transactions as reported by brokerage firms which maintain a market or conduct trades in the Corporation's stock and other transactions known by the Corporation's management.




EXHIBIT C












MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INCLUDING FINANCIAL DATA EXHIBITS


Management's Discussion and Analysis
of Financial Condition and Results of Operations

The purpose of this discussion is to focus on information about the financial condition and results of operations of Chemung Financial Corporation which is not otherwise apparent from the consolidated financial statements included in this annual report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussions and analysis.


Description of Business

Chemung Financial Corporation (the "Corporation") is a one-bank holding company with its only subsidiary being Chemung Canal Trust Company (the "Bank"), a full-service community bank with full Trust powers. Therefore, the financial condition should be examined in terms of the acquisition and employment of funds within its "market areas". Management defines the market areas of Chemung Canal Trust Company as those areas within a 25-mile radius of its branches in Chemung, Steuben, Schuyler, and Tioga counties, including the northern tier of Pennsylvania. The Bank's lending policy restricts substantially all lending efforts to these geographical regions.

In 1997, the Corporation joined six other bank holding companies in forming a Small Business Investment Company ("SBIC") as a limited partner. The SBIC is authorized under The Small Business Equity Investment Act of 1992 and is registered under the name CEPHAS Capital Partners, LP. The Corporation's capital commitment to the partnership is $2.475 million, of which $1.758 million had been paid as of December 31, 1998. The objective of the partnership is to achieve a superior rate of return over a five to ten year life through the realization and distribution of portfolio capital gains, operating income and other transaction/advisory fee income.

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

The Loan Committee of the Board is designated to receive required loan reports, oversee loan policy, and approve loans above authorized individual and Senior Officers Loan Committee lending limits. The Senior Officers Loan Committee, consisting of the president, two executive vice presidents, senior lending officer, mortgage officer, and consumer loan officer, implements the Board-approved loan policy.

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

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was passed in order to protect depositors and taxpayers from the excesses of the S&L problems of the 1980's. There are a number of provisions in this act that significantly increase the operating costs of the Bank. These rules specifically impact the cost of external audit, the mortgage loan product (through appraisal requirements), as well as all other loan products.

Competition

The Bank is subject to intense competition in the lending and deposit gathering aspects of its business from commercial and thrift banking institutions, credit unions, and other providers of financial services, such as brokerage firms, investment companies, insurance companies and Internet vendors. The Bank also competes with non-financial institutions, including retail stores and certain utilities that maintain their own credit programs, as well as governmental agencies that make available loans to certain borrowers. Unlike the Bank, many of these competitors are not subject to regulation as extensive as that described under the "Supervision and Regulation" section and, as a result, they may have a competitive advantage over the Corporation in certain respects. This is particularly true of credit unions, as their pricing is not encumbered by income taxes.

Competition for the Bank's fiduciary services comes primarily from brokerage firms, independent investment advisors, and a non-bank trust company operating in Steuben County with newly expanded powers. This is considered to be significant competition, as these firms devote much of their considerable resources toward gaining larger positions in these markets. Trust assets under administration, however, totaled $1.4 billion at December 31, 1998, compared to $1.2 billion a year earlier and nearly $1.1 billion at December 31, 1996. Relative to the Bank's consolidated net assets, the Trust and Investment Division is unusually large and is responsible for the largest component of non-interest revenue.

During 1998, as well as 1997 and 1996, the Trust & Investment Division noted a continued increase in the competition for personal and corporate investment management services in our market areas. Early in 1998, management formed a strategic alliance with a third party administrator for the purpose of out-sourcing retirment fund recordkeeping. The trade off in revenue and expense is material but the alliance contributed importantly to our efforts to bring first rate technology to our retirement services clients. We see this strategy as extremely important in our efforts to remain in the retirement services business while reducing the requirements for investing in related technology.

Significant Issue - Year 2000

In 1997, management advised its Board of Directors of the many issues surrounding the approach of January 1, 2000. Nearly all computer hardware and software developed during the current century, have been programmed with two digit reference to each year. Such hardware and software, if not upgraded by January 1, 2000, may become useless. Management is undergoing a five phase project to respond to this issue, with major emphasis upon identifying all applications and databases supporting the Bank's mission critical applications. The five phases are awareness, assessment, renovation, validation and implementation, and will seek to neutralize not only the Bank's vulnerability, but to determine the financial capacity of its vendors, determine alternate vendors, and evaluate the capacity of its customers to respond to this challenge. A committee continues to direct the Bank's Year 2000 activities under the framework of the FFIEC's Five Step Program. The first phase of testing of critical applications was substantially completed by year-end 1998, with testing of other non-critical applications expected to be completed by March 31, 1999. The Company has begun evaluating Year 2000 readiness of its commercial loan applicants as part of the loan underwriting process and is calling upon major existing borrowers to assess their readiness and identify potential problems.

In addition, the Bank is currenty formulating a contingency plan for business continuation in the event of Year 2000 systems failures. This contingency plan will be based upon the Bank's existing disaster recovery plan with modifications for the Year 2000 risks. The Bank expects to complete its systems contingency plan by March 1999.

Significant Year 2000 failures in the Bank's systems or in the system's third parties (or third parties upon whom they depend) could have a material adverse effect on the Bank's financial condition and results of operation. The Bank believes that its reasonably likley worse case Year 2000 scenario is (i) a material increase in the Bank's credit losses due to Year 2000 problems for the Bank's borrowers and obligors, and (ii) disruption in financial markets causing liquidity stress to the Bank. The magnitude of these potential credit losses and disruption cannot be determined at this time.

It is expected that costs associated with Year 2000 readiness including hardware and software upgrades, as well as costs of testing, will be approximately $200,000.

Employees

The Corporation and its Banking subsidiary had 291 full-time equivalent employees (FTE') on December 31, 1998 versus 281 at the beginning of the year and 289 on December 31, 1996. The employment trend is relatively stable.

Balance Sheet Comments

Average earning assets for 1998 grew by $41.4 million or 8.4% to $532.5 million, compared to $491.1 million in 1997 and $469.5 million in 1996. Business loans and 1-4 family mortgages were very strong throughout the year, with year-end balances growing $10.04 million (9.2%) and $10.8 million (14.6%) respectively. Average total loan balances were $311.7 million versus $291.3 million during 1997 and $273.9 million during 1996.

Non-performing loans at year-end increased to $4.853 million at December 31,1998 versus $1.617 million at the end of 1997 and $1.720 million at the end of 1996, and represented 1.5% of total outstandings compared to 0.54% at the end of 1997 and 0.61% on December 31. 1996. The increase in 1998 relates primarily, to one real estate secured commercial loan. Net loan losses were $436 thousand or 0.14% of average outstandings, compared to $680 thousand in 1997 and $667 thousand in 1996. The allowance for loan losses at December 31, 1998 was 1.37% of total outstandings versus. 1.40% a year ago and 1.40% at December
31, 1996.

Exhibit I

Balance Sheet Comparisons

Average Balance Sheet			                                        		  Change
(in millions)           1998   1997   1996   1995   1994   1993   1 yr.  5 yrs
Total Assets           $587.4 $542.4 $518.5 $495.2 $431.2 $397.7   8.3%  8.1%
Earning Assets          532.5  491.1  469.5  447.1  394.7  368.4   8.4%  7.6%
Loans                   311.7  291.3  273.9  249.1  221.4  224.1   7.0%  6.8%
*Investments            220.9  199.8  195.6  198.0  173.3  144.3  10.6%  8.9%
Deposits                467.2  450.2  440.9  424.4  374.6  347.0   3.8%  6.1%
Wholesale Funding        37.0   13.1    2.9   N/A    N/A    N/A  182.4%   N/A
Tier I Equity            57.4   51.6   46.4   41.7   38.2   37.0  11.2%  9.2%
	*Average balances for investments are based on amortized cost.

Ending Balance Sheet
(in millions)
                        1998   1997   1996    1995   1994    1993    1yr  5 yrs
Total Assets          $623.7  $548.9 $532.2  $501.9  $494.3  $398.1  13.6%  9.4%
Earning Assets         565.3   486.1  474.6   446.3   448.9   369.2  16.3%  8.9%
Loans - Net            324.8   292.8  279.7   259.1   232.9   218.8  10.9%  8.2%
Investments            245.1   196.8  196.3   189.6   212.1   147.1  24.5% 10.8%
Deposits               466.1   451.0  439.6   426.9   432.3   342.9   3.3%  6.3%
Wholesale  Funding      71.4    20.5   10.0    N/A     N/A     N/A  248.3%  N/A
Tangible Equity         59.9    54.8   48.7    44.9    37.2    38.3   9.3%  9.4%
Allowance For Loan
 Losses                 4.51    4.15   3.98    3.90    3.60    3.50   8.7%  5.2%

Securities

The board-approved Funds Management Policy includes an investment portfolio policy which requires that, except for local municipal obligations which are sometimes not rated or carry ratings above "Baa" but below "A" by Moody's or Standard & Poors, debt securities purchased for the bond portfolio must carry a minimum rating of "A". Marketable securities are classified as Available for Sale while local direct investment in municipal obligations are classified as Held to Maturity. The Available for Sale segment if the securities portfolio at December 31, 1998 was $235.3 million compared to $185.3 million a year earlier and $185.4 million at the end of 1996. At year-end 1998, total appreciation in the banking subsidiary's securities portfolio was $8.983 million, compared to $7.629 million a year ago. The components of the appreciation are set forth in the following tables:

                        					1998      					                	1997
(in thousands)    Amortized   Fair                Amortized  Fair
                    Cost     Value  Appreciation    Cost     Value  Appreciation
U.S. Treasury
 Securities     $  23,013 $  23,295  $     282   $  37,188  $ 37,294  $   106
Obligations of
 other U.S.
 Government
 Agencies          77,787   78,233         446      56,565    56,677      112
U.S Government
 Agency Mortgage-
 backed pools      89,245   89,593         348      55,021    55,603      582
Obligations of
 states and
 political
 subdivisions      20,967   21,432         465      25,361    25,800      439
Other bonds
 and notes          9,682    9,705          23          80        80        0
Corporate Stocks    5,617   13,036       7,419       3,459     9,849    6,390
 Totals         $ 226,311 $235,294   $   8,983   $ 177,674  $185,303  $ 7,629

Included in the above table are 49,604 shares of SLM Holding Corporation at a cost basis $4,538 and fair market value of $2,380,992. These shares were acquired as preferred shares of Student Loan Marketing Agency ("SALLIE MAE") a permitted exception to the Government regulation banning bank ownership of equity securities in the original capitalization of the U.S. Government Agency. Later, the shares were converted to common stock as SALLIE MAE recapitalized. Additionally, at December 31, 1998, the Banking subsidiary's portfolio held marketable equities totaling $89,538 with a total fair value of $5,102,582.
The shares, other than SLM Holding Corp., were acquired prior to the enactment of the Banking Act of 1933. Other equities included in the bank portfolio are 9,964 shares of Federal Reserve Bank and 39,556 shares of the Federal Home Loan Bank of New York. They are valued at $498,200 and $3,955,600, respectively. The number of shares of these last two investments is regulated by regulatory policies of the respective institutions.

Capital Resources and Dividends

The Corporation continues to maintain a strong capital position. Tangible shareholders' equity at December 31, 1998 was $59.9 million or 9.60% of total assets compared to $54.8 million or 9.98% of total assets a year earlier and $48.7 million or 9.15% at December 31, 1996. As of December 31, 1998, the Corporation's total Risk Weighted Adjusted Capital Ratio was 16.67% compared with 17.44% a year earlier and 16.87% at December 31, 1996. The leverage ratio (Average Tier I Capital/Average Assets) was 9.51% during 1998 and 9.49% in 1997. Management's strategy for employing the Corporation's capital is to maintain the leverage ratio as low as possible but at a level in excess of the requirements for being considered well capitalized by the FDIC, the Federal Reserve, and the New York State Banking Department. Term borrowings and repurchase agreements with the Federal Home Loan Bank were the funding source for this strategy.

Under Federal Reserve regulations (see Note 14 to the consolidated financial statements), the Bank is limited to the amount it may loan to the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1998, the maximum amount available for transfer from the Bank to the Corporation in the form of loans was $1,660,655. The Bank is subject to legal limitations on the amount of dividends that can be paid to the Corporation. Dividends are limited to retained net profits, as defined by regulations, for the current year and the two preceding years. At December 31, 1998, $8,794,583 was available for the declaration of dividends.

At the May annual meeting of the Corporation's shareholders, the authorized number of common shares was increased from 3,000,000 to 10,000,000 and the par value reduced from $5.00 to $0.01 per share. The Corporation's board declared a two for one stock split, payable in the form of a 100% stock dividend to shareholders effective in June 1998. Per share and dividend information has been restated to reflect the stock split.

Cash dividends declared amounted to $2.741 million in 1998 versus $2.506 million in 1997 and $2.203 million in 1996. Dividends declared during 1998 amounted to 37.56% of net earnings compared to 36.6% and 35.8% of 1997 and 1996 net earnings, respectively. It is management's objective to continue generating sufficient capital internally, while retaining an adequate dividend payout ratio.

Performance Summary

Net income for 1998 was impacted by 1) higher loan volumes 2) higher volumes in investment securities 3) lower average interest rates on both sides of the balance sheet 4) higher volumes of non-interest income and 5) higher non-
interest expenses. 	Consolidated net income for 1998 was $7.297 million
versus $6.857 million, up $440 thousand (6.4%) or $1.77 per share versus $1.66 per share (up 6.6%) on 26,684 fewer average shares outstanding. In 1996, the Corporation earned $6.158 million versus $5.602 million in 1995. Quarterly dividends declared totaled $0.665 per share versus $0.605 in 1997 and $0.53 in 1996, adjusted for the two for one stock split effective in June 1998.

Non-interest income increased $749 thousand to $8.217 million, up 10.0% over 1997. Trust and Investment fees, at $4.505 were again the largest component and registered the largest (10.4%) increase. The primary reason for this result was major increases in the pricing of both common stocks and debt securities managed by the department. Gains realized in the Bank's investment securities portfolio were $216 thousand compared to $324 thousand in 1997 and $610 thousand in 1996.

Non-interest expenses increased $1.105 million (5.7%) to $20.5 million. Non-interest expenses for 1997 were $19.4 million compared to the same amount in 1996. These expenses were negatively impacted by a $159 thousand increase in the Bank's self insured healthcare costs, a $319 thousand increase in other real estate expenses, a $225 thousand increase in credit card processing, and a $123 thousand increase in rent expense.

Under FDIC Risk-Related Premium System Rules, in order to be considered WELL CAPITALIZED, the FDIC requires a bank's Total Risk Based Capital Ratio to be greater than or equal to 10% AND its Tier I Risk Based Capital Ratio to be greater than or equal to 6.00% AND its leverage ratio to be greater than or equal to 5.00%. This designation has been maintained and the Bank's FDIC insurance premiums for 1998 were $69 thousand versus $71 thousand in 1997 and $253 thousand in 1996.

During 1998, the Bank's provision for loan losses totaled $800 thousand, down $50 thousand from $850 thousand in 1997 and $742 thousand in 1996. The change is a reflection of management's ongoing evaluation of the risk inherent in the portfolio. Also, during 1998, several properties were taken into Other Real Estate ("ORE") as a result of foreclosures. The ORE expenses resulting from these situations totaled $394,471 compared to $75,243 in 1997 and $17,927 in 1996.


Exhibit II

                                                       												              Change
Earnings (in thousands)    1998     1997     1996     1995     1994     1993   1 yr. 5 yrs
Net Interest Income     $ 23,739 $ 23,274 $ 22,468 $ 21,849 $ 19,304 $ 18,672  2.0%  4.9%
Loan Loss Provision          800      850      742      564      624      907 -5.9% -2.5%
Net Interest Income After
  Loan Loss Provision     22,939   22,424   21,726   21,285   18,680   17,765  2.3%  5.2%
Non-interest Income
Trust Department Income    4,505    4,079    3,719    3,678    3,323    3,294 10.4%  6.5%
Securities Gains, net        216      324      610      531      140      821-33.3%-23.4%
Other Income               3,496    3,065    2,777    2,527    2,222    2,004 14.1% 11.8%
Total Non-Interest Income  8,217    7,468    7,106    6,736    5,685    6,119 10.0%  6.1%
Operating Expense         20,473   19,368   19,408   19,560   17,375   15,627  5.7%  5.6%

Pretax income             10,683   10,524    9,424    8,461    6,990    8,257  1.5%  5.3%
Effect of Accounting Change    0        0        0        0        0     (933)   N/A  N/A
Income Taxes               3,386    3,667    3,266    2,859    2,342    2,830 -7.7%  3.7%

Net Income              $  7,297    6,857    6,158    5,602    4,648    4,494  6.4% 10.2%

The average interest rate on earning assets was 7.78% during 1998 versus 8.02% in 1997 and 7.99% in 1996. The interest expense on the Bank's liabilities increased to 4.18% in 1998 compared to 4.13% in 1997 and 4.00% in 1996. This resulted in a net interest spread of 3.60% versus 3.89% in 1997 and 3.99% in 1996. The net interest margin declined 28 basis points to 4.46%, compared to 4.74% in 1997 and 4.79% in 1996.

Exhibit III

Changes due to Volume and Rate

The following table demonstrates the impact on net interest income of the changes in the volume of earning assets and interest-bearing liabilities and changes in rates earned and paid by the Bank. For purposes of constructing this table, earning asset averages include non-performing loans. Therefore the impact of lower levels of non-performing loans is reflected in the change due to rate, but does not affect changes due to volume.

                      					1998 vs 1997	                 		1997 vs 1996
                    					    Increase				                     Increase
                       					(Decrease)                    			(Decrease)
Interest Income
(thousands)              Total    Due to    Due to    Total   Due to    Due to
                        Change    Volume     Rate    Change   Volume     Rate
Loans                  $ 1,185   $ 1,836  $  (651) $  1,366  $ 1,591  $  (225)
Taxable investment
 securities                559     1,017     (458)      337       82      255
Tax-exempt investment
 securities                 (8)       (2)      (6)       82      105      (23)
Federal funds sold         290       293       (3)      (50)     (57)       7
Other Investments            3         3        0         0        0        0
Interest bearing deposits    7       (80)      87       126       90       36
Total Interest Income  $ 2,036   $ 3,067  $(1,031)  $ 1,861  $ 1,811  $    50

Interest Expense
 (thousands)
Demand deposits        $   (64)  $   (23) $   (41)  $   (44) $    12  $   (56)
Savings deposits           390       229      161       (48)    (117)      69
Time deposits              164       272     (108)      562      446      116
Federal funds purchased
 and securities sold under
 agreement to repurchase 1,078     1,126      (48)      585      491       94
Total Interest Expense $ 1,568   $ 1,604  $   (36)  $ 1,055  $   832  $   223

Net Interest Income    $   468   $ 1,463  $  (995)  $   806  $   979  $  (173)

Intangible assets

The core deposit intangible and goodwill in the amount of $4.1 million and $2.1 million, respectively, at December 31, 1998, which accounts for the premium paid in connection with the acquisition of three branches from the Resolution Trust Corporation ("RTC") and the acquisition of Owego National Financial Corporation during 1994, is being amortized over 15 years for both book and tax purposes. Amortization periods are monitored to determine if events and circumstances require such periods to be reduced. With respect to each of the branches acquired from the RTC, management has determined that our purchase of these deposits constituted entrance into major new market areas and provides a basis for concluding that the purchased goodwill benefits will exist beyond a short-term period.

Treasury Shares

When shares of the Corporation come on the market we will bid only after careful review of our capital position. During 1998, 39,383 shares were purchased at a total cost of $984,284 or an average price of $24.99 per share. In 1997, 5,370 shares were purchased at a total cost of $107,768 or an average adjusted price of $20.07 per share, and in 1996 there were 33,830 shares purchased at a total cost of $514,599 ($15.21 per share).

Exhibit IV

                                                         											 Change
Selected data on Common Shares
 (Adjusted for two for one
  stock split)           1998    1997   1996    1995    1994    1993   1 yr. 5 yrs
Net Income             $ 1.77  $ 1.66  $ 1.48  $ 1.34  $ 1.23  $ 1.44  6.6%  4.2%
Dividends Declared      0.665   0.605    0.53    0.49   0.467   0.437  9.9%  8.7%
Tangible Book Value     14.59   13.24   11.76   10.79    8.88   10.13 10.2%  7.6%
Market Price 12/31      27.50   21.00   17.00   13.88   12.75   11.50 31.0% 19.0%
Average Shares          4,116   4,143   4,159   4,176   3,798   3,788 -0.7%  1.7%

Exhibit V

Selected Ratios                   1998     1997     1996     1995     1994
Return on average Assets          1.24%    1.26%    1.19%    1.13%    1.08%
Return on average tier I equity  13.88%   14.29%   14.08%   14.26%   12.49%
Dividend Yield 12/31              2.47%    2.95%    3.29%    3.60%    3.76%
Dividend payout                  37.56%   36.55%   35.78%   36.52%   38.22%
Tier I capital to risk
 adjusted assets                 15.42%   16.19%   15.61%   15.21%   13.71%
Tier I leverage ratio             9.51%    9.49%    8.97%    8.52%    7.69%
Total capital to risk
 adjusted assets                 16.67%   17.44%   16.87%   16.46%   15.03%
Loans to deposits                70.63%   65.84%   64.53%   61.61%   54.71%
Loan reserve to outstanding
 loans                            1.37%    1.40%    1.40%    1.48%    1.52%
Loan reserve to non-performing
 loans                            92.9%     257%     231%     217%     232%
Non-performing loans to
 outstanding loans                1.47%    0.54%    0.61%    0.68%    0.66%
Net interest rate spread          3.60%    3.89%    3.99%    4.12%    4.26%
Net interest margin               4.46%    4.74%    4.79%    4.89%    4.89%
Efficiency ratio
 (adj. for intangibles)          61.97%   60.84%   63.41%   66.12%   68.34%

Cash Flow

Proceeds from maturities and sales of securities and student loans available for sale trailed purchases of securities and loan originations, net of repayments and net purchases of premises and equipment, by $80.220 million in 1998. The same areas trailed by $12.551 million in 1997. Net purchases of equipment during 1998 and 1997 were $1.325 million, and $1.990 million, respectively. During 1996, proceeds from maturities and sales of securities and student loans were less than purchases of securities and loan originations net of repayment and net purchases of premises and equipment by $38.304 million. Net purchases of premises and equipment during 1996 were $862.7 thousand.

Net cash provided by financing activities amounted to $63.233 million in 1998, compared to $10.219 million in 1997 and $21.304 million in 1996. Core deposits (demand, NOW, Savings and Insured Money Market Accounts) increased $11.5 million in 1998 compared to an increase of $11.6 million in 1997.

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

As intermediaries between borrowers and savers, commercial banks incur interest rate risk. The Bank's Asset/Liability Committee (ALCO) has the strategic responsibility for setting the policy guidelines on acceptable exposure. The ALCO is made up of the president, asset liability management officer, senior lending officer, senior marketing officer, chief accounting officer and others representing key functions.

The Bank is a member of the Federal Home Loan Bank of New York ("FHLB") in order to enhance management's ability to satisfy future liquidity needs and to have an additional alternative for investing excess reserves. The Bank's $3.956 million investment in FHLB stock allowed it to maintain a $56.696 million line of credit at December 31, 1998. This compares to $46.977 million at the end of 1997.

Interest rate risk is the risk that net interest income will fluctuate as a result of a change in interest rates. It is the assumption of interest rate risk, along with credit risk, that drives the net interest margin of a financial institution.

A related component of interest rate risk is the expectation that the market value of our capital account will fluctuate with changes in interest rates. This component is a direct corollary to the earnings-impact component: an institution exposed to earnings erosion is also exposed to shrinkage in market value.

Interest rate risk is portrayed below using the "contractual" gap. Contractual gap measures the stated repricing and maturity of assets and liabilities. At December 31, 1998, the cumulative one-year contractual gap for the Bank was a negative $173.9 million versus a negative $176.0 million a year earlier and a negative $160.9 million at the end of 1996. This means that $173.9 million of earning assets could reprice after the source of funds reprice. It is highly unlikely that this would happen, however, and there is no historical precedent for it.

December 31, 1998                             Rate Sensitive
Contractual Amounts
  (Thousands)        1 to 90 Days   91 to 365 Days   1 to 5 Years   Over 5 Years
Earning Assets:
Loans                 $  85,270     $   20,311       $  113,392    $  105,902
Securities                8,501         22,898           71,860       125,660
Other (Equities)         13,036
Total earning assets  $ 106,807     $   43,209       $  185,252    $  231,562
Net sources:
NOW accounts          $  38,128
Insured Money Market     58,133
Time certificates
 under $100 thousand     39,231         58,264           48,331            59
Time certificates
 over $100 thousand      20,304          7,466            4,666           201
Savings                  89,448
FHLB advances             6,900                                        20,000
Repurchase Agreements     6,087                          15,000        29,500

Total sources         $ 258,231         65,730           67,997        49,760
Incremental gap        -151,424        -22,521          117,255       181,802
Percent of earning
 assets                  -141.7%         -52.1%            63.3%         78.5%

Cumulative gap         -151,424       -173,945          -56,690       125,112
Percent of total assets   -24.3%         -27.9%            -9.1%         20.1%

In recent years core deposits (NOW accounts, Insured Money Market Accounts and Savings accounts) have not been repriced with movements of interest rates in the negotiable securities markets. Rather, the interest paid upon such funding sources during 1998, 1997 and 1996 has been quite stable, even with movements in excess of 200 basis points. Short term rates (6 month U.S. Treasury Bills) ranged between 4.15% - 5.16% during 1998 and 5.03% - 5.45% during 1997.
Management does recognize the need for certain hedging strategies during periods of anticipated higher fluctuations in interest rates and the Board-approved Funds Management Policy provides for limited use of certain derivatives in asset liability management. These strategies were not employed during 1998.

The ALCO is responsible for supervising the preparation and annual revisions of the financial segments of the Bank Plan, which is built upon the committee's economic and interest-rate assumptions and the Annual Budget. It is the responsibility of the ALCO to modify prudently any and all asset/liability policies.

Effective January 1, 1998 the Company adopted the remaining provisions of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which relate to the accounting for securities lending, repurchase agreements, and other secured financing activities. These provisions, which were delayed for implementation by SFAS No. 127, are not expected to have a material impact on the Company.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities. The statement requires (companies or banks) to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value of the derivative instrument, depends on the intended use of the derivative and the type of risk being hedged. This statement is effective for all fiscal quarters beginning January 1, 2000 for calendar year (companies or banks). Earlier adoption, however is permitted.



Jan P. Updegraff
President and Chief Executive Officer




EXHIBIT D






CONSOLIDATED FINANCIAL STATEMENTS AND
REPORT OF INDEPENDENT AUDITORS



Independent Auditors' Report

The Board of Directors and Shareholders
Chemung Financial Corporation and Subsidiary:



We have audited the accompanying consolidated balance sheets of Chemung Financial Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chemung Financial Corporation and subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

Syracuse, New York
January 20, 1999

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET

Assets	                        December 31          	1998            	1997
Cash and due from banks                       	$   27,515,582    	32,997,157
Interest-bearing deposits with other
  financial institutions	                          1,304,207      	1,421,298
Securities available for sale, at fair value    	235,293,736    	185,302,745

Securities held to maturity, fair value of
  $6,660,923 in 1998 and $9,224,028 in 1997	       6,660,923      	9,224,028

Loans, net of unearned income and deferred fees 	329,255,342    	296,976,769
Allowance for loan losses	                        (4,509,185)	    (4,145,422)

Loans, net                                      	324,746,157    	292,831,347

Premises and equipment, net                      	10,084,608     	10,219,043

Other assets                                     	11,826,068     	10,123,203

Intangible assets, net of accumulated
 amortization                                     	6,228,328      	6,815,631

	Total assets                                	$  623,659,609    	548,934,452

Liabilities and Shareholders' Equity

Deposits:
  Noninterest-bearing                       	$   101,908,083     	94,656,560
  Interest-bearing                              	364,231,279    	356,387,782

Total deposits                                  	466,139,362    	451,044,342

Securities sold under agreements to repurchase   	50,587,369      	9,447,856

Federal Home Loan Bank advances                  	26,900,000     	16,300,000

Accrued interest payable                          	1,428,560      	1,191,409

Dividends payable                                   	697,570        	641,611

Other liabilities                                	11,817,121      	8,672,057

Total liabilities                              	557,569,982    	487,297,275
	Commitments and contingencies (note 13)

Shareholders' equity:

Common stock, $.01 par value per share;
  authorized 10,000,000 in 1998, 6,000,000
  in 1997;Issued and o/s 4,300,134
	  in 1998 and 1997                                	 43,001      	10,750,335

Capital Surplus                                 	20,851,800  	    10,101,804

Retained earnings	                               42,770,991      	38,236,025

Treasury stock, at cost (197,380 shares in 1998;
	  161,076 shares in 1997)                      	(2,970,954)	     (2,032,886)

Accumulated Other Comprehensive Income           	5,394,789       	4,581,899


Total shareholders' equity                      	66,089,627      	61,637,177

	Total liabilities and shareholders' equity	 $  623,659,609   	  548,934,452

	See accompanying notes to consolidated financial statements.

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME



Years ended December 31                      	1998      	   1997      	1996
	Interest income:
		Loans                             	$   27,865,497 	   26,679,426 	25,313,778
		Securities	                            12,621,909    	12,070,919 	11,651,818
		Federal funds sold                       	589,976       	300,359    	350,005
		Interest-bearing deposits	                327,927       	321,265    	195,181
		Total interest income	                 41,405,309 	   39,371,969 	37,510,782

	Interest expense:
		Deposits	                              15,246,674    	14,756,046 	14,286,189
		Borrowed funds                           	736,493       	659,753    	176,126
		Securities sold under agreements
   to repurchase                         	1,683,244       	682,065    	580,354
		Total interest expense                	17,666,411    	16,097,864 	15,042,669

	Net interest income	                    23,738,898    	23,274,105 	22,468,113

	Provision for loan losses                 	800,000       	850,100    	741,662
	Net interest income after
  provision for loan losses	             22,938,898    	22,424,005 	21,726,451

	Other operating income:
		Trust department income                	4,504,569     	4,078,880  	3,718,851
		Service charges on deposit accounts	    2,010,639     	1,906,931  	1,611,409
		Net gain on sales of securities	          215,993       	323,989    	609,596
		Credit card merchant earnings            	630,968       	536,735    	519,039
		Other	                                    854,850       	621,273    	646,603
			                                      	8,217,019     	7,467,808  	7,105,498
	Other operating expenses:
		Salaries and wages                     	8,290,133     	8,041,859  	7,926,874
	 Pension and other employee benefits    	1,939,033     	2,033,962  	1,976,814
 	Net occupancy expenses                 	1,739,063     	1,562,568  	1,629,539
		Furniture and equipment expenses       	1,655,776     	1,651,675  	1,592,873
		Other                                  	6,848,747     	6,077,630  	6,281,664
                                     				20,472,752 	   19,367,694 	19,407,764

	Income before income taxes	             10,683,165    	10,524,119  	9,424,185
	Income taxes                            	3,386,027 	    3,666,899  	3,266,662

	Net income                         	$    7,297,138     	6,857,220  	6,157,523

	Weighted average shares outstanding     	4,116,405     	4,143,089  	4,158,624

	Net income per common share:       	$         1.77 	         1.66       	1.48


	See accompanying notes to consolidated financial statements.


CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
AND COMPREHENSIVE INCOME


						                                                                       Accumulated Other
	                               	Common     	Capital    	Retained  	Treasury 	Comprehensive
                                		Stock     	Surplus    	Earnings    	Stock     	Income      	Total
Balances at December 31, 1995	$ 10,750,335 	10,068,563 	29,930,969  	(1,579,298)	3,728,329  	52,898,898

Comprehensive Income:
  Net income                         	-          	-     	6,157,523        	-         	-      	6,157,523
  Change in net unrealized gain
  (loss) on securities available
  for sale, net of taxes             	-          	-          	-           	-     	(420,420) 	  (420,420)
	Total comprehensive income                                                                 		5,737,103

Cash dividends declared
  ($.53 per share)                   	-          	-    	(2,203,223)       	-         	-     	(2,203,223)
Purchases of 33,830 shares of
  treasury stock	                     -          	-          	-       	(514,599)     	-       	(514,599)
Sale of 14,560 shares of
 treasury stock                      	-        	33,241       	-        	168,799      	-        	202,020

Balances at December 31, 1996	$ 10,750,335 	10,101,804 	33,885,269  	(1,925,118) 	3,307,909 	56,120,199

Comprehensive Income
  Net income                         	-          	-     	6,857,220        	-          	-     	6,857,220
  Change in net unrealized gain
  (loss) on securities available
  for sale, net of taxes             	-          	-          	-           	-     	1,273,990 	 1,273,990
	Total comprehensive income                                                       				       	8,131,210

Cash dividends declared
  ($.605 per share)                  	-          	-   	(2,506,464)        	-          	-    	(2,506,464)
Purchase of 5,370 shares of
  treasury stock                     	-          	-         	 -       	(107,768)      	-      	(107,768)

Balances a December 31, 1997 	$ 10,750,335 	10,101,804 	38,236,025  	(2,032,886) 	4,581,899 	61,637,177

Comprehensive Income:
  Net income                         	-          	-     	7,297,138        	-          	-     	7,297,138
  Change in net unrealized gain
  (loss) on securities available
  for sales, net of taxes            	-          	-          	-           	-       	812,890  	  812,890
	Total comprehensive income	                                                               			8,110,028

Reduction of Par Value from
  $5.00 to $0.01 per share   	(10,728,834) 	10,728,834       	-           	-          	-          	-
Two for one stock split           	21,500        	-       	(21,500)       	-          	-          	-
Cash dividends declared
  ($.665 per share)                 	-           	-    	(2,740,672)       	-          	-    	(2,740,672)
Purchase of 39,383 shares of
  treasury stock                    	-           	-          	-       	(984,284)      	-      	(984,284)
Sale of 3,079 shares of
 treasury stock                     	-         	21,162       	-         	46,216       	-        	67,378

Balances at December 31, 1998	$    43,001  	20,851,800 	42,770,991  	(2,970,954) 	5,394,789 	66,089,627

See accompanying notes to consolidated financial statements



CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31                         	1998      	1997      	1996

	Cash flows from operating activities:
		Net income                            	$   7,297,138   	6,857,220    	6,157,523
		Adjustments to reconcile net income
   to net cash provided by operating
   activities:
		Amortization of intangible assets           	587,303     	587,303      	585,303
		Deferred income taxes                      	(554,345)   	(260,933)    	(387,248)
		Provision for loan losses                   	800,000     	850,100      	741,662
		Depreciation and amortization             	1,459,446   	1,483,178  	  1,440,752
		Amortization and discount
   on securities, net                         	321,469     	248,288      	303,365
		Gain on sales of securities, net           	(215,993)   	(323,989)    	(609,596)
		(Increase) in other assets               	(1,702,865   (2,244,392)    	(216,172)
		Increase in accrued interest payable        	237,151      	38,618       	93,689
		Increase (decrease) in other liabilities  	3,158,834  	(2,239,841)   	3,260,358

		Net cash provided by operating
   activities                           	$  11,388,138   	4,995,552   	11,371,636

	Cash flows from investing activities:
		Proceeds from sales of securities
		  available for sale                  	$  19,174,487  	24,071,461   	57,617,458
		Proceeds from maturities of and
    principal collected on securities
    held to maturity                        	7,054,835  	12,226,947    	6,035,978
		Proceeds from maturities of and
    principal collected on securities
    available for sale                     	78,602,492  	30,683,353   	52,023,153
		Purchases of securities available
    for sale                             	(146,519,981) (52,508,840) (122,926,000)
		Purchases of securities held
    to maturity                            	(4,491,731)	(11,099,132)  	(8,805,672)
		Purchases of premises and equipment, net 	(1,325,011) 	(1,989,588)    	(862,683)
		Loan net of repayments and other
    reductions                            	(35,894,863)	(17,235,072) 	(24,578,050)
		Proceeds from sales of student loans	      3,180,053   	3,299,607    	3,191,711

		Net cash (used) by investing
    activities                         	$  (80,219,719) (12,551,264) 	(38,304,105)

	Cash flows from financing activities:
		Net increase (decrease) in demand
    deposits, NOW accounts, savings
    accounts, and insured money market
    accounts                           	$  11,498,217  	11,603,559    	(7,366,182)
		Net increase (decrease) in
    certificates of deposit and
    individual retirement accounts         	3,596,803    	(208,560)    20,136,632
		Net increase (decrease) in
    securities sold under agreements
    to repurchase	                         41,139,513  	(4,923,284)      	989,559
		Increase in Federal Home Loan
    Bank advances                         	26,900,000   	6,300,000    	10,000,000
		Repayments of Federal Home Loan
    Bank advances                        	(16,300,000)       	-             	-
		Purchases of treasury stock               	(984,284)   	(107,768)     	(514,599)
		Sale of treasury stock                      	67,378        	-          	202,020
		Cash dividends paid                     	(2,684,712) 	(2,445,074)    (2,143,465)

		Net cash provided by financing
    activities                         	$  63,232,915  	10,218,873    	21,303,965

		Net increase (decrease) in cash
    and cash equivalents               	$  (5,598,666)  	2,663,161    	(5,628,504)

	Cash and cash equivalents,
    beginning of year                     	34,418,455  	31,755,294    	37,383,798

	Cash and cash equivalents,
    end of year                        	$  28,819,789  	34,418,455    	31,755,294


	Supplemental disclosure of cash flow information:
		Cash paid during the year for:
			Income Taxes                        	$   1,201,696   	3,748,867     	3,832,329
			Interest                            	$  17,429,260  	16,059,256    	14,948,980



See accompanying notes to consolidated financial statements.

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997

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


Securities

Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Corporation has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Unrealized holding gains and losses, net of the related tax effects, on securities classified as available for sale are excluded from earnings and are reported as a separate component of accumulated other comprehensive income in shareholders' equity until realized. Realized gains and losses are determined using the specific identification method.

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


Loans

Loans are stated at the amount of unpaid principal balance less unearned discounts and net deferred origination fees and costs. The Corporation has the ability and intent to hold its loans until maturity except for educational loans which are sold to a third party from time to time upon reaching repayment status.

Interest on loans is accrued and credited to operations in the interest method. The accural of interest is discounted and previously accrued interest is reversed when commercial loans become 90 days delinquent and, when consumer, mortgage and home equity loans, which are not guaranteed by government agencies, become 120 days delinquent. Loans may also be placed on non-accrual if management believes such classification is warrented for other purposes. Loan origination fees and certain direct loan orgination costs are deferred and amortized over the life of the loan as an adjustment of yield, using the interest method.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to provide for probable future loan losses. The allowance is increased by provisions charged to earnings and recoveries of loans previously charged off, and reduced by loan charge-offs. The level of the allowance is based on management's evaluation of potential losses in the loan portfolio, prevailing and anticipated economic conditions, past loss experience, and other factors pertinent to estimating losses inherent in the portfolio. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in New York State. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies may require the Corporation to recognize additions to the allowance based on their judgments about information available to them at the timee of their examination.

Management, considering current information and events regarding the borrower's ability to repay their obligations, considers a loan to be impaired when it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is con-sidered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Res-idential mortgage loans and consumer loans are evaluated collectively since they are homogeneous and generally carry smaller balances. Impairment losses are in-cluded in the allowance for loan losses through a charge to the provision for loan losses. In general, interest income on impaired loans is recorded on a cash basis when collection in full is reasonably expected. If full collection is uncertain, cash receipts are applied first to principal then to interest income.

Premises and Equipment

Land is carried at cost, while building and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged to current operations under accelerated and straight-line methods over the estimated useful lives of the assets, which range from 15 to 50 years for the buildings and from 3 to 10 years for the equipment and furniture. Amortization of leasehold im-provements and leased equipment is recognized on the straight-line method over the shorter of the lease term or the estimated life of the asset.

Other Real  Estate

Real estate acquired through foreclosure or deed in lieu of foreclosure is re-corded at the lower of the carrying amount of fair value less estimated costs to dispose. Subsequent adjustments to the carrying values of such properties resulting from declines in fair value are charged to operations in the period in which the declines occur.


Income Taxes

The Corporation files a consolidated return on the accrual method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered
or settled.   The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


Trust Department Income

Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Corporation. Trust department income is recognized on the accrual method based on contractual rates applied to the balances of individual trust accounts.


Pension Plan

On January 1, 1998, the Company adopted SFAS No. 132, "Employers' Disclosure about Pensions and Other Post Retirement Benefits". SFAS No. 132 revises employers' disclosures about pensions and other post retirement benefit plans. SFAS No. 132 does not change the method of accounting for such plans.

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


Per Share Information

Basic earnings per share were computed on the basis of the weighted average number of common shares outstanding, retroactively adjusted for stock splits and dividends.


Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from banks, interest-bearing deposits with other financial institutions, federal funds sold, and U.S. Treasury securities with original terms to maturity of 90 days or less.


Securities Sold Under Agreements to Repurchase

The Corporation enters into sales of U.S. Treasury securities under agreements to repurchase. The agreements are treated as financings, and the obligations to repurchase securities sold are reflected as liabilities in the consolidated balance sheets. The amount of the securities underlying the agreements remains in the asset account. The Corporation has agreed to repurchase securities identical to those sold. The securities underlying the agreements were under the Bank's control.

Financial Instruments With Off-Balance Sheet Risk

The Corporation does not engage in the use of derivative financial instruments and the Corporation's only financial instruments with off-balance sheet risk are commitments under standby letters of credit, unused portions of line of credit and commitments to fund new loans.

Other Comprehensive Income

On January 1, 1998, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income".
This statement establishes standards for reporting and display of comprehensive income and its components. At the Corporation, comprehensive income represents net income plus other comprehensive income, which consists of the net change in unrealized holding gains or losses on securities available for sale, net of the related tax effect. Accumulated other comprehensive income represents the net unrealized holding gains or losses on securities available for sale as of the balance sheet dates, net of the related tax effect.

Comprehensive income for the years ended December 31, 1998, 1997, and 1996 were $8,110,028, $8,131,210 and $5,737,103, respectively. The following summarizes the components of other comprehensive income:

Unrealized Gains or Losses on Securities
Unrealized holding gains during the twelve
months ended December 31, 1998,
net of tax (pre-tax amount of $1,569,456)			            		        	$     $942,615
Reclassification adjustment for gains realized
in net income during the twelve months ended
December 31, 1998, net of tax (pre-tax amount of $215,993)			           (129,725)
Other comprehensive income-twelve months ended December 31, 1998		$      812,890

Unrealized holding gains during the twelve months ended
December 31, 1997, net of tax (pre-tax amount of $2,445,185)	     	$    1,468,578
Reclassification adjustment for gains realized
in net income during the twelve months ended
December 31, 1997, net of tax (pre-tax amount of $323,989)			            (194,588)
Other comprehensive income-twelve months ended December 31, 1997	 	$    1,273,990

Unrealized holding gains during the twelve months ended
December 31, 1996, net of tax (pre-tax amount of ($92,139)       		$      (55,202)
Reclassification adjustment for gains realized
in net income during the twelve months ended
December 31, 1996, net of tax (pre-tax amount of $609,596)			            (365,218)
Other comprehensive income-twelve months ended December 31, 1996	 	$     (420,420)


Segment Reporting

During 1998, the Company adopted SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information". This statement requires the Company to report financial and other information about key revenue-producing segments of the Company for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments include profit and loss, certain revenue and expense items, and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided. This standard did not result in significant changes in the Company's reporting.

The Company's operations are solely in the financial services industry and include the provision of traditional commercial banking services. The Company operates primarily in the geographical regions of Chemung, Steuben, Schuyler, and Tioga counties, including the northern tier of Pennsylvania. The Company has identified separate operating segments, however, these segments did not meet the quantitative threshold for separate disclosure.

Reclassifications

Amounts in the prior year's consolidated financial statements are reclassified whenever necessary to conform with the current year's presentation.


(2) RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period beginning December 31, 1998 was $9,029,000, of which $1,922,000 was required to be on deposit with the Federal Reserve Bank; the remainder, $7,107,000, was represented by cash on hand.


(3) Securities

Amortized cost and fair value of securities available for sale at December
31, 1998 and 1997 are as follows:


                                       		1998                    		1997
                                	Amortized   	Fair       	Amortized   	Fair
                                   	Cost    	Value          	Cost     	Value
U.S. Treasury securities     	$  23,012,62	 23,294,865 	 37,188,035  	37,293,793
Obligations of other U.S.
  Government agencies          	77,787,530	 78,233,115  	56,565,434  	56,676,787
Mortgage backed securities     	89,245,351 	89,592,665  	55,020,829  	55,602,615
Obligations of states and
  political subdivisions       	20,967,461 	21,431,874  	25,361,080  	25,800,408
Other bonds and notes           	9,681,590	  9,704,695      	79,671      	79,963
Corporate stocks                	5,616,847 	13,036,522   	3,458,827	   9,849,179

                            	$ 226,311,403	235,293,736 	177,673,876 	185,302,745

Amortized cost and fair value of securities held to maturity at December 31, 1998 and 1997 are as follows:

                                          		1998             		1997

                                 	Amortized   	Fair     	Amortized   	Fair
                                   	Cost     	Value       	Cost     	Value
Obligations of states and
   political subdivisions	    $  6,603,598  	6,603,598  	9,154,538  	9,154,538
Other bonds and notes              	57,325     	57,325	     69,490	     69,490

                             	$  6,660,923  	6,660,923	  9,224,028	  9,224,028

Included in corporate stocks at December 31, 1998 and 1997 is the Bank's required investment in the stock of the Federal Home Loan Bank carried at its cost basis of $3,955,600 and $1,797,200, respectively. This investment allows the Bank to maintain a $56,695,500 line of credit with the Federal Home Loan Bank at December 31, 1998 and $46,976,500 at December 31, 1997.

Gross unrealized gains and gross unrealized losses on securities available for sale at December 31, 1998 and 1997 were as follows:

                                      		1998                   		1997
	                              Unrealized  	Unrealized  	Unrealized  	Unrealized
                                 	Gains      	Losses      	Gains       	Losses
<S
U.S. Treasury securities	    $   282,241        	-        	126,876     	21,118
Obligations of other U.S.
   Government agencies          	479,935      	34,350     	242,668    	131,315
Mortgage backed securities      	506,296     	158,982     	626,925	     45,139
Obligations of states and
   political subdivisions       	470,174	       5,761     	439,540        	212
Other bonds and notes           	105,225      	82,120         	292       	-
Corporate stocks              	7,419,675        	-      	6,390,352       	-

                            	$ 9,263,546	     281,213   	7,826,653    	197,784

There were no gross unrealized gains and gross unrealized losses on securities held to maturity at December 31, 1998 and 1997.

Gross realized gains on sales of securities were $215,993, $323,989, and $613,190 for the years ended December 31, 1998, 1997 and 1996, respectively. Gross realized losses on sales of securities were $3,594 for the year ended December 31, 1996. There were no realized losses on sales of securities for the years ended December 31, 1998 and 1997.

Interest and dividends on securities for the years ended December 31, 1998, 1997 and 1996 were as follows:

	                                  	1998               1997           	1996
Taxable:
  U.S. Treasury securities	   	$  1,920,930        	2,821,733	       4,002,636
  Obligations of other U.S.
    Government agencies	         	4,659,247        	3,670,414       	3,252,513
  Mortgage backed securities	    	3,801,800        	3,727,722       	2,590,587
  Other bonds and notes	           	391,720           	48,984         	174,419
  Corporate stocks                		414,602          	360,184         	271,614
Exempt from federal taxation:
   Obligations of states and
   political subdivisions	       	1,433,610	        1,441,882	       1,360,049

                             		$ 12,621,909       	12,070,919      	11,651,818

The amortized cost and fair value by years to contractual maturity as of December 31, 1998 for debt securities available for sale are as follows (excluding corporate stocks):

                                             			Maturing

                                                      			After One, But
                            		Within One Year          	Within Five Years
                           	Amortized     	Fair       	Amortized     	Fair
                             	Cost        Value         	Cost        	Value
U.S. Treasury securities 	$ 12,507,267	12,549,250	    10,505,357   	10,745,615
Obligations of other U.S.
  Government agencies       	5,000,000  4,998,450    	48,650,064    48,816,465
Mortgage backed securities       	-         	-        	1,956,688    	1,981,767
Obligations of states and
  political subdivisions    	4,784,869 	4,833,151	     5,844,919	    5,992,926
Other bonds and notes	            -	         -        	2,495,496    	2,515,625

Total                     $ 22,292,136 22,380,851     69,452,524   	70,052,398



                                                  			Maturing

                             	  After Five, But
	                              	Within Ten Years      	    	After Ten Years
                            	Amortized        	Fair  	     Amortized      	Fair
                              	Cost           	Value         	Cost        	Value
Obligations U.S.
  Government agencies	     $ 24,137,466	    24,418,200         	-         	-
Mortgage backed securities	        -             	-      	87,288,663 	87,610,898
Obligations of states and
  political subdivisions     	6,725,761	     6,890,410	    3,611,912	  3,715,387
Other bonds and notes	        2,620,807	     2,657,825	    4,565,287	  4,531,245

Total	                      $ 33,484,34	    33,966,435   	95,465,862	 95,857,530

</TALBLE>

The amortized cost and fair value by years to maturity as of December 31, 1998 for securities held to maturity are as follows:



                                                			Maturing

                                                       				After One, But
                                		Within One Year       		Within Five Years
                             	Amortized       	Fair    	Amortized     	Fair
                               	Cost          	Value      	Cost       	Value
Obligations of states and
  political subdivisions   	$ 3,467,384    	3,467,384  	1,849,284  	1,849,284
Other bonds and notes             	-            	-          	-          	-

    Total                  	$ 3,467,384	    3,467,384	  1,849,284	  1,849,284



                                               			Maturing

                            		After Five, But
                            		Within Ten Years         		After Ten Years
                            	Amortized	    Fair  	     Amortized     	Fair
                              	Cost      	Value         	Cost       	Value
Obligations of states and
   political subdivisions 	$ 1,286,930  	1,286,930          	-	         -
Other bonds and notes          	57,325     	57,325          	-         	-

     Total                	$ 1,344,255	  1,344,255          	-         	-


Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

The fair value of securities pledged to secure public funds on deposit or for other purposes as required by law was $160,490,195 at December 31, 1998 and $103,131,459 at December 31, 1997. Also, U.S. Treasury securities totaling $2,000,000 and $13,000,000 (fair value of $2,073,760 and $13,044,720), GNMA's totaling $13,328,093 and $12,185,770 (fair value of $13,622,012 and
$12,625,864), Federal Agency Securities totaling $62,023,789 and $2,000,000 (fair value of $62,965,881 and $1,992,500) were pledged to secure repurchase agreements and Federal Homa Loan Bank Advances at December 31, 1998 and 1997, respectively, see note 7.

There are no securities of a single issuer (other than securities of the U.S. Government and its agencies) that exceed 10% of shareholders' equity at December 31, 1998 or 1997.

In 1997, the Bank declared a special dividend payable to the Corporation for the purpose of funding equity investments in Southern Tier Business Development, LLC and Cephas Capital Partners, LP. These small investment companies ("SBIC's") were established for the purpose of providing financing to small businesses in areas served, including minority-owned small businesses and those that will create jobs for the low to moderate income levels in the targeted areas. These investments as of December 31, 1998 and 1997 totaled $1,800,282 and $844,875, respectively, and are included in other assets under the equity method of accounting.


(4) 	Loans and Allowance for Loan Losses

The composition of the loan portfolio is summarized as follows:

December 31,                                	1998                 	1997
Residential mortgages	                 $  84,554,079           	73,756,609
Commercial mortgages                      	4,989,429            	5,996,380
Commercial, financial and agricultural	  113,478,081          	102,402,506
Leases, net	                                 387,697              	413,487
Consumer loans	                          126,096,779          	114,592,615

Net deferred origination fees and
  unearned income                          	(250,723)	            (184,828)

                                      	$ 329,255,342          	296,976,769

During 1998, 1997 and 1996, the Corporation sold $3,180,053, $3,299,607 and
$3,191,711, respectively, of education loans at par to the Student Loan Marketing Association. The Corporation's market area encompasses the New York State counties of Chemung, Steuben, Schuyler and Tioga including the northern tier of Pennsylvania. Substantially all of the Corporation's outstanding loans are with borrowers living or doing business within 25 miles of the branches in these counties. The Corporation's concentrations of credit risk are reflected in the preceding table. The concentrations of credit risk with standby letters of credit, committed lines of credit and committments to originate new loans, generally follow the loan classifications in the schedule. Other than general econmic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

The principal balances of loans not accruing interest, including the impaired loans described below, totaled $4,458,393 and $929,697 at December 31, 1998 and 1997, respectively. The increase in 1998 relates primarily to one real estate secured commercial loan. There were no loans with modified payment terms because of the borrowers' financial difficulties at December 31, 1998 and 1997. The effect of nonaccrual loans on interest income for the years ended December 31, 1998, 1997 and 1996 was not material. The Bank is not committed to advance additional funds to these borrowers. Other real estate owned at December 31, 1998 amounted to $651,268 and at December 31, 1997, amounted to $527,127.


Transactions in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                       	1998         	1997         	1996
Balances at January 1              	$ 4,145,422   	3,975,000      	3,900,000
Provision charged to operations        	800,000     	850,100  	      741,662
Loans charged off                     	(593,704)	   (770,389)	      (754,360)
Recoveries                             	157,467      	90,711         	87,698

                                   	$ 4,509,185   	4,145,422      	3,975,000


At December 31, 1998 and 1997, the recorded investment in loans that are considered to be impaired totaled $4,569,242 and $951,000 respectively. Included in the 1998 amount are impaired loans of $4,321,019 for which the related allowance for loan losses is $993,207. The 1997 amount includes $707,404 of impaired loans with a related allowance for loan losses of $238,934. The average recorded investment in impaired loans during 1998, 1997 and 1996 was $2,837,325, $1,201,217 and $1,620,774, respectively. The effect on interest income for impaired loans was not material to the consolidated financial statements in 1998, 1997 or 1996.


(5) Premises and Equipment

Premises and equipment at December 31, 1998 and 1997 are as follows:

                                             	1998                   	1997
Land                                 	$  2,106,408            	2,106,408
Buildings	                              11,644,535	           11,250,664
Equipment and furniture                	13,658,373           	12,843,138
Leasehold improvements                    	429,020              	399,534
                                       	27,838,336           	26,599,744
Less accumulated depreciation          	17,753,728	           16,380,701

                                     	$ 10,084,608	           10,219,043


(6)  Deposits

Interest-bearing deposits include certificates of deposit in denominations of $100,000 or more aggregating $32,636,701 and $31,014,878 at December 31, 1998 and 1997, respectively. Interest expense on such certificates was $2,420,835, $2,279,576, and $2,215,271 for 1998, 1997 and 1996, respectively.


Scheduled maturities of certificates of deposit at December 31,1998 are summarized as follows:

                                  	Time Certificates of Deposit

                               	1999                	$118,729,955
                               	2000                  	41,141,654
                               	2001                  	11,274,194
                               	2002                   	3,505,044
                               	2003                   	2,529,255
                               	2004 and thereafter      	260,918
                                                   		$177,441,020

(7)  Securities Sold Under Agreements to Repurchase

The agreements have maturities of 4 days to 10 years at December 31, 1998 and 2 days to 350 days at December 31, 1997, and a weighted average interest rate of 4.80% at December 31, 1998 and 5.17% at December 31, 1997. The maximum amounts outstanding at any one month-end and average amount under these agreements during 1998 were $50,587,368 and $32,166,417, respectively.
The maximum amounts outstanding at any one month-end and average amount under these agreements during 1997 were $16,482,934 and $13,502,272, respectively.


(8)  Federal Home Loan Bank Advances

Federal Home Loan Bank advances at December 31, 1998, consisted of a $10,000,000, 4.90%, five year advance with a maturity date of October
2, 2003, a $10,000,000, 4.41%, ten year advance with a maturity date of October 20, 2008, callable on or after October 20, 2001, and a $6,900,000, 4.25%, four day advance with a maturity date of January 4, 1999.


(9)  Income Taxes

Total income taxes for the years ended December 31, 1998, 1997 and 1996 were allocated as follows:

                                           	1998        	1997       	1996
Income before income taxes             	$ 3,386,027  	 3,666,899   	3,266,662
Shareholders' equity for deferred
   compensation paid in stock              	(10,477)       	-           	-
Shareholders' equity for change in
   unrealized gain (loss) on securities    	540,573     	833,553    	(312,318)

                                       	$ 3,916,123   	4,500,452   	2,954,344

For the years ended December 31, 1998, 1997 and 1996, income tax expense attributable to income from operations consists of:

                                          	1998        	1997        	1996
Current:
State                                 	$   449,653  	  871,137    	792,674
Federal                                 	3,490,719  	3,056,695  	2,861,236
                                        	3,940,372  	3,927,832  	3,653,910
Deferred                                 	(554,345)  	(260,933)  	(387,248)

                                       $ 3,386,027  	3,666,899  	3,266,662

Income tax expense differed from the amounts computed by applying the U.S. Federal statutory income tax rate to income before income taxes as follows:

                                          	1998   	    1997       	1996
Tax computed at statutory rate       	$ 3,632,276  	3,578,200  	3,204,223
Tax exempt interest                       527,353)  	(499,677)  	(465,955)
Dividend exclusion                       	(53,988)   	(50,369)   	(34,151)
State taxes, net of federal benefit      	241,864    	549,418    	476,584
Nondeductible interest expense            	68,089     	66,403     	52,262
Other items, net                          	25,139     	22,924     	33,699

Actual tax expense                   	$ 3,386,027  	3,666,899  	3,266,662


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

                                                 	1998             	1997
Deferred tax assets:
  Allowance for loan losses-book	            $ 1,800,968  	     1,655,682
  Accrual for postretirement benefits
    other than pensions                         	812,079         	780,350
  Deferred loan fees                             	96,851          	68,714
  Deferred compensation and directors fees      	623,570         	584,019
  Pensions                                       	96,307         	176,320
  Interest on non-accrual loans                 	119,330          	53,835
  Other                                          	44,066          	60,733

Total gross deferred tax assets	               3,593,171       	3,379,693

Deferred tax liabilities:
  Bond discount                                	(103,624) 	        72,508
  Depreciation                                  	282,044         	349,554
  Allowance for loan losses-tax                 	133,166         	233,040
  Net unrealized gains on securities          	3,587,543       	3,046,970
  Other                                          	25,032          	22,383

Total gross deferred tax liabilities          	3,924,161       	3,724,455

Net deferred tax asset (liability)          	$  (330,990)       	(344,762)

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the loss carryback period. A valuation allowance is recognized when it is more likely than not that some portion of the deferred tax assets will not be realized.
In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary.


(10)  Pension Plan and Other Benefit Plans

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

The following table presents (1) changes in the plan's accumulated benefit obligation and plan assets and (2) the plan's funded status reconciled with amounts recognized in the Company's consolidated balance sheet at December 31, 1998 and 1997:

                                                        	1998       	1997
Change in projected benefit obligation:
   Projected benefit obligation at beginning of year	$13,370,944  	11,881,414
   Service cost	                                         359,955     	324,126
   Interest cost                                        	921,621     	872,423
   Actuarial loss                                       	633,329     	898,243
   Benefits paid                                    	   (736,645)	   (605,262)

    Projected benefit obligation at end of year	      14,549,204  	13,370,944

Change in fair value of plan assets:
   Fair value of plan assets at beginning of year	    16,777,650  	15,036,423
   Actual return on plan assets                       	3,201,812   	2,362,605
   Expenses paid                                        	(32,972)    	(16,116)
   Benefits paid	                                       (736,645)	   (605,262)

    Fair value of plan assets at end of year         	19,209,845  	16,777,650

Funded Status:
   Plan assets in excess of projected benefit
     obligation at end of year                      	$ 4,660,641   	3,406,706
   Unrecognized net asset being recognized
     over 10 years	                                      629,790  	   699,678
   Prior service cost not yet recognized
     in net periodic pension costs                      	470,599     	513,381
  Unrecognized net actuarial (gain)	                  (5,804,670) 	(4,867,446)

     Accrued pension costs, included in
      other liabilities                             	$   (43,640) 	  (247,681)

Net pension cost in 1998, 1997, and 1996 is comprised of the following:

                                                    	1998       	1997     	1996

Components of net periodic benefit cost:
   Service cost, benefit earned during the year	  $   359,955     	324,126    	346,403
   Interest cost on projected benefit obligation     	921,621     	872,423    	825,891
   Expected return on plan assets                 	(1,395,769) 	(1,104,424)	(1,060,451)
   Net amortization and deferral	                     (89,848) 	    12,646  	   58,569

     Net periodic pension cost                   	$  (204,041)	    104,771  	  170,412

The principal actuarial assumptions used in 1998, 1997 and 1996 were as follows:

                                                 	1998  	    1997     	1996
Discount rate                                    	6.75%     	7.00%     7.50%
Expected long-term rate of return on assets	      8.50%	     8.50%	    8.50%
Assumed rate of future compensation increase	     5.00%     	5.00%    	5.00%


The plan's assets at December 31, 1998 and 1997 are invested in common and preferred stocks, U.S. Government securities, corporate bonds and notes, and mutual funds. The Bank also sponsors a defined contribution profit sharing, savings and investment plan which covers all employees with a minimum of 1,000 hours of annual service. The Bank matches at the rate of 50% of the first 6% of an eligible employee's current earnings. Expense under the plan totaled $633,019, $591,669, and $550,854 for the years ended December 31, 1998, 1997 and 1996, respectively.

The following table presents (1) changes in the plan's accumulated postretirement benefit obligation and plan assets and (2) the plan's funded status reconciled with amounts recognized in the Company's consolidated balance sheet at December 31, 1998 and 1997:

                                                             	1998       	1997

Change in accumulated postretirement benefit obligation:
   Accumulated postretirement benefit obligation at
     beginning of year	                                   $ 1,848,000  	1,628,000
   Service cost                                               	42,000     	40,000
   Interest cost	                                             144,000    	117,000
   Participants contributions                                 	56,940     	53,940
   Actuarial loss                                            	535,405     	84,149
   Benefits paid                                          	  (412,345) 	  (75,089)

  Accumulated postretirement benefit obligation at end
     of year                                              	 2,214,000  	1,848,000

Accrued postretirement benefit cost:
   Accrued postretirement benefit cost at end
     of year                                               	2,214,000  	1,848,000
   Unrecognized net actuarial gain (loss)                  	 (361,732) 	  173,673

     Accrued postretirement benefit cost at end of year,
       included in other liabilit
	Investment in subsidiary bank	62,758,019  	57,824,425
	Dividend receivable	797,570  	641,611
	Securities available for sale	1,099,148  	1,094,697
	Other assets	1,801,074  	844,875

	  Total assets	66,789,564  	  62,289,063



Liabilities and shareholders' equity:
	Dividend payable	697,570  	641,611
	Reserve for income taxes	(12,335)	0
   Service cost	                         $  42,000       	40,000     	42,000
   Interest cost                          	144,000	      117,000    	112,000
   Net amortization and deferral	             -	          (7,000)	      -

     Net periodic postretirement cost   	$ 186,000      	150,000    	154,000

The postretirement benefit obligation was determined using a discount rate of 6.75% for 1998 and 7.0% for 1997. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation initially ranged from 7.9% to 9.5% in 1999, depending on the specific plan, and was decreased to 5.5% in 2005 and thereafter, over the projected payout of benefits. The health care cost trend rate assumption can have a significant effect on the amounts reported. If the health care cost trend rate were decreased one percent, the accumulated postretirement benefit obligation as of December 31, 1998 would have increased by 7.0%, and the aggregate of service and interest cost would increase by 4.8%. If the health care cost trend rate were decreased one percent, the accumulated postretirement benefit obligation as of December 31, 1998 would have decreased by 6.8% and the aggregate of service and interest cost would have decreased by 3.2%. However, the plan limits the increase in the Bank's annual contributions to the plan for most participants to the increase in base compensation for active employees.

(11)  Related Party Transactions

Members of the Board of Directors, certain Bank officers, and their immediate families directly, or indirectly through entities in which they are principal owners (more tha a 10% interest), were customers of, and had loans and other transactions with the Bank in the ordinary course of business.

All loans and commitments included in such transactions were made on sub stantially the same terms, including interest rates and collateral, as those prevailing at the time for commparable transactions with other persons. These loans and commitments, which did not involve more than the normal risk of collectibility or present other unfavorable features, are summarized as follows for the years ended December 31, 1998 and 1997:

                                               1998           1997
Balance at beginning of year            $  9,078,914         8,426,537
Additions                                 24,545,805        27,755,844
Amounts collected                        (26,067,032)      (27,103,467)

Balance at end of year                  $  7,557,687         9,078,914


(12)  Expenses

The following expenses, which exceeded 1% of total revenues (total interest income plus other operating income) in at least one of the years presented, are included in other operating expenses:

                                          Years ended December 31
                                    1998            1997         1996
Stationery and supplies           $   437,882      389,139       469,008
Data processing service             1,618,091    1,358,882     1,155,576
Advertising                           398,208      364,914       448,640
Amortization of intangible assets     587,303      587,303       587,303



(13)  Commitments and Contingencies

In the normal course of business, there are outstanding various commitments and contingent liabilities, suchas commitments to extend credit, which are not re-flected in the accompanying consolidated financial statements. Commitments to outside parties under standby letters of credit, unused portions of lines of credit, and commitments to fund new loans totaled $1,439,623, $100,372,761 and $9,513,063, respectively, at December 31, 1998. Commitments to outside parties under standby letters of credit, unused portions of lines of credit, and com-mitments to fund new loans totaled $3,180,233, $88,607,434 and $2,429,427, respectively, at December 31, 1997. Because many commitments and almost all letters of credit expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows. Loan commitments have off balance sheet credit risk because only origination fees are recognized in the balance sheet until commitments are fulfilled or expire. The credit risk amounts are equal to the contractual amounts, assuming the amount are fully advanced and collateral or other security is of no value. The Corporation does not anticipate losses as a result of these transactions.

At December 31, 1998, the Corporation had outstanding commitments totaling $877,218 to fund equity investments in Small Business Investment Companies.

The Bank has employment contracts with certain of its senior officers, which expire at various dates through the year 2001 and may be extended on a year-to-year basis.

(14)  Shareholders' Equity

Under Federal Reserve regulations, the Bank is limited to the amount it may loan to the Corporation, unless such loans are collaterlized by specific obligations. At December 31, 1998, the maximum amount available for transfer from the Bank to the Corporation in the form of loans was $1,660,655. The Bank is subject to legal limitations on the amount of dividends that can be paid to the Corporation. Dividends are limited to retained net profits, as defined by reg-ulations, for the current year and the two preceding years. At December 31, 1998, $8,794,583 was available for the declaration of dividends.


(15)  Parent Company Financial Information

Condensed parent company only financial statement information of Chemung Financial Corporation is as follows:

Balance Sheets

December 31                                1998                  1997
Assets:
Cash on deposit with subsidiary bank    $    333,753       1,883,455
Investments in subsidiary bank            62,758,019      57,824,425
Dividend receivable                          797,570         641,611
Securities available for sale              1,099,148       1,094,697
Other assets                               1,801,074         844,875

Total assets                              66,789,564      62,289,063

Liabilities and shareholders' equity:
Dividend payable                             697,570          641,611
Reserve for income taxes                     (12,335)               0
Deferred tax liability                        14,702           10,275

Total liabilities                            699,937          651,886

Shareholders' equity:
Total shareholders' equity                66,089,627       61,637,177

Total liabilities and shareholders'
    equity                              $ 66,789,564       62,289,063


Statements of Income

Years Ended December 31,              1998          1997          1996

Income:
Interest and dividends             $   112,375      111,341       14,378
Gain on sale of securities                -          28,981       35,378
Other income                             2,533         -            -
Dividends from subsidiary bank       3,137,387    5,006,464    3,203,223

Income before equity in
 undistributed earnings of
 subsidiary bank                     3,252,295    5,146,786    3,253,139
Equity in undistributed earnings
 of subsidiary bank                  4,126,662    1,749,017    2,922,189

Operating expenses                      78,546         -            -

Income before income taxes           7,300,411    6,895,803    6,175,328
Income taxes                             3,273       38,583       17,805

Net Income                          $7,297,138    6,857,220    6,157,523


Statements of Cash Flows

December 31                                 1998         1997         1996

Cash flows from operating activities:
Net Income                               $ 7,297,138    6,857,220    6,157,523
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
Equity in undistributed net
  income of subsidiary                   	(4,126,663) 	(1,749,017) 	(2,922,189)
(Increase) in dividend receivable           (155,959)	    (61,391)    	(59,738)
Gain on sale of securities, net                	-        	(28,980)    	(35,538)
Increase in other assets                   	(956,199)	   (844,875)       	-
Decrease in other liabilities                	(9,685)	       -           	-

	     Net cash provided by
	       operating activities              	2,048,632  	 4,172,957   	3,140,038

Cash flow from investing activities:
Proceeds from sales of securities
  available for sale                           	-        	232,022     	151,738
Purchases of securities available for sale     	-           	-     	(1,000,000)
     Net cash provided (used)
	      by investing activities	                 -        	232,022    	(848,262)

Cash flows from financing activities:
Cash dividends paid                      	(2,681,428)	 (2,445,074) 	(2,143,465)
Purchases of treasury stock                	(984,284)   	(107,768)   	(514,599)
Sale of treasury stock                       	67,378        	-        	202,020

     Net cash used by financing
       activities	                        (3,598,334) 	(2,552,842) 	(2,456,044)

	     Increase (decrease) in cash
	       and cash equivalents             	(1,549,702)  	1,852,137    	(164,268)

Cash and cash equivalents at
   beginning of year                      	1,883,455      	31,318     	195,586

Cash and cash equivalents at
   end of year                         	$    333,753   	1,883,455      	31,318


(16)  Fair Values of Financial Instruments

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

Commitments to Extend Credit

The fair value of commitments to extend credit are based on fees currently charged to enter into similar agreements, the counter party's credit standing and discounted cash flow analysis. The fair value of these commitments to extend credit approximates the recorded amounts of the related fees and is not material at December 31, 1998 and 1997.

The estimated fair value of the Corporation's financial instruments as of December 31, 1998 and 1997 are as follows (dollars in thousands):

                                      			1998                   		1997
                              		Carrying      	Fair       	Carrying	    Fair
                               		Amount     	Value (1)	     Amount   	Value (1)
Financial assets:
Cash and cash equivalents  	$  27,516       	27,516	        32,997    	32,997
Interest-bearing deposits      	1,304        	1,304         	1,421     	1,421
Securities 	                  241,955      	241,955       	194,527	   194,527
Net loans                    	324,746      	328,370	       292,831	   294,877

Financial liabilities:

Deposits:
Demand, savings,
  NOW and money
  market accounts          	$ 287,617      	287,617	       277,243   	277,243
Time certificates            	178,522	      180,080	       173,801   	174,394
Repurchase agreements         	50,587	       50,867	         9,448	     9,475
Federal Home Loan
  Bank advances	               26,900       	26,961	        16,300    	16,345

<FN1>
(1) Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


(17)  Regulatory Capital Requirement

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (all as defined in the applicable regulations). Management believes, as of December 31, 1998, and 1997, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the Federal Reserve Bank of New York categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk based, Tier 1 leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the bank's category.

The actual capital amounts and ratios of the Corporation and the Bank are also presented in the following table:

                                         For Capital       		To Be Well
                     							Actual		   Adequacy Purposes	   	Capitalized
                  						Amount	     Ratio	   Amount	Ratio	    Amount	 Ratio
As of December 31, 1998
Total Capital (to risk weighted assets):
Consolidated 	$ 58,883,505	16.67%	> $ 28,261,391	> 8.00%	> $ 35,326,739 >	10.00%
Subsidiary   	$ 55,534,144	15.85%	> $ 28,028,918	> 8.00% > $ 35,036,147	> 10.00%

Tier 1 Capital (to risk weighted assets):
Consolidated 	$ 54,466,510	15.42%	> $ 14,130,696	 > 4.00%> $ 21,196,044 >	6.00%
Subsidiary   	$ 51,153,025	14.60%	> $ 14,014,459	 > 4.00%> $ 21,021,688 >  6.00%

Tier 1 Capital (to average assets):
Consolidated 	$ 54,466,510 	9.51%	> $ 17,182,616	 > 3.00%> $ 28,637,693 >	5.00%
Subsidiary   	$ 51,153,025 	8.97%	> $ 17,109,609  > 3.00%> $ 28,516,015 > 5.00%

As of December 31, 1997
Total Capital (to risk weighted assets):
Consolidated 	$ 54,121,842	17.44%	> $ 24,824,997 > 8.00%> $ 31,031,246 >	10.00%
Subsidiary   	$ 50,300,617	16.31%	> $ 24,669,976 > 8.00%> $ 30,837,470 > 10.00%

Tier 1 Capital (to risk weighted assets):
Consolidated 	$ 50,239,646	16.19%	> $ 12,412,499 > 4.00%> $ 18,618,749 > 	6.00%
Subsidiary   	$ 46,442,344	15.06%	> $ 12,334,988	> 4.00%> $ 18,502,482 >  6.00%

Tier 1 Capital (to average assets):
Consolidated 	$ 50,239,646 	9.49%	> $ 15,875,493 > 3.00%> $ 26,459,155 > 	5.00%
Subsidiary   	$ 46,442,344 	8.80%	> $ 15,837,213 > 3.00%> $ 26,395,355 >  5.00%