Form 10-K, Exhibit 13
period 1999-12-31
CHEMUNG FINANCIAL CORP
filed 2000-03-27
CIK 763563

EXHIBIT A



                  TABLE OF QUARTERLY MARKET PRICE RANGES


           Market Prices of Chemung Financial Corporation Stock
                     During Past Three Years (dollars)

                        1999              1998              1997
1st Quarter       26 1/2 - 29       21 1/2 - 25 1/2  16 13/16 - 18
2nd Quarter       24     - 27       25 3/4 - 30      16  3/4  - 17 5/8
3rd Quarter       24     - 26       26 1/4 - 30      16 13/16 - 18 3/4
4th Quarter       24 1/4 - 25 3/4   22 3/4 - 28      19 1/8   - 23 3/4



                                 EXHIBIT B



                          TABLE OF DIVIDENDS PAID

     Dividends Paid Per Common Share by Chemung Financial Corporation
                          During Past Three Years

                            1999       1998       1997
January 4                 $0.170     $0.155     $0.140
April 1                    0.170      0.155      0.140
July 1                     0.190      0.170      0.155
October 1                  0.190      0.170      0.155
                          $0.720     $0.650     $0.590

As of December 31, 1999 there were 747 registered holders of record of the Corporation's stock. Chemung Financial Corporation common stock is inactively traded in the over-the-counter market.

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

The purpose of this discussion is to focus on information about the financial condition and results of operations of Chemung Financial Corporation that is not otherwise apparent from the consolidated financial statements included in this annual report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Forward-Looking Statements

Statements included in this discussion and in future filings by Chemung Financial Corporation (the "Corporation") with the Securities and Exchange Commission, in Chemung Financial Corporation press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Chemung Financial Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have caused and in the future could cause Chemung Financial Corporation's actual financial performance to differ materially from that expressed in any forward-looking statement: (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, and (5) changes in general business and economic trends. The foregoing list should not be construed as exhaustive, and the Corporation disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Description of Business

Chemung Financial Corporation is a one-bank holding company with its only subsidiary being Chemung Canal Trust Company (the "Bank"), a full-service community bank with full Trust powers. Therefore, the financial condition should be examined in terms of the acquisition and deployment of funds within its "market areas". Management defines the market areas of Chemung Canal Trust Company as those areas within a 25-mile radius of its branches in Chemung, Steuben, Schuyler, and Tioga counties, including the northern tier of Pennsylvania. The Bank's lending policy restricts substantially all lending efforts to these geographical regions.

Management of Credit Risk - Loan Portfolio

The Bank manages credit risk, while conforming to state and federal laws governing the making of loans, through written policies and procedures; loan review to identify loan problems at the earliest possible time; collection procedures (continued even after a loan is charged off); an adequate allowance for loan losses; and continuing education and training to ensure lending expertise. Diversification by loan product is maintained through offering commercial loans, 1-4 family mortgages, and a full range of consumer loans.

The Loan Committee of the Board is designated to receive required loan reports, oversee loan policy, and approve loans above authorized individual and Senior Officers Loan Committee lending limits. The Senior Loan Committee, consisting of the president, two executive vice presidents, senior lending officer, mortgage officer, and consumer loan officer, implements the Board-approved loan policy.

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

The Federal Deposit Insurance Corporation Improvement Act of 1991
("FDICIA") was passed in order to protect depositors and taxpayers from the excesses of the S and L problems of the 1980's. There are a number of provisions in this act that significantly increase the operating costs of the Bank. These rules specifically impact the cost of external audit, the mortgage loan product (through appraisal requirements), as well as all other loan products.

Competition

The Bank is subject to intense competition in the lending and deposit gathering aspects of its business from commercial and thrift banking institutions, credit unions and other providers of financial services, such as brokerage firms, investment companies, insurance companies and Internet vendors. The Bank also competes with non-financial institutions, including retail stores and certain utilities that maintain their own credit programs, as well as governmental agencies that make available loans to certain borrowers. Unlike the Bank, many of these competitors are not subject to regulation as extensive as that described under the "Supervision and Regulation" section and, as a result, they may have a competitive advantage over the Corporation in certain respects. This is particularly true of credit unions, as their pricing is not encumbered by income taxes.

Competition for the Bank's fiduciary services comes primarily from brokerage firms, independent investment advisors, and a non-bank trust company operating in Steuben County with newly expanded powers. This is considered to be significant competition, as these firms devote much of their considerable resources toward gaining larger positions in these markets.
Trust assets under administration, however, totaled $1.5 billion at December 31, 1999, compared to $1.4 billion a year earlier and $1.2 billion at December 31, 1997. Relative to the Bank's consolidated net assets, the Trust and Investment Division is unusually large and is responsible for the largest component of non-interest revenue.

During 1999, as well as 1998 and 1997, the Trust and Investment Division noted a continued increase in the competition for personal and corporate investment management services in our market areas. Early in 1998, management formed a strategic alliance with a third party administrator for the purpose of outsourcing retirement fund recordkeeping. The tradeoff in revenue and expense is not material, but the alliance contributed importantly to our efforts to bring first-rate technology to our retirement services clients. We see this strategy as extremely important in our efforts to remain in the retirement services business, while reducing the requirements for investing in related technology.

Year 2000

In 1997, management advised its Board of Directors of the many issues surrounding the approach of January 1, 2000. Nearly all computer hardware and software developed during the century had been programmed with two-digit reference to each year. Such hardware and software, if not upgraded by January 1, 2000, could become useless.

Beginning at that time, and continuing throughout 1998 and 1999, under the direction of the Bank's operations committee, management undertook a five-phase project to respond to the issue, with major emphasis on identifying all applications and databases supporting the Bank's mission-critical applications. The five phases included: awareness, assessment, renovation, validation and implementation, with a goal of neutralizing not only the Bank's vulnerability, but also to determine the financial capacity of its vendors, determine the need for alternate vendors, and evaluate the capacity of its customers to respond to this challenge. Additionally, a contingency plan was formulated to assure business continuation in the event of Year 2000 system failures.

All of these efforts proved successful and we entered the year 2000 with all operating systems functioning normally with no disruption in service to our customers. A committee will continue to monitor and evaluate the Bank's efforts throughout 2000, as well as any possible effects of Year 2000 on borrowers and other third parties that may not be immediately apparent.

Expenditures associated with Year 2000 readiness, including hardware and software upgrades, as well as expenditures of testing totaled approximately, $250,000.

While some of the hardware and software expenditures may have been made even without the Year 2000 issue, the greatest opportunity cost of the Year 2000 challenge was the management time spent on this issue versus other areas, such as new product development. With the Year 2000 efforts successfully completed, we look forward to re-deploying these management resources to other opportunities available to the Corporation.

Employees

The Corporation and its banking subsidiary had 303 full-time equivalent employees (FTE's) on December 31, 1999, versus 291 at the beginning of the year and 281 on December 31, 1997. The employment trend is relatively stable.

Consolidated Balance Sheet Comments

Average earning assets for 1999 grew by $60.4 million or 11.4% to $591.6 million, compared to $531.2 million in 1998 and $490.9 million in 1997. Loan activity was strong throughout the year, with the year end 1999 balance growing $30.7 million or 9.3% to $360.0 million. Particular strength was shown in business loans, which grew by $17.2 million or 15.1%. Mortgage (both residential and commercial) and consumer loan growth was also strong throughout the year, with year end balances growing $5.0 million (5.6%) and $8.5 million (6.8%), respectively. Growth in consumer lending continues to be influenced by the volume of indirect auto financings. Average total loan balances were $346.5 million versus $311.7 million during 1998 and $291.3 million during 1997.

The growth in average loans, as well as, a $25.5 million increase in average investments (at amortized cost), was funded by a $55.7 million increase in average total funding liabilities, including deposits and other borrowed funds. Average deposits for 1999 were $494.1 million, an increase of $26.9 million or 5.8% when compared to the 1998 average of $467.2 million. Average deposits in 1997 totaled $450.2 million. Period end deposit balances were up $15.7 million or 3.4%, with this growth centered in time and investment certificate balances which increased $21.6 million (107.1%) and $4.6 million (3.6%), respectively. These increases were offset primarily by lower year end 1999 demand deposit and insured money market account balances compared to year end 1998 which declined $3.6 million and $7.1 million, respectively. It should be pointed out that with year end 1998 falling on a Thursday, balances were somewhat inflated as compared to year end 1999 due to the fact that social security direct deposits, which are normally received on the 3rd of the month, were received and credited on December 31, 1998. This year, these same deposits were received and credited on January 3, 2000. Accordingly, period end 1999 deposit growth over period end 1998 is less than the growth in average deposits realized in 1999 versus the 1998 average deposits. Other borrowed funds, consisting primarily of securities sold under agreements to repurchase and Federal Home Loan Bank advances, increased on average by $28.7 million. While the Bank entered into no new leveraging transactions during 1999, the average increase is related to leveraged transactions which occurred in the later half of 1998. The increase of $22.8 million in year end 1999 Federal Home Loan Bank advances occurred primarily during November and December of 1999, and is related to both a decrease in deposits during December as well as maintaining higher cash on hand balances as it related to Year 2000 contingency planning. These cash balances were approximately $10.6 million higher than year end 1998 balances.

Exhibit I  BALANCE SHEET COMPARISONS
(in millions)
                                                                  Change  Compounded
Average Balance                                                    1998     Annual
Sheet               1999    1998    1997    1996    1995    1994    to    Growth 5
                                                                   1999     Years
Total Assets       $642.2  $584.0  $539.2  $516.2  $494.1  $431.2  10.0%   8.3%
Earning Assets      591.6   531.2   490.9   469.5   447.1   394.7  11.4%   8.4%
Loans, net of
unearned income
and deferred fees   346.5   311.7   291.3   273.9   249.1   221.4  11.2%   9.4%
Investments (1)     245.0   219.5   199.8   195.6   198.0   173.3  11.6%   7.2%
Deposits            494.1   467.2   450.2   440.9   424.4   374.6   5.8%   5.7%
Wholesale funding
 (Advances)          66.6    37.0    13.1     2.9    N/A     N/A   80.0%    N/A
Tier I equity (2)    57.6    52.6    51.6    46.4    41.7    38.2   9.5%   8.6%

<FN1>
(1) Average balances for investments include securities available for sale and securities held to maturity, based on amortized cost, and federal funds sold and interest bearing deposits.
<FN2>
(2) Average shareholders' equity less intangible assets and accumulated other comprehensive income.


                                                                 Change  Compounded
Ending Balance                                                     1998   Annual
Sheet              1999    1998    1997    1996    1995    1994     to   Growth 5
                                                                   1999   Years
Total Assets      $653.2  $620.1  $545.5  $529.2  $499.3  $494.3   5.3%    5.7%
Earning Assets     597.6   563.5   486.1   474.6   446.3   448.9   6.1%    5.9%
Loans, net of
unearned income
and deferred fees  360.0   329.3   296.9   283.7   263.0   236.5   9.3%    8.8%
Allowance for
loan losses          4.7     4.5     4.1     4.0     3.9     3.6   3.5%    5.3%
Investments (1)    237.1   243.3   196.8   196.3   189.6   212.1  -2.5%    2.3%
Deposits           481.8   466.1   451.0   439.6   426.9   432.3   3.4%    2.2%
Wholesale
funding (Advances)  94.2    71.4    20.5    10.0    N/A     N/A   31.9%    N/A
Tangible equity(2)  59.7    59.9    54.8    48.7    44.9    37.2  -0.3%    9.9%

<FN1>
(1) Investments include both securities available for sale and securities held to maturity, at estimated fair value, and interest bearing deposits.
<FN2>
(2) Shareholders' equity less intangible assets.

Securities

The Board-approved Funds Management Policy includes an investment portfolio policy which requires that, except for local municipal obligations that are sometimes not rated or carry ratings above "Baa" but below "A" by Moody's or Standard and Poors, debt securities purchased for the bond portfolio must carry a minimum rating of "A". Marketable securities are classified as Available for Sale while local direct investment in municipal obligations are classified as Held to Maturity. The Available for Sale segment of the securities portfolio at December 31, 1999, was $227.4 million compared to $235.3 million a year earlier and $185.3 million at the end of 1997. At year-end 1999, total unrealized depreciation in the securities available for sale portfolio was $504 thousand, compared to an unrealized gain of $8.983 million a year ago. This change is reflective of the impact that higher market interest rates had on the fair value of the bond portfolio.

The components of this change are set forth in the following table (in thousands):

                            1999                             1998
                          Estimated  Unrealized            Estimated
                Amortized  Fair     Appreciation Amortized    Fair      Unrealized
At December 31    Cost     Value   (Depreciation)   Cost      Value    Appreciation
U.S. Treasury
 Securities     $ 15,507  $ 15,341  $  (166)    $ 23,013   $ 29,295   $   282
Obligations of
 other U.S.
 Government
 Agencies         96,004    92,697   (3,307)      77,787     78,233       446
Mortgage-
 backed           77,419    73,747   (3,672)      89,245     89,593       348
 securities
Obligations of
 states and
 Political
 Subdivisions     21,359    20,734     (625)      20,967     21,432       465
Corporate
 bonds            10,663    10,130     (533)       9,682      9,705        23
 and notes
Corporate Stocks   6,936    14,735    7,799        5,617     13,036     7,419

        Totals  $227,888  $227,384  $  (504)    $226,311   $235,294   $ 8,983


Included in the above table are 44,839 shares of SLM Holding Corporation at a cost basis of approximately $4 thousand and estimated fair value of $1.894 million. These shares were acquired as preferred shares of Student Loan Marketing Association ("SALLIE MAE"), a permitted exception to the Government regulation banning bank ownership of equity securities in the original capitalization of the U.S. Government Agency. Later, the shares were converted to common stock as SALLIE MAE recapitalized. Additionally, at December 31, 1999, the Bank's portfolio held marketable equities totaling $89 thousand at cost, with a total estimated fair value of $5.964 million. The shares, other than SLM Holding Corp., were acquired prior to the enactment of the Banking Act of 1933. Non-marketable equity securities included in the Bank portfolio are 10,572 shares of Federal Reserve Bank and 52,450 shares of the Federal Home Loan Bank of New York. They are carried at their cost of $528.6 thousand and $5.245 million, respectively. The fair value of these securities is assumed to approximate their cost. The number of shares of these last two investments is regulated by regulatory policies of the respective institutions.

Asset Quality
Non-performing loans at year end decreased to $1.405 million versus $4.853 million at the end of 1998 and $1.617 million at the end of 1997, and represented 0.39% of total loans outstanding compared to 1.5% at the end of 1998 and 0.54% on December 31, 1997. The decrease in 1999 and the increase in 1998 relate primarily to one real estate secured commercial loan which was paid in full during the fourth quarter of 1999. Net loan charge offs were $517 thousand or 0.15% of average outstanding loans in 1999, compared to $436 thousand or 0.14% of average outstanding loans in 1998 and $680 thousand or 0.23% of average outstanding loans in 1997. The allowance for loan losses at December 31, 1999 was 1.30% of total outstandings versus 1.37% a year ago and 1.40% at December 31, 1997.

Capital Resources and Dividends
The Corporation continues to maintain a strong capital position. Tangible shareholders' equity at December 31, 1999, was $59.7 million or 9.13% of total assets compared to $59.9 million or 9.65% of total assets a year earlier and $54.8 million or 9.98% at December 31, 1997. While undistributed earnings (net earnings less dividends declared) increased in 1999 by $5.3 million, the decrease in tangible shareholders' equity at December 31, 1999, is primarily due to a $5.7 million decrease in accumulated other comprehensive income related to the net decrease in unrealized gains on available for sale securities, and the purchase of $1.5 million in treasury stock. The impact of the above was somewhat offset by a $587 thousand decrease in intangible assets, and a $1.1 million increase in shareholders' equity related to restricted stock units for the directors' deferred compensation plan. As of December 31, 1999, the Corporation's ratio of Total Capital to Risk Weighted Assets was 16.57% compared with 16.67% a year earlier and 17.44% at December 31, 1997. The Corporation's leverage ratio (Average Tier I Capital/Average Assets) was 9.49% during 1999 and 9.57% in 1998.

Under Federal Reserve regulations (see Note 14 to the consolidated financial statements), the Bank is limited to the amount it may loan to the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1999, the maximum amount available for transfer from the Bank to the Corporation in the form of loans was $1.8 million. The Bank is subject to legal limitations on the amount of dividends that can be paid to the Corporation. Dividends are limited to retained net profits, as defined by regulations, for the current year and the two preceding years. At December 31, 1999, $9.6 million was available for the declaration of dividends.

Cash dividends declared amounted to $3.097 million in 1999 versus $2.741 million in 1998 and $2.506 million in 1997. Dividends declared during 1999 amounted to 36.9% of net income compared to 37.6% and 36.6% of 1998 and 1997 net income, respectively. It is management's objective to continue generating sufficient capital internally, while retaining an adequate dividend payout ratio.

Treasury Shares
When shares of the Corporation become available in the market, we may purchase them after careful consideration of our capital position. During 1999, 58,674 shares were purchased at a total cost of $1.465 million or an average price of $24.96 per share. In 1998, 39,383 shares were purchased at a total cost of $984 thousand or an average price of $24.99 per share, and in 1997 there were 5,370 shares purchased at a total cost of $108 thousand ($20.07 per share).

Performance Summary
Net income for 1999 was affected by 1) higher volumes of average earning assets and total funding liabilities, 2) lower average interest rates on both sides of the balance sheet resulting in a lower net interest margin, 3) higher non-interest income volumes, and 4) higher non-interest expenses.

Consolidated net income for 1999 was $8.392 million versus $7.297 million in 1998, up $1.095 million (15.0%) or $2.03 per share versus $1.77 per share (up 14.7%). In 1997, the Corporation earned $6.857 million. Quarterly dividends declared totaled $0.76 per share versus $0.665 in 1998 and $0.605 in 1997, adjusted for the two-for-one stock split, effected in the form of a 100% stock dividend in June 1998.

Net interest income in 1999 increased $1.710 million or 7.2% over 1998. Total interest and dividend income on earning assets was $44.177 million in 1999 compared to $41.405 million in 1998 and $39.372 million in 1997. While the yield on average earning assets declined to 7.47% during 1999 compared to 7.80% and 8.02% in 1998 and 1997, respectively, this was offset by a $60.4 million or 11.4% increase in average earning assets. $34.8 million of the increase in average earning assets was generated in our loan portfolio with the remainder consisting of higher average balances in the securities portfolio. Total average funding liabilities during 1999 increased by $55.7 million or 10.9%. The interest expense associated with these liabilities totaled $18.728 million in 1999 as compared to $17.666 million in 1998 and $16.098 million in 1997. The cost of funds on these average funding liabilities, including the effect of non-interest bearing funding sources (such as demand deposits), decreased to 3.30% during 1999 versus 3.45% and 3.39% during 1998 and 1997, respectively. The above yields and costs resulted in a net interest margin in 1999 of 4.30%, compared to 4.47% in 1998 and 4.74% in 1997.

Non-interest income increased $1.188 million to $9.405 million, up 14.5% over 1998. Trust and Investment Services income, at $4.813 million was again the largest component and registered an increase of 6.8%. Other significant increases were realized in service charges (+ $207 thousand), income from our equity investment in Cephas Capital Partners, LP (+ $178 thousand), credit card merchant earnings (+ $139 thousand) and checkcard interchange income (+ $149 thousand). Gains realized in the Bank's investment securities portfolio were $151 thousand compared to $216 thousand in 1998 and $324 thousand in 1997.

Non-interest expenses increased $1.158 million (5.7%) to $21.6 million. Non-interest expenses for 1998 were $20.5 million compared to $19.4 million in 1997. These expenses were negatively affected by a $337 thousand increase in salaries and other employee benefits, a $248 thousand increase in advertising costs, a $229 thousand increase in data processing expenses, and a $144 thousand increase in credit card processing fees.

During 1999, the Bank's provision for loan losses totaled $673 thousand, down $127 thousand from $800 thousand in 1998 and $850 thousand in 1997. The change is a reflection of management's ongoing evaluation of the risk inherent in the portfolio.

Income tax expense in 1999 totaled $4.159 million as compared to $3.386 million in 1998, an increase of 22.8%. In addition to the tax on 1999 pre-tax income, income tax expense in 1999 was impacted by an additional tax of $87 thousand resulting from the accounting for the effect of a phased-in New York State tax rate reduction on deferred tax assets and liabilities.


Exhibit II  EARNINGS FOR THE YEARS ENDED DECEMBER 31,

                                                                       Change  Compounded
                                                                         l998    Annual
                                                                          to     Growth 5
(in thousands)      1999    1998     1997     1996     1995     1994     1999     Years
Net Interest      $25,449  $23,739  $23,274  $22,468  $21,849  $19,304    7.2%   5.7%
  Income
Provision for
  Loan Losses         673      800      850      742      564      624  -15.9%   1.5%
Net Interest
  Income after
  Provision for    24,777   22,939   22,424   21,726   21,285   18,680    8.0%   5.8%
  loan losses
Other Operating
  Income:
Trust and
Investment          4,813    4,505    4,079    3,719    3,678    3,323    6.8%   7.7%
Services Income
Securities
Gains, Net            151      216      324      610      531      140  -30.1%   1.5%
Other Income        4,442    3,496    3,065    2,777    2,527    2,222   27.1%  14.9%
Total Other
  Operating Income  9,405    8,217    7,468    7,106    6,736    5,685   14.5%  10.6%
Other Operating
  Expenses         21,631   20,473   19,368   19,408   19,560   17,375    5.7%   4.5%
Income before
  income tax       12,551   10,683   10,524    9,424    8,461    6,990   17.5%  12.4%
  expense
Income tax expense  4,159    3,386    3,667    3,266    2,859    2,342   22.8%  12.2%

Net Income         $8,392    7,297    6,857    6,158    5,602    4,648   15.0%  12.5%

Exhibit III  CHANGES DUE TO VOLUME AND RATE

The following table demonstrates the impact on net interest income of the changes in the volume of earning assets and interest-bearing liabilities and changes in rates earned and paid by the Corporation. For purposes of constructing this table, average investment securities are at average amortized cost and earning asset averages include non-performing loans. Therefore, the impact of lower levels of non-performing loans is reflected in the change due to rate, but does not affect changes due to volume. No tax equivalent adjustments were made.

                               1999 vs. 1998              1998 vs. 1997
                            Increase/(Decrease)        Increase/(Decrease)
                            Total   Due to Due to    Total  Due to   Due to
Interest income (in        Change   Volume  Rate    Change  Volume    Rate
thousands)
Loans                      $1,582   3,004  (1,422)  $1,185   $1,836  $ (651)
Taxable investment          1,530   1,974    (444)     559    1,017    (458)
  securities
Tax-exempt investment
  securities                 (159)   (138)    (21)      (8)      (2)     (6)
Federal funds sold           (106)    (52)    (54)     290      293      (3)
Interest bearing deposits     (74)   (165)     91        7      (80)     87
Total Interest Income      $2,773   4,623  (1,850)  $2,033   $3,064 $(1,031)

Interest Expense (in
thousands)
Interest Bearing Demand
  deposits                 $  (86)    (25)    (61)  $ (64)   $ (23) $   (41)
Savings deposits               58     236    (178)    390      229      161
Time deposits                (121)    607    (728)    164      272     (108)
Federal Home Loan Bank
  advances and Securities
  sold under                1,211   1,424    (213)  1,078    1,126      (48)
  Agreements to repurchase
Total Interest Expense     $1,062   2,242  (1,180) $1,568   $1,604  $   (36)
Net Interest Income        $1,711   2,381    (670) $  465   $1,460  $  (995)

Intangible Assets

The Corporation's intangible assets at December 31, 1999, were $5.641 million and represented the premium paid in connection with the acquisition of three branches from the Resolution Trust Corporation ("RTC") and the acquisition of Owego National Financial Corporation during 1994. The intangible assets are amortized over 15 years for both book and tax purposes. Amortization periods are monitored to determine if events and circumstances require such periods to be reduced. With respect to each of the branches acquired from the RTC, management has determined that our purchase of these deposits constituted entrance into major new market areas and provides a basis for concluding that the purchased goodwill benefits will exist beyond a short-term period.

Exhibit IV

Selected per share                                                   Change
 data on Common                                                       1998  Compounded
 Shares (Adjusted                                                      To    Annual
 for two-for-one       1999    1998    1997    1996     1995   1994   1999   Growth
 stock split)                                                                 5 Years
Net income per share  $2.03  $ 1.77  $ 1.66   $ 1.48  $ 1.34  $ 1.23   14.7%   10.5%
Dividends declared     0.76   0.665   0.605     0.53    0.49   0.467   14.3%   10.2%
Tangible book value    14.5   14.59   13.24    11.76   10.79    8.88   -0.2%   10.4%
Market price at 12/31 24.50   27.50   21.00    17.00   13.88   12.75  -10.9%   14.0%
Average shares
outstanding
 (in thousands)       4,132   4,116   4,143    4,159   4,176   3,798    0.4%    1.7%

Exhibit V

Selected Ratios                        1999   1998    1997    1996   1995
Return on average assets              1.31%   1.25%   1.27%   1.19%   1.13%
Return on average tier I equity(1)   14.57%  13.88%  14.29%  14.08%  14.26%
Dividend yield for the year ended     3.43%   2.47%   2.95%   3.29%   3.60%
Dividend payout                      36.90%  37.56%  36.55%  35.78%  36.52%
Tier I capital to risk adjusted      15.37%  15.42%  16.19%  15.61%  15.21%
  assets
Tier I leverage ratio                 9.49%   9.57%   9.49%   8.97%   8.52%
Total capital to risk adjusted       16.57%  16.67%  17.44%  16.87%  16.46%
  assets
Loans to deposits                    74.72%  70.63%  65.84%  64.53%  61.61%
Allowance for loan losses to          1.30%   1.37%   1.40%   1.40%   1.48%
  total loans
Allowance for loan losses to non-      332%   92.9%    257%    231%    217%
  performing loans
Non-performing loans to total         0.39%   1.47%   0.54%   0.61%   0.68%
  loans
Net interest rate spread              3.48%   3.62%   3.89%   3.99%   4.12%
Net interest margin                   4.30%   4.47%   4.74%   4.79%   4.89%
Efficiency ratio (2)                 60.09%  61.97%  60.84%  63.41%  66.12%

<FN1>
(1) Average Tier I Equity is average shareholders' equity less intangible assets and accumulated other comprehensive income.
<FN2>
(2) Efficiency ratio is operating expenses adjusted for amortization of intangible assets and donations divided by net interest income plus other operating income adjusted for non-taxable gains on stock donations.

Consolidated Cash Flows

During 1999, cash and cash equivalents increased $3.253 million as compared to a decrease of $5.599 million in 1998 and a $2.663 million increase in 1997. In addition to cash provided by operating activities, other primary sources of cash in 1999 included proceeds from the sales and maturities of securities and student loans ($84.752 million), proceeds from Federal Home Loan Bank advances ($29.700 million), and an increase in deposits ($15.634 million). In 1998, the primary sources of cash included proceeds from the sales and maturities of securities and student loans ($108.012 million), a net increase in securities sold under agreements to repurchase ($41.140 million), Federal Home Loan Bank advances ($26.900 million), and an increase in deposits ($15.095 million).

Cash generated from the above activities was used primarily to fund increases in earning assets. During 1999, the purchases of securities and the funding of loans, net of repayments, totaled $86.084 million and $33.738 million, respectively. Other significant uses of cash in 1999 included repayments of Federal Home Loan Bank advances ($6.900 million), purchases of premises and equipment ($3.506 million), payment of cash dividends ($2.945 million), and the purchase of treasury shares ($1.465 million). In 1998, the purchases of securities and funding of loans, net of repayments, totaled $151.012 million and $35.895 million, respectively. Repayments of Federal Home Loan Bank advances were $16.300 million, and the investment in premises and equipment totaled $1.325 million. Other significant uses of cash included the payment of cash dividends ($2.685 million), and the purchase of treasury shares ($984 thousand).

Liquidity and Sensitivity

The term "liquidity" refers primarily to the expected cash flows from assets held and secondarily to borrowings secured by assets of the Corporation. These two sources of liquidity have in the past been sufficient to fund the operations of the Bank, and the Board of Directors anticipates that they will suffice in the future. For this reason, the term "liquidity" in the Bank's policies does not refer to proceeds from the sale of assets, although the sale of assets held as available for sale is a source of liquidity available to management.

Liquidity management involves the ability to meet the cash flow requirements of deposit customers, borrowers, and the operating, investing, and financing activities of the Corporation. Management of interest rate sensitivity seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

As intermediaries between borrowers and savers, commercial banks incur interest rate risk. The Bank's Asset/Liability Committee (ALCO) has the strategic responsibility for setting the policy guidelines on acceptable exposure. The ALCO is made up of the president, asset liability management officer, senior lending officer, senior marketing officer, chief financial officer and others representing key functions.

The Bank is a member of the Federal Home Loan Bank of New York ("FHLB") in order to access borrowings which enhance management's ability to satisfy future liquidity needs. The Bank's $5.245 million investment in FHLB stock allowed it to maintain a $62.726 million line of credit at December 31, 1999. This compares to $56.696 million at the end of 1998.

Interest rate risk is the risk that net interest income will fluctuate as a result of a change in interest rates. It is the assumption of interest rate risk, along with credit risk, that drives the net interest margin of a financial institution. For that reason, the ALCO has established tolerance limits based upon a 200 basis point change in interest rates. At December 31, 1999, it is estimated that a 200 basis point increase in interest rates would negatively impact net interest income by 7.8%, well within the Bank's established tolerance limit of 12.0%.

A related component of interest rate risk is the expectation that the market value of our capital account will fluctuate with changes in interest rates. This component is a direct corollary to the earnings-impact component: an institution exposed to earnings erosion is also exposed to shrinkage in market value. During the fourth quarter of 1999, management, as part of it's Year 2000 contingency planning, took special precautions in order to assure the Bank's ability to meet any customer cash requirements. To this end, the Bank secured a $10.0 million guaranteed line of credit from the Federal Home Loan Bank. Also, the Bank carried increased cash on hand at all of its offices that in aggregate totaled $18.582 million at December 31, 1999, versus $8.142 million at December 31, 1998. This precaution distorted some of our financial and interest rate risk ratios. Specifically, management noted that the risk of interest rates rising 200 basis points would negatively impact market value of our capital account by 15.1%, slightly over the established tolerance of 15.0%. Given the special circumstances surrounding the Year 2000 precautions, management and the Board of Directors felt that no corrective action was required. The increase in cash on hand was temporary and was reduced in January 2000.

In recent years core deposits (NOW accounts, Insured Money Market Accounts and Savings accounts) have not been repriced with movements of interest rates in the negotiable securities markets. Rather, the interest paid upon such funding sources during 1999, 1998 and 1997 has been quite stable, even with movements in market rates in excess of 200 basis points. Short term rates (6 month U.S. Treasury Bills) ranged between 4.41% - 5.85% during 1999 and 4.15% - 5.16% during 1998. Management does recognize the need for certain hedging strategies during periods of anticipated higher fluctuations in interest rates and the Board-approved Funds Management Policy provides for limited use of certain derivatives in asset liability management. These strategies were not employed during 1999.

The ALCO is responsible for supervising the preparation and annual revisions of the financial segments of the Bank Plan, which is built upon the committee's economic and interest-rate assumptions and the Annual Budget. It is the responsibility of the ALCO to modify prudently the Corporation's asset/liability policies.

Recent Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities. The Statement requires companies (including banks) to recognize all derivatives as either assets or liabilities, including certain derivative instruments embedded in other contracts, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value of the derivative instrument, depends on the intended use of the derivative and the type of risk being hedged. This Statement, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Earlier adoption, however is permitted. Management is currently evaluating the impact, if any, of this Statement on the Corporation's Consolidated financial statements.


John R. Battersby, Jr.
Treasurer and Chief Financial Officer





To our Shareholders:

The consolidated financial statements appearing in this annual report have been prepared by the Corporation in accordance with generally accepted accounting principles. The primary responsibility for the integrity of the financial information included in this report rests with management. The opinion of KPMG LLP, the Corporation's independent accountants, on those consolidated financial statements is included herein.

The Corporation and its subsidiary bank maintain a system of internal accounting controls that is designed to provide reasonable assurance that assets are safeguarded, that transactions are executed in accordance with management's authorization and are properly recorded, and that accounting records are adequate for preparation of consolidated financial statements and other financial information.

The Internal Auditing Department is charged with the responsibility of verifying accounting records and reviewing internal controls. The internal auditor reports directly to the Examining Committee of the Board of Directors whose members are all non-employee directors. The Committee meets with management, the internal auditor and the independent auditors in conjunction with its review of matters relating to the consolidated financial statements and the internal audit program. The independent auditors and the internal auditor meet with the Examining Committee without the presence of management.


Jan P. Updegraff
President and Chief Executive Officer



John R. Battersby, Jr.
Treasurer and Chief Financial Officer





                                 EXHIBIT D








                   CONSOLIDATED FINANCIAL STATEMENTS AND
                      REPORT OF INDEPENDENT AUDITORS'








Independent Auditors' Report


Board of Directors and Shareholders
Chemung Financial Corporation and Subsidiary:

We have audited the accompanying consolidated balance sheets of Chemung Financial Corporation and subsidiary as of December 31, 1999, and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chemung Financial Corporation and subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.






Syracuse, New York
February 2, 2000

<CAPTION



   CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
           Consolidated Balance Sheets


December 31                                           1999         1998
Assets
Cash and due from banks                            $30,926,401   27,515,582
Interest-bearing deposits with other financial
institutions                                         1,146,495    1,304,207
     Total cash and cash equivalents                32,072,896   28,819,789
Securities available for sale, at estimated fair   227,383,641  235,293,736
  value
Securities held to maturity, estimated fair value
  of $8,606,703 at December 31, 1999 and
  $6,660,923 at December 31, 1998                    8,606,703    6,660,923
Loans, net of unearned income and deferred fees    359,963,407  329,255,342
Allowance for loan losses                           (4,665,093)  (4,509,185)
Loans, net                                         355,298,314  324,746,157
Premises and equipment, net                         12,121,667   10,084,608
Other assets                                        12,119,128    8,232,896
Intangible assets, net of accumulated amortization   5,641,025    6,228,328
     Total assets                                 $653,243,374  620,066,437

Liabilities and Shareholders' Equity

Deposits:
  Non-interest-bearing                            $ 98,292,851  101,908,083
  Interest-bearing                                 383,480,838  364,231,279
     Total deposits                                481,773,689  466,139,362
Securities sold under agreements to repurchase      49,946,491   50,587,369
Federal Home Loan Bank advances                     49,700,000   26,900,000
Accrued interest payable                             1,609,842    1,428,560
Dividends payable                                      849,257      697,570
Other liabilities                                    4,052,212    8,223,949
     Total liabilities                             587,931,491  553,976,810

Commitments and contingencies (note 13)

Shareholders' equity:
Common stock, $.01 par value per share, authorized
  10,000,000 shares; issued 4,300,134 shares at
  December 31, 1999 and 1998                            43,001       43,001
Capital surplus                                     21,941,629   20,851,800
Retained earnings                                   48,065,946   42,770,991
Treasury stock, at cost (256,054 shares at
  December 31, 1999; 197,380 shares at              (4,435,629)  (2,970,954)
  December 31, 1998)
Accumulated other comprehensive income (loss)         (303,064)   5,394,789
Total shareholders' equity                          65,311,883   66,089,627

Total liabilities and shareholders' equity        $653,243,374  620,066,437

See accompanying notes to consolidated financial statements.

 CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Income

Years ended December 31               1999       1998        1997

Interest and dividend income:
  Loans                            $29,446,584  27,865,497  26,679,426
  Securities                        13,992,910  12,621,909  12,070,919
  Federal funds sold                   483,552     589,976     300,359
  Interest-bearing deposits            253,724     327,927     321,265
Total interest and dividend income  44,176,770  41,405,309  39,371,969

Interest expense:
  Deposits                          15,096,420  15,246,674  14,756,046
  Borrowed funds                     1,044,567     736,493     659,753
  Securities sold under agreements
    to repurchase                    2,586,552   1,683,244     682,065
Total interest expense              18,727,539  17,666,411  16,097,864

Net interest income                 25,449,231  23,738,898  23,274,105

Provision for loan losses              672,669     800,000     850,100
Net interest income after
provision for loan losses           24,776,562  22,938,898  22,424,005

Other operating income:
  Trust & investment services        4,812,723   4,504,569   4,078,880
    income
  Service charges on deposit         2,217,859   2,010,639   1,906,931
    accounts
  Net gain on sales of securities      150,585     215,993     323,989
  Credit card merchant earnings        769,586     630,968     536,735
  Other                              1,454,253     854,850     621,273
Total other operating income         9,405,006   8,217,019   7,467,808

Other operating expenses:
  Salaries and wages                8,928,490   8,290,133   8,041,859
  Pension and other employee        1,637,612   1,939,033   2,033,962
benefits
  Net occupancy expenses            1,838,431   1,739,063   1,562,568
  Furniture and equipment expenses  1,713,266   1,655,776   1,651,675
  Other                             7,513,238   6,848,747   6,077,630
Total other operating expenses     21,631,037  20,472,752  19,367,694
Income before income tax expense   12,550,531  10,683,165  10,524,119
Income tax expense                  4,159,030   3,386,027   3,666,899
Net income                        $ 8,391,501   7,297,138   6,857,220

Weighted average shares             4,132,148   4,116,405   4,143,089
outstanding

Basic Earnings Per Share                $2.03       $1.77       $1.66

See accompanying notes to consolidated financial statements.

                   CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
    Consolidated Statements of Shareholders' Equity and Comprehensive Income

                                                                              Accumulated
                                                                                Other
                                            Capital    Retained    Treasury   Comprehensive
                               Common       Surplus    Earnings     Stock      Income         Total
                                Stock                                          (Loss)
Balances at December 31,1996  $10,750,335  10,101,804  33,885,269  (1,925,118)  3,307,909  56,120,199

Comprehensive Income:
  Net Income                          -           -     6,857,220          -           -    6,857,220
  Other comprehensive income          -           -           -            -    1,273,990   1,273,990
Total comprehensive  income                                                                 8,131,210
Cash dividends declared
  ($.605 per share)                   -           -    (2,506,464)         -           -   (2,506,464)
Purchase of 5,370 shares
  of treasury stock                   -           -            -      (107,768)        -     (107,768)

Balances at December 31, 1997 $10,750,335  10,101,804  38,236,025   (2,032,886) 4,581,899  61,637,177

Comprehensive Income:
  Net income                         -            -     7,297,138          -          -     7,297,138
  Other comprehensive income         -            -         -              -      812,890     812,890
Total comprehensive income                                                                  8,110,028
Reduction of par value
  from $5.00 to $0.01         (10,728,834) 10,728,834       -              -          -          -
  per share
Two-for-one stock split
  in the form of a 100%
  stock dividend                   21,500         -      (21,500)          -           -          -
Cash dividends declared
  ($.665 per share)                  -            -   (2,740,672)          -           -    (2,740,672)
Purchase of 39,383 shares of
  of treasury stock                  -            -         -          (984,284)       -      (984,284)
Sale of 3,079 shares of
  treasury stock                     -         21,162       -            46,216        -        67,378

Balances at December 31, 1998 $    43,001  20,851,800 42,770,991     (2,970,954)  5,394,789 66,089,627

Comprehensive Income:
  Net income                         -           -     8,391,501           -           -     8,391,501
  Other comprehensive loss           -           -          -              -     (5,697,853)(5,697,853
Total comprehensive income                                                                   2,693,648
Restricted stock units
  for directors' deferred
  compensation plan                  -      1,089,829       -              -           -     1,089,829
Cash dividends declared
  ($.76 per share)                   -           -    (3,096,546)          -           -    (3,096,546)
Purchase of 58,674
  shares of treasury stock           -           -          -        (1,464,675)       -    (1,464,675)

Balances at December 31,1999 $    43,001   21,941,629 48,065,946     (4,435,629) (  303,064)65,311,883


See accompanying notes to consolidated financial statements.

    CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years ended December 31                   1999         1998       1997

Cash flows from  operating
activities:
Net income                            $ 8,391,501    7,297,138   6,857,220
Adjustments to reconcile net income
to net cash provided by operating
  activities:
Amortization of intangible assets         587,303      587,303     587,303
Provision for deferred tax expense         45,955     (554,345)   (260,933)
(benefit)
Provision for loan losses                 672,669       800,000     850,100
Depreciation and amortization           1,468,561     1,459,446   1,483,178
Amortization of premiums and
accretion of discounts on                 473,074       321,469     248,288
  securities, net
Gain on sales of securities, net         (150,585)     (215,993)   (323,989)
Increase in other assets               (3,886,234)   (1,489,386) (1,834,245)
Increase in accrued interest payable      181,282       237,151      38,618
Increase (decrease) in other              661,219     2,945,355  (2,649,988)
liabilities
  Net cash provided by operating        8,444,745    11,388,138   4,995,552
   activities

Cash flows from investing activities:
Proceeds from sales of securities
available   for sale                   12,239,005    19,174,487   24,071,461
Proceeds from maturities of and
principal collected on securities       4,529,397     7,054,835   12,226,947
held to maturity
Proceeds from maturities of and
principal collected on securities      65,470,411    78,602,492   30,683,353
available for sale
Purchases of securities available for (79,608,744) (146,519,981) (52,508,840)
  sale
Purchases of securities held to        (6,475,177)   (4,491,731) (11,099,132)
  maturity
Purchases of premises and equipment    (3,505,619)   (1,325,011)  (1,989,588)
Net increase in loans                 (33,738,401)  (35,894,863) (17,235,072)
Proceeds from sales of student loans    2,513,575     3,180,053    3,299,607
  Net cash used in investing          (38,575,553   (80,219,719) (12,551,264)
   activities

Cash flows from financing activities:
Net (decrease) increase in demand
deposits, NOW accounts, savings
accounts, and insured money           (10,265,077)  11,498,217    11,603,559
  market accounts
Net increase (decrease) in
 certificates of deposit and           25,899,404    3,596,803      (208,560)
 individual retirement accounts
Net (decrease) increase in securities
sold under agreements to  repurchase     (640,878)  41,139,513    (4,923,284)
Federal Home Loan Bank advances        29,700,000   26,900,000     6,300,000
Repayments of Federal Home Loan Bank
  advances                             (6,900,000) (16,300,000)            -
Purchase of treasury stock             (1,464,675)    (984,284)     (107,768)
Sale of treasury stock                          -       67,378             -
Cash dividends paid                    (2,944,859 ) (2,684,712)   (2,445,074)

  Net cash provided by financing       33,383,915   63,232,915    10,218,873
   activities

Net increase (decrease) in cash and
  cash equivalents                      3,253,107   (5,598,666)    2,663,161

Cash and cash equivalents, beginning   28,819,789   34,418,455    31,755,294
  of year

Cash and cash equivalents, end of     $32,072,896   28,819,789    34,418,455
  year

Supplemental disclosure of cash flow
information:
Cash paid during the year for:
  Income Taxes                        $ 7,048,403   1,201,696   3,748,867
  Interest                            $18,546,257  17,429,260  16,059,256

Supplemental disclosure of non-cash
activity:
Transfer of loans to other real       $   398,667     403,317     696,914
estate owned
Adjustment to securities available
for sale  to fair value, net of tax   ($5,697,853)    812,890   1,273,990

See accompanying notes to consolidated financial statements.

Chemung Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

December 31, 1999 and 1998


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


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


Securities

Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Corporation has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized cost. Securities to be held for indefinite periods of time or not intended to be held to maturity are classified as available for sale and carried at fair value. Unrealized holding gains and losses, net of the related tax effects, on securities classified as available for sale are excluded from earnings and are reported as accumulated other comprehensive income (loss) in shareholders' equity until realized. Realized gains and losses are determined using the specific identification method.

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

Loans

Loans are stated at the amount of unpaid principal balance less unearned discounts and net deferred origination fees and costs. The Corporation has the ability and intent to hold its loans for the foreseeable future, except for educational loans which are sold to a third party from time to time upon reaching repayment status.

Interest on loans is accrued and credited to operations on the interest method. The accrual of interest is discontinued and previously accrued interest is reversed when commercial loans become 90 days delinquent and, when consumer, mortgage and home equity loans, which are not guaranteed by government agencies, become 120 days delinquent. Loans may also be placed on non-accrual if management believes such classification is warranted for other purposes. Loan origination fees and certain direct loan origination costs are deferred and amortized over the life of the loan as an adjustment of yield, using the interest method.


Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to provide for probable loan losses. The allowance is increased by provisions charged to earnings and recoveries of loans previously charged off, and reduced by loan charge-offs. The adequacy of the allowance is based on management's evaluation of the inherent risk of loss in the loan portfolio, which includes consideration of prevailing economic conditions, past loss experience, the level of non-performing loans, delinquency levels and other factors pertinent to estimating losses inherent in the portfolio. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in New York State. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies may require the Corporation to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Management, considering current information and events regarding the borrower's ability to repay their obligations, considers a loan to be impaired when it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral, less the estimated costs to sell if the loan is collateral dependent. Residential mortgage loans and consumer loans are evaluated collectively since they are homogeneous and generally carry smaller balances. All loans restructured in a troubled debt restructuring are also considered impaired loans. In general, interest income on impaired loans is recorded on a cash basis when collection in full is reasonably expected. If full collection is uncertain, cash receipts are applied first to principal then to interest income.


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


Other Real Estate

Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of the carrying value of the loan or estimated fair value of the property at the time of acquisition. Write downs from cost to estimated fair value which are required at the time of foreclosure are charged to the allowance for loan losses. Subsequent to acquisition, other real estate is carried at the lower of the carrying amount or fair value less estimated costs to dispose. Subsequent adjustments to the carrying values of such properties resulting from declines in fair value are charged to operations in the period in which the declines occur. Other real estate owned at December 31, 1999, amounted to $535,699 and at December 31, 1998, amounted to $651,268.


Income Taxes

The Corporation files a consolidated tax return on the accrual method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled, or the tax carryforwards are expected to be utilized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


Trust and Investment Services Income

Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Corporation. Trust and Investment Services income is recognized on the accrual method based on contractual rates applied to the balances of individual trust accounts. Market value of trust assets under administration totaled $1.486 billion at December 31, 1999, and $1.401 billion at December 31, 1998.


Pension Plan

Pension costs, based on actuarial computations of current and future benefits for employees, are charged to current operating results. The Bank's funding policy is to contribute amounts to the plan sufficient to meet minimum regulatory funding requirements, plus such additional amounts as the Bank may determine to be appropriate from time to time.


Postretirement Benefits

In addition to pension benefits, the Bank provides health care and life insurance benefits for retired employees. The estimated costs of providing benefits are accrued over the years the employees render services necessary to earn those benefits.


Intangible Assets

Goodwill, which represents the excess of purchase price over the fair value of identifiable assets acquired in 1995, is being amortized over 15 years on the straight-line method. Deposit base intangible, resulting from the Bank's purchase of deposits from the Resolution Trust Company in 1994, is being amortized over the expected useful life of 15 years on a straight-line basis. Amortization periods are monitored to determine if events and circumstances require such periods to be reduced. Periodically, the Corporation reviews its goodwill and deposit base intangible assets for events or changes in circumstances that may indicate that the carrying amount of the asset is impaired.


Basic Earnings Per Share

Basic earnings per share was computed on the basis of the weighted average number of common shares outstanding, retroactively adjusted for stock splits and dividends. Issuable shares (such as those related to directors restricted stock units) are considered outstanding and are included in the computation of basic earnings per share.


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


Other Financial Instruments

The Corporation is a party to certain other financial instruments with off-balance sheet risk such as commitments under standby letters of credit, unused portions of lines of credit and commitments to fund new loans. The Corporation's policy is to record such instruments when funded.


Other Comprehensive Income

Comprehensive income at the Corporation represents net income plus other comprehensive income, which consists of the net change in unrealized holding gains or losses on securities available for sale, net of the related tax effect. Accumulated other comprehensive income represents the net unrealized holding gains or losses on securities available for sale as of the consolidated balance sheet dates, net of the related tax effect.

Comprehensive income for the years ended December 31, 1999, 1998, and 1997 was $2,693,648, $8,110,028, and $8,131,210,
respectively. The following summarizes the components of other comprehensive income:



Unrealized holding losses during the year ended
December 31, 1999, net of tax (pre-tax amount of
$(9,336,350))                                          $(5,607,412)
Reclassification adjustment for gains realized in
net income during the year ended December 31,
1999, net of tax (pre-tax amount of $150,585)
                                                       (    90,441)
Other comprehensive income for the year ended
December 31, 1999                                     $ (5,697,853)

Unrealized holding gains during the year ended
December 31, 1998, net of tax (pre-tax amount of
$1,569,456)                                           $    942,615
Reclassification adjustment for gains realized in
net income during the year ended December 31,
1998, net of tax (pre-tax amount of $215,993)          (   129,725)
Other comprehensive income for the year ended
December 31, 1998                                     $    812,890

Unrealized holding gains during the year ended
December 31, 1997, net of tax (pre-tax amount of
$2,445,185)                                           $  1,468,578
Reclassification adjustment for gains realized in
net income during the year ended December 31,
1997, net of tax (pre-tax amount of $323,989)          (   194,588)
Other comprehensive income for the year ended
December 31, 1997                                     $  1,273,990


Segment Reporting

The Corporation's operations are solely in the financial services industry and include the provision of traditional commercial banking services. The Company operates primarily in the geographical regions of Chemung, Steuben, Schuyler, and Tioga counties, including the northern tier of Pennsylvania. The Company has identified separate operating segments, however, these segments did not meet the quantitative threshold for separate disclosure.


Reclassifications

Amounts in the prior years' consolidated financial statements are reclassified whenever necessary to conform with the current year's presentation.


Accounting Standards

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 133, " Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. During the second quarter of 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 by one year from fiscal years beginning after June 15, 1999, to fiscal years beginning after June 15, 2000. Management is currently evaluating the impact, if any, of this Statement on the Corporation's consolidated financial statements.


(2)  RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank of New York. The amount of this reserve requirement is included in cash on hand of $11,350,000 at December 31, 1999.


(3)  SECURITIES

Amortized cost and estimated fair value of securities available for sale at December 31, 1999, and 1998 are as follows:

                                        1999                  1998
                               Amortized    Estimated   Amortized    Estimated
                                 Cost         Fair         Cost         Fair
                                              Value                    Value
U.S. Treasury securities     $15,507,454   15,341,305   23,012,624   23,294,865
Obligations of other U.S.
Government agencies           96,004,009   92,696,922   77,787,530   78,233,115
Mortgage backed securities    77,418,683   73,747,174   89,245,351   89,592,665
Obligations of states and
political subdivisions        21,358,536   20,733,805   20,967,461   21,431,874
Corporate bonds and notes     10,663,352   10,129,626    9,681,590    9,704,695
Corporate stocks               6,936,209   14,734,809    5,616,847   13,036,522
     Total                  $227,888,243  227,383,641  226,311,403  235,293,736

Included in corporate stocks at December 31, 1999, and 1998 is the Bank's required investment in the stock of the Federal Home Loan Bank carried at its cost basis of $5,245,000 and $3,955,600, respectively. This investment allows the Bank to maintain a $62,726,000 line of credit with the Federal Home Loan Bank at December 31, 1999, and $56,695,500 at December 31,1998. Other
equities required in the Bank portfolio include 10,572 shares of Federal Reserve Bank stock valued at $528,600 at December 31, 1999, and 9,964 shares valued at $498,200 at December 31, 1998.

Gross unrealized gains and gross unrealized losses on securities available for sale at December 31, 1999, and 1998 were as follows:

                                              1999                1998
                                     Unrealized  Unrealized  Unrealized   Unrealized
                                          Gains    Losses         Gains    Losses
U.S. Treasury securities               $1,872      168,021      282,241       -
Obligations of other U.S. Government      -      3,307,087      479,935    34,350
  agencies
Mortgage backed securities              5,511    3,677,020      506,296   158,982
Obligations of states and other        15,321      640,052      470,174     5,761
  political subdivisions
Corporate bonds and notes                 -        533,726      105,225    82,120
Corporate Stocks                    7,798,600         -       7,419,675        -
     Total                         $7,821,304    8,325,906    9,263,546   281,213


Gross realized gains on sales of securities available for sale were $150,585, $215,993, and $323,989 for the years ended December 31, 1999,
1998 and 1997, respectively. There were no realized losses on sales of securities available for sale for the years ended December 31, 1999, 1998 and 1997.

Securities held to maturity of $8,606,703 and $6,660,923 at December 31, 1999, and 1998, respectively, represent non-marketable obligations of political subdivisions, usually local municipalities. Fair value approximates amortized cost. There were no sales of securities held to maturity in 1999, 1998 or 1997. The contractual maturity of these securities is as follows at December 31, 1999: $5,431,077 within one year, $2,461,826 after one year but within five years and $713,800 after five years but within ten years.

Interest and dividends on securities for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                                 1999     1998      1997
Taxable:
U. S. Treasury securities                  $ 1,119,844  1,920,930  2,821,733
Obligations of other U.S. Government         5,227,780  4,659,247  3,670,414
  agencies
Mortgage backed securities                   5,201,842  3,801,800  3,727,722
Corporate bonds and notes                      631,480    391,720     48,984
Corporate stocks                               536,980    414,602    360,184

Exempt from federal taxation:
Obligations of states and political
  subdivisions                               1,274,984  1,433,610  1,441,882

     Total                                 $13,992,910 12,621,909 12,070,919


The amortized cost and estimated fair value by years to contractual maturity (mortgage backed securities are shown as maturing in the year of the final contractual payment) as of December 31, 1999, for securities available for sale are as follows (excluding corporate stocks):

                                                   Maturing
                                                          After One, But
                                     Within One Year     Within Five Years
                                   Amortized    Fair    Amortized     Fair
                                      Cost     Value      Cost        Value
U.S. Treasury securities          $1,499,901  1,501,773  14,007,553 13,839,532
Obligations of other U.S.                  -          -  51,934,435 50,303,794
  Government agencies
Mortgage backed securities                 -          -   1,206,538  1,197,625
Obligations of states and          3,026,537  3,033,485   4,506,863  4,496,040
  political subdivisions
Corporate bonds and notes                  -          -   2,496,556  2,410,984

     Total                        $4,526,438  4,535,258  74,151,945 72,247,975

                                                    Maturing
                                     After Five, But
                                     Within Ten Years          After Ten Years
                                   Amortized      Fair       Amortized      Fair
                                      Cost       Value         Cost        Value
U.S. Treasury securities          $44,069,574       -            -        -
Obligations of other U.S.          44,069,574   42,393,128       -        -
  Government agencies
Mortgage backed securities          6,394,900    6,152,249  69,817,245  66,397,300
Obligations of states and          10,078,325    9,710,396   3,746,811   3,493,884
  political subdivisions
Corporate bonds and notes           2,605,219    2,445,005   5,561,577   5,273,637
     Total                        $63,148,018   60,700,778  79,125,633  75,164,821

Actual maturities may differ from contractual maturities above because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

The fair value of securities pledged to secure public funds on deposit or for other purposes as required by law was $176,737,390 at December 31, 1999, and $160,490,195 at December 31, 1998. This includes U.S. Treasury securities totaling $2,000,000 and $2,000,000 (fair value of $1,970,246 and $2,073,760), mortgage backed securities totaling $9,125,075 and $13,328,093 (fair value of $8,791,440 and $13,622,012), and obligations of other U.S. Government agencies totaling $59,689,815 and $62,023,789 (fair value of $57,457,985 and $62,965,881) pledged to secure securities sold under agreements to repurchase at December 31, 1999, and 1998, respectively.

There are no securities of a single issuer (other than securities of the U.S. Government and its agencies) that exceed 10% of shareholders' equity at December 31, 1999 or 1998.

In 1997, the Bank declared a special dividend payable to the Corporation for the purpose of funding equity investments in Southern Tier Business Development, LLC and Cephas Capital Partnership, LP. These small business investment companies were established for the purpose of providing financing to small businesses in areas served, including minority-owned small businesses and those that will create jobs for the low to moderate income levels in the targeted areas. These investments as of December 31, 1999 and 1998 totaled $2,175,866 and $1,800,282, respectively, and are included in other assets under the equity method of accounting.



(4)  LOANS AND ALLOWANCE FOR LOAN LOSSES

The composition of the loan portfolio is summarized as follows:

December 31,                              1999        1998

Residential mortgages              $90,346,353    84,554,079
Commercial mortgages                 4,233,277     4,989,429
Commercial, financial and          130,774,872   113,478,081
  agricultural
Leases, net                            267,746       387,697
Consumer loans                     134,616,556   126,096,779
Net deferred origination fees
  and unearned income                 (275,397)     (250,723)
                                  $359,963,407   329,255,342

Residential mortgages totaling $82,364,702 for 1999, and $72,103,426 for 1998, were pledged as collateral for the Bank's line of credit with the Federal Home Loan Bank of New York.

The Corporation's market area encompasses the New York State counties of Chemung, Steuben, Schuyler and Tioga. Substantially all of the Corporation's outstanding loans are with borrowers living or doing business within 25 miles of the Bank's branches in these counties. The Corporation's concentrations of credit risk are reflected in the preceding table. The concentrations of credit risk with standby letters of credit, committed lines of credit and commitments to originate new loans, generally follow the loan classifications in the schedule. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

The principal balances of loans not accruing interest, including certain impaired loans described below, totaled $640,051 and $4,458,393 at December 31, 1999, and 1998, respectively. The decrease in 1999 relates primarily to one real estate secured commercial loan which was paid in full during the fourth quarter of 1999. Loans with restructured payment terms because of the borrowers' financial difficulties at December 31, 1999, totaled $624,861. There were no loans with restructured payment terms because of the borrowers' financial difficulties at December 31, 1998. The effect of nonaccrual loans on interest income for the years ended December 31, 1999, 1998 and 1997 was not material. Loans past due greater than 90 days and still accruing totaled $281,273, at December 31, 1999 and $394,949 at December 31, 1998. The Bank is not committed to advance additional funds to these borrowers.

Transactions in the allowance for loan losses for the years ended December 31, 1999, 1998, and 1997 were as follows:

                                       1999      1998       1997
Balances at January 1            $4,509,185  4,145,422   3,975,000
Provision charged to operations     672,669    800,000     850,100
Loans charged off                 (690,034)   (593,704)   (770,389)
Recoveries                          173,273    157,467      90,711
Balances at December 31          $4,665,093  4,509,185   4,145,422

At December 31, 1999, and 1998 the recorded investment in loans that are considered to be impaired totaled $761,016 and $4,569,242, respectively. Included in the 1999 amount are impaired loans of $360,689 for which the related allowance for loan losses is $149,924. The 1998 amount includes $4,321,019 of impaired loans with a related allowance for loan losses of $993,207. The average recorded investment in impaired loans during 1999, 1998 and 1997 was $3,171,533, $2,837,325 and $1,201,217, respectively. The effect on interest income for impaired loans was not material to the consolidated financial statements in 1999, 1998 or 1997.


(5)  PREMISES & EQUIPMENT

Premises and equipment at December 31, 1999, and 1998 are as follows:

                                        1999         1998
Land                             $ 2,681,408    2,106,408
Buildings                         13,222,838   11,644,535
Equipment and furniture           14,927,263   13,658,373
Leasehold improvements               431,448      429,020
                                  31,262,957   27,838,336
Less accumulated depreciation     19,141,290   17,753,728
                                 $12,121,667   10,084,608


(6)  DEPOSITS

Interest-bearing deposits include certificates of deposit in denominations of $100,000 or more aggregating $57,063,792 and $32,636,701 at December 31,
1999, and 1998, respectively. Interest expense on such certificates was $2,777,298, $2,420,835 and $2,279,576 for 1999, 1998 and 1997,
respectively.

Scheduled maturities of certificates of deposit at December 31, 1999, are summarized as follows:


TIME CERTIFICATES OF DEPOSIT
2000                         $159,084,846
2001                           26,480,336
2002                           10,514,425
2003                            2,487,131
2004                            4,366,292
2005 and thereafter               364,569
                             $203,297,599

(7)  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The agreements have maturities of 3 days to 9 years at December 31, 1999, and 4 days to 10 years at December 31, 1998, and a weighted average interest rate of 4.97% at December 31, 1999, and 4.80% at December 31, 1998. The maximum amounts outstanding at any one month-end and average amount under these agreements during 1999 were $53,731,116 and $51,900,947, respectively. The maximum amounts outstanding at any one month-end and average amount under these agreements during 1998 were $50,587,368 and $32,166,417, respectively.


(8)  FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances at December 31, 1999, consisted of a $10,000,000, 4.90%, five year advance with a maturity date of October 2, 2003, a $10,000,000, 4.41%, ten year advance with a maturity date of October 20, 2008, callable on or after October 20, 2001, and a $29,700,000, 3.60% three day advance with a maturity date of January 3, 2000.


(9)  INCOME TAXES

For the years ended December 31, 1999, 1998, and 1997, income tax expense attributable to income from operations consists of:

                                     1999      1998      1997
Current:
State                            $  481,750       449,653       871,137
Federal                           3,631,325     3,490,719     3,056,695
                                  4,113,075     3,940,372     3,927,832
Deferred Expense(Benefit)            45,955      (554,345)     (260,933)
                                 $4,159,030     3,386,027     3,666,899

Income tax expense differed from the amounts computed by applying the U.S. Federal statutory income tax rate to income before income tax as follows:

                                       1999       1998       1997
Tax computed at statutory rat e   $4,267,180  3,632,276   3,578,200
Tax-exempt interest                 (522,865)  (527,353)   (499,677)
Dividend exclusion                   (55,707)   (53,988)    (50,369)
State taxes, net of federal          371,094    241,864     549,418
benefit
Nondeductible interest expense        64,792     68,089      66,403
Other items, net                      34,536     25,139      22,924

     Actual tax expense           $4,159,030  3,386,027   3,666,899

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999, and 1998 are presented below:

                                                       1999      1998
Deferred tax assets:
Allowance for loan losses-book                    $1,817,054 1,800,968
Accrual for postretirement benefits other th an      750,595   812,079
pensions
Deferred loan fees                                   104,924    96,851
Deferred compensation and directors fees             655,745   623,570
Net unrealized losses on securities available        201,538         -
for sale
Accrued Pension                                            -    96,307
Interest on non-accrual loans                         50,271   119,330
Bond discount                                         46,586   103,624
Other                                                 46,608    44,066

    Total gross deferred tax assets                3,673,321 3,696,795

Deferred tax liabilities:
Depreciation                                         207,048   282,044
Allowance for loan losses-tax                              -   133,166
Prepaid Pension                                       54,137         -
Net unrealized gains on securities available               - 3,587,543
for sale
Other                                                      -    25,032

    Total gross deferred tax liabilities             261,185 4,027,785

      Net deferred tax asset (liability)          $3,412,136  (330,990)


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

The following table presents (1) change in the plan's projected benefit obligation and plan assets, and (2) the plan's funded status reconciled with amounts recognized in the Corporation's consolidated balance sheet at December 31, 1999, and 1998:

                                                        1999        1998
Change in projected benefit obligation:
Projected benefit obligation at beginning of      $14,549,204  13,370,944
  year
   Service cost                                       320,308     359,955
   Interest cost                                      986,425     921,621
   Plan amendments                                    384,407           -
   Actuarial (gain) l o ss                         (2,335,605)    633,329
   Benefits paid                                     (883,658)   (736,645)
    Projected benefit obligation at end of year   $13,021,081  14,549,204

Change in fair value of plan assets:
   Fair value of plan assets at beginning of       19,209,845  16,777,650
  year
   Actual return on plan assets                     2,135,378   3,201,812
   Expenses paid                                      (38,000)    (32,972)
   Benefits paid                                     (883,658)   (736,645)
     Fair value of plan assets at end of year      20,423,565  19,209,845

Funded Status:
   Plan assets in excess of projected benefit
   obligation At end of year                        7,402,484   4,660,641
   Unrecognized net asset being recognized over       559,902     629,790
   10 years
   Prior service cost not yet recognized in net
   periodic pension cost                              796,207     470,599
   Unrecongnized net actuarial gain                (8,398,893) (5,804,670)
   Prepaid (accrued) pension costs                $   359,700     (43,640)

Net periodic pension cost (income) in 1999, 1998, and 1997 is comprised of the following:

Components of net periodic pension cost         1999       1998      1997
(income)
   Service cost, benefit earned during the year  $ 320,308     359,955     324,126
   Interest cost on projected benefit              986,425     921,621     872,423
     obligation
   Expected return on plan assets               (1,437,813  (1,395,769) (1,104,424)
   Net amortization and deferral                  (272,260)    (89,848)     12,646
     Net periodic pension cost (income)         $ (403,340)   (204,041)    104,771

The principal actuarial assumptions used in 1999, 1998 and 1997 were as follows:

                                           1999      1998       1997

Discount rate                             8.00%     6.75%      7.00%
Expected long-term rate of return on      7.50%     8.50%      8.50%
assets
Assumed rate of future compensation       5.00%     5.00%      5.00%
increase

The plan's assets at December 31, 1999, and 1998 are invested in common and preferred stocks, U.S. Government securities, corporate bonds and notes, and mutual funds.

The Bank also sponsors a defined contribution profit sharing, savings and investment plan which covers all employees with a minimum of 1,000 hours of annual service. The Bank matches at the rate of 50% of the first 6% of an eligible employee's current earnings. Expense under the plan totaled $620,279, $633,019, and $591,669 for the years ended December 31, 1999, 1998 and 1997, respectively.

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

The following table presents (1) changes in the plan's accumulated postretirement benefit obligation and (2) the plan's funded status reconciled with amounts recognized in the Corporation's consolidated balance sheet at December 31, 1999, and 1998:

Change in accumulated postretirment benefit obligation         1999      1998
Accumulated postretirement benefit obligation at         $2,214,000   1,848,000
  beginning of year
Service cost                                                 42,000      42,000
Interest cost                                               174,000     144,000
Participant contributions                                    70,320      56,940
Plan amendments                                             422,000           -
Actuarial (gain) loss                                     (145,234)     535,405
Benefits paid                                             (234,086)    (412,345)
Accumulated postretirement benefit obligation at end of  $2,543,000   2,214,000
  year

Accrued postretirement benefit cost:
Accumulated postretirement benefit obligation end of     $2,543,000   2,214,000
  year
Unrecognized net actuarial gain (loss)                      616,498    (361,732)
Accrued postretirement benefit cost at end of year,
  included in  other liabilities                         $1,926,502   1,852,268

The components of net periodic post-retirement benefit cost for the years ended December 31, 1999, 1998, and 1997 are as follows:

                                           1999      1998       1997
Service cost                             $ 42,000    42,000     40,000
Interest cost                             174,000   144,000    117,000
Net amortization and deferral              22,000         -    (7,000)
Net periodic postretirement cost         $238,000   186,000    150,000

The postretirement benefit obligation was determined using a discount rate of 8.00% for 1999 and 6.75% for 1998. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation initially ranged from 7.3% to 8.7% in 2000, depending on the specific plan, and was decreased to 5.5% in the year 2005 and thereafter, over the projected payout of benefits. The health care cost trend rate assumption can have a significant effect on the amounts reported. If the health care cost trend rate was increased one percent, the accumulated postretirement benefit obligation as of December 31, 1999, would have increased by 4.3%, and the aggregate of service and interest cost would increase by 4.2%. If the health care cost trend rate was decreased one percent, the accumulated postretirement benefit obligation as of December 31, 1999, would have decreased by 3.9%, and the aggregate of service and interest cost would have decreased by 3.7%. However, the plan limits the increase in the Bank's annual contributions to the plan for most participants to the increase in base compensation for active employees.


(11) RELATED PARTY TRANSACTIONS

Members of the Board of Directors, certain Bank officers, and their immediate families directly, or through entities in which they are principal owners (more than 10% interest), were customers of, and had loans and other transactions with, the Bank in the ordinary course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans and commitments, which did not involve more than normal risk of collectibility or present other unfavorable features, are summarized as follows for the years ended December 31, 1999 and 1998:

                                              1999          1998
Balance at beginning of year            $ 7,557,687     9,078,914
Additions                                24,824,104    24,545,805
Amounts collected                       (25,162,984)  (26,067,032)
Balance at end of year                  $ 7,218,807     7,557,687

(12) EXPENSES

The following expenses, which exceeded 1% of total revenues
(total interest income plus other operating income) in at least one of the years presented, are included in other operating expenses:

                                   1999       1998       1997
Data processing services        1,979,254  1,618,091  1,358,882
Advertising                       646,594    398,208    364,914
Amortization of intangible        587,303    587,303    587,303
assets

(13) COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. Commitments to outside parties under standby letters of credit, unused portions of lines of credit, and commitments to fund new loans totaled $3,306,032, $118,164,973 and $8,074,147, respectively, at December 31, 1999.
Commitments to outside parties under standby letters of credit, unused portions of lines of credit, and commitments to fund new loans totaled $1,439,623, $100,372,761 and $9,513,063, respectively, at December 31, 1998. Because many commitments and almost all standby letters of credit expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows. Loan commitments and unused lines of credit have off balance sheet credit risk because only origination fees are recognized on the consolidated balance sheet until commitments are fulfilled or expire. The credit risk amounts are equal to the contractual amounts, assuming the amounts are fully advanced and collateral or other security is of no value. The Corporation does not anticipate losses as a result of these transactions. These commitments also have off balance sheet interest rate risk in that the interest rate at which these commitments were made may not be at market rates on the date the commitments are fulfilled.

At December 31, 1999, the Corporation had outstanding commitments totaling $776,636 to fund equity investments in Small Business Investment Companies. The Bank has employment contracts with certain of its senior officers, which expire at various dates through 2002 and may be extended on a year-to-year basis.

In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, the aggregate amount involved in such proceedings is not material to the financial condition or results of operations of the Corporation.


(14) SHAREHOLDERS' EQUITY

Under Federal Reserve regulations, the Bank is limited to the amount it may loan to the Corporation, unless such loans are collaterlized by specific obligations. At December 31, 1999, the maximum amount available for transfer from the Bank to the Corporation in the form of loans was $1,769,638. The Bank is subject to legal limitations on the amount of dividends that can be paid to the Corporation. Dividends are limited to retained net profits, as defined by regulations, for the current year and the two preceding years. At December 31, 1999, $9,631,842 was available for the declaration of dividends.


(15) PARENT COMPANY FINANCIAL INFORMATION

Condensed parent company only financial statement information of Chemung Financial Corporation is as follows:

BALANCE SHEETS - DECEMBER 31                          1999         1998
Assets:
Cash on deposit with subsidiary bank           $    29,669      333,753
Investment in subsidiary bank                   61,907,440   62,758,019
Dividend receivable                                949,257      797,570
Securities available for sale, at estimated      1,102,481    1,099,148
fair value
Other assets                                     2,188,718    1,800,282
  Total assets                                 $66,177,565   66,788,772

Liabilities and shareholders' equity:
Dividend payable                                   849,257      697,570
Other liabilities                                   16,425        1,575
  Total Liabilities                                865,682      699,145

Shareholders' equity:
  Total shareholders' equity                   $65,311,883   66,089,627

  Total Liabilities and shareholders' equity   $66,177,565   66,788,772

STATEMENTS OF INCOME - YEARS ENDED DECEMBER 31
Income:                                         1999      1998       1997
Interest and dividends                      $  93,060      112,375    111,341
Gain on sale of securities                          -            -     28,981
Other income                                  177,530        2,533          -
Dividends from subsidiary bank              4,496,546    3,137,387  5,006,464
Income before equity in undistributed
  Earnings of subsidiary bank               4,767,136    3,252,295  5,146,786
Equity in undistributed earnings of
subsidiary bank                             3,759,448    4,126,662  1,749,017
Operating Expenses                             76,036       78,546          -
Income before income tax expense            8,450,552    7,300,411  6,895,803
Income tax expense                             59,061        3,273     38,583

Net Income                                 $8,391,501    7,297,138  6,857,220

STATEMENTS OF CASH FLOWS - YEARS ENDED DECEMBER 31
                                                  1999       1998      1997
Cash flows from operating activities:
 Net Income                                  $8,391,501  $7,297,138   6,857,220
 Adjustments to reconcile net income to
   net cash
 Provided by operating activities:
 Equity in undistributed earnings of
  subsidiary bank                           (3,759,448)  (4,126,663) (1,749,017)
 Increase in dividend receivable              (151,687)    (155,959)   (61,391)
 Gain on sale of securities                          -          -      (28,980)
 Increase in other assets                     (388,436)    (956,199)  (844,875)
 Increase (decrease) in other liabilities       13,520       (9,685)         -
   Net cash provided by operating            4,105,450    2,048,632  4,172,957
    activities

Cash flow from investing activities:
 Proceeds from sales of securities
  available for sale                                 -           -     232,022
   Net cash provided by investing                    -           -     232,022
     activities

Cash flow from financing activities:
 Cash dividends paid                        (2,944,859)  (2,681,428) (2,445,074)
 Purchase of treasury stock                 (1,464,675)    (984,284)   (107,768)
 Sale of treasury stock                              -       67,378           -
   Net cash used in financing activities    (4,409,534)  (3,598,334) (2,552,842)
   Increase (decrease) in cash and cash
    equivalents                               (304,084)  (1,549,702)  1,852,137

Cash and cash equivalents at beginning of      333,753    1,883,455      31,318
  year

Cash and cash equivalents at end of year    $   29,669      333,753   1,883,455

(16) FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Short-Term Financial Instruments

For those short-term instruments that generally mature in ninety days or less, the carrying value approximates fair value.
Securities

Fair values for securities are based on either 1) quoted market prices, 2) dealer quotes, 3) correspondent bank pricing system, or 4) discounted cash flow to maturity. For certain securities, such as equity investments in the Federal Home Loan Bank, Federal Reserve Bank and non-marketable obligations of political subdivisions, fair value is estimated to approximate amortized cost.

Loans Receivable

For variable-rate loans that reprice frequently, fair values are based on carrying values. The fair values for other loans are estimated through discounted cash flow analysis using interest rates currently being offered for loans with similar terms and credit quality.

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

Securities Sold Under Agreements to Repurchase (Repurchase
Agreements)

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

Commitments to Extend Credit

The fair value of commitments to extend credit are based on fees currently charged to enter into similar agreements, the counter party's credit standing and discounted cash flow analysis. The fair value of these commitments to extend credit approximates the recorded amounts of the related fees and is not material at December 31, 1999 and 1998.

Receivables and Payables

For these short term instruments the carrying value approximates fair value.


The estimated fair value of the Corporation's financial instruments as of December 31, 1999 and 1998 are as follows
(dollars in thousands):

                                     1999                   1998
                                   Estimated              Estimated
                               Carrying     Fair     Carrying     Fair
                                 Amount   Value (1)    Amount    Value (1)
Financial assets:
Cash and due from banks       $ 30,926    30,926       27,516    27,516
Interest-bearing deposits        1,146     1,146        1,304     1,304
Securities                     235,990   235,990      241,955   241,955
Net loans                      355,298   350,624      324,746   328,370
Accrued interest                 4,143     4,143        3,843     3,843
receivable
Financial liabilities:
Deposits:
Demand, savings, NOW and
money market accounts         $277,390   277,390      287,617   287,617
Time deposits                  204,384   203,877      178,522   180,080
Repurchase agreements           49,946    49,610       50,587    50,867
Federal Home Loan Bank          49,700    49,239       26,900    26,961
advances
Dividends payable                  849       849          697       697
Accrued interest payable         1,610     1,610        1,429     1,429

<FN1>
(1) Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, can not be determined with precision. Changes in assumptions could significantly affect the estimates.

(17) REGULATORY CAPITAL REQUIREMENT

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (all as defined in the applicable regulations). Management believes that, as of December 31, 1999, and 1998, the Corporation and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notification from the Federal Reserve Bank of New York categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank's or the Corporation's capital category.

The actual capital amounts and ratios of the Corporation and the Bank are also presented in the following table:


                                            Required To
                               Actual            Be             Required To
                                             Adequately           Be Well
                                            Capitalized         Capitalized
                            Amou     Rati     Amou      Rat       Amount    Rati
                           nt       o         nt        io                 o
As of December 31, 1999
Total Capital(to Risk
Weighted Assets):
                                     <C         <C      <C          <C
Consolidated          $64,639,014  16.57%  >  $31,199,743  >  8.00%   >  $38,999,678 > 10.00%
Subsidiary            $61,254,697  15.84%  >  $30,939,128  >  8.00%   >  $38,673,909 > 10.00%
Tier 1 Capital(to Risk
  Weighted Assets):
Consolidated          $59,973,921  15.37%  >  $15,599,871  >  4.00%   >  $23,399,807 >  6.00%
Subsidiary            $56,589,604  14.63%  >  $15,469,564  >  4.00%   >  $23,204,346 >  6.00%
Tier 1 Capital(to Average
  Assets):
Consolidated          $59,973,921   9.49%  >  $18,952,047  >  3.00%   >  $31,586,744 >  5.00%
Subsidiary            $56,589,604   9.00%  >  $18,860,467  >  3.00%   >  $31,434,112 >  5.00%

As of December 31, 1998
Total Capital(to Risk
  Weighted Assets):
Consolidated          $58,883,505  16.67%  >  $28,261,391  >  8.00%   >  $35,326,739 >  10.00%
Subsidiary            $55,534,144  15.85%  >  $28,028,918  >  8.00%   >  $35,036,147 >  10.00%
Tier 1 Capital(to Risk
  Weighted Assets):
Consolidated          $54,466,510  15.42%  >  $14,130,696  >  4.00%   >  $21,196,044 >   6.00%
Subsidiary            $51,153,025  14.60%  >  $14,014,459  >  4.00%   >  $21,021,688 >   6.00%
Tier 1 Capital(to Average
  Assets):
Consolidated          $54,466,510   9.57%  >  $17,081,207  >  3.00%   >  $28,468,678 >   5.00%
Subsidiary            $51,153,025   9.02%  >  $17,008,021  >  3.00%   >  $28,347,001 >   5.00%