Form 10-K, Exhibit 13
period 2000-12-31
CHEMUNG FINANCIAL CORP
filed 2001-03-26
CIK 763563

EXHIBIT A

TABLE OF QUARTERLY MARKET PRICE RANGES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Market Prices of Chemung Financial Corporation Stock

During Past Three Years (dollars)
	2000	1999	1998
1st Quarter	18 - 24 1/2	26 1/2 - 29	21 1/2 - 25 1/2
2nd Quarter	19 - 21 1/2	24 - 27	25 3/4 - 30
3rd Quarter	19 1/8 - 20 1/2	24 - 26	26 1/4 - 30
4th Quarter	19 1/4 - 19 3/4	24 1/4 - 25 3/4	22 3/4 - 28

(THIS PAGE INTENTIONALLY LEFT BLANK)

EXHIBIT B

TABLE OF DIVIDENDS PAID

(THIS PAGE INTENTIONALLY LEFT BLANK)

Dividends Paid Per Common Share by Chemung Financial Corporation
During Past Three Years
	2000	1999	1998
January 3	$0.210	$0.170	$0.155
April 3	0.210	0.170	0.155
July 3	0.210	0.190	0.170
October 2	0.220	0.190	0.170
	$0.850	$0.720	$0.650

As of December 31, 2000 there were 759 registered holders of record of the Corporation' stock. Chemung Financial Corporation common stock is inactively traded in the over-the-counter market.

The quarterly market price ranges for the Corporation's stock for the past three (3) years are based upon actual transactions as reported by brokerage firms which maintain a market or conduct trades in the Corporation's stock and other transactions known by the Corporation's management.

(THIS PAGE INTENTIONALLY LEFT BLANK)

EXHIBIT C

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INCLUDING FINANCIAL DATA EXHIBITS

(THIS PAGE INTENTIONALLY LEFT BLANK)

Management's Discussion and Analysis
of Financial Condition and Results of Operations

The purpose of this discussion is to focus on information about the financial condition and results of operations of Chemung Financial Corporation. Reference should be made to the accompanying consolidated financial statements (including related notes) and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Forward-Looking Statements

Statements included in this discussion and in future filings by Chemung Financial Corporation (the "Corporation") with the Securities and Exchange Commission, in Chemung Financial Corporation press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Chemung Financial Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The following important factors, among others, could cause Chemung Financial Corporation's actual financial performance to differ materially from that expressed in any forward-looking statement: (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, and (5) changes in general business and economic trends. The foregoing list should not be construed as exhaustive, and the Corporation disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Description of Business

Passage of the Gramm-Leach-Bliley Act during the fourth quarter of 1999 permitted qualified bank holding companies to elect to become financial holding companies and to engage in expanded financial activities. During the second quarter of 2000, Chemung Financial Corporation exercised this election, and on June 22, 2000 received approval from the Federal Reserve Bank of New York. This provides the Corporation with the flexibility to offer a wider array of financial services, such as insurance products, mutual funds, and brokerage services. This will allow us to better serve the needs of our clients as well as provide an additional source of fee based income. To that end, the Corporation has established a financial services subsidiary, CFS Group, Inc., to be available to provide additional financial services. CFS Group, Inc. has not yet begun operations and the scope of services to be provided is currently under review. As such, Chemung Financial Corporation now operates as a financial holding company with two subsidiaries, Chemung Canal Trust Company (the "Bank"), a full-service community bank with full trust powers, and CFS Group, Inc., a financial services subsidiary.

The financial condition of the Corporation should be examined in terms of the acquisition and deployment of funds within its "market areas". Management defines the market areas of Chemung Canal Trust Company as those areas within a 25-mile radius of its branches in Chemung, Steuben, Schuyler, and Tioga counties, including the northern tier of Pennsylvania. The Corporation's lending policy restricts substantially all lending efforts to these geographical regions.

Management of Credit Risk - Loan Portfolio

The Corporation manages credit risk, while conforming to state and federal laws governing the making of loans, through written policies and procedures; loan review to identify loan problems at the earliest possible time; collection procedures (continued even after a loan is charged off); an adequate allowance for loan losses; and continuing education and training to ensure lending expertise. Diversification by loan product is maintained through offering commercial loans, 1-4 family mortgages, and a full range of consumer loans.

The Loan Committee of the Board is designated to receive required loan reports, oversee loan policy, and approve loans above authorized individual and Senior Loan Committee lending limits. The Senior Loan Committee, consisting of the president, two executive vice presidents, credit services division manager, commercial loan manager, consumer loan manager, mortgage loan manager and credit manager, implements the Board-approved loan policy.

Supervision and Regulation

The Corporation, as a financial holding company, is regulated under the Bank Holding Company Act of 1956, as amended (the "Act"), and is subject to the supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Generally, the Act limits the business of bank holding companies to banking, or managing or controlling banks, performing certain servicing activities for subsidiaries, and engaging in such other activities as the Federal Reserve Board may determine to be closely related to banking and a proper incident thereto.

The Bank is chartered under the laws of New York State and is supervised by the New York State Banking Department.

CFS Group, Inc. may be subject to other regulatory authorities as determined by activities in which it may be engaged. For example, insurance activities would be regulated by the New York State Insurance Department, while brokerage activities would be subject to regulation by the National Association of Securities Dealers (NASD).

Competition

The Corporation is subject to intense competition in the lending and deposit gathering aspects of its business from commercial and thrift banking institutions, credit unions and other providers of financial services, such as brokerage firms, investment companies, insurance companies and Internet vendors. The Corporation also competes with non-financial institutions, including retail stores and certain utilities that maintain their own credit programs, as well as governmental agencies that make available loans to certain borrowers. Unlike the Corporation, many of these competitors are not subject to regulation as extensive as that described under the "Supervision and Regulation" section and, as a result, they may have a competitive advantage over the Corporation in certain respects. This is particularly true of credit unions, as their pricing structure is not encumbered by income taxes.

Competition for the Corporation's fiduciary services comes primarily from brokerage firms and independent investment advisors. This is considered to be significant competition, as these firms devote much of their considerable resources toward gaining larger positions in these markets. The market value of trust assets under administration totaled $1.5 billion at both year-end 2000 and 1999. Relative to the Corporation's consolidated assets, the Trust and Investment Division is unusually large and is responsible for the largest component of non-interest revenue.

Employees

The Corporation and its banking subsidiary had 308 full-time equivalent employees (FTE's) on December 31, 2000, versus 303 at the beginning of the year and 291 on December 31, 1998. The employment trend is relatively stable.

Consolidated Balance Sheet Comments

During 2000, total assets grew by $22.6 million or 3.5% to $676.2 million as compared to $653.6 million as of year-end 1999 and $620.1 million at year-end 1998. Total loans, net of unearned income and deferred fees and costs, grew by $34.6 million or 9.6% to $394.6 million. Commercial loan activity was strong throughout the year, with business loans, including commercial mortgages, growing $23.1 million or 17.1%. Total consumer loans increased $9.1 million or 6.8%, the major factor in this growth being an increased volume of indirect auto financings. Residential mortgages, while growing at a somewhat slower pace, ended the year with an increase of $2.3 million or 2.6%. Growth in this portfolio was impacted by a slow housing market throughout much of 2000.

The above increase in loans was offset to some extent by decreases in our total securities portfolio, cash and due from banks, and other assets. The carrying value of the total securities portfolio decreased $6.7 million or 2.8%. At amortized cost, the portfolio was down $13.3 million as proceeds from maturities and paydowns provided funding support for the increase in the loan portfolio. The amortized cost decline was somewhat offset by a $6.6 million increase in unrealized appreciation related to the available for sale portfolio.

The $4.2 million or 13.6% decrease in cash and due from banks is due to lower cash balances on hand at year-end 2000. During the later part of 1999, we began accumulating cash as part of our Year 2000 contingency planning. At December 31, 1999 cash on hand totaled $18.6 million as compared to $8.4 million at December 31, 2000, a decrease of $10.2 million. This decrease was somewhat offset by a higher amount of checks in transit and correspondent bank balances. The $2.2 million decrease in other assets is due primarily to a decrease in net deferred tax assets related to the impact of the appreciation in estimated fair value of our available for sale securities portfolio.

The primary funding source for our asset growth during 2000 was a $29.6 million or 6.1% increase in deposits, from $481.8 million to $511.4 million. Much of this growth was in certificate of deposit balances (including IRA accounts), which increased $23.6 million or 11.6%. We also saw period end increases in non-interest-bearing demand deposits (+$9.0 million or 9.2%) and insured money market accounts (+$2.1 million or 4.1%). The above increases were partially offset by a period end decrease in savings accounts (-$5.0 million or 5.5%). Federal Home Loan Bank advances were down $16.3 million. While term advances increased $5.0 million, overnight advances were reduced by $21.3 million from $29.7 million to $8.4 million. It should be noted that year-end 1999 overnight advances were unusually high due in part to increased cash levels maintained for Year 2000 contingency purposes.

Exhibit I BALANCE SHEET COMPARISONS
(in millions)
Average Balance Sheet	2000	1999	1998	1997	1996	1995	% Change 1999 to 2000	Compounded Annual Growth 5 years
Total Assets	$667.0	$642.3	$584.0	$539.2	$516.2	$494.1	3.8%	6.2%
Earning Assets	617.4	591.6	531.2	490.9	469.5	447.1	4.4%	6.7%
Loans, net of unearned income and deferred fees and costs	382.8	346.5	311.7	291.3	273.9	249.1	10.5%	9.0%
Investments (1)	234.6	245.0	219.5	199.8	195.6	198.0	-4.2%	3.5%
Deposits	515.2	494.1	467.2	450.2	440.9	424.4	4.3%	4.0%
Wholesale funding	71.8	66.6	37.0	13.1	2.9	N/A	7.8%	N/A
Tier I equity (2)	62.9	57.6	52.6	51.6	46.4	41.7	9.2%	8.6%

(1) Average balances for investments include securities available for sale and securities held to maturity, based on amortized cost, and federal funds sold and interest-bearing deposits.

(2) Average shareholders' equity less intangible assets and accumulated other comprehensive income/loss.
Ending Balance Sheet	2000	1999	1998	1997	1996	1995	% Change 1999 to 2000	Compounded Annual Growth 5 years
Total Assets	$676.2	$653.6	$620.1	$545.5	$529.2	$499.3	3.5%	6.2%
Earning Assets	619.2	597.6	563.5	486.1	474.6	446.3	3.6%	6.8%
Loans, net of unearned income and deferred fees and costs	394.6	360.0	329.3	296.9	283.7	263.0	9.6%	8.5%
Allowance for loan losses	4.7	4.7	4.5	4.1	4.0	3.9	0.9%	3.8%
Investments (1)	230.7	237.1	243.3	196.8	196.3	189.6	-2.9%	4.0%
Deposits	511.4	481.8	466.1	451.0	439.6	426.9	6.1%	3.7%
Wholesale funding	77.9	94.2	71.4	20.5	10.0	N/A	-17.3%	N/A
Tangible equity (2)	69.3	59.7	59.9	54.8	48.7	44.9	16.1%	9.1%

(1) Investments include securities available for sale, at estimated fair value, securities held to maturity, at amortized cost, and interest-bearing deposits.

(2) Shareholders' equity less intangible assets.

Securities

The Board-approved Funds Management Policy includes an investment portfolio policy which requires that, except for local municipal obligations that are sometimes not rated or carry ratings above "Baa" but below "A" by Moody's or Standard & Poors, debt securities purchased for the bond portfolio must carry a minimum rating of "A". Marketable securities are classified as Available for Sale while local direct investments in municipal obligations are classified as Held to Maturity. The Available for Sale portfolio at December 31, 2000, was $222.7 million compared to $227.4 million a year earlier and $235.3 million at the end of 1998. At year-end 2000, the total net unrealized appreciation in the securities available for sale portfolio was $6.069 million, compared to a net unrealized loss of $505 thousand a year ago. This change is primarily reflective of the impact that lower market interest rates had on the fair value of the bond portfolio.

The components of this change are set forth in the following table (in thousands):
At December 31	Amortized Cost	2000 Estimated Fair Value	Unrealized Appreciation (Depreciation)	AmortizedCost	1999 Estimated Fair Value	Unrealized Appreciation (Depreciation)
U.S. Treasury Securities	$ 14,001	$ 14,014	$ 13	$ 15,507	$ 15,341	$ (166)
Obligations of other U.S. Government agencies	76,567	76,655	88	96,004	92,697	(3,307)
Mortgage-backed securities	87,692	87,129	(563)	77,419	73,747	(3,672)
Obligations of states and Political subdivisions	18,421	18,532	111	21,359	20,734	(625)
Corporate bonds and notes	12,443	12,185	(258)	10,663	10,129	(534)
Corporate Stocks	7,514	14,192	6,678	6,936	14,735	7,799
Totals	$216,638	$222,707	$ 6,069	$227,888	$227,383	$ (505)

Included in the above table are 27,392 shares of USA Education, Inc. (formerly SLM Holding Corporation) at a cost basis of approximately $3 thousand and estimated fair value of $1.863 million. These shares were acquired as preferred shares of Student Loan Marketing Association ("SALLIE MAE"), a permitted exception to the Government regulation banning bank ownership of equity securities in the original capitalization of the U.S. Government Agency. Later, the shares were converted to common stock as SALLIE MAE recapitalized. Additionally, at December 31, 2000, the Corporation held marketable equities totaling $616 thousand at cost, with a total estimated fair value of $5.397 million. The shares, other than USA Education, Inc., were acquired prior to the enactment of the Banking Act of 1933. Non-marketable equity securities included in the Corporation's portfolio are 10,638 shares of Federal Reserve Bank and 52,450 shares of the Federal Home Loan Bank of New York. They are carried at their cost of $531.9 thousand and $5.245 million, respectively. The fair value of these securities is assumed to approximate their cost. The number of shares of these last two investments is regulated by regulatory policies of the respective institutions.

Asset Quality

Non-performing loans at year-end 2000 totaled $1.707 million as compared to $1.405 million at year-end 1999, an increase of $302 thousand. At year-end 1998, non-performing loans totaled $4.853 million. The large decrease from 1998 to 1999 related primarily to one real estate secured commercial loan which was paid in full during the fourth quarter of 1999. Non-performing loans represented 0.43% of total loans outstanding as of December 31, 2000 compared to 0.39% at the end of 1999 and 1.5% at year-end 1998. Net loan charge offs were $707 thousand or 0.18% of average outstanding loans in 2000, compared to $517 thousand or 0.15% of average outstanding loans in 1999 and $436 thousand or 0.14% of average outstanding loans in 1998. The allowance for loan losses at December 31, 2000 was 1.19% of total outstandings versus 1.30% a year ago and 1.37% at December 31, 1998.

Capital Resources and Dividends

The Corporation continues to maintain a strong capital position. Tangible shareholders' equity at December 31, 2000, was $69.3 million or 10.24% of total assets compared to $59.7 million or 9.13% of total assets a year earlier and $59.9 million or 9.65% at December 31, 1998. Major factors influencing this increase were an increase in undistributed earnings (net income less dividends declared) of $5.3 million and a $3.9 million increase in accumulated other comprehensive income due to the increase in net unrealized gains on available for sale securities. As of December 31, 2000, the Corporation's ratio of Total Capital to Risk Weighted Assets was 16.72% compared with 16.56% a year earlier and 16.67% at December 31, 1998. The Corporation's leverage ratio (Tier I Capital/Average Assets) was 9.91% at December 31, 2000 and 9.49% at December 31, 1999.

Under Federal Reserve regulations (see Note 14 to the consolidated financial statements), the Bank is limited to the amount it may loan to the Corporation, unless such loans are collateralized by specific obligations. At December 31, 2000, the maximum amount available for transfer from the Bank to the Corporation in the form of unusecured loans was $1.8 million. The Bank is subject to legal limitations on the amount of dividends that can be paid to the Corporation without prior regulatory approval. Dividends are limited to retained net profits, as defined by regulations, for the current year and the two preceding years. At December 31, 2000, $11.6 million was available for the declaration of dividends.

Cash dividends declared amounted to $3.473 million in 2000 versus $3.097 million in 1999 and $2.741 million in 1998. Dividends declared during 2000 amounted to 39.7% of net income compared to 36.9% and 37.6% of 1999 and 1998 net income, respectively. It is management's objective to continue generating sufficient capital internally, while retaining an adequate dividend payout ratio.

Treasury Shares

When shares of the Corporation become available in the market, we may purchase them after careful consideration of our capital position. During 2000, 19,068 shares were purchased at a total cost of $397 thousand or an average price of $20.83 per share. In 1999, 58,674 shares were purchased at a total cost of $1.465 million or an average price of $24.96 per share, and in 1998 there were 39,383 shares purchased at a total cost of $984 thousand (average of $24.99 per share).

Performance Summary

Net income for 2000 was affected by 1) higher volumes of average earning assets and total funding liabilities, 2) higher average interest rates on both sides of the balance sheet resulting in a lower net interest margin, 3) higher non-interest income volumes, and 4) higher non-interest expenses.

Consolidated net income for 2000 was $8.755 million versus $8.392 million in 1999, up $364 thousand (4.3%), or $2.14 per share versus $2.03 per share up 5.4% on 37,659 fewer average shares outstanding. In 1998, the Corporation earned $7.297 million. Quarterly dividends declared totaled $0.86 per share versus $0.76 in 1999 and $0.665 in 1998, adjusted for the two-for-one stock split, effected in the form of a 100% stock dividend in June 1998.

Net interest income in 2000 increased $474 thousand or 1.9% over 1999. Total interest and dividend income on earning assets was $47.978 million in 2000 compared to $44.177 million in 1999 and $41.405 million in 1998. This 8.6% increase in 2000 can be attributed to both a $25.8 million or 4.4% increase in average earning assets and a 30 basis point yield increase from 7.47% to 7.77%. The increase in average earning assets is the result of a $36.2 million or 10.5% increase in average loans, which in 2000 comprised 62.0% of total average earning assets as compared to 58.6% a year ago. The increase in average loans was offset by decreases in average securities and overnight investments of $2.7 million and $7.7 million, respectively. Proceeds from these declines helped fund the growth in higher yielding average loans. Total average funding liabilities during 2000 increased by $24.6 million or 4.3%. Time deposits (including IRA accounts) averaged $227.5 million during 2000 as compared to $202.2 million during 1999, an increase of 12.5%. During 2000, average time deposits totaled 46.7% of total interest-bearing liabilities as compared to 43.1% during 1999. Interest expense totaled $22.055 million in 2000 as compared to $18.728 million in 1999 and $17.666 million in 1998. The cost of funds on these average funding liabilities, including the effect of non-interest bearing funding sources (such as demand deposits), increased to 3.72% during 2000 versus 3.30% and 3.45% during 1999 and 1998, respectively. The above yields and costs resulted in a net interest margin in 2000 of 4.20%, compared to 4.30% in 1999 and 4.47% in 1998.

Non-interest income increased $627 thousand to $10.032 million, up 6.7% over 1999. Areas where we saw significant increases included service charges (+ $272 thousand), credit card merchant earnings (+ $223 thousand) and checkcard interchange income (+ $128 thousand). Trust and Investment Services income, at $4.864 million was again the largest component of our non-interest income and registered an increase of $51 thousand. Net gains realized in the Corporation's securities portfolio were $216 thousand compared to $151 thousand in 1999 and $216 thousand in 1998. During the third quarter of 2000, we sold approximately $25 million of Federal Agency bonds at a gross loss of $1.172 million. Much of this loss was offset by the sale of appreciated equities at a gross gain of $1.114 million. The purpose of this strategy was to enhance long-term profitability, as the proceeds were re-invested in bonds with a combined yield 205 basis points higher than the yield on securities sold. Additionally, in December of 2000, we realized a $273 thousand gain on equities held resulting from the spin-off of a portion of Aetna, and the reorganization of the remainder of the company.

Non-interest expenses increased $825 thousand (3.8%) to $22.456 million. Non-interest expenses for 1999 were $21.631 million compared to $20.473 million in 1998. Areas having the most significant impact on this increase included salaries and other employee benefits (+ $183 thousand), credit card processing fees (+ $204 thousand), equipment and software service and data processing (+ $182 thousand), bank relations (+ $81 thousand) and advertising (+ $62 thousand).

During 2000, the Corporation's provision for loan losses totaled $750 thousand, up $77 thousand from $673 thousand in 1999. The change is a reflection of an increase in net charge-offs and non-performing loans during 2000, as well as the continued significant growth in the loan portfolio and management's ongoing evaluation of the risk inherent in the portfolio.

Income tax expense in 2000 totaled $3.994 million, a 4.0% decrease as compared to 1999. Reasons for the lower effective tax rate in 2000 include a significantly higher level of tax-exempt earning assets (primarily an increase in tax-exempt loans) as well as a $100 thousand New York State tax credit related to our $400 thousand investment in Statewide Zone Capital Corporation of New York. Additionally, during 1999, we recognized $87 thousand in additional tax expense related to the impact of phased in New York State tax rate reductions on deferred tax assets and liabilities.

Exhibit II EARNINGS FOR THE YEARS ENDED DECEMBER 31,
(in thousands)	2000	1999	1998	1997	1996	1995	% Change 1999 to 2000	Compounded Annual Growth 5 Years
Net interest income	$25,923	$25,449	$23,739	$23,274	$22,468	$21,849	1.9%	3.5%
Provision for loan losses	750	673	800	850	742	564	11.4%	5.9%
Net interest income after provision for loan losses	25,173	24,777	22,939	22,424	21,726	21,285	1.6%	3.4%
Other operating income:
Trust and investment services income	4,864	4,813	4,505	4,079	3,719	3,678	1.1%	5.7%
Securities gains, net	216	151	216	324	610	531	43.0%	-16.5%
Other income	4,952	4,442	3,496	3,065	2,777	2,527	11.5%	14.4%
Total other operating income	10,032	9,405	8,217	7,468	7,106	6,736	6.7%	8.3%
Other operating expenses	22,456	21,631	20,473	19,368	19,408	19,560	3.8%	2.8%
Income before income tax expense	12,749	12,551	10,683	10,524	9,424	8,461	1.6%	8.5%
Income tax expense	3,994	4,159	3,386	3,667	3,266	2,859	-4.0%	6.9%

Net income	$ 8,755	$ 8,392	7,297	6,857	6,158	5,602	4.3%	9.3%

Exhibit III AVERAGE BALANCES AND YIELDS

For the purpose of the table below, nonaccruing loans are included in the daily average loan amounts outstanding. Daily balances were used for average balance computations. Investment securities are stated at amortized cost. No tax equivalent adjustments have been made in calculating yields on obligations of states and political subdivisions.

Distribution of Assets, Liabilities and Shareholders' Equity, Interest Rates and Interest Differential

Year Ended December 31,
	2000			1999			1998
Assets	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Earning assets:	(Dollars in thousands)
Loans	$382,788	33,160	8.66%	346,550	29,446	8.50%	311,679	27,865	8.94%
Taxable securities	201,631	13,087	6.49	204,635	12,718	6.21	173,306	11,188	6.46
Tax-exempt securities	28,359	1,298	4.58	28,094	1,275	4.54	31,118	1,434	4.61
Federal funds sold	2,839	184	6.48	9,870	484	4.90	10,882	590	5.42
Interest-bearing deposits	1,755	249	14.19	2,412	254	10.52	4,186	328	7.83

Total earning assets	617,372	47,978	7.77%	591,561	44,177	7.47%	531,171	41,405	7.80%

Non-earning assets:
Cash and due from banks	24,070			24,868			25,184
Premises and equipment, net	13,040			10,689			10,154
Other assets	12,252			9,264			7,188
Allowance for loan losses	(4,708)			(4,620)			(4,323)
Intangibles and AFS valuation allowance	4,996			10,507			14,625
Total	667,022			642,269			583,999

Liabilities and Shareholders' Equity

Interest-bearing liabilities:
Demand deposits	40,939	518	1.27%	41,596	525	1.26%	$43,456	611	1.41%
Savings and insured money market deposits	141,000	4,367	3.10	151,262	4,342	2.87	143,065	4,284	3.00
Time deposits	227,465	13,010	5.72	202,239	10,230	5.06	190,684	10,351	5.43
Federal Home Loan Bank advances and securities sold under agreements to repurchase	77,459	4,160	5.37	73,946	3,631	4.91	45,258	2,420	5.35

Total interest-bearing liabilities	486,863	22,055	4.53%	469,043	18,728	3.99%	422,463	17,666	4.18%

Non-interest-bearing liabilities:
Demand deposits	105,795			99,035			89,957
Other liabilities	6,308			7,892			7,601
Total liabilities	598,366			575,970			520,021
Shareholders' equity	68,056			66,299			63,978
Total	667,022			642,269			583,999

Net interest income		$25,923			$25,449			$23,739

Net interest rate spread			3.24%			3.48%			3.62%

Net interest margin			4.20%			4.30%			4.47%

Exhibit IV CHANGES DUE TO VOLUME AND RATE

The following table demonstrates the impact on net interest income of the changes in the volume of earning assets and interest-bearing liabilities and changes in rates earned and paid by the Corporation. For purposes of constructing this table, average investment securities are at average amortized cost and earning asset averages include non-performing loans. Therefore, the impact of changing levels of non-performing loans is reflected in the change due to rate, but does not affect changes due to volume. No tax equivalent adjustments were made.
	2000 vs. 1999 Increase/(Decrease)			1999 vs. 1998 Increase/(Decrease)
Interest income (in thousands)	Total Change	Due to Volume	Due to Rate	Total Change	Due to Volume	Due to Rate
Loans	$3,714	3,147	567	1,582	3,004	(1,422)
Taxable investment securities	369	(191)	560	1,530	1,974	(444)
Tax-exempt investment securities	23	12	11	(159)	(138)	(21)
Federal funds sold	(300)	(422)	122	(106)	(52)	(54)
Interest-bearing deposits	(5)	(80)	75	(74)	(165)	91
Total interest income	$3,801	2,466	1,335	2,773	4,623	(1,850)
Interest expense (in thousands)
Interest-bearing demand deposits	(7)	(7)	0	(86)	(25)	(61)
Savings and insured money market deposits	25	(308)	333	58	236	(178)
Time deposits	2,780	1,359	1,421	(121)	607	(728)
Federal Home Loan Bank advances and securities sold under agreements to repurchase	529	178	351	1,211	1,424	(213)
Total interest expense	$3,327	1,222	2,105	1,062	2,242	(1,180)
Net interest income	$ 474	1,244	(770)	1,711	2,381	(670)

Exhibit V

Selected per share data on Common Shares	2000	1999	1998	1997	1996	1995	% Change 1999 To 2000	CompoundedAnnual Growth 5 Years
Net income per share	$2.14	$2.03	$ 1.77	$ 1.66	$ 1.48	$ 1.34	5.4%	9.8%
Dividends declared	0.86	0.76	0.665	0.605	0.53	0.49	13.2%	11.9%
Tangible book value	16.94	14.56	14.59	13.24	11.76	10.79	16.3%	9.4%
Market price at 12/31	19.50	24.50	27.50	21.00	17.00	13.88	-20.4%	7.0%
Average shares outstanding (in thousands)	4,094	4,132	4,116	4,143	4,159	4,176	-0.9%	-0.4%

Exhibit VI
Selected Ratios	2000	1999	1998	1997	1996
Return on average assets	1.31%	1.31%	1.25%	1.27%	1.19%
Return on average tier I equity (1)	13.92%	14.57%	13.88%	14.29%	14.08%
Dividend yield for the year ended	4.51%	3.43%	2.47%	2.95%	3.29%
Dividend payout	39.67%	36.90%	37.56%	36.55%	35.78%
Total capital to risk adjusted assets	16.72%	16.56%	16.67%	17.44%	16.87%
Tier I capital to risk adjusted assets	15.60%	15.36%	15.42%	16.19%	15.61%
Tier I leverage ratio	9.91%	9.49%	9.57%	9.49%	8.97%
Loans to deposits	77.16%	74.72%	70.63%	65.84%	64.53%
Allowance for loan losses to total loans	1.19%	1.30%	1.37%	1.40%	1.40%
Allowance for loan losses to non-performing loans	276%	332%	92.9%	257%	231%
Non-performing loans to total loans	0.43%	0.39%	1.47%	0.54%	0.61%
Net interest rate spread	3.24%	3.48%	3.62%	3.89%	3.99%
Net interest margin	4.20%	4.30%	4.47%	4.74%	4.79%
Efficiency ratio (2)	60.54%	60.09%	61.97%	60.84%	63.41%

(1) Average Tier I Equity is average shareholders' equity less average intangible assets and average accumulated other comprehensive income/loss.

(2) Efficiency ratio is operating expenses adjusted for amortization of intangible assets and donations divided by net interest income plus other operating income adjusted for non-taxable gains on stock donations.

Consolidated Cash Flows

During 2000, cash and cash equivalents decreased $3.909 million as compared to an increase of $3.253 million in 1999 and a $5.599 million decrease in 1998. In addition to cash provided by operating activities, other primary sources of cash in 2000 included proceeds from the sales and maturities of securities and student loans ($58.695 million), and an increase in deposits ($29.614 million). In 1999, the primary sources of cash included proceeds from the sales and maturities of securities and student loans ($84.752 million), proceeds from Federal Home Loan Bank advances, net of repayments ($22.800 million), and an increase in deposits ($15.634 million).

Cash generated from the above activities was used primarily to fund increases in earning assets. During 2000, the purchases of securities and the funding of loans, net of repayments, totaled $42.679 million and $38.105 million, respectively. Other significant uses of cash in 2000 included repayments of Federal Home Loan Bank advances, net of new advances ($16.300 million), purchases of premises and equipment ($2.985 million), payment of cash dividends ($3.436 million), and the purchase of treasury shares ($397 thousand). In 1999, the purchases of securities and funding of loans, net of repayments, totaled $86.084 million and $33.738 million, respectively, and the investment in premises and equipment totaled $3.506 million. Other significant uses of cash in 1999 included the payment of cash dividends ($2.945 million), and the purchase of treasury shares ($1.465 million).

Liquidity and Sensitivity

The term "liquidity" refers primarily to the expected cash flows from assets held and secondarily to borrowings secured by assets of the Corporation. These two sources of liquidity have in the past been sufficient to fund the operations of the Corporation, and the Board of Directors anticipates that they will suffice in the future. For this reason, the term "liquidity" in the Corporation's policies does not refer to proceeds from the sale of assets, although the sale of assets held as available for sale is a source of liquidity available to management.

Liquidity management involves the ability to meet the cash flow requirements of deposit customers, borrowers, and the operating, investing, and financing activities of the Corporation. Management of interest rate sensitivity seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

As intermediaries between borrowers and savers, commercial banks incur both interest rate risk and liquidity risk. The Corporation's Asset/Liability Committee (ALCO) has the strategic responsibility for setting the policy guidelines on acceptable exposure to these areas. These guidelines contain specific measures and limits regarding these risks, which are monitored on a regular basis. The ALCO is made up of the president, two executive vice presidents, asset liability management officer, senior lending officer, senior marketing officer, chief financial officer, and others representing key functions.

The Corporation is a member of the Federal Home Loan Bank of New York ("FHLB") in order to access borrowings which enhance management's ability to satisfy future liquidity needs. The Corporation's $5.245 million investment in FHLB stock allowed it to maintain a $66.543 million line of credit at December 31, 2000. This compares to $62.726 million at the end of 1999.

Interest rate risk is the risk that net interest income will fluctuate as a result of a change in interest rates. It is the assumption of interest rate risk, along with credit risk, that drives the net interest margin of a financial institution. For that reason, the ALCO has established tolerance limits based upon a 200 basis point change in interest rates. At December 31, 2000, it is estimated that an immediate 200 basis point decrease in interest rates would negatively impact net interest income by 9.7% and an immediate 200 basis point increase would negatively impact net interest income by 3.0%. Both are within the tolerance limit of 12.0%, established by the ALCO.

A related component of interest rate risk is the expectation that the market value of our capital account will fluctuate with changes in interest rates. This component is a direct corollary to the earnings-impact component: an institution exposed to earnings erosion is also exposed to shrinkage in market value. At December 31, 2000, it is estimated that an immediate 200 basis point increase in interest rates would negatively impact the market value of our capital account by 12.6% and an immediate 200 basis point decrease in interest rates would negatively impact the market value by 4.8%. Both are within the established tolerance limit of 15.0%.

Management does recognize the need for certain hedging strategies during periods of anticipated higher fluctuations in interest rates and the Board-approved Funds Management Policy provides for limited use of certain derivatives in asset liability management. These strategies were not employed during 2000.

The ALCO is responsible for supervising the preparation and annual revisions of the financial segments of the Annual Budget, which is built upon the committee's economic and interest-rate assumptions. It is the responsibility of the ALCO to modify prudently the Corporation's asset/liability policies.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 133, " Accounting for Derivative Instruments and Hedging Activities." This statement establishes comprehensive accounting and reporting standards for derivative instruments and hedging activities. The Statement requires companies to recognize all derivatives as either assets or liabilities, including certain derivative instruments embedded in other contracts, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value of the derivative instrument depends on the intended use of the derivative and the type of risk being hedged. This Statement, as amended by SFAS Nos. 137 and 138, is effective for all fiscal quarters of fiscal years beginning after June 15,2000. Based on management's evaluation of SFAS No. 133, the adoption of this Statement as of January 1, 2001, will not have a material impact on the Corporation's consolidated financial statements, as the Corporation currently does not have any derivative instruments, including derivative instruments embedded in other contracts.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 replaces identically titled SFAS No. 125 and carries forward most of SFAS No. 125's provisions without change. It does revise accounting standards for securitizations and certain other transfers of financial assets and collateral. The Statement is generally applied prospectively to transactions and servicing activities occurring after March 31, 2001, although provisions with respect to collateral and certain disclosure requirements are effective for fiscal years ending after December 15, 2000. This Statement is not expected to have a material impact on the consolidated financial statements of the Corporation.

John R. Battersby, Jr.
Treasurer and Chief Financial Officer

To our Shareholders:

The consolidated financial statements appearing in this annual report have been prepared by the Corporation in accordance with accounting principles generally accepted in the United States of America. The primary responsibility for the integrity of the financial information included in this report rests with management. The opinion of KPMG LLP, the Corporation's independent accountants, on those consolidated financial statements is included herein.

The Corporation and its subsidiaries maintain a system of internal accounting controls that is designed to provide reasonable assurance that assets are safeguarded, that transactions are executed in accordance with management's authorization and are properly recorded, and that accounting records are adequate for preparation of consolidated financial statements and other financial information.

The Internal Auditing Department is charged with the responsibility of verifying accounting records and reviewing internal controls. The internal auditor reports directly to the Audit Committee of the Board of Directors whose members are all non-employee directors. The Committee meets with management, the internal auditor and the independent auditors in conjunction with its review of matters relating to the consolidated financial statements and the internal audit program. The independent auditors and the internal auditor meet with the Audit Committee without the presence of management.

Jan P. Updegraff

President and Chief Executive Officer

John R. Battersby, Jr.

Treasurer and Chief Financial Officer

(THIS PAGE INTENTIONALLY LFFT BLANK)

EXHIBIT D

CONSOLIDATED FINANCIAL STATEMENTS AND
REPORT OF INDEPENDENT AUDITORS

(THIS PAGE INTENTIONALLY LEFT BLANK)

Independent Auditors' Report

The Board of Directors and Shareholders
Chemung Financial Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Chemung Financial Corporation and subsidiaries (the Corporation) as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chemung Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United State of America.

//KPMG LLP//

Syracuse, New York

February 2, 2001

(THIS PAGE INTENTIONALLY LEFT BLANK)

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
	DECEMBER 31
ASSETS	2000	1999

Cash and due from banks	$ 26,726,373	30,926,401
Interest-bearing deposits with other financial institutions	1,437,728	1,146,495
Total cash and cash equivalents	28,164,101	32,072,896

Securities available for sale, at estimated fair value	222,707,143	227,383,641
Securities held to maturity, estimated fair value of $6,774,036 at December 31, 2000 and $8,606,703 at December 31, 1999	6,565,869	8,606,703
Loans, net of unearned income and deferred fees and costs	394,571,609	359,963,407
Allowance for loan losses	(4,707,868)	(4,665,093)
Loans, net	389,863,741	355,298,314
Premises and equipment, net	13,597,641	12,121,667
Other assets	10,284,605	12,478,828
Intangible assets, net of accumulated amortization	5,053,723	5,641,025
Total assets	$676,236,823	653,603,074

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Non-interest-bearing	$107,289,840	$ 98,292,851
Interest-bearing	404,097,917	383,480,838
Total deposits	511,387,757	481,773,689
Securities sold under agreements to repurchase	49,406,826	49,946,491
Federal Home Loan Bank advances	33,400,000	49,700,000
Accrued interest payable	2,126,723	1,609,842
Dividends payable	886,729	849,257
Other liabilities	4,717,273	4,411,912
Total liabilities	601,925,308	588,291,191
Commitments and contingencies (note 13)

Shareholders' equity:
Common stock, $.01 par value per share, authorized
10,000,000 shares; issued 4,300,134 shares at December 31, 2000 and 1999	43,001	43,001
Capital surplus	22,011,527	21,941,629
Retained earnings	53,347,621	48,065,946
Treasury stock, at cost (269,549 shares at December 31, 2000; 256,054 shares at December 31, 1999)	(4,735,401)	(4,435,629)
Accumulated other comprehensive income (loss)	3,644,767	(303,064)
Total shareholders' equity	74,311,515	65,311,883

Total liabilities and shareholders' equity	$676,236,823	653,603,074

See accompanying notes to consolidated financial statements.

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31	2000	1999	1998

Interest and dividend income:
Loans	$33,159,628	29,446,584	27,865,497
Securities	14,385,016	13,992,910	12,621,909
Federal funds sold	184,377	483,552	589,976
Interest-bearing deposits	248,942	253,724	327,927
Total interest and dividend income	47,977,963	44,176,770	41,405,309

Interest expense:
Deposits	17,894,382	15,096,420	15,246,674
Borrowed funds	1,400,290	1,044,567	736,493
Securities sold under agreements to repurchase	2,760,186	2,586,552	1,683,244
Total interest expense	22,054,858	18,727,539	17,666,411

Net interest income	25,923,105	25,449,231	23,738,898

Provision for loan losses	750,000	672,669	800,000
Net interest income after provision for loan losses	25,173,105	24,776,562	22,938,898

Other operating income:
Trust & investment services income	4,864,149	4,812,723	4,504,569
Service charges on deposit accounts	2,489,887	2,217,859	2,010,639
Net gain on sales of securities	216,053	150,585	215,993
Credit card merchant earnings	992,578	769,586	630,968
Other	1,469,545	1,454,253	854,850
Total other operating income	10,032,212	9,405,006	8,217,019

Other operating expenses:
Salaries and wages	9,088,950	8,928,490	8,290,133
Pension and other employee benefits	1,660,475	1,637,612	1,939,033
Net occupancy expenses	1,878,329	1,838,431	1,739,063
Furniture and equipment expenses	1,893,852	1,713,266	1,655,776
Other	7,934,537	7,513,238	6,848,747
Total other operating expenses	22,456,143	21,631,037	20,472,752
Income before income tax expense	12,749,174	12,550,531	10,683,165
Income tax expense	3,994,075	4,159,030	3,386,027
Net income	$ 8,755,099	8,391,501	7,297,138

Weighted average shares outstanding	4,094,489	4,132,148	4,116,405

Basic earnings per share	$2.14	$2.03	$1.77

See accompanying notes to consolidated financial statements.

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
Balances at December 31, 1997	$10,750,335	10,101,804	38,236,025	(2,032,886)	4,581,899	61,637,177

Comprehensive Income:
Net income	-	-	7,297,138	-	-	7,297,138
Other comprehensive income	-	-	-	-	812,890	812,890
Total comprehensive income						8,110,028
Reduction of par value from $5.00 to $0.01 per share	(10,728,834)	10,728,834	-	-	-	-
Two-for-one stock split in the form of a 100% stock dividend	21,500	-	(21,500)	-	-	-
Cash dividends declared ($.665 per share)	-	-	(2,740,672)	-	-	(2,740,672)
Purchase of 39,383 shares of treasury stock	-	-	-	(984,284)	-	(984,284)
Sale of 3,079 shares of treasury stock	-	21,162	-	46,216	-	67,378

Balances at December 31, 1998	$ 43,001	20,851,800	42,770,991	(2,970,954)	5,394,789	66,089,627

Comprehensive Income:
Net income	-	-	8,391,501	-	-	8,391,501
Other comprehensive loss	-	-	-	-	(5,697,853)	(5,697,853)
Total comprehensive income						2,693,648
Restricted stock units for directors' deferred compensation plan	-	1,089,829	-	-	-	1,089,829
Cash dividends declared ($.76 per share)	-	-	(3,096,546)	-	-	(3,096,546)
Purchase of 58,674 shares of treasury stock	-	-	-	(1,464,675)	-	(1,464,675)

Balances at December 31, 1999	$ 43,001	21,941,629	48,065,946	(4,435,629)	(303,064)	65,311,883

Comprehensive Income:
Net income	-	-	8,755,099	-	-	8,755,099
Other comprehensive income	-	-	-	-	3,947,831	3,947,831
Total comprehensive income						12,702,930
Restricted stock units for directors' deferred compensation plan	-	159,332	-	-	-	159,332
Cash dividends declared ($.86 per share)	-	-	(3,473,424)	-	-	(3,473,424)
Distribution of restricted stock units for directors' deferred compensation plan		(89,434)		97,341		7,907
Purchase of 19,068 shares of treasury stock	-	-	-	(397,113)	-	(397,113)

Balances at December 31, 2000	$ 43,001	22,011,527	53,347,621	(4,735,401)	3,644,767	74,311,515

See accompanying notes to consolidated financial statements.
CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31	2000	1999	1998

Cash flows from operating activities:
Net income	$ 8,755,099	8,391,501	7,297,138
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	587,302	587,303	587,303
Provision for deferred tax expense (benefit)	364,908	45,955	(554,345)
Provision for loan losses	750,000	672,669	800,000
Depreciation and amortization	1,508,703	1,468,561	1,459,446
Amortization of premiums and accretion of discounts on securities, net	143,105	473,074	321,469
Net gain on sales of securities	(216,053)	(150,585)	(215,993)
Increase in other assets	(658,738)	(4,245,934)	(1,489,386)
Increase in accrued interest payable	516,881	181,282	237,151
Restricted stock units for directors' deferred compensation plan	159,332	146,896	-
Increase in other liabilities	313,269	874,023	2,945,355
Net cash provided by operating activities	12,223,808	8,444,745	11,388,138

Cash flows from investing activities:
Proceeds from sales of securities available for sale	25,222,726	12,239,005	19,174,487
Proceeds from maturities of and principal collected on securities held to maturity	7,140,429	4,529,397	7,054,835
Proceeds from maturities of and principal collected on securities available for sale	23,679,474	65,470,411	78,602,492
Purchases of securities available for sale	(37,579,602)	(79,608,744)	(146,519,981)
Purchases of securities held to maturity	(5,099,603)	(6,475,177)	(4,491,731)
Purchases of premises and equipment	(2,984,677)	(3,505,619)	(1,325,011)
Net increase in loans	(38,104,619)	(33,738,401)	(35,894,863)
Proceeds from sales of student loans	2,651,931	2,513,575	3,180,053
Net cash used in investing activities	(25,073,941)	(38,575,553)	(80,219,719)

Cash flows from financing activities:
Net increase (decrease) in demand deposits, NOW accounts, savings accounts, and insured money market accounts	6,048,487	(10,265,077)	11,498,217
Net increase in certificates of deposit and individual retirement accounts	23,565,581	25,899,404	3,596,803
Net (decrease) increase in securities sold under agreements to repurchase	(539,665)	(640,878)	41,139,513
Federal Home Loan Bank advances	13,400,000	29,700,000	26,900,000
Repayments of Federal Home Loan Bank advances	(29,700,000)	(6,900,000)	(16,300,000)
Purchase of treasury stock	(397,113)	(1,464,675)	(984,284)
Sale of treasury stock	-	-	67,378
Cash dividends paid	(3,435,952)	(2,944,859)	(2,684,712)
Net cash provided by financing activities	8,941,338	33,383,915	63,232,915

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows (con't)

Net (decrease) increase in cash and cash equivalents	(3,908,795)	3,253,107	(5,598,666)

Cash and cash equivalents, beginning of year	32,072,896	28,819,789	34,418,455

Cash and cash equivalents, end of year	$28,164,101	32,072,896	28,819,789

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$21,537,977	18,546,257	17,429,260
Income taxes	$ 3,608,962	7,048,403	1,201,696

Supplemental disclosure of non-cash activity:
Transfer of loans to other real estate owned	$ 137,261	398,667	403,317
Issuance of restricted stock units under directors' deferred compensation plan	$ -	942,933	-
Adjustment to securities available for sale to fair value, net of tax	$ 3,947,831	(5,697,853)	812,890

See accompanying notes to consolidated financial statements.

CHEMUNG FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 and 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Chemung Financial Corporation (the Corporation), through its wholly owned subsidiaries, Chemung Canal Trust Company (the Bank) and CFS Group, Inc.(a financial services company expected to commence operations in 2001), provides a wide range of banking, financing, fiduciary and other financial services to its local market area. The Corporation is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory agencies.

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts of the Corporation and its subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

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

LOANS

Loans are stated at the amount of unpaid principal balance less unearned discounts and net deferred origination fees and costs. The Corporation has the ability and intent to hold its loans for the foreseeable future, except for student loans which are sold to a third party from time to time upon reaching repayment status.

Interest on loans is accrued and credited to operations on the interest method. The accrual of interest is discontinued and previously accrued interest is reversed when commercial loans become 90 days delinquent and, when consumer, mortgage and home equity loans, which are not guaranteed by government agencies, become 120 days delinquent. Loans may also be placed on non-accrual if management believes such classification is warranted for other purposes. Loan origination fees and certain direct loan origination costs are deferred and amortized over the life of the loan as an adjustment to yield, using the interest method.

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

OTHER REAL ESTATE

Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of the carrying value of the loan or estimated fair value of the property at the time of acquisition. Write downs from cost to estimated fair value which are required at the time of foreclosure are charged to the allowance for loan losses. Subsequent to acquisition, other real estate is carried at the lower of the carrying amount or fair value less estimated costs to dispose. Subsequent adjustments to the carrying values of such properties resulting from declines in fair value are charged to operations in the period in which the declines occur. Other real estate owned at December 31, 2000, amounted to $61,693 and at December 31, 1999, amounted to $535,699.

INCOME TAXES

The Corporation files a consolidated tax return on the accrual method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled, or the tax carryforwards are expected to be utilized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

TRUST AND INVESTMENT SERVICES INCOME

Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Corporation. Trust and Investment Services income is recognized on the accrual method based on contractual rates applied to the balances of individual trust accounts. Market value of trust assets under administration totaled $1.519 billion at December 31, 2000, and $1.486 billion at December 31, 1999.

PENSION PLAN

Pension costs, based on actuarial computations of current and future benefits for employees, are charged to current operating results. The Corporation's funding policy is to contribute amounts to the plan sufficient to meet minimum regulatory funding requirements, plus such additional amounts as the Corporation may determine to be appropriate from time to time.

POSTRETIREMENT BENEFITS

In addition to pension benefits, the Corporation provides health care and life insurance benefits for retired employees. The estimated costs of providing benefits are accrued over the years the employees render services necessary to earn those benefits.

INTANGIBLE ASSETS

Goodwill, which represents the excess of the purchase price over the fair value of identifiable assets acquired in 1995, is being amortized over 15 years on a straight-line basis. Deposit base intangible, resulting from the Corporation's purchase of deposits from the Resolution Trust Company in 1994, is being amortized over the expected useful life of 15 years on a straight-line basis. Amortization periods are monitored to determine if events and circumstances require such periods to be reduced. Periodically, the Corporation reviews its goodwill and deposit base intangible assets for events or changes in circumstances that may indicate that the carrying amount of the asset is impaired.

BASIC EARNINGS PER SHARE

Basic earnings per share was computed on the basis of the weighted average number of common shares outstanding, retroactively adjusted for stock splits and dividends. Issuable shares (such as those related to directors' restricted stock units) are considered outstanding and are included in the computation of basic earnings per share.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and amounts due from banks, interest-bearing deposits with other financial institutions, federal funds sold, and U.S. Treasury securities with original terms to maturity of 90 days or less.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Corporation enters into sales of securities under agreements to repurchase. The agreements are treated as financings, and the obligations to repurchase securities sold are reflected as liabilities in the consolidated balance sheets. The amount of the securities underlying the agreements remains in the asset account. The Corporation has agreed to repurchase securities identical to those sold. The securities underlying the agreements were under the Corporation's control.

OTHER FINANCIAL INSTRUMENTS

The Corporation is a party to certain other financial instruments with off-balance sheet risk such as commitments under standby letters of credit, unused portions of lines of credit and commitments to fund new loans. The Corporation's policy is to record such instruments when funded.

OTHER COMPREHENSIVE INCOME

Comprehensive income at the Corporation represents net income plus other comprehensive income or loss, which consists of the net change in unrealized holding gains or losses on securities available for sale, net of the related tax effect. Accumulated other comprehensive income or loss represents the net unrealized holding gains or losses on securities available for sale as of the consolidated balance sheet dates, net of the related tax effect.

Comprehensive income for the years ended December 31, 2000, 1999, and 1998 was $12,702,930, $2,693,648, and $8,110,028, respectively. The following summarizes the components of other comprehensive income (loss):
Unrealized net holding gains during the year ended December 31, 2000, net of tax (pre-tax amount of $6,789,197)	$4,077,592
Reclassification adjustment for net gains realized in net income during the year ended December 31, 2000, net of tax (pre-tax amount of $216,053)	(129,761)
Other comprehensive income for the year ended December 31, 2000	$ 3,947,831

Unrealized net holding losses during the year ended December 31, 1999, net of tax (pre-tax amount of $(9,336,350))	$(5,607,412)
Reclassification adjustment for net gains realized in net income during the year ended December 31, 1999, net of tax (pre-tax amount of $150,585)	(90,441)
Other comprehensive loss for the year ended December 31, 1999	$(5,697,853)

Unrealized net holding gains during the year ended December 31, 1998, net of tax (pre-tax amount of $1,569,456)	$ 942,615
Reclassification adjustment for net gains realized in net income during the year ended December 31, 1998, net of tax (pre-tax amount of $215,993)	(129,725)
Other comprehensive income for the year ended December 31, 1998	$ 812,890

SEGMENT REPORTING

The Corporation's operations are solely in the financial services industry and include the provision of traditional commercial banking services. The Corporation operates primarily in the geographical regions of Chemung, Steuben, Schuyler, and Tioga counties, including the northern tier of Pennsylvania. Management makes operating decisions and assesses performance based on an ongoing review of the Corporation's commercial banking operations, which constitute the Corporation's only reportable segment.

RECLASSIFICATION

Amounts in the prior years' consolidated financial statements are reclassified whenever necessary to conform with the current year's presentation.

ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 133, " Accounting for Derivative Instruments and Hedging Activities." This statement establishes comprehensive accounting and reporting standards for derivative instruments and hedging activities. The Statement requires companies to recognize all derivatives as either assets or liabilities, including certain derivative instruments embedded in other contracts, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value of the derivative instrument depends on the intended use of the derivative and the type of risk being hedged. This Statement, as amended by SFAS Nos. 137 and 138, is effective for all fiscal quarters of fiscal years beginning after June 15,2000. Based on management's evaluation of SFAS No. 133, the adoption of this Statement as of January 1, 2001, will not have a material impact on the Corporation's consolidated financial statements, as the Corporation currently does not have any derivative instruments, including derivative instruments embedded in other contracts.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 replaces identically titled SFAS No. 125 and carries forward most of SFAS No. 125's provisions without change. It does revise accounting standards for securitizations and certain other transfers of financial assets and collateral. The Statement is generally applied prospectively to transactions and servicing activities occurring after March 31, 2001, although provisions with respect to collateral and certain disclosure requirements are effective for fiscal years ending after December 15, 2000. This Statement is not expected to have a material impact on the consolidated financial statements of the Corporation.

(2) RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Corporation is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank of New York. The amount of this reserve requirement was $500,000 at December 31, 2000.

(3) SECURITIES

Amortized cost and estimated fair value of securities available for sale at December 31, 2000 and 1999, are as follows:
	2000			1999
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
U.S. Treasury securities	$ 14,000,787	14,014,040	15,507,454	15,341,305
Obligations of other U.S. Government agencies	76,567,432	76,655,432	96,004,009	92,696,922
Mortgage-backed securities	87,691,888	87,129,166	77,418,683	73,747,174
Obligations of states and political subdivisions	18,420,899	18,531,434	21,358,536	20,733,805
Corporate bonds and notes	12,443,061	12,185,427	10,663,352	10,129,626
Corporate stocks	7,514,534	14,191,644	6,936,209	14,734,809
Total	$216,638,601	222,707,143	227,888,243	227,383,641

Included in corporate stocks at both December 31, 2000 and 1999, is the Corporation's required investment in the stock of the Federal Home Loan Bank of New York (FHLB) carried at its cost basis of $5,245,000. This investment allowed the Corporation to maintain a $66,543,300 line of credit with the FHLB at December 31, 2000, and $62,726,000 at December 31, 1999. Other equities required in the Corporation portfolio include 10,638 shares of Federal Reserve Bank stock carried at $531,900 at December 31, 2000, and 10,572 shares carried at $528,600 at December 31, 1999.

Gross unrealized gains and losses on securities available for sale at December 31, 2000 and 1999, were as follows:
	2000		1999
	Unrealized	Unrealized	Unrealized	Unrealized
	Gains	Losses	Gains	Losses

U.S. Treasury securities	$ 29,913	16,660	1,872	168,021
Obligations of other U.S. Government agencies	413,738	325,738	-	3,307,087
Mortgage-backed securities	239,965	802,687	5,511	3,677,020
Obligations of states and other political subdivisions	192,953	82,418	15,321	640,052
Corporate bonds and notes	101,166	358,800	-	533,726
Corporate stocks	6,679,193	2,083	7,798,600	-
Total	$7,656,928	1,588,386	7,821,304	8,325,906

Gross realized gains on sales of securities available for sale were $1,388,358, $150,585, and $215,993 for the years ended December 31, 2000, 1999 and 1998, respectively. Gross realized losses on sales of securities available for sale were $1,172,305 for the year ended December 31, 2000. There were no realized losses on sales of securities available for sale for the years ended December 31, 1999 and 1998.

Securities held to maturity of $6,565,869 and $8,606,703 at December 31, 2000 and 1999, respectively, represent non-marketable obligations of political subdivisions, usually local municipalities. Estimated fair value at December 31, 2000 and 1999 was $6,774,036 and $8,606,703, respectively. There were no sales of securities held to maturity in 2000, 1999 or 1998. The contractual maturity of these securities at amortized cost is as follows at December 31, 2000: $2,941,940 (fair value of $2,948,649) within one year, $2,248,604 (fair value of $2,299,264) after one year but within five years, $1,075,325 (fair value of $1,165,201) after five years but within ten years and $300,000 (fair value of $360,922) greater than ten years.

Interest and dividend income on securities for the years ended December 31, 2000, 1999 and 1998 was as follows:
	2000	1999	1998
Taxable:
U. S. Treasury securities	$ 767,261	1,119,844	1,920,930
Obligations of other U.S. Government agencies	5,674,224	5,227,780	4,659,247
Mortgage-backed securities	5,190,539	5,201,842	3,801,800
Corporate bonds and notes	816,503	631,480	391,720
Corporate stocks	638,503	536,980	414,602

Exempt from Federal taxation:
Obligations of states and political subdivisions	1,297,986	1,274,984	1,433,610
Total	$14,385,016	13,992,910	12,621,909

The amortized cost and estimated fair value by years to contractual maturity (mortgage-backed securities are shown as maturing based on the estimated average life at the projected prepayment speed) as of December 31, 2000, for debt securities available for sale are as follows:
	Maturing
	Within One Year		After One, But Within Five Years
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
U.S. Treasury securities	$11,001,650	10,984,990	2,999,137	3,029,050
Obligations of other U.S. Government agencies	1,999,635	1,997,820	44,597,569	44,548,612
Mortgage-backed securities	-	-	67,910,826	67,369,170
Obligations of states and political subdivisions	1,016,920	1,020,519	4,624,974	4,675,483
Corporate bonds and notes	-	-	2,497,617	2,489,825
Total	$14,018,205	14,003,329	122,630,123	122,112,140

	Maturing
	After Five, But Within Ten Years			After Ten Years

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
U.S. Treasury securities	$ -	-	-	-
Obligations of other U.S. Government agencies	28,692,102	28,827,220	1,278,126	1,281,780
Mortgage-backed securities	8,574,717	8,452,679	11,206,345	11,307,317
Obligations of states and political subdivisions	11,365,415	11,433,361	1,413,590	1,402,071
Corporate bonds and notes	2,589,631	2,556,375	7,355,813	7,139,227
Total	$51,221,865	51,269,635	21,253,874	21,130,395

Actual maturities may differ from contractual maturities above because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

The fair value of securities pledged to secure public funds on deposit or for other purposes as required by law was $167,221,355 at December 31, 2000, and $176,737,390 at December 31, 1999. This includes mortgage backed securities totaling $27,991,093 and $9,125,075 (fair value of $27,976,040 and $8,791,440), U.S. Treasury securities totaling $0 and $2,000,000 (fair value of $0 and $1,970,246), and obligations of other U.S. Government agencies totaling $38,475,000 and $59,689,815 (fair value of $38,271,246 and $57,457,985) pledged to secure securities sold under agreements to repurchase at December 31, 2000 and 1999, respectively.

There are no securities of a single issuer (other than securities of the U.S. Government and its agencies) that exceed 10% of shareholders' equity at December 31, 2000 or 1999.

The Corporation has equity investments in Southern Tier Business Development, LLC and Cephas Capital Partnership, LP. These small business investment companies were established for the purpose of providing financing to small businesses in market areas served by the Corporation, including minority-owned small businesses and those that will create jobs for the low to moderate income levels in the targeted areas. These investments as of December 31, 2000 and 1999 totaled $2,392,143 and $2,175,866, respectively, are included in other assets, and are accounted for under the equity method of accounting.

(4) LOANS AND ALLOWANCE FOR LOAN LOSSES

The composition of the loan portfolio is summarized as follows:
December 31,	2000	1999
Residential mortgages	$ 92,626,675	90,317,970
Commercial mortgages	43,272,341	43,759,933
Commercial, financial and agricultural	115,018,904	91,276,599
Leases, net	157,394	267,746
Consumer loans	143,742,646	134,616,556
Net deferred origination fees and costs and unearned income	(246,351)	(275,397)
	$394,571,609	359,963,407

Included in consumer loans are student loans totaling $3,853,277 at December 31, 2000 and $3,415,897 at December 31, 1999, which are considered held for sale once these loans enter repayment status.

Residential mortgages totaling $79,067,465 at December 31, 2000, and $82,364,702 at December 31, 1999, were pledged under a blanket collateral agreement for the Corporation's line of credit with the FHLB.

The Corporation's market area encompasses the New York State counties of Chemung, Steuben, Schuyler and Tioga. Substantially all of the Corporation's outstanding loans are with borrowers living or doing business within 25 miles of the Corporation's branches in these counties. The Corporation's concentrations of credit risk are reflected in the preceding table. The concentrations of credit risk with standby letters of credit, committed lines of credit and commitments to originate new loans, generally follow the loan classifications in the table above. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

The following table summarizes the Corporation's non-performing loans at December 31, 2000 and 1999:
	2000	1999
Non-accrual loans	$1,078,240	640,051
Troubled debt restructurings	404,476	483,217
Loans 90 days or more past due and still accruing interest	223,974	281,273
	$1,706,690	1,404,541

The effect of nonaccrual loans on interest income for the years ended December 31, 2000, 1999 and 1998 was not material. The Corporation is not committed to advance additional funds to borrowers with non-performing loans.

Transactions in the allowance for loan losses for the years ended December 31, 2000, 1999 and 1998 were as follows:
	2000	1999	1998
Balances at January 1	$4,665,093	4,509,185	4,145,422
Provision charged to operations	750,000	672,669	800,000
Loans charged off	(853,409)	(690,034)	(593,704)
Recoveries	146,184	173,273	157,467
Balances at December 31	$4,707,868	4,665,093	4,509,185

At December 31, 2000 and 1999, the recorded investment in loans that are considered to be impaired totaled $816,326 and $761,016, respectively. Included in the 2000 amount are impaired loans of $367,951 for which the related allowance for loan losses is $200,839. The 1999 amount includes $360,689 of impaired loans with a related allowance for loan losses of $149,924. The average recorded investment in impaired loans during 2000, 1999 and 1998 was $744,081, $3,171,533 and $2,837,325, respectively. The effect on interest income for impaired loans was not material to the consolidated financial statements in 2000, 1999 or 1998.

(5) PREMISES & EQUIPMENT

Premises and equipment at December 31, 2000 and 1999 are as follows:
	2000	1999
Land	$ 2,681,408	$ 2,681,408
Buildings	15,030,100	13,222,838
Equipment and furniture	16,044,062	14,927,263
Leasehold improvements	431,448	431,448
	34,187,018	31,262,957
Less accumulated depreciation	20,589,377	19,141,290
	$13,597,641	$12,121,667

(6) DEPOSITS

A summary of deposits at December 31, 2000 and 1999 is as follows:

	2000	1999
Non-interest-bearing demand deposits	$107,289,840	98,292,851
Interest-bearing demand deposits	39,128,338	39,186,892
Insured money market accounts	53,146,665	51,057,232
Savings deposits	84,959,734	89,939,115
Time deposits	226,863,180	203,297,599
	$511,387,757	481,773,689

Time deposits include certificates of deposit in denominations of $100,000 or more aggregating $65,082,752 and $57,063,792 at December 31, 2000 and 1999, respectively. Interest expense on such certificates was $4,163,041, $2,777,298 and $2,420,835 for 2000, 1999 and 1998, respectively.

Scheduled maturities of time deposits at December 31, 2000, are summarized as follows:

2001	$154,848,088
2002	50,257,808
2003	11,671,749
2004	4,201,484
2005	5,780,540
2006 and thereafter	103,511
$226,863,180

(7) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

A summary of securities sold under agreements to repurchase as of and for the years ended December 31, 2000, 1999 and 1998 is as follows:
	2000	1999	1998
Securities sold under agreements to repurchase:
Balance at December 31	$49,406,826	49,946,491	50,587,369
Maximum month-end balance	$51,003,367	53,731,116	50,587,369
Average balance during year	$50,110,845	51,900,947	32,166,417
Weighted-average rate at December 31	5.75%	4.97%	4.80%
Average rate paid during year	5.51%	4.98%	5.23%

The agreements have remaining contractual maturities of 2 days to 7.9 years at December 31, 2000, with a weighted-average contractual maturity of 5.1 years. Certain of the agreements have call features. At December 31, 2000, the weighted-average period to the next call date is approximately ten months.

(8) FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances at December 31, 2000, consisted of a $10,000,000, 4.90%, five year advance with a maturity date of October 2, 2003, a $10,000,000, 4.41%, ten year advance with a maturity date of October 20, 2008, callable on or after October 20, 2001, a $5,000,000, 5.41%, five year advance with a maturity date of December 29, 2005, callable on or after December 29, 2002, and an $8,400,000, 5.85%, overnight advance with a maturity date of January 2, 2001.

(9) INCOME TAXES

For the years ended December 31, 2000, 1999 and 1998, income tax expense attributable to income from operations consisted of the following:
	2000	1999	1998
Current:
State	$ 195,635	481,750	449,653
Federal	3,433,532	3,631,325	3,490,719
	3,629,167	4,113,075	3,940,372
Deferred expense(benefit)	364,908	45,955	(554,345)
	$3,994,075	4,159,030	3,386,027

Income tax expense differed from the amounts computed by applying the U.S. Federal statutory income tax rate to income before income tax expense as follows:
	2000	1999	1998
Tax computed at statutory rate	$4,334,719	4,267,180	3,632,276
Tax-exempt interest	(641,915)	(522,865)	(527,353)
Dividend exclusion	(57,865)	(55,707)	(53,988)
State taxes, net of Federal benefit	207,909	371,094	241,864
Nondeductible interest expense	87,796	64,792	68,089
Other items, net	63,431	34,536	25,139
Actual income tax expense	$3,994,075	4,159,030	3,386,027

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999, are presented below:
	2000	1999
Deferred tax assets:
Allowance for loan losses-book	$1,833,715	1,817,054
Accrual for postretirement benefits other than pensions	750,598	750,595
Deferred loan fees	94,221	104,924
Deferred compensation and directors' fees	691,179	655,745
Net unrealized losses on securities available for sale	-	201,538
Interest on non-accrual loans	24,525	50,271
Other	76,237	93,194
Total gross deferred tax assets	3,470,475	3,673,321

Deferred tax liabilities:
Depreciation	178,370	207,048
Prepaid pension	276,766	54,137
Net unrealized gains on securities available for sale	2,423,776	-
Other	169,649	-
Total gross deferred tax liabilities	3,048,561	261,185
Net deferred tax asset	$ 421,914	3,412,136

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

(10) PENSION PLAN AND OTHER BENEFIT PLANS

The Corporation has a noncontributory defined benefit pension plan covering substantially all employees. The plan's defined benefit formula generally bases payments to retired employees upon their length of service multiplied by a percentage of the average monthly pay over the last five years of employment.

The following table presents (1) change in the plan's projected benefit obligation and plan assets, and (2) the plan's funded status reconciled with amounts recognized in the Corporation's consolidated balance sheet at December 31, 2000 and 1999:
	2000	1999
Changes in projected benefit obligation:
Projected benefit obligation at beginning of year	$ 13,021,081	14,549,204
Service cost	297,927	320,308
Interest cost	990,817	986,425
Plan amendments	-	384,407
Actuarial loss (gain)	607,380	(2,335,605)
Benefits paid	(919,183)	(883,658)
Projected benefit obligation at end of year	$ 13,998,022	13,021,081

Changes in fair value of plan assets:
Fair value of plan assets at beginning of year	20,423,565	19,209,845
Actual return on plan assets	(108,791)	2,135,378
Expenses paid	(40,570)	(38,000)
Benefits paid	(919,183)	(883,658)
Fair value of plan assets at end of year	$ 19,355,021	20,423,565

Funded status:
Plan assets in excess of projected benefit obligation at end of year	5,356,999	7,402,484
Unrecognized net transition obligation being recognized over 10 years	490,014	559,902
Unrecognized prior service cost	721,391	796,207
Unrecognized net actuarial gain	(5,595,059)	(8,398,893)
Prepaid pension cost	$ 973,345	359,700

Net periodic pension income in 2000, 1999 and 1998 is comprised of the following:
	2000	1999	1998
Service cost, benefits earned during the year	$ 297,927	320,308	359,955
Interest cost on projected benefit obligation	990,817	986,425	921,621
Expected return on plan assets	(1,499,853)	(1,437,813)	(1,395,769)
Net amortization and deferral	(402,536)	(272,260)	(89,848)
Net periodic pension income	($ 613,645)	(403,340)	(204,041)

The principal actuarial assumptions used in determining the projected benefit obligation as of December 31, 2000, 1999 and 1998 were as follows:
	2000	1999	1998
Discount rate	7.50%	8.00%	6.75%
Expected long-term rate of return on assets	7.50%	7.50%	8.50%
Assumed rate of future compensation increase	5.00%	5.00%	5.00%

The plan's assets at December 31, 2000 and 1999, are invested in common and preferred stocks, U.S. Government securities, corporate bonds and notes, and mutual funds.

The Corporation also sponsors a defined contribution profit sharing, savings and investment plan which covers all employees with a minimum of 1,000 hours of annual service. The Corporation matches at the rate of 50% of the first 6% of an eligible employee's current earnings. Expense under the plan totaled $681,193, $620,279, and $633,019 for the years ended December 31, 2000, 1999 and 1998, respectively.

The Corporation sponsors a defined benefit health care plan that provides postretirement medical, dental and prescription drug benefits to full-time employees who meet minimum age and service requirements. Postretirement life insurance benefits are also provided to certain employees who retired prior to July 1981. The plan is contributory, with retiree contributions adjusted annually, and contains other cost sharing features such as deductibles and coinsurance. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with the Corporation's expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year.

The following table presents (1) changes in the plan's accumulated postretirement benefit obligation and (2) the plan's funded status reconciled with amounts recognized in the Corporation's consolidated balance sheet at December 31, 2000 and 1999:
Changes in accumulated postretirement benefit obligation:	2000	1999
Accumulated postretirement benefit obligation at beginning of year	$ 2,543,000	2,214,000
Service cost	23,000	42,000
Interest cost	181,000	174,000
Participant contributions	88,340	70,320
Plan amendments	-	422,000
Actuarial gain	(74,829)	(145,234)
Benefits paid	(320,094)	(234,086)
Accumulated postretirement benefit obligation at end of year	$ 2,440,417	2,543,000

Accrued postretirement benefit cost:
Unfunded postretirement benefit obligation end of year	($2,440,417)	(2,543,000)
Unrecognized prior service cost	380,000	408,000
Unrecognized net actuarial loss	133,669	208,498
Accrued postretirement benefit cost at end of year, included in other liabilities	($1,926,748)	(1,926,502)

The components of net periodic post-retirement benefit cost for the years ended December 31, 2000, 1999 and 1998 are as follows:
	2000	1999	1998
Service cost	$ 23,000	42,000	42,000
Interest cost	181,000	174,000	144,000
Net amortization and deferral	28,000	22,000	-
Net periodic postretirement benefit cost	$232,000	238,000	186,000

The postretirement benefit obligation was determined using a discount rate of 7.50% for 2000 and 8.00% for 1999. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation initially ranged from 7.3% to 7.9% in 2000, depending on the specific plan, and was decreased to 5.5% in the year 2005 and thereafter, over the projected payout of benefits. The health care cost trend rate assumption can have a significant effect on the amounts reported. If the health care cost trend rate was increased one percent in each year, the accumulated postretirement benefit obligation as of December 31, 2000, would have increased by 4.9%, and the aggregate of service and interest cost would have increased by 4.4%. If the health care cost trend rate was decreased one percent in each year, the accumulated postretirement benefit obligation as of December 31, 2000, would have decreased by 4.4%, and the aggregate of service and interest cost would have decreased by 3.9%. However, the plan limits the increase in the Corporation's annual contributions to the plan for most participants to the increase in base compensation for active employees.

The Corporation also sponsors an Executive Supplemental Pension Plan for certain current and former executive officers to restore certain pension benefits that may be reduced due to limitations under the Internal Revenue Code. The benefits under this plan are unfunded and as of December 31, 2000 and 1999, the projected benefit obligation was $555,936 and $437,380, respectively. As of December 31, 2000 and 1999, the Corporation had an accrued benefit liability of $262,777 and $220,708, respectively, related to this plan. The Corporation recorded an expense of $62,989, $44,138 and $14,170 related to this plan during 2000, 1999 and 1998, respectively.

(11) RELATED PARTY TRANSACTIONS

Members of the Board of Directors, certain Corporation officers, and their immediate families directly, or through entities in which they are principal owners (more than 10% interest), were customers of, and had loans and other transactions with, the Corporation in the ordinary course of business. All loans and commitments included as part of such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans and commitments, which did not involve more than normal risk of collectibility or present other unfavorable features, are summarized as follows for the years ended December 31, 2000 and 1999:
	2000	1999
Balance at beginning of year	$ 7,218,807	7,557,687
Additions	85,567,181	24,824,104
Amounts collected	(77,647,228)	(25,162,984)
Balance at end of year	$15,138,760	7,218,807

(12) EXPENSES

The following expenses, which exceeded 1% of total revenues (total interest income plus other operating income) in at least one of the years presented, are included in other operating expenses:
	2000	1999	1998
Data processing services	$2,176,368	1,979,254	1,618,091
Advertising	708,449	646,594	398,208
Amortization of intangible assets	587,302	587,303	587,303

(13) COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. Commitments to outside parties under standby letters of credit, unused portions of lines of credit, and commitments to fund new loans totaled $2,538,946, $121,482,176 and $9,516,697, respectively, at December 31, 2000. Commitments to outside parties under standby letters of credit, unused portions of lines of credit, and commitments to fund new loans totaled $3,306,032, $118,164,973 and $8,074,147, respectively, at December 31, 1999. Because many commitments and almost all standby letters of credit expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows. Loan commitments and unused lines of credit have off balance sheet credit risk because only origination fees are recognized on the consolidated balance sheet until commitments are fulfilled or expire. The credit risk amounts are equal to the contractual amounts, assuming the amounts are fully advanced and collateral or other security is of no value. The Corporation does not anticipate losses as a result of these transactions. These commitments also have off balance sheet interest rate risk in that the interest rate at which these commitments were made may not be at market rates on the date the commitments are fulfilled.

At December 31, 2000, the Corporation had outstanding commitments totaling $956,698 to fund equity investments in small business investment companies.

The Corporation has employment contracts with certain of its senior officers, which expire at various dates through 2003 and may be extended on a year-to-year basis.

In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, the aggregate amount involved in such proceedings is not material to the financial condition or results of operations of the Corporation.

(14) SHAREHOLDERS' EQUITY

Under Federal Reserve regulations, the Bank is limited to the amount it may loan to the Corporation, unless such loans are collateralized by specific obligations. At December 31, 2000, the maximum amount available for transfer from the Bank to the Corporation in the form of unsecured loans was $1,774,883. The Bank is also subject to legal limitations on the amount of dividends that can be paid to the Corporation without prior regulatory approval. Dividends are limited to retained net profits, as defined by regulations, for the current year and the two preceding years. At December 31, 2000, $11,575,713 was available for the declaration of dividends from the Bank to the Corporation.

(15) PARENT COMPANY FINANCIAL INFORMATION

Condensed parent company only financial statement information of Chemung Financial Corporation is as follows:
BALANCE SHEETS - DECEMBER 31	2000	1999
Assets:
Cash on deposit with subsidiary bank	$ 911,957	$ 29,669
Investment in subsidiary-Chemung Canal Trust Company	69,599,138	61,907,440
Investment in subsidiary-CFS Group	250,000	-
Dividends receivable	886,729	949,257
Securities available for sale, at estimated fair value	1,154,920	1,102,481
Other assets	2,422,256	2,188,718
Total assets	$75,225,000	$66,177,565

Liabilities and shareholders' equity:
Dividend payable	886,729	849,257
Other liabilities	26,756	16,425
Total liabilities	913,485	865,682
Shareholders' equity:
Total shareholders' equity	74,311,515	65,311,883
Total liabilities and shareholders' equity	$75,225,000	$66,177,565

STATEMENTS OF INCOME - YEARS ENDED DECEMBER 31
	2000	1999	1998
Interest and dividend income	$ 88,450	93,060	112,375
Other income	216,277	177,530	2,533
Dividends from subsidiary bank	4,918,121	4,496,546	3,137,387
Income before equity in undistributed earnings of subsidiary bank	5,222,848	4,767,136	3,252,295
Equity in undistributed earnings of subsidiary bank	3,692,888	3,759,448	4,126,662
Operating expenses	96,989	76,032	78,546
Income before income tax expense	8,818,747	8,450,552	7,300,411
Income tax expense	63,648	59,051	3,273
Net Income	$8,755,099	8,391,501	7,297,138

STATEMENTS OF CASH FLOWS - YEARS ENDED DECEMBER 31
	2000	1999	1998
Cash flows from operating activities:
Net Income	$8,755,099	8,391,501	7,297,138
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary bank	(3,692,888)	(3,759,448)	(4,126,663)
Decrease (increase) in dividend receivable	62,528	(151,687)	(155,959)
Increase in other assets	(234,515)	(388,436)	(956,199)
Increase (decrease) in other liabilities	18,238	13,520	(9,685)
Distribution of restricted stock units for directors' deferred compensation plan	106,883	-	-
Net cash provided by operating activities	5,015,345	4,105,450	2,048,632

Cash flow from investing activities:
Investment in subsidiary CFS Group	(250,000)	-	-
Purchase of securities available for sale	(49,992)	-	-
Net cash used in investing activities	(299,992)	-	-

Cash flow from financing activities:
Cash dividends paid	(3,435,952)	(2,944,859)	(2,681,428)
Purchase of treasury stock	(397,113)	(1,464,675)	(984,284)
Sale of treasury stock	-	-	67,378
Net cash used in financing activities	(3,833,065)	(4,409,534)	(3,598,334)

Increase (decrease) in cash and cash equivalents	882,288	(304,084)	(1,549,702)
Cash and cash equivalents at beginning of year	29,669	333,753	1,883,455

Cash and cash equivalents at end of year	$ 911,957	29,669	333,753

(16) FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Short-Term Financial Instruments

For those short-term instruments that generally mature in ninety days or less, the carrying value approximates fair value.

Securities

Fair values for securities are based on either 1) quoted market prices, 2) dealer quotes, 3) a correspondent bank's pricing system, or 4) discounted cash flows to maturity. For certain securities, such as equity investments in the FHLB and Federal Reserve Bank, and non-marketable obligations of political subdivisions, fair value is estimated to approximate amortized cost.

Loans Receivable

For variable-rate loans that reprice frequently, fair values approximate carrying values. The fair values for other loans are estimated through discounted cash flow analysis using interest rates currently being offered for loans with similar terms and credit quality.

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

Securities Sold Under Agreements to Repurchase (Repurchase Agreements)

These instruments bear both variable and stated rates of interest. Therefore, the carrying value approximates fair value for the variable rate instruments and stated rate instruments are based on discounted cash flows to maturity.

Federal Home Loan Bank Advances

These instruments bear a stated rate of interest to maturity and therefore the fair value is based on discounted cash flows to maturity.

Commitments to Extend Credit

The fair value of commitments to extend credit is based on fees currently charged to enter into similar agreements, the counterparty's credit standing and discounted cash flow analysis. The fair value of these commitments to extend credit approximates the recorded amounts of the related fees and is not material at December 31, 2000 and 1999.

Accrued Interest Receivable and Payable

For these short term instruments, the carrying value approximates fair value.

The estimated fair value of the Corporation's financial instruments as of December 31, 2000 and 1999 are as follows (dollars in thousands):
	2000		1999
Financial assets:	Carrying Amount	Estimated Fair Value (1)	Carrying Amount	Estimated Fair Value (1)
Cash and due from banks	$ 26,726	26,726	30,926	30,926
Interest-bearing deposits	1,438	1,438	1,146	1,146
Securities	229,273	229,481	235,990	235,990
Net loans	389,864	389,914	355,298	350,624
Accrued interest receivable	4,266	4,266	4,143	4,143
Financial liabilities:
Deposits:
Demand, savings, NOW and insured money market accounts	$284,525	284,525	278,476	278,476
Time deposits	226,863	228,167	203,298	202,791
Repurchase agreements	49,407	49,768	49,946	49,610
Federal Home Loan Bank advances	33,400	33,104	49,700	49,239
Accrued interest payable	2,127	2,127	1,610	1,610
Dividends payable	887	887	849	849

(1) Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, can not be determined with precision. Changes in assumptions could significantly affect the estimates.

(17) REGULATORY CAPITAL REQUIREMENTS

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (all as defined in the applicable regulations). Management believes that, as of December 31, 2000 and 1999, the Corporation and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2000, the most recent notification from the Federal Reserve Bank of New York categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank's or the Corporation's capital category.

The actual capital amounts and ratios of the Corporation and the Bank are presented in the following table:
	Actual			Required To Be Adequately Capitalized				Required To Be Well Capitalized
	Amount	Ratio		Amount		Ratio		Amount		Ratio
As of December 31, 2000
Total Capital(to Risk Weighted Assets):
Consolidated	$70,320,895	16.72%	>	$33,644,058	>	8.00%	>	$42,055,073	>	10.00%
Bank	$65,630,113	15.74%	>	$33,360,761	>	8.00%	>	$41,700,951	>	10.00%
Tier 1 Capital(to Risk Weighted Assets):
Consolidated	$65,613,026	15.60%	>	$16,822,029	>	4.00%	>	$25,233,044	>	6.00%
Bank	$60,922,244	14.61%	>	$16,680,380	>	4.00%	>	$25,020,571	>	6.00%
Tier 1 Capital(to Average Assets):
Consolidated	$65,613,026	9.91%	>	$19,860,783	>	3.00%	>	$33,101,305	>	5.00%
Bank	$60,922,244	9.25%	>	$19,759,072	>	3.00%	>	$32,931,787	>	5.00%

As of December 31, 1999
Total Capital(to Risk Weighted Assets):
Consolidated	$64,639,014	16.56%	>	$31,228,519	>	8.00%	>	$39,035,648	>	10.00%
Bank	$61,254,697	15.82%	>	$30,967,904	>	8.00%	>	$38,709,879	>	10.00%
Tier 1 Capital(to Risk Weighted Assets):
Consolidated	$59,973,921	15.36%	>	$15,614,259	>	4.00%	>	$23,421,389	>	6.00%
Bank	$56,589,604	14.62%	>	$15,483,952	>	4.00%	>	$23,225,928	>	6.00%
Tier 1 Capital(to Average Assets):
Consolidated	$59,973,921	9.49%	>	$18,952,873	>	3.00%	>	$31,588,122	>	5.00%
Bank	$56,589,604	9.00%	>	$18,861,294	>	3.00%	>	$31,435,490	>	5.00%